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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-110190

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell nor do they seek offers to buy those securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated April 27, 2004.

Prospectus Supplement to Prospectus dated January 27, 2004.

$300,000,000

% Senior Notes due 2034

        Arch Capital Group Ltd. is offering $300 million aggregate principal amount of    % senior notes due                          , 2034.

        We will pay interest on the notes on             and             of each year. The first such payment will be made on             , 2004. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000. We may redeem some or all of the notes at a "make-whole" redemption price as described in this prospectus supplement.

        The notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured indebtedness. We conduct substantially all of our operations through our subsidiaries and our subsidiaries generate substantially all of our operating income and cash flow. The notes will not be guaranteed by any of our subsidiaries and will be effectively subordinated to all existing and future obligations (including insurance obligations) of our subsidiaries.

        See "Risk Factors" beginning on page S-8 to read about important factors you should consider before buying the notes.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial public offering price	%	$
Underwriting discount	%	$
Proceeds, before expenses, to ACGL	%	$

        The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from             , 2004 and must be paid by the purchasers if the notes are delivered after             , 2004.

        The underwriters expect to deliver the notes in book entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about              , 2004.

Goldman, Sachs & Co.	JPMorgan
Credit Suisse First Boston
Merrill Lynch & Co.
Banc of America Securities LLC
Wachovia Securities

Prospectus Supplement dated             , 2004.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and in the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

        In this prospectus supplement and in the accompanying prospectus, unless the context requires otherwise: (a) "ACGL" and "Arch Capital" refer to Arch Capital Group Ltd., (b) "we," "us" and "our" refer to ACGL and its subsidiaries, (c) "Arch Re Bermuda" refers only to our wholly owned Bermuda reinsurance subsidiary, Arch Reinsurance Ltd., (d) "Arch Re U.S." refers only to our wholly owned U.S. reinsurance subsidiary, Arch Reinsurance Company, and (e) (i) "Arch Specialty" refers to Arch Specialty Insurance Company, (ii) "Arch E&S" refers to Arch Excess & Surplus Insurance Company, (iii) "Western Diversified" refers to Western Diversified Casualty Insurance Company, (iv) "PSIC" refers to Personal Service Insurance Company and (v) "American Independent" refers to American Independent Insurance Company, which along with Arch Insurance Company ("Arch Insurance") are our wholly owned U.S. insurance subsidiaries. The terms "Warburg Pincus funds" and "Hellman & Friedman funds" refer to investment funds affiliated with Warburg Pincus LLC and investment funds led by Hellman & Friedman LLC, respectively.

        We have applied for and expect to receive the consent of the Bermuda Monetary Authority for the issue and transfer of the notes being offered hereunder under the Exchange Control Act of 1972 and regulations thereunder.

        Our Board of Directors will file this prospectus supplement and the accompanying prospectus with the Registrar of Companies in Bermuda under Part III of the Companies Act 1981. The Bermuda Monetary Authority and the Registrar of Companies in Bermuda accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or the opinions expressed in this prospectus supplement or the accompanying prospectus.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary is not complete and does not contain all the information you should consider. You should read this entire prospectus supplement and the accompanying prospectus carefully, including without limitation, the documents incorporated by reference in this prospectus supplement or the accompanying prospectus, the section entitled "Risk Factors" beginning on page S-8 and the section entitled "Cautionary Note Regarding Forward-Looking Statements" beginning on page S-122.

Our Company

        Arch Capital Group Ltd. is a Bermuda public limited liability company with over $1.9 billion in capital and, through operations in Bermuda and the United States, writes insurance and reinsurance on a worldwide basis. While we are positioned to provide a full range of property and casualty insurance and reinsurance lines, we focus on writing specialty lines of insurance and reinsurance.

        In October 2001, we launched an underwriting initiative to meet current and future demand in the global insurance and reinsurance markets that included the recruitment of new insurance and reinsurance management teams and an equity capital infusion of $763.2 million led by the Warburg Pincus funds and the Hellman & Friedman funds, which we sometimes refer to as the "equity infusion" or the "capital infusion." In further support of our underwriting initiatives, we completed in April 2002 an offering of 7,475,000 of our common shares and received net proceeds of $179.2 million. In September 2002, we received proceeds of $74.3 million from the exercise of class A warrants by our principal shareholders and certain other investors. It is our belief that our existing Bermuda- and U.S.-based underwriting platform, our experienced management team and our strong capital base that is unencumbered by significant exposure to pre-2002 risks have enabled us to establish an immediate presence in an attractive insurance and reinsurance marketplace. For the years ended December 31, 2003 and 2002, we had net premiums written of $2.74 billion and $1.26 billion, respectively.

        Since we launched our underwriting initiative in October 2001, we have built a foundation that we believe will allow us to be an enduring, significant competitor in the insurance and reinsurance businesses. We believe that both our insurance and reinsurance businesses are well established in their markets, as indicated by:

  •
  our $2.74 billion in net premiums written for the year ended December 31, 2003, including $1.17 billion of net premiums written from our insurance operations and $1.57 billion of net premiums written from our reinsurance operations;

  •
  our ability to select and hire over 700 employees in our core insurance and reinsurance businesses; and

  •
  the establishment of Bermuda- and U.S.-based insurance and reinsurance operations, including principal regional offices for our U.S. insurance group in Atlanta, Georgia, Chicago, Illinois, New York, New York, San Francisco, California and St. Paul, Minnesota.

        We believe that the build-up phase of our business plan is complete, and we are in a position to compete effectively with other established companies in the marketplace. We believe that we have broad distribution capabilities and strong analytics to support our underwriting activities. Our company's financial results reflect these accomplishments, as evidenced by:

  •
  net income of $280.6 million for the year ended December 31, 2003;

  •
  generating an average return on equity of 18.0% for the year ended December 31, 2003; and

  •
  increasing diluted book value per share by 20.4% from $21.20 at December 31, 2002 to $25.52 at December 31, 2003.

Recent Developments

        In March 2004, we consummated an offering of 4,688,750 ACGL common shares at an offering price to the public of $40.00 per share. The offering resulted in net proceeds to us of $179.3 million. We used the net proceeds for general corporate purposes, including contributions to the capital of our wholly-owned insurance and reinsurance subsidiaries to support their underwriting activities.

Principal Executive Office

        Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (telephone number: (441) 295-1422), and our principal executive offices are located at Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda (telephone number: (441) 278-9250). We maintain a website at http://www.archcapgroup.bm. The information contained on our website is not incorporated herein by reference and does not form a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

        The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the notes, see "Description of the Notes" in this prospectus supplement.

Issuer	Arch Capital Group Ltd.
Notes offered	$300 million aggregate principal amount of % senior notes due 2034.
Interest rate	% per year.
Maturity	, 2034.
Interest payment dates	and of each year, beginning on , 2004.
Ranking	The notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured indebtedness.

We conduct substantially all of our operations through our subsidiaries and our subsidiaries generate substantially all of our operating income and cash flow. The notes will not be guaranteed by any of our subsidiaries and will be effectively subordinated to all existing and future obligations (including insurance obligations) of our subsidiaries.

As of December 31, 2003, the aggregate amount of our outstanding consolidated indebtedness for money borrowed was $200 million, of which none was secured and all would rank equal in right of payment with the notes, and the consolidated obligations of our subsidiaries reflected on our balance sheet was $3.7 billion.
Optional redemption	We may redeem some or all of the notes at any time at a "make-whole" redemption price equal to the greater of:
• 100% of their principal amount or
•
the sum of the present values of the remaining scheduled payments of principal and interest on the notes, discounted to the redemption date on a semiannual basis at the treasury rate plus basis points.
Sinking fund	There are no provisions for a sinking fund.
Use of proceeds
We expect to receive approximately $297 million in net proceeds from the sale of the notes. We intend to use the net proceeds principally to repay all amounts outstanding under our revolving credit facility, to support the growth of our insurance and reinsurance operations and for other general corporate purposes. We currently have $200 million outstanding under our revolving credit facility. As of April 15, 2004, outstanding amounts under our revolving credit facility bore interest at approximately 2.4%.

Form and denomination
Notes will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company ("DTC") or its nominee. Notes sold will be issuable in denominations of $1,000 or any integral multiples of $1,000 in excess thereof.
Governing law	The notes will be governed by the laws of the State of New York.
Covenants
The indenture under which the notes will be issued will not contain any financial covenants or any provisions restricting us or our subsidiaries from purchasing or redeeming capital stock. In addition, we will not be required to repurchase, redeem or modify the terms of any of the notes upon a change of control or other event involving us, which may adversely affect the value of the notes. In addition, the indenture will not limit the aggregate principal amount of debt securities we may issue under it and we may issues additional debt securities in one or more series.
Risk factors	See "Risk Factors" and the other information in this prospectus supplement for a discussion of factors you should consider carefully before deciding to invest in the notes.
Clearance and settlement	The notes will be cleared through DTC.

Summary Historical Consolidated Financial and Operating Data

        The following summary historical consolidated financial and operating data for the three-year period ended December 31, 2003 should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

        Due to the significant changes in our business during the years 2003 and 2002, we believe that comparisons of the results of operations for such years with 2001 results of operations are not meaningful. These changes included (1) our acquisition activity and (2) our underwriting initiative which commenced in October 2001 and the related capital infusions in late 2001 and early 2002.

	Year Ended December 31,
	2003	2002	2001
	(in thousands except share and per share data)
Statement of Operations Data:
Revenues:
Net premiums written	$2,738,415	$1,261,627	$36,216
Net premiums earned	2,212,599	654,976	30,918
Net investment income	80,992	51,249	12,120
Net realized investment gains (losses)	25,317	(839)	18,382
Total revenues	2,343,737	721,769	76,454
Income before income taxes and extraordinary item	306,500	54,540	24,144
Income before extraordinary item	279,775	55,096	22,016
Extraordinary gain — excess of fair value of acquired net assets over cost (net of $0 tax)(1)	816	3,886	—

Net income	$280,591	$58,982	$22,016

Average shares outstanding:
Basic(2)	26,264,055	20,095,698	12,855,668
Diluted(2)	67,777,794	59,662,178	17,002,231
Net income per share data:
Basic(2):
Income before extraordinary item	$10.65	$2.74	$1.71
Extraordinary gain(1)	0.03	0.19	—

Net income	$10.68	$2.93	$1.71

Diluted(2):
Income before extraordinary item	$4.13	$0.92	$1.29
Extraordinary gain(1)	0.01	0.07	—

Net income	$4.14	$0.99	$1.29

Cash dividends per share	—	—	—

	December 31,
	2003	2002	2001
	(in thousands)
Balance Sheet Data:
Cash and invested assets	$3,717,147	$1,985,898	$1,019,058
Unpaid losses and loss adjustment expenses recoverable	409,451	211,100	90,442
Total assets	5,585,321	2,991,328	1,313,701
Reserves for losses and loss adjustment expenses:
Before reinsurance recoverable	1,951,967	592,432	111,494
Net of reinsurance recoverable	1,542,516	381,332	21,052
Revolving credit facility borrowings	200,000	—	—
Total liabilities	3,874,592	1,580,084	293,332
Shareholders' equity	1,710,729	1,411,244	1,020,369
Shareholders' equity, as adjusted(3)	1,890,058
	December 31,
	2003	2002	2001
Book value:
Per common share(4)	$31.74	$21.48	$20.05
Diluted(5)	$25.52	$21.20	$18.28
Shares outstanding:
Basic	28,200,372	27,725,334	13,513,538
Diluted(5)	67,045,037	66,569,999	55,804,038
Ratio of earnings to fixed charges(6)	71.4x(7)	50.1x	488.5x
Pro forma ratio of earnings to fixed charges(6)	36.6x(7)
	Year Ended December 31,
Other Financial Data:	2003	2002
Reinsurance segment underwriting ratios:
Loss ratio	63.1%	63.0%
Acquisition expense ratio	23.6%	21.0%
Other operating expense ratio	2.5%	3.8%

Combined ratio	89.2%	87.8%

Insurance segment underwriting ratios:
Loss ratio	65.0%	70.6%
Acquisition expense ratio(8)	10.8%	2.7%
Other operating expense ratio	15.2%	27.8%

Combined ratio	91.0%	101.1%

(1)
On November 30, 2002, we acquired PSIC and recorded an extraordinary gain of $3.9 million for the year ended December 31, 2002. The extraordinary gain represents the excess of the fair value of acquired net assets of $6.4 million over the purchase price of $2.5 million. In 2003, we recorded an additional extraordinary gain of $816,000 representing an adjustment to the fair value of PSIC due to the recognition of deferred tax assets as part of the acquisition.

(2)
Net income per share is based on the basic and diluted weighted average number of common shares and common share equivalents outstanding.

(3)
Adjusted to give effect to our issuance of 4,688,750 ACGL common shares at a public offering price of $40.00 per share in March 2004 (with net proceeds to us of $179.3 million), as if such issuance had occurred on December 31, 2003.

(4)
Book value per common share at December 31, 2003, 2002 and 2001 was determined by dividing (i) the difference between total shareholders' equity and the aggregate liquidation preference of the preference shares of $815.7 million, $815.7 million and $749.4 million, respectively, by (ii) the number of common shares outstanding.

(5)
Book value per share excludes the effects of stock options and class B warrants. Diluted book value per share as of December 31, 2001 is adjusted on a pro forma basis to reflect the issuance of additional preference shares that were issued by us on June 28, 2002 and December 16, 2002 pursuant to the post-closing purchase price adjustment mechanisms under the subscription agreement entered into in connection with the November 2001 capital infusion.

(6)
For purposes of determining the ratio of earnings to fixed charges, "earnings" consists of (a) income before income taxes, extraordinary item and cumulative effect of accounting change, minus (b) equity in net income of investees, plus (c) fixed charges, and "fixed charges" consists of (a) interest and amortization on indebtedness, plus (b) estimate of interest component within rental expense net of sublease income.

(7)
We borrowed $200.0 million under our revolving credit facility on September 29, 2003. Prior to such time we had no interest or amortization on indebtedness expense for any of the periods presented in the table above. Our interest and amortization on indebtedness expense for the year ended December 31, 2003 was approximately $1.4 million. For purposes of the 2003 pro forma ratio of earnings to fixed charges set forth in the table above, we have assumed that (a) we had issued the notes offered hereby on October 1, 2003, (b) the interest rate on such notes was 7.5% and (c) we had not borrowed any amounts under our revolving credit facility in 2003.

(8)
Adjusted to include certain policy related fee income.

RISK FACTORS

        An investment in the notes involves the following risks. You should consider carefully these risk factors and also refer to the other information provided in this prospectus supplement and the accompanying prospectus, including our "Management's Discussion and Analysis of Financial Condition and Results of Operation" and our financial statements and the related notes which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement, as well as the information under the heading "Cautionary Note Regarding Forward-Looking Statements."

Risks Relating to the Notes

Because ACGL is a holding company, the notes will be structurally subordinated to the obligations of our subsidiaries.

        We are a holding company whose assets primarily consist of the shares in our subsidiaries. Because we are a holding company, holders of the notes will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings. The notes will be our unsecured and unsubordinated obligations and will:

  •
  rank equal in right of payment with all our other unsecured and unsubordinated indebtedness, including other senior unsecured indebtedness issued under the indenture under which the notes will be issued;

  •
  be effectively subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness;

  •
  be effectively subordinated to all existing and future obligations (including insurance obligations) of our subsidiaries; and

  •
  not be guaranteed by any of our subsidiaries.

        As of December 31, 2003, the aggregate amount of our outstanding consolidated indebtedness for money borrowed was $200.0 million, of which none was secured and all would rank equal in right of payment with the notes. All obligations (including insurance obligations) of our subsidiaries would be effectively senior to the notes. As of December 31, 2003, the consolidated obligations of our subsidiaries reflected on our balance sheet was approximately $3.7 billion.

        See"Risk Factors—ACGL is a holding company and is dependent on dividends and other payments from its operating subsidiaries, which are subject to dividend restrictions, to make payments, including any payments of principal, interest or premium on the notes."

The indenture under which the notes will be issued will contain only limited protection for holders of the notes in the event we are involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction in the future.

        The indenture under which the notes will be issued may not sufficiently protect holders of notes in the event we are involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction. The indenture will not contain any provisions restricting our or any of our subsidiary's ability to:

  •
  incur additional debt, including debt senior in right of payment to the notes;

  •
  pay dividends on or purchase or redeem capital stock;

  •
  sell assets (other than certain restrictions on our ability to consolidate, merger or sell all or substantially all of our assets and our ability to sell the stock of certain subsidiaries);

  •
  enter into transactions with affiliates;

  •
  create liens (other than certain limitations on creating liens on the stock of certain subsidiaries) or enter into sale and leaseback transactions; or

  •
  create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

        Additionally, the indenture will not require us to offer to purchase the notes in connection with a change of control or require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth.

An active trading market for the notes may not develop.

        The notes are a new issue of securities and there is currently no public market for the notes. We do not intend to apply for listing of the notes on any securities exchange, the PORTAL market or any quotation system. Although the underwriters have informed us that they intend to make a market in the notes, they are under no obligation to do so and may discontinue any market making activities at any time without notice. We cannot assure you that an active trading market for the notes will develop or as to the liquidity or sustainability of any such market, the ability of the holders to sell their notes or the price at which holders of the notes will be able to sell their notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, the market for similar securities, our performance, credit agency ratings and other factors.

Risks Relating to Our Industry

We operate in a highly competitive environment, and since the September 11, 2001 events, new capital has entered the market; these factors may mitigate the benefits that the financial markets may perceive for the property and casualty insurance and reinsurance industry, and we may not be able to compete successfully in our industry.

        The insurance and reinsurance industry is highly competitive. We compete with major U.S. and non-U.S. insurers and reinsurers, many of which have greater financial, marketing and management resources than we do. We also compete with new companies that continue to be formed to enter the insurance and reinsurance markets. In our insurance business, we compete with insurers that provide property and casualty lines of insurance, including ACE Limited, Allied World Assurance Company, Ltd., American International Group, Inc., AXIS Capital Holdings Limited, Berkshire Hathaway, Inc., Chubb Corporation, Converium Group, Endurance Specialty Holdings Ltd., The Hartford Financial Services Group, Inc., Lloyd's of London, The St. Paul Travelers Companies and XL Capital Ltd. In our reinsurance business, we compete with reinsurers that provide property and casualty lines of reinsurance, including ACE Limited, AXIS Capital Holdings Limited, Converium Group, Endurance Specialty Holdings Ltd., Everest Re Group Ltd., General Reinsurance Corporation, Hannover Rückversicherung AG, Lloyd's of London, Montpelier Re Holdings Ltd., Munich Re Group, PartnerRe Ltd., Platinum Underwriters Holdings, Ltd., RenaissanceRe Holdings Ltd., Swiss Reinsurance Company, Transatlantic Holdings, Inc. and XL Capital Ltd. We do not believe that we have a significant market share in any of our markets.

        Trends toward consolidation in the insurance industry could also lead to pricing pressure and lower margins for insurers and reinsurers. In addition, since the events of September 11, 2001, several newly formed offshore entities have entered the market to address the capacity issues in the insurance and reinsurance industry. Several publicly traded insurance and reinsurance companies have also raised additional capital to meet perceived demand in the current environment. Since September 11, 2001, newly formed and existing insurance industry companies have reportedly raised additional capital, and some industries (in particular, the airline industry) have announced that they may form industry consortia to provide insurance coverage for their members, thereby taking those lines out of the commercial insurance and reinsurance markets in which we operate. Financial institutions and other capital markets participants also offer alternative products and services similar to our own or alternative products that compete with insurance and reinsurance products. In addition, we may not be aware of other companies that may be planning to enter the segments of the insurance and reinsurance market in which we operate or of existing companies that may be planning to raise additional capital.

        Our competitive position is based on many factors, including our perceived overall financial strength, ratings assigned by independent rating agencies, geographic scope of business, client relationships, premiums charged, contract terms and conditions, products and services offered (including the ability to design customized programs), speed of claims payment, reputation, experience and qualifications of employees and local presence. We may not be successful in competing with others in our industry on any of these bases, and the intensity of competition in our industry may erode profitability for insurance and reinsurance companies generally, including us. In addition, we may not be able to participate at all or to the same extent as more established or other companies in any price increases or increased profitability in our industry. If we do not share in such price increases or increased profitability, our financial condition and results of operations could be materially adversely affected.

The insurance and reinsurance industry is highly cyclical, and we expect to experience periods characterized by excess underwriting capacity and unfavorable premium rates.

        Historically, insurers and reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions, changes in legislation, case law and prevailing concepts of liability and other factors. In particular, demand for reinsurance is influenced significantly by the underwriting results of primary insurers and prevailing general economic conditions. The supply of insurance and reinsurance is related to prevailing prices and levels of surplus capacity that, in turn, may fluctuate in response to changes in rates of return being realized in the insurance and reinsurance industry. As a result, the insurance and reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels and changes in terms and conditions. Although premium levels for many products have increased since the events of September 11, 2001, we can offer no assurances as to the magnitude or duration of any price increases or increased profitability in our industry or that factors that previously have resulted in excess capacity and pricing pressures in our industry will not recur.

We could face unanticipated losses from war, terrorism and political unrest, and these or other unanticipated losses could have a material adverse effect on our financial condition and results of operations.

        Although we believe that we do not have exposure to the events of September 11, 2001 because we did not have insurance in-force at that time with respect to exposure to such events, we now have substantial exposure to unexpected, large losses resulting from future man-made catastrophic events, such as acts of war, acts of terrorism and political instability. These risks are inherently unpredictable, although recent events may lead to increased frequency and severity of losses. It is difficult to predict the timing of such events with statistical certainty or estimate the amount of loss any given occurrence will generate. In certain instances, we specifically insure and reinsure risks resulting from acts of terrorism. Even in cases where we attempt to exclude losses from terrorism and certain other similar risks from some coverages written by us, we may not be successful in doing so. Moreover, irrespective of the clarity and inclusiveness of policy language, a result-oriented court or arbitration panel favoring the insured or ceding company may choose not to enforce the language as written; such a tribunal may adopt a strained interpretation of the policy language, invoke public policy to limit enforceability of policy language, ignore policy language, make factual findings unwarranted by the evidence or otherwise seek to justify a ruling adverse to

us. Accordingly, while we believe our reinsurance programs, together with the coverage provided under the Terrorism Risk Insurance Act of 2002 ("TRIA"), are sufficient to reasonably limit our net losses relating to potential future terrorist attacks, we can offer no assurance that our reserves will be adequate to cover losses when they materialize. To the extent that an act of terrorism is certified by the Secretary of the Treasury, we may be covered under TRIA for up to 90% of our losses, subject to certain mandatory deductibles. It is not possible to eliminate completely our exposure to unforecasted or unpredictable events, and to the extent that losses from such risks occur, our financial condition and results of operations could be materially adversely affected.

Claims for catastrophic events could cause large losses and substantial volatility in our results of operations, and, as a result, the value of our securities, including the notes, may fluctuate widely.

        Although we have not experienced significant losses resulting from catastrophic events since the commencement of our underwriting initiative in October 2001, we have large aggregate exposures to natural disasters. Catastrophes can be caused by various events, including hurricanes, floods, windstorms, earthquakes, hailstorms, explosions, severe winter weather and fires. Catastrophes can also cause losses in non-property business such as workers' compensation or general liability. In addition to the nature of the property business, we believe that economic and geographic trends affecting insured property, including inflation, property value appreciation and geographic concentration tend to generally increase the size of losses from catastrophic events over time. Therefore, claims for catastrophic events could expose us to large losses and cause substantial volatility in our results of operations, which could cause the value of our securities, including the notes, to fluctuate widely.

Underwriting claims and reserving for losses are based on probabilities and related modeling, which are subject to inherent uncertainties.

        Our success is dependent upon our ability to assess accurately the risks associated with the businesses that we insure and reinsure. We establish reserves for losses and loss adjustment expenses which represent estimates involving actuarial and statistical projections, at a given point in time, of our expectations of the ultimate settlement and administration costs of losses incurred. We utilize actuarial models as well as available historical insurance industry loss ratio experience and loss development patterns to assist in the establishment of loss reserves. Actual losses and loss adjustment expenses paid will deviate, perhaps substantially, from the reserve estimates reflected in our financial statements.

        If our loss reserves are determined to be inadequate, we will be required to increase loss reserves at the time of such determination with a corresponding reduction in our net income in the period in which the deficiency becomes known. It is possible that claims in respect of events that have occurred could exceed our claim reserves and have a material adverse effect on our results of operations, in a particular period, or our financial condition in general. As a compounding factor, although most insurance contracts have policy limits, the nature of property and casualty insurance and reinsurance is such that losses can exceed policy limits for a variety of reasons and could significantly exceed the premiums received on the underlying policies, thereby further adversely affecting our financial condition.

        As of December 31, 2003, our reserves for unpaid losses and loss adjustment expenses, net of unpaid losses and loss adjustment expenses recoverable, were approximately $1.54 billion. Such reserves were established in accordance with applicable insurance laws and generally accepted accounting principles ("GAAP"). Although we believe we have applied a conservative reserving philosophy for both our insurance and reinsurance operations, insurance loss reserves are inherently subject to uncertainty. In establishing the reserves for losses and loss adjustment expenses, we have made various assumptions relating to the pricing of our reinsurance contracts and insurance policies and have also considered available historical industry experience and current industry conditions. Our reserving process reflects that there is a possibility that the assumptions made could prove to be inaccurate due to several factors, including the fact that very limited historical information has been reported to us through December 31, 2003. See Development of GAAP Reserves table included under "Business—Reserves."

The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or results of operations.

        We seek to limit our loss exposure by writing a number of our reinsurance contracts on an excess of loss basis, adhering to maximum limitations on reinsurance written in defined geographical zones, limiting program size for each client and prudent underwriting of each program written. In the case of proportional treaties, we generally seek per occurrence limitations or loss ratio caps to limit the impact of losses from any one event. We cannot be sure that any of these loss limitation methods will be effective. We also seek to limit our loss exposure by geographic diversification. Geographic zone limitations involve significant underwriting judgments, including the determination of the area of the zones and the inclusion of a particular policy within a particular zone's limits. There can be no assurance that various provisions of our policies, such as limitations or exclusions from coverage or choice of forum, will be enforceable in the manner we intend. Disputes relating to coverage and choice of legal forum may also arise. Underwriting is inherently a matter of judgment, involving important assumptions about matters that are inherently unpredictable and beyond our control, and for which historical experience and probability analysis may not provide sufficient guidance. One or more catastrophic or other events could result in claims that substantially exceed our expectations, which could have a material adverse effect on our financial condition or our results of operations, possibly to the extent of eliminating our shareholders' equity and could have a material adverse effect on our ability to make payments on the notes.

        For our catastrophe exposed business, we seek to limit the amount of exposure we will assume from any one insured or reinsured and the amount of the exposure to catastrophe losses in any geographic zone. We monitor our exposure to catastrophic events, including earthquake, wind and specific terrorism exposures, and periodically reevaluate the estimated probable maximum pre-tax loss for such exposures. Our estimated probable maximum pre-tax loss is determined through the use of modeling techniques, but such estimate does not represent our total potential loss for such exposures. We seek to limit the probable maximum pre-tax loss to a percentage of our total shareholders' equity for severe catastrophic events. Currently, we generally seek to limit the probable maximum pre-tax loss to approximately 25% of total shareholders' equity for a severe catastrophic event in any geographic zone that could be expected to occur once in every 250 years. There can be no assurances that we will not suffer pre-tax losses greater than 25% of our total shareholders' equity from one or more catastrophic events due to several factors, including the inherent uncertainties in estimating the frequency and severity of such events and the margin of error in making such determinations resulting from potential inaccuracies in the data provided by clients and brokers, the modeling techniques and the application of such techniques. In addition, depending on business opportunities and the mix of business that may comprise our insurance and reinsurance portfolio, we may seek to limit the probable maximum pre-tax loss to a higher percentage of our total shareholders' equity for our catastrophe exposed business.

The risk associated with reinsurance underwriting could adversely affect us, and while reinsurance and retrocessional coverage will be used to limit our exposure to risks, the availability of such arrangements may be limited, and counterparty credit and other risks associated with our reinsurance arrangements may result in losses which could adversely affect our financial condition and results of operations.

        Like other reinsurers, we do not separately evaluate each of the individual risks assumed under reinsurance treaties. Therefore, we are largely dependent on the original underwriting decisions made by ceding companies. We are subject to the risk that the ceding companies may not have adequately evaluated the risks to be reinsured and that the premiums ceded may not adequately compensate us for the risks we assume.

        For the purposes of limiting our risk of loss, we use reinsurance and also may use retrocessional arrangements. In the normal course of business, our insurance subsidiaries cede a substantial portion of their premiums to unaffiliated entities. Our reinsurance subsidiaries are currently retaining substantially all of their assumed reinsurance premiums written. For the year ended December 31, 2003, ceded premiums written represented approximately 15.1% of gross premiums written, compared to 15.2% for the year ended December 31, 2002.

        The availability and cost of reinsurance and retrocessional protection is subject to market conditions, which are beyond our control. Currently, the market for these arrangements is experiencing high demand for various products resulting in significant rate increases and substantial improvements in terms and conditions since the events of September 11, 2001. Although we believe that our insurance subsidiaries have been successful in obtaining reinsurance protection since the commencement of our underwriting initiative in October 2001, it is not certain that we will be able to continue to obtain adequate protection at cost effective levels. As a result of such market conditions and other factors, we may not be able successfully to mitigate risk through reinsurance and retrocessional arrangements.

        Further, we are subject to credit risk with respect to our reinsurance and retrocessions because the ceding of risk to reinsurers and retrocessionaires does not relieve us of our liability to the clients or companies we insure or reinsure. Our failure to establish adequate reinsurance or retrocessional arrangements or the failure of our existing reinsurance or retrocessional arrangements to protect us from overly concentrated risk exposure could adversely affect our financial condition and results of operations. We monitor the financial condition of our reinsurers and attempt to place coverages only with carriers we view as substantial and financially sound. At December 31, 2003, approximately 82.7% of our reinsurance recoverables on paid and unpaid losses of $428.0 million (not including prepaid reinsurance premiums) were due from carriers which had an A.M. Best rating of "A-" or better. Our recoverables on paid and unpaid losses from Sentry Insurance a Mutual Company ("Sentry") represented 5.7% of our total shareholders' equity at December 31, 2003. No other reinsurance recoverables exceeded 5% of our total shareholders' equity at such date. In connection with our acquisition of Arch Specialty in February 2002, the seller, Sentry, agreed to assume all liabilities arising out of Arch Specialty's business prior to the closing of the acquisition. In addition to the guarantee provided by Sentry, substantially all of the recoverable from Sentry is still subject to the original reinsurance agreements inuring to Arch Specialty and, to the extent Sentry fails to comply with its payment obligations to us, we may obtain reimbursement from the third party reinsurers under such agreements.

Our reliance on brokers subjects us to their credit risk.

        In accordance with industry practice, we generally pay amounts owed on claims under our insurance and reinsurance contracts to brokers, and these brokers, in turn, pay these amounts to the clients that have purchased insurance or reinsurance from us. In some jurisdictions, if a broker fails to make such payment, we may remain liable to the insured or ceding insurer for the deficiency. Likewise, in certain jurisdictions, when the insured or ceding company pays premium for these contracts to brokers for payment to us, these premiums are considered to have been paid and the insured or ceding company will no longer be liable to us for those amounts, whether or not we have actually received the premiums from the broker. Consequently, we assume a degree of credit risk associated with our brokers. To date, we have not experienced any losses related to this credit risk.

As a result of recent events and instability in the marketplace for insurance products, there is the potential for government intervention in our industry which could hinder our flexibility and negatively affect the business opportunities we perceive are available to us in the market.

        In response to the current tightening of supply in certain insurance markets, as well as the impact of the September 11, 2001 events, it is possible that the United States and other governments worldwide may intervene in the insurance and reinsurance markets. Government regulators are generally concerned with the protection of policyholders to the exclusion of other constituencies, including shareholders and noteholders. While we cannot predict the type of government intervention that may occur or its timing, such intervention could materially adversely affect us by:

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  disproportionately benefiting one country's companies over companies in other countries;

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  providing insurance and reinsurance capacity in the markets and to the customers that we target;

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  regulating the terms of insurance and reinsurance policies; or

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  mandating participation in guaranty associations or other involuntary industry pools.

        For example, on November 26, 2002, President Bush signed TRIA into law, which established a federal backstop for insurance-related losses resulting from any act of terrorism carried out by foreign powers on U.S. soil or against U.S. air carriers, vessels or foreign missions. Under TRIA, all U.S.- based property and casualty insurers are required to make terrorism insurance coverage available in specified commercial property and casualty insurance lines. In return, TRIA provides that the federal government will pay 90% of covered losses after an insurer's losses exceed a deductible determined by a statutorily prescribed formula, up to a combined annual aggregate limit for the federal government and all insurers of $100 billion. If an act (or acts) of terrorism result in covered losses exceeding the $100 billion annual limit, insurers with losses exceeding their deductibles will not be responsible for additional losses. The deductible for each year is based on the insurer's direct commercial earned premiums for property and casualty insurance for the prior calendar year multiplied by a specified percentage. The specified percentages are 7% for 2003, 10% for 2004 and 15% for 2005, respectively.

        Our U.S.-based property and casualty insurers, Arch Insurance, Arch Specialty, Arch E&S and Western Diversified, are subject to TRIA. TRIA specifically excludes reinsurance and personal lines business and, accordingly, currently does not apply to our non-standard automobile business or our reinsurance operations. Based on 2003 direct commercial earned premiums, our U.S. insurance group's deductible for 2004 would be $104.1 million (i.e.,10% of such earned premiums). The amount of our deductible for 2005 could increase substantially, depending upon the amount of direct commercial earned premiums we write in 2004, and in light of the fact that the deductible percentage increases in such years. Currently, there is uncertainty as to what effect TRIA will have on the insurance industry.

        The insurance industry is also affected by political, judicial and legal developments which have in the past resulted in new or expanded theories of liability. These or other changes could impose new financial obligations on us by extending coverage beyond our underwriting intent or otherwise, require us to make unplanned modifications to the products and services that we provide, or cause the delay or cancellation of products and services that we provide. In some instances, these changes may not become apparent until some time after we have issued insurance or reinsurance contracts that are affected by the changes. As a result, the full extent of liability under our insurance or reinsurance contracts may not be known for many years after a contract is issued. The effects of unforeseen developments or substantial government intervention could adversely impact our ability to achieve our goals.

        In addition, we engage in intercompany reinsurance arrangements between our U.S. operations and our Bermuda reinsurance operations. Some U.S. insurance companies have been lobbying Congress to pass legislation intended to eliminate certain perceived tax advantages of U.S. insurance companies with Bermuda affiliates, which result principally from reinsurance arrangements between or among U.S. insurance companies and their Bermuda affiliates.

Risks Relating to Our Company

Our future performance is difficult to predict because we have a limited operating history.

        We began our underwriting initiative in October 2001, and have limited operating and financial history. As a result, there is limited historical financial and operating information available to help potential investors evaluate our performance or an investment in our securities. Insurance companies in their initial stages of development face substantial business and financial risks and may suffer significant losses. These new companies must successfully develop business relationships, establish operating procedures, hire staff, install management information and other systems and complete other tasks necessary to conduct their intended business activities. As a result of these risks, it is possible that we will not be successful in implementing our business strategy or accomplishing these necessary tasks. In addition, because we have very limited financial data on which to base our reserves for losses and loss adjustment expenses, our historical financial results may not accurately provide an indication of our future performance.

Our success will depend on our ability to establish and maintain effective operating procedures and internal controls.

        As a relatively new insurance and reinsurance company, our success will also be dependent upon our ability to establish and maintain operating procedures and internal controls (including the timely and successful implementation of our information technology initiatives, which include the implementation of improved computerized systems and programs to replace and support manual systems) to effectively support our business and our regulatory and reporting requirements. We may not be successful in such efforts. We have been, and are continuing to, enhance our procedures and controls, including our controls over financial reporting. Our management does not expect that our disclosure controls or our internal controls will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. As a result of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons or by collusion of two or more people. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. As a result of the inherent limitations in a cost-effective control system, misstatement due to error or fraud may occur and not be detected. Accordingly, our disclosure controls and procedures are designed to provide reasonable, not absolute, assurance that the disclosure controls and procedures are met.

The loss of our key employees or our inability to retain them could negatively impact our business.

        Our success has been, and will continue to be, dependent on our ability to retain the services of our existing key executive officers and to attract and retain additional qualified personnel in the future. The pool of talent from which we actively recruit is limited. Although, to date, we have not experienced difficulties in attracting and retaining key personnel, the inability to attract and retain qualified personnel when available and the loss of services of key personnel could have a material adverse effect on our financial condition and results of operations. In addition, our underwriting staff is critical to our success in the production of business. While we do not consider any of our key executive officers or underwriters to be irreplaceable, the loss of the services of our key executive officers or underwriters or the inability to hire and retain other highly qualified personnel in the future could delay or prevent us from fully implementing our business strategy which could affect our financial performance. We are not aware of any intentions of any of our key personnel that would cause them no longer to provide their professional services to us in the near future.

The preparation of our financial statements requires us to make many estimates and judgments, which are even more difficult than those made in a mature company since very limited historical information has been reported to us through December 31, 2003.

        The preparation of consolidated financial statements requires us to make many estimates and judgments that affect the reported amounts of assets, liabilities (including reserves), revenues and expenses, and related disclosures of contingent liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation. We base our estimates on historical experience, where possible, and on various other assumptions that we believe to be reasonable under the circumstances, which form the basis for our judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Estimates and judgments for a relatively new insurance and reinsurance company, like our company, are even more difficult to make than those made in a mature company since very limited historical information has been reported to us through December 31, 2003. Instead, our current loss reserves are based almost entirely on estimates involving actuarial and statistical projections of our expectations of the ultimate settlement and administration costs of claims incurred but not yet reported. We utilize actuarial models as well as historical insurance industry loss development patterns to establish loss reserves. Accordingly, actual claims and claim expenses paid may deviate, perhaps substantially, from the reserve estimates reflected in our financial statements.

The Warburg Pincus funds and the Hellman & Friedman funds together own a majority of our voting shares, and these shareholders have the right to have directors on our board and the right to approve most transactions outside of the ordinary course of our business; their interests may materially differ from the interests of the holders of our other securities.

        The Warburg Pincus funds and the Hellman & Friedman funds own 31.9% and 20.0% of our outstanding voting shares, respectively, as of March 31, 2004. These shareholders are non-U.S. persons as defined in the Internal Revenue Code of 1986, as amended (the "Code"), and, as such, they are not subject to the voting limitation contained in our bye-laws. In addition, our shareholders agreement prevents us from taking many actions outside the ordinary course of our business without the approval of a designee of the Warburg Pincus funds and a designee of the Hellman & Friedman funds. We have agreed not to declare any dividend or make any other distribution on our common shares, and not to repurchase any common shares, until we have repurchased from the Warburg Pincus funds, the Hellman & Friedman funds and the other holders of preference shares, pro rata, on the basis of the amount of these shareholders' investments in us at the time of such repurchase, preference shares having an aggregate value of $250.0 million, at a per share price acceptable to these shareholders. By reason of their ownership and the shareholders agreement between us and the holders of preference shares, the Warburg Pincus funds and the Hellman & Friedman funds, individually or together, are able to strongly influence or effectively control actions to be taken by us, or our shareholders.

        In addition, the Warburg Pincus funds and the Hellman & Friedman funds are entitled to nominate a prescribed number of directors based on the respective retained percentages of their equity securities purchased in November 2001. Currently, our board consists of twelve members, which includes three directors nominated by the Warburg Pincus funds and two directors nominated by the Hellman & Friedman funds. As long as the Warburg Pincus funds retain at least 75% of their original investment and the Hellman & Friedman funds retain at least 60% of their original investment, these shareholders will be entitled to nominate six and three directors, respectively. Together they have the right to nominate a majority of directors to our board. The interests of these shareholders may differ materially from the interests of the holders of our other securities, and these shareholders could take actions or make decisions that are not in the interests of the holders of our other securities generally.

Our business is dependent upon insurance and reinsurance brokers, and the failure to develop or the loss of important broker relationships could materially adversely affect our ability to market our products and services.

        We market our insurance and reinsurance products primarily through brokers. We derive a significant portion of our business from a limited number of brokers. During 2003, approximately 20.0%, 18.3% and 10.6% of our gross premiums written were generated by AON Corporation and its subsidiaries, Marsh & McLennan Companies and Willis Group Holdings and its subsidiaries, respectively. Some of our competitors have had longer term relationships with the brokers we use than we have, and the brokers may promote products offered by companies that may offer a larger variety of products than we do. Loss of all or a substantial portion of the business provided by these brokers could have a material adverse effect on us.

We could be materially adversely affected to the extent that managing general agents, general agents and other producers in our program business exceed their underwriting authorities or otherwise breach obligations owed to us.

        In the program business conducted by our insurance group, following our underwriting, financial, claims and information technology due diligence reviews, we authorize managing general agents, general agents and other producers to write business on our behalf within underwriting authorities prescribed by us. Once a program incepts, we must rely on the underwriting controls of these agents to write business within the underwriting authorities provided by us. Although we monitor our programs on an ongoing basis, our monitoring efforts may not be adequate or our agents may exceed their underwriting authorities or otherwise breach obligations owed to us. We have experienced breaches by certain of our agents, all of which have been resolved favorably for us. To the extent that our agents exceed their authorities or otherwise breach obligations owed to us in the future, our financial condition and results of operations could be materially adversely affected.

A downgrade in our ratings or our inability to obtain a rating for our operating insurance and reinsurance subsidiaries may adversely affect our relationships with clients and brokers and negatively impact sales of our products.

        Financial strength and claims paying ratings from third party rating agencies are instrumental in establishing the competitive positions of companies in our industry. Periodically, rating agencies evaluate us to confirm that we continue to meet their criteria for the ratings assigned to us by them. Recently, rating agencies have been coming under increasing pressure as a result of high-profile corporate bankruptcies and may, as a result, increase their scrutiny of rated companies, revise their rating policies or take other action. Although, since the commencement of our underwriting initiative in October 2001, our ratings have not been downgraded, we can offer no assurances that our ratings will remain at their current levels. A ratings downgrade, or the potential for such a downgrade, could adversely affect both our relationships with agents, brokers, wholesalers and other distributors of our existing products and services and new sales of our products and services. Any ratings downgrade or failure to obtain a necessary rating could adversely affect our ability to compete in our markets and have a material adverse impact on our financial condition and results of operations.

Our investment performance may affect our financial results and ability to conduct business.

        Our operating results depend in part on the performance of our investment portfolio. A significant portion of our cash and invested assets consists of fixed income securities (91.4% as of December 31, 2003). Although our current investment guidelines stress preservation of capital, market liquidity and diversification of risk, our investments are subject to market-wide risks and fluctuations. In addition, although we did not experience any significant defaults by issuers during 2003, we are subject to risks inherent in particular securities. We may not be able to realize our investment objectives, which could reduce our net income significantly. In the event that we are unsuccessful in correlating our investment portfolio with our expected insurance and reinsurance liabilities, we may be forced to liquidate our investments at times and prices that are not optimal, which could have a material adverse effect on our financial results and ability to conduct our business.

We may be adversely affected by interest rate changes.

        Our operating results are affected, in part, by the performance of our investment portfolio. Our investment portfolio contains interest rate-sensitive-instruments, such as bonds, which may be adversely affected by changes in interest rates. Changes in interest rates could also have an adverse effect on our investment income and results of operations. For example, if interest rates decline, as is the case in the current environment, funds reinvested will earn less than expected.

        In addition, our investment portfolio includes mortgage-backed securities. As of December 31, 2003, mortgage-backed securities constituted approximately 1.3% of our cash and invested assets. As with other fixed income investments, the fair market value of these securities fluctuates depending on market and other general economic conditions and the interest rate environment. Changes in interest rates can expose us to prepayment risks on these investments. In periods of declining interest rates, mortgage prepayments generally increase and mortgage-backed securities are prepaid more quickly, requiring us to reinvest the proceeds at the then current market rates. During 2003, we significantly decreased our investments in mortgage-backed securities in order to reduce the prepayment risk in our investment portfolio.

        Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. Although we attempt to take measures to manage the risks of investing in a changing interest rate environment, we may not be able to mitigate interest rate sensitivity effectively. Despite our mitigation efforts, a significant increase in interest rates could have a material adverse effect on our book value.

We may require additional capital in the future, which may not be available or only available on unfavorable terms.

        We monitor our capital adequacy on a regular basis. The capital requirements of our business depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. Our ability to underwrite is largely dependent upon the quality of our claims paying and financial strength ratings as evaluated by independent rating agencies. To the extent that our existing capital is insufficient to fund our future operating requirements and/or cover claim losses, we may need to raise additional funds through financings or limit our growth. Any equity or debt financing, if available at all, may be on terms that are unfavorable to us. In the case of equity financings, dilution to our shareholders could result, and, in any case, such securities may have rights, preferences and privileges that are senior to those of our outstanding securities. If we are not able to obtain adequate capital, our business, results of operations and financial condition could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

We sold our prior reinsurance operations in May 2000 and may have liability to the purchaser and continuing liability from those reinsurance operations if the purchaser should fail to make payments on the reinsurance liabilities it assumed.

        On May 5, 2000, we sold our prior reinsurance operations to Folksamerica Reinsurance Company. The Folksamerica transaction was structured as a transfer and assumption agreement (and not reinsurance), and, accordingly, the loss reserves (and any related reinsurance recoverables) relating to the transferred business are not included as assets or liabilities on our balance sheet. In addition, in connection with that asset sale, we made extensive representations and warranties about us and our reinsurance operations, some of which survived the closing of the asset sale. Breach of these representations and warranties could result in liability to us. In the event that Folksamerica refuses or is unable to make payment for reserved losses transferred to it by us in the May 2000 sale and the notice given to reinsureds is found not to be an effective release by such reinsureds, we would be liable for such claims.

Any future acquisitions may expose us to operational risks.

        We have made, and may in the future make, strategic acquisitions, either of other companies or selected blocks of business. Any future acquisitions may expose us to operational challenges and risks, including:

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  integrating financial and operational reporting systems;

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  establishing satisfactory budgetary and other financial controls;

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  funding increased capital needs and overhead expenses;

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  obtaining management personnel required for expanded operations;

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  funding cash flow shortages that may occur if anticipated sales and revenues are not realized or are delayed, whether by general economic or market conditions or unforeseen internal difficulties;

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  the value of assets acquired may be lower than expected or may diminish due to credit defaults or changes in interest rates and liabilities assumed may be greater than expected;

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  the assets and liabilities we may acquire may be subject to foreign currency exchange rate fluctuation; and

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  financial exposures in the event that the sellers of the entities we acquire are unable or unwilling to meet their indemnification, reinsurance and other obligations to us.

        Our failure to manage successfully these operational challenges and risks may impact our results of operations.

Some of the provisions of our bye-laws and our shareholders agreement may have the effect of hindering, delaying or preventing third party takeovers or changes in management initiated by shareholders. These provisions may also prevent our shareholders from receiving premium prices for their shares in an unsolicited takeover.

        Some provisions of our bye-laws could have the effect of discouraging unsolicited takeover bids from third parties or changes in management initiated by shareholders. These provisions may encourage companies interested in acquiring the company to negotiate in advance with our board of directors, since the board has the authority to overrule the operation of several of the limitations.

        Among other things, our bye-laws provide:

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  for a classified board of directors, in which the directors of the class elected at each annual general meeting holds office for a term of three years, with the term of each class expiring at successive annual general meetings of shareholders;

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  that the number of directors is determined by the board from time to time by a vote of the majority of our board;

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  that directors may only be removed for cause, and cause removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony or been found by a court to be liable for gross negligence or misconduct in the performance of his or her duties;

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  that our board has the right to fill vacancies, including vacancies created by an expansion of the board;

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  for limitations on shareholders' right to call special general meetings and to raise proposals or nominate directors at general meetings; and

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  that shareholders may act by written consent only if such consent is unanimous among all shareholders entitled to vote.

        Our bye-laws provide that certain provisions which may have anti-takeover effects may be repealed or altered only with prior board approval and upon the affirmative vote of holders of shares representing at least 65% of the total voting power of our shares entitled generally to vote at an election of directors.

        The bye-laws also contain a provision limiting the rights of any U.S. person (as defined in Section 7701(a)(30) of the Code) that owns shares of ACGL, directly, indirectly or constructively (within the meaning of Section 958 of the Code), representing more than 9.9% of the voting power of all shares entitled to vote generally at an election of directors. The votes conferred by such shares of such U.S. person will be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the shares of such person will constitute 9.9% of the total voting power of all shares entitled to vote generally at an election of directors. Notwithstanding this provision, the board may make such final adjustments to the aggregate number of votes conferred by the shares of any U.S. person that the board considers fair and reasonable in all circumstances to ensure that such votes represent 9.9% of the aggregate voting power of the votes conferred by all shares of ACGL entitled to vote generally at an election of directors. ACGL will assume that all shareholders (other than the Warburg Pincus funds and the Hellman & Friedman funds) are U.S. persons unless we receive assurance satisfactory to us that they are not U.S. persons.

        Moreover, most states, including states in which our subsidiaries are domiciled, have laws and regulations that require regulatory approval of a change in control of an insurer or an insurer's holding company. Where such laws apply to us and our subsidiaries, there can be no effective change in our control unless the person seeking to acquire control has filed a statement with the regulators and has obtained prior approval for the proposed change from such regulators. The usual measure for a presumptive change in control pursuant to these laws is the acquisition of 10% or more of the voting power of the insurance company or its parent, although this presumption is rebuttable. Consequently, a person may not acquire 10% or more of our common shares without the prior approval of insurance regulators in the state in which our subsidiaries are domiciled.

        The bye-laws also provide that the affirmative vote of 80% of our outstanding shares (including a majority of the outstanding shares held by shareholders other than holders (and such holders' affiliates) of 10% or more ("10% holders") of the outstanding shares) shall be required (the "extraordinary vote") for the following corporate actions:

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  merger or consolidation of the company into a 10% holder;

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  sale of any or all of our assets to a 10% holder;

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  the issuance of voting securities to a 10% holder; or

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  amendment of these provisions;

provided, however, the extraordinary vote will not apply to any transaction approved by the board, so long as a majority of those board members voting in favor of the transaction were duly elected and acting members of the board prior to the time the 10% holder became a 10% holder.

        In addition, pursuant to the shareholders agreement which we entered into in connection with the November 2001 capital infusion, we cannot engage in transactions outside the ordinary course of our business, including mergers and acquisitions, without the consent of a designee of the Warburg Pincus funds and a designee of the Hellman & Friedman funds. To the extent these provisions discourage takeover attempts, they could deprive our shareholders of opportunities to realize takeover premiums for their shares or could depress the market price of our common shares.

        The provisions described above may have the effect of making more difficult or discouraging unsolicited takeover bids from third parties. To the extent that these effects occur, shareholders could be deprived of opportunities to realize takeover premiums for their shares and the market price of their shares could be depressed. In addition, these provisions could also result in the entrenchment of incumbent management.

Our operating insurance and reinsurance subsidiaries are subject to regulation in various jurisdictions, and material changes in the regulation of their operations could adversely affect our results of operations.

        Our insurance and reinsurance subsidiaries are subject to government regulation in each of the jurisdictions in which they are licensed or authorized to do business. Governmental agencies have broad administrative power to regulate many aspects of the insurance business, which may include trade and claim practices, accounting methods, premium rates, marketing practices, claims practices, advertising, policy forms, and capital adequacy. These agencies are concerned primarily with the protection of policyholders rather than shareholders or noteholders. Moreover, insurance laws and regulations, among other things:

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  establish solvency requirements, including minimum reserves and capital and surplus requirements;

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  limit the amount of dividends, tax distributions, intercompany loans and other payments our insurance subsidiaries can make without prior regulatory approval;

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  impose restrictions on the amount and type of investments we may hold; and

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  require assessments to pay claims of insolvent insurance companies.

        The National Association of Insurance Commissioners, which we call the NAIC, continuously examines existing laws and regulations. We cannot predict the effect that any NAIC recommendations or proposed or future legislation or rule making in the United States or elsewhere may have on our financial condition or operations.

        Our Bermuda insurance and reinsurance subsidiary, Arch Re Bermuda, conducts its business from its offices in Bermuda and is not licensed or admitted to do business in any jurisdiction except Bermuda. We do not believe that Arch Re Bermuda is subject to the insurance laws of any state in the United States; however, recent scrutiny of the insurance and reinsurance industry in the U.S. and other countries could subject Arch Re Bermuda to additional regulation. Our U.S. reinsurance subsidiary, Arch Re U.S., and our U.S. insurance subsidiaries, Arch Insurance, Arch Specialty, Arch E&S, Western Diversified, American Independent and PSIC, write reinsurance and insurance in the United States. These subsidiaries are subject to extensive regulation under state statutes which delegate regulatory, supervisory and administrative powers to state insurance commissioners. Such regulation generally is designed to protect policyholders rather than investors.

        Each of our U.S. and Bermuda insurance and reinsurance subsidiaries is required to maintain minimum capital and surplus as mandated by their respective jurisdictions of incorporation. All of our subsidiaries are currently in compliance with these capital and surplus requirements.

        We periodically review our corporate structure in the United States so that we can optimally deploy our capital. Changes in that structure require regulatory approval. Delays or failure in obtaining any of these approvals could limit the amount of insurance that we can write in the United States.

        If ACGL or any of our subsidiaries were to become subject to the laws of a new jurisdiction in which such entity is not presently admitted, ACGL or such subsidiary may not be in compliance with the laws of the new jurisdiction. Any failure to comply with applicable laws could result in the imposition of significant restrictions on our ability to do business, and could also result in fines and other sanctions, any or all of which could adversely affect our financial condition and results of operations.

ACGL is a holding company and is dependent on dividends and other payments from its operating subsidiaries, which are subject to dividend restrictions, to make payments, including any payments of principal, interest or premium on the notes.

        We are a holding company whose assets primarily consist of the shares in our subsidiaries. Generally, we depend on our available cash resources, liquid investments and dividends or other distributions from our subsidiaries to make payments, including the payment of debt service obligations, including payments of principal or interest or premium, if any, on the notes, and operating expenses we may incur. The ability of our regulated insurance and reinsurance subsidiaries to pay dividends or make distributions is dependent on their ability to meet applicable regulatory standards. Since the commencement of our underwriting initiative in October 2001 through December 31, 2003, no dividends were paid to ACGL by any of its subsidiaries. We believe that we have enough cash resources and available dividend capacity to service our indebtedness and other current outstanding obligations.

        The ability of our regulated insurance and reinsurance subsidiaries to pay dividends or make distributions is dependent on their ability to meet applicable regulatory standards. Under Bermuda law, Arch Re Bermuda is required to maintain a minimum solvency margin (i.e., the amount by which the value of its general business assets must exceed its general business liabilities) equal to the greatest of (1) $100,000,000, (2) 50% of net premiums written (being gross premiums written by us less any premiums ceded by us, but we may not deduct more than 25% of gross premiums when computing net premiums written) and (3) 15% of loss and other insurance reserves. Arch Re Bermuda is prohibited from declaring or paying any dividends during any financial year if it is not in compliance with its minimum solvency margin. In addition, Arch Re Bermuda is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year's statutory balance sheet) unless it files, at least seven days before payment of such dividends, with the Bermuda Monetary Authority an affidavit stating that it will continue to meet the required margins. In addition, Arch Re Bermuda is prohibited, without prior approval of the Bermuda Monetary Authority, from reducing by 15% or more its total statutory capital, as set out in its previous year's financial statements. At December 31, 2003, Arch Re Bermuda had statutory capital and surplus as determined under Bermuda law of $1.43 billion (including interests in U.S. insurance and reinsurance subsidiaries). Accordingly, as of December 31, 2003, 15% of Arch Re Bermuda's capital, or approximately $214.5 million, is available for dividends without prior approval under Bermuda law, as discussed above. Our U.S. insurance and reinsurance subsidiaries, on a consolidated basis, may not pay any significant dividends or distributions during 2004 without prior regulatory approval.

        In addition, the ability of our insurance and reinsurance subsidiaries to pay dividends could be constrained by our dependence on financial strength ratings from independent rating agencies. Our ratings from these agencies depend to a large extent on the capitalization levels of our insurance and reinsurance subsidiaries.

If our Bermuda reinsurance subsidiary is unable to provide collateral to ceding companies, its ability to conduct business could be significantly and negatively affected.

        Arch Re Bermuda is a registered Bermuda insurance company and is not licensed or admitted as an insurer in any jurisdiction in the United States. Because insurance regulations in the United States do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless security is posted, Arch Re Bermuda's contracts generally require it to post a letter of credit or provide other security after a reinsured reports a claim. Although, to date, Arch Re Bermuda has not experienced any difficulties in providing collateral when required, if we are unable to post security in the form of letters of credit or trust funds when required, the operations of Arch Re Bermuda could be significantly and negatively affected.

We may become subject to taxes in Bermuda after March 28, 2016, which may have a material adverse effect on our results of operations.

        Under current Bermuda law, we are not subject to tax on income or capital gains. Furthermore, we have obtained from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act, 1966, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of the tax will not be applicable to us or our operations until March 28, 2016. We could be subject to taxes in Bermuda after that date. This assurance does not, however, prevent the imposition of taxes on any person ordinarily resident in Bermuda or any company in respect of its ownership of real property or leasehold interests in Bermuda.

Foreign currency exchange rate fluctuation may adversely affect our financial results.

        We write business on a worldwide basis, and our results of operations may be affected by fluctuations in the value of currencies other than the U.S. dollar. The primary foreign currencies in which we operate are the Euro, the British Pound Sterling and the Canadian Dollar. Changes in foreign currency exchange rates can reduce our revenues and increase our liabilities and costs, as measured in the U.S. dollar as our functional currency. To date, we have not attempted to reduce our exposure to these exchange rate risks by using hedging transactions or by investing in securities denominated in currencies other than the U.S. dollar. We may therefore suffer losses solely as a result of exchange rate fluctuations. In order to minimize the impact of exchange rate fluctuations, we are considering reducing our exposure to these exchange rate risks in 2004 by investing in securities denominated in currencies other than the U.S. dollar. Since inception, we have recorded net premiums written of approximately $313.6 million from British Pound Sterling-denominated contracts, $95.8 million from Euro-denominated contracts and $68.9 million from Canadian Dollar-denominated contracts. For the years ended December 31, 2003 and 2002, net foreign exchange gains were $997,000 and $2.4 million, respectively.

Employees of our Bermuda operations are required to obtain work permits before engaging in a gainful occupation in Bermuda. Required work permits may not be granted or may not remain in effect.

        Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Our success may depend in part on the continued services of key employees in Bermuda. A work permit may be granted or renewed upon showing that, after proper public advertisement, no Bermudian (or spouse of a Bermudian or a holder of a permanent resident's certificate or holder of a working resident's certificate) is available who meets the minimum standards reasonably required by the employer. The Bermuda government's policy places a six-year term limit on individuals with work permits, subject to certain exemptions for key employees. A work permit is issued with an expiry date (up to five years) and no assurances can be given that any work permit will be issued or, if issued, renewed upon the expiration of the relevant term. We consider our key officers in Bermuda to be Constantine Iordanou, our President and Chief Executive Officer (work permit expires November 12, 2006), Paul B. Ingrey, our Vice Chairman (work permit expires May 12, 2005), Dwight R. Evans, Chairman and Chief Executive Officer of Arch Re Bermuda (work permit expires May 12, 2005), and John D. Vollaro, our Executive Vice President and Chief Financial Officer (work permit expires July 25, 2005). If work permits are not obtained or renewed for our principal employees, we could lose their services, which could materially affect our business.

The enforcement of civil liabilities against us may be difficult.

        We are a Bermuda company and in the future some of our officers and directors may be residents of various jurisdictions outside the United States. All or a substantial portion of our assets and of those persons may be located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon those persons or to enforce in United States courts judgments obtained against those persons.

        We have appointed National Registered Agents, Inc., New York, New York, as our agent for service of process with respect to actions based on offers and sales of securities made in the United States. We have been advised by our Bermuda counsel, Conyers Dill & Pearman, that the United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that a final judgment for the payment of money rendered by a court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would, therefore, not be automatically enforceable in Bermuda. We also have been advised by Conyers Dill & Pearman that a final and conclusive judgment obtained in a court in the United States under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the Supreme Court of Bermuda under the common law doctrine of obligation. Such an action should be successful upon proof that the sum of money is due and payable, and without having to prove the facts supporting the underlying judgment, as long as:

  •
  the court which gave the judgment had proper jurisdiction over the parties to such judgment;

  •
  such court did not contravene the rules of natural justice of Bermuda;

  •
  such judgment was not obtained by fraud;

  •
  the enforcement of the judgment would not be contrary to the public policy of Bermuda;

  •
  no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda; and

  •
  there is due compliance with the correct procedures under Bermuda law.

        A Bermuda court may impose civil liability on us or our directors or officers in a suit brought in the Supreme Court of Bermuda against us or such persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Bermuda law.

Risks Relating to Taxation

We and our non-U.S. subsidiaries may become subject to U.S. federal income taxation.

        ACGL and its non-U.S. subsidiaries intend to operate their business in a manner that will not cause them to be treated as engaged in a trade or business in the United States and, thus, will not be required to pay U.S. federal income taxes (other than withholding taxes on certain U.S. source investment income) on their income. However, because there is uncertainty as to the activities which constitute being engaged in a trade or business in the United States, there can be no assurances that the U.S. Internal Revenue Service will not contend successfully that ACGL or its non-U.S. subsidiaries are engaged in a trade or business in the United States. If ACGL or any of its non-U.S. subsidiaries were subject to U.S. income tax, our shareholders' equity and earnings could be adversely affected. Certain of our U.S. subsidiaries were personal holding companies in respect of 2002 and 2003, but did not have "undistributed personal holding company income."

        We changed our legal domicile from the United States to Bermuda in November 2000. Legislation has recently been introduced which (if enacted) could eliminate the tax benefits available to companies, like us, that changed their legal domiciles to Bermuda. In addition, some U.S. insurance companies have been lobbying Congress to pass legislation intended to eliminate certain perceived tax advantages of U.S. insurance companies with Bermuda affiliates resulting principally from reinsurance between or among U.S. insurance companies and their Bermuda affiliates. Legislation, if passed, and other changes in U.S. tax laws, regulations and interpretations thereof to address these issues could adversely affect us.

USE OF PROCEEDS

        We expect to receive approximately $297.0 million in net proceeds from the sale of the notes. We intend to use the net proceeds principally to repay all amounts outstanding under our revolving credit facility, to support the growth of our insurance and reinsurance operations and for other general corporate purposes.

        We currently have $200.0 million outstanding under our revolving credit facility. As of April 15, 2004, outstanding amounts under our revolving credit facility bore interest at approximately 2.4%. The revolving credit facility is in the form of a 364-day revolving credit agreement expiring on September 10, 2004, provided that it may be converted by us into a two-year term loan at expiration. The proceeds from such borrowings under our revolving credit facility were contributed to our subsidiaries to support their underwriting activities. The revolving credit facility is available to provide capital in support of our growing insurance and reinsurance businesses, as well as other general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" and "—Contractual Obligations and Commercial Commitments."

CAPITALIZATION

        The following table sets forth our capitalization at December 31, 2003 on:

  •
  an actual basis; and

  •
  an as adjusted basis to give effect to (a) the issuance of the notes offered hereby and the repayment of approximately $200.0 million outstanding under our revolving credit facility with a portion of the proceeds of this offering and (b) our issuance of 4,688,750 ACGL common shares at a public offering price of $40.00 per share in March 2004 (with net proceeds to us of $179.3 million), as if each had happened on December 31, 2003.

        The following should be read in conjunction with our financial statements and the notes related thereto which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

	December 31, 2003
	Actual	As adjusted
	(in thousands)
Notes offered hereby	$—	$300,000
Revolving credit facility borrowings	200,000	—
Other debt(1)	—	—

Total debt(1)	200,000	300,000

Shareholders' equity:
Series A convertible preference shares, $0.01 par value, 50,000,000 shares authorized, 38,844,665 shares issued and outstanding, actual and as adjusted	388	388
Common shares, $0.01 par value, 200,000,000 shares authorized, 28,200,372 shares issued and outstanding, actual, and 32,889,122 shares issued and outstanding, as adjusted(2)	282	329
Additional paid-in capital	1,361,267	1,540,549
Deferred compensation under share award plan	(15,004)	(15,004)
Retained earnings	327,963	327,963
Accumulated other comprehensive income consisting of appreciation in value of investments, net of deferred income tax	35,833	35,833

Total shareholders' equity	1,710,729	1,890,058

Total capitalization	$1,910,729	$2,190,058

(1)
Does not include reserves or other balance sheet or non-balance-sheet liabilities, including contingent liabilities. See "Selected Historical Consolidated Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2)
The number of common shares outstanding does not include 38,844,665 common shares issuable upon conversion of our preference shares and 74,737 common shares issuable upon exercise of our class B warrants (calculated using the treasury stock method and based on 150,000 class B warrants with an exercise price of $20.00 per share) and excludes the effect of our outstanding employee stock options (5,587,479 at December 31, 2003).

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following table sets forth selected historical consolidated financial and operating data for the five-year period ended December 31, 2003. Such data for the three-year period ended December 31, 2003 should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

        Due to the significant changes in our business during the years 2003 and 2002, we believe that comparisons of the results of operations for such years with 1999 to 2001 results of operations are not meaningful. These changes included (1) the sale of our prior reinsurance operations in May 2000, (2) our change of legal domicile and reorganization completed in November 2000, (3) our acquisition activity and (4) our underwriting initiative which commenced in October 2001 and the related capital infusions in late 2001 and early 2002.

	Year Ended December 31,
	2003	2002	2001	2000	1999
	(in thousands except share and per share data)
Statement of Operations Data:
Revenues:
Net premiums written(1)	$2,738,415	$1,261,627	$36,216	$(10,604)	$306,726
Net premiums earned	2,212,599	654,976	30,918	87,530	311,368
Net investment income	80,992	51,249	12,120	15,923	20,173
Net realized investment gains (losses)	25,317	(839)	18,382	20,045	17,227
Total revenues	2,343,737	721,769	76,454	127,634	344,800
Income (loss) before income taxes and extraordinary item	306,500	54,540	24,144	503	(56,199)
Income (loss) before extraordinary item	279,775	55,096	22,016	(8,012)	(35,636)
Extraordinary gain — excess of fair value of acquired net assets over cost (net of $0 tax)(2)	816	3,886	—	—	—

Net income (loss)	$280,591	$58,982	$22,016	$(8,012)	$(35,636)
Average shares outstanding:
Basic(3)	26,264,055	20,095,698	12,855,668	13,198,075	17,086,732
Diluted(3)	67,777,794	59,662,178	17,002,231	13,198,075	17,086,732
Net income (loss) per share data:
Basic(3):
Income (loss) before extraordinary item	$10.65	$2.74	$1.71	$(0.61)	$(2.09)
Extraordinary gain(2)	0.03	0.19	—	—	—

Net income (loss)	$10.68	$2.93	$1.71	$(0.61)	$(2.09)
Diluted(3):
Income (loss) before extraordinary item	$4.13	$0.92	$1.29	$(0.61)	$(2.09)
Extraordinary gain(2)	0.01	0.07	—	—	—

Net income (loss)	$4.14	$0.99	$1.29	$(0.61)	$(2.09)
Cash dividends per share	—	—	—	—	—

	December 31,
	2003	2002	2001	2000	1999
	(in thousands)
Balance Sheet Data:
Cash and invested assets	$3,717,147	$1,985,898	$1,019,058	$276,053	$579,874
Unpaid losses and loss adjustment expenses recoverable	409,451	211,100	90,442	—	55,925
Total assets	5,585,321	2,991,328	1,313,701	295,907	860,175
Reserves for losses and loss adjustment expenses:
Before reinsurance recoverable	1,951,967	592,432	111,494	—	364,554
Net of reinsurance recoverable	1,542,516	381,332	21,052	—	308,629
Revolving credit facility borrowings	200,000	—	—	—	—
Total liabilities	3,874,592	1,580,084	293,332	23,608	517,845
Shareholders' equity	1,710,729	1,411,244	1,020,369	272,299	342,330
Shareholders' equity, as adjusted(4)	1,890,058
	December 31,
	2003		2002	2001	2000		1999
Book value:
Per common share(5)	$31.74		$21.48	$20.05	$21.43		$20.03
Diluted(6)	$25.52		$21.20	$18.28	$21.43		$20.03
Shares outstanding:
Basic	28,200,372		27,725,334	13,513,538	12,708,818		17,087,970
Diluted(6)	67,045,037		66,569,999	55,804,038	12,708,818		17,087,970
Ratio of earnings to fixed charges(7)	71.4x	(8)	50.1x	488.5x	N/A	(9)	N/A	(9)
Pro forma ratio of earnings to fixed charges(7)	36.6x	(8)
	Year Ended December 31,
Other Financial Data:	2003	2002
Reinsurance segment underwriting ratios:
Loss ratio	63.1%	63.0%
Acquisition expense ratio	23.6%	21.0%
Other operating expense ratio	2.5%	3.8%

Combined ratio	89.2%	87.8%

Insurance segment underwriting ratios:
Loss ratio	65.0%	70.6%
Acquisition expense ratio(10)	10.8%	2.7%
Other operating expense ratio	15.2%	27.8%

Combined ratio	91.0%	101.1%

(1)
Net premiums written for the year ended December 31, 2000 includes the reversal of $92.9 million of premiums recorded in prior periods in connection with the sale of our prior reinsurance operations in May 2000.

(2)
On November 30, 2002, we acquired PSIC and recorded an extraordinary gain of $3.9 million for the year ended December 31, 2002. The extraordinary gain represents the excess of the fair value of acquired net assets of $6.4 million over the purchase price of $2.5 million. In 2003, we recorded an additional extraordinary gain of $816,000 representing an adjustment to the fair value of PSIC due to the recognition of deferred tax assets as part of the acquisition.

(3)
Net income per share is based on the basic and diluted weighted average number of common shares and common share equivalents outstanding. Net loss per share is based on the basic weighted average number of common shares outstanding.

(4)
Adjusted to give effect to our issuance of 4,688,750 ACGL common shares at a public offering price of $40.00 per share in March 2004 (with net proceeds to us of $179.3 million), as if such issuance had occurred on December 31, 2003.

(5)
Book value per common share at December 31, 2003, 2002 and 2001 was determined by dividing (i) the difference between total shareholders' equity and the aggregate liquidation preference of the preference shares of $815.7 million, $815.7 million and $749.4 million, respectively, by (ii) the number of common shares outstanding.

(6)
Book value per share excludes the effects of stock options and class B warrants. Diluted book value per share as of December 31, 2001 is adjusted on a pro forma basis to reflect the issuance of additional preference shares that were issued by us on June 28, 2002 and December 16, 2002 pursuant to the post-closing purchase price adjustment mechanisms under the subscription agreement entered into in connection with the November 2001 capital infusion.

(7)
For purposes of determining the ratio of earnings to fixed charges, "earnings" consists of (a) income (loss) before income taxes, extraordinary item and cumulative effect of accounting change, minus (b) equity in net income (loss) of investees, plus (c) fixed charges, and "fixed charges" consists of (a) interest and amortization on indebtedness, plus (b) estimate of interest component within rental expense net of sublease income.

(8)
We borrowed $200.0 million under our revolving credit facility on September 29, 2003. Prior to such time we had no interest or amortization on indebtedness expense for any of the periods presented in the table above. Our interest and amortization on indebtedness expense for the year ended December 31, 2003 was approximately $1.4 million. For purposes of the 2003 pro forma ratio of earnings to fixed charges set forth in the table above, we have assumed that (a) we had issued the notes offered hereby on October 1, 2003, (b) the interest rate on such notes was 7.5% and (c) we had not borrowed any amounts under our revolving credit facility in 2003

(9)
For the years ended December 31, 2000 and 1999, our income was not sufficient to cover our fixed charges.

(10)
Adjusted to include certain policy related fee income.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion and analysis contains forward-looking statements which involve inherent risks and uncertainties. All statements other than statements of historical fact are forward-looking statements. These statements are based on our current assessment of risks and uncertainties. Actual results may differ materially from those expressed or implied in these statements and, therefore, undue reliance should not be placed on them. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed in this prospectus supplement, including the sections entitled "Cautionary Note Regarding-Forward Looking Statements" and "Risk Factors."

        This discussion and analysis should be read in conjunction with our financial statements and the related notes which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

General

Overview

        Arch Capital Group Ltd., a Bermuda public limited liability company with over $1.9 billion in capital, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries. While we are positioned to provide a full range of property and casualty insurance and reinsurance lines, we are focusing on writing specialty lines of insurance and reinsurance. It is our belief that our existing Bermuda and U.S.-based underwriting platform, our strong management team and our capital that is unencumbered by significant exposure to pre-2002 risks have enabled us to establish a strong presence in an attractive insurance and reinsurance marketplace.

        The worldwide insurance and reinsurance industry is highly competitive and has traditionally been subject to an underwriting cycle in which a hard market (high premium rates, restrictive underwriting standards, as well as terms and conditions, and underwriting gains) is eventually followed by a soft market (low premium rates, relaxed underwriting standards, as well as terms and conditions, and underwriting losses). Insurance market conditions may affect, among other things, the demand for our products, our ability to increase premium rates, the terms and conditions of the insurance policies we write, changes in the products offered by us or changes in our business strategy.

        The financial results of the insurance and reinsurance industry are influenced by factors such as the frequency and/or severity of claims and losses, including natural disasters or other catastrophic events, variations in interest rates and financial markets, changes in the legal, regulatory and judicial environments, inflationary pressures and general economic conditions. These factors influence the demand for insurance or reinsurance, the supply of which is generally related to the total capital of competitors in the market. During 2001, market conditions had been improving primarily as a result of declining insurance capacity.

        In general, market conditions continued to improve during 2002 and 2003 in the insurance and reinsurance marketplace. This reflects improvement in pricing, terms and conditions following significant industry losses arising from the events of September 11th, as well as the recognition that intense competition in the late 1990s led to inadequate pricing and overly broad terms, conditions and coverages. Such industry developments resulted in poor financial results and erosion of the industry's capital base. Consequently, many established insurers and reinsurers reduced their participation in, or exited from, certain markets. These developments have provided relatively new insurers and reinsurers, like us, with an opportunity to provide needed underwriting capacity and to write insurance and reinsurance business at what we believe to be attractive rates.

        As a provider of insurance and reinsurance, we are exposed to certain interrelated risks that are unique to the business of insurance, including rate adequacy, reserve estimation and underwriting risk. Management focuses on such risks in its evaluation of ACGL's financial condition and operating results. Certain parts of our business have loss experience characterized as low frequency and high severity. Such characteristics may result in volatility in our operating results from period to period. In addition, estimates and judgments for a relatively new insurance and reinsurance company, like our company, are even more difficult to make than those for a company with a longer operating history since very limited historical information has been reported to us through December 31, 2003.

        The adequacy of premium rates is dependent on the ultimate loss experience related to the policies or contracts underwritten. As the period of time from the occurrence of a loss through the settlement typically extends many years into the future, the pricing of insurance products is necessarily based on estimates. Management periodically reviews available information from industry and other sources in order to evaluate the adequacy of current premium rates.

        There are several sources of reserve estimation risk. Unforeseen changes in the economic, social and legal environments can increase the costs to settle claims above anticipated levels. Although actuarial techniques attempt to estimate the impact of such changes, they may not fully reflect our ultimate loss experience. Although we can never eliminate estimation risk, we attempt to reduce it by trying to incorporate as much information as possible into our estimates.

        Underwriting risk refers to the uncertainty about the exposures underwritten by us, including the possibility that a single event (or set of events) will simultaneously affect multiple exposures and the possibility that the wording in policies or contracts underwritten by us will be reinterpreted in the future to our detriment. Uncertainty about exposures underwritten by us can arise because policyholders and ceding companies may have failed to disclose all relevant information to us when the policies and contracts were issued, or because of an unusual event, such as a natural or man-made catastrophe that simultaneously affects multiple exposures.

        Our overall strategy is to be highly selective in the risks we underwrite, and to be opportunistic in our management of the underwriting cycle, with the ultimate objective of generating superior risk-adjusted returns to our shareholders. In addition, our strategy is to focus on keeping our expenses low relative to our premiums, as well as to our competitors, and to allocate our capital effectively. Financial measures that are meaningful in analyzing our performance are underwriting profitability (as measured by the combined ratio) and return on equity. The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and underwriting expense ratios. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss. Our combined ratio for the year ended December 31, 2003 was 90.0%, compared to 90.9% for the year ended December 31, 2002. Return on equity provides an indication of the return generated on capital deployed in the business and is calculated based on the level of net income generated in relation to shareholders' equity. Our net income for the year ended December 31, 2003 represented an 18.0% return on average equity, compared to a 4.9% return on average equity for the year ended December 31, 2002.

History

        We commenced operations in September 1995 following the completion of the initial public offering of our predecessor, Arch Capital Group (U.S.) Inc. ("Arch-U.S."). Arch-U.S. is a Delaware company formed in March 1995 under the original name of "Risk Capital Holdings, Inc." From that time until May 2000, we provided reinsurance and other forms of capital to insurance companies. On May 5, 2000, we sold our prior reinsurance book of business to Folksamerica Reinsurance

Company in an asset sale, but retained our surplus and our U.S.-licensed reinsurance platform. On November 8, 2000, following shareholder approval, we changed our legal domicile to Bermuda in order to benefit from Bermuda's favorable business, regulatory, tax and financing environment.

        During the period from May 2000 through the announcement of our underwriting initiative in October 2001, we built and acquired insurance businesses that enable us to generate both fee-based revenue (e.g., commissions and advisory and management fees) and risk-based revenue (i.e., insurance premium). As part of this strategy, we built an underwriting platform that is intended to enable us to maximize risk-based revenue during periods in the underwriting cycle when we believe it is more favorable to assume underwriting risk. In October 2001, we concluded that underwriting conditions favored dedicating our attention exclusively to building our insurance and reinsurance business.

        In October 2001, we launched an underwriting initiative to meet current and future demand in the global insurance and reinsurance markets that included the recruitment of new insurance and reinsurance management teams and an equity capital infusion of $763.2 million. In April 2002, we completed an offering of common shares and received net proceeds of $179.2 million and, in September 2002, we received proceeds of $74.3 million from the exercise of class A warrants by our principal shareholders and certain other investors.

        Due to the significant changes in our business during the years 2003 and 2002, we believe that comparisons of the results of operations with 2001 are not meaningful. Therefore, results of operations discussed below relate to the years ended December 31, 2003 and 2002.

Revenues

        We derive our revenues primarily from the issuance of insurance policies and reinsurance contracts. Insurance and reinsurance premiums are driven by the volume and classes of business of the policies and contracts that we write and prevailing market prices. The premium we charge for the risks assumed is priced based on many assumptions. We price these risks well before our ultimate costs are known, which may extend many years into the future. In addition, our revenues include fee income and income we generate from our investment portfolio. Our investment portfolio is comprised primarily of fixed income investments that are held as available for sale. Under our basis of accounting, generally accepted accounting principles ("GAAP") in the United States, these investments are carried at fair market value and unrealized gains and losses on the investments are not included in our statement of operations. Rather, these unrealized gains and losses are included on our balance sheet in accumulated other comprehensive gain or loss as a separate component of shareholders' equity.

Costs and Expenses

        Our costs and expenses primarily consist of losses and loss adjustment expenses, acquisition costs, other operating expenses and non-cash compensation. Losses and loss adjustment expenses include management's best estimate of the ultimate cost of claims incurred during a reporting period. Such costs consist of three components: paid losses, changes in estimated amounts for known losses ("case reserves"), and changes in reserves for incurred but not reported ("IBNR") losses. See "—Critical Accounting Policies, Estimates and Recent Accounting Pronouncements—Reserves for Losses and Loss Adjustment Expenses" for further discussion. Acquisition expenses consist primarily of commissions, brokerage and taxes paid to obtain our business. A significant portion of such costs is paid based on a percentage of the premium written and will vary for each class or type of business that we underwrite. Other operating expenses, a significant portion of which are general and administrative expenses, consist primarily of compensation-related expenses. Non-cash compensation relates to certain grants (primarily of restricted common shares) under our stock incentive plans and other arrangements. The issuance of restricted common shares and the related recognition of non-cash compensation expense have no impact on our shareholders' equity.

Critical Accounting Policies, Estimates and Recent Accounting Pronouncements

        The preparation of consolidated financial statements requires us to make many estimates and judgments that affect the reported amounts of assets, liabilities (including reserves), revenues and expenses, and related disclosures of contingent liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation. We base our estimates on historical experience, where possible, and on various other assumptions that we believe to be reasonable under the circumstances, which form the basis for our judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Estimates and judgments for a relatively new insurance and reinsurance company, like our company, are even more difficult to make than those made in a mature company since very limited historical information has been reported to us through December 31, 2003. Actual results will differ from these estimates and such differences may be material. We believe that the following critical accounting policies require our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Reserves for Losses and Loss Adjustment Expenses

        We are required by applicable insurance laws and regulations and GAAP to establish reserves for losses and loss adjustment expenses that arise from the business we underwrite. These reserves are balance sheet liabilities representing estimates of future amounts required to pay losses and loss adjustment expenses for insured or reinsured claims which have occurred at or before the balance sheet date. Due to the lack of historical loss data for our reinsurance and insurance operations, and the inability to use a historical loss development methodology, there is a possibility that significant changes in the reserve estimates in future periods could occur.

        Insurance and reinsurance loss reserves are inherently subject to uncertainty. The period of time from the occurrence of a loss through the settlement of the liability may extend many years into the future. During this period, additional facts and trends will become known and, as these factors become apparent, reserves will be adjusted in the period in which the new information becomes known. While reserves are established based upon available information, certain factors, such as those inherent in the political, judicial and legal systems, including judicial and litigation trends and legislation changes, could impact the ultimate liability. Changes to our prior year loss reserves can impact our current underwriting results by (1) reducing our reported results if the prior year reserves prove to be deficient or (2) improving our reported results if the prior year reserves prove to be redundant. The reserves for losses and loss adjustment expenses represent estimates involving actuarial and statistical projections at a given point in time of our expectations of the ultimate settlement and administration costs of losses incurred, and it is likely that the ultimate liability may exceed or be less than such estimates. We utilize actuarial models as well as available historical insurance and reinsurance industry loss ratio experience and loss development patterns to assist in the establishment of loss reserves. Even actuarially sound methods can lead to subsequent adjustments to loss reserves that are both significant and irregular due to the nature of the risks written, potentially by a material amount.

        For our reinsurance operations, we establish case reserves based on reports of claims notices received from ceding companies. Case reserves usually are based upon the amount of reserves recommended by the ceding company. Reported case reserves on known events may be supplemented by additional case reserves. Additional case reserves are often estimated by our claims function ahead of official notification from the ceding company, or when our judgment regarding the size or severity of the known event differs from the ceding company. In certain instances, we may establish additional case reserves even when the ceding company does not report any liability on a known event.

        For our insurance operations, generally, claims personnel determine whether to establish a case reserve for the estimated amount of the ultimate settlement of individual claims. The estimate reflects the judgment of claims personnel based on general corporate reserving practices and the experience and knowledge of such personnel regarding the nature and value of the specific type of claim and, where appropriate, advice of counsel.

        Our insurance operations also contract with a number of outside third party administrators in the claims process who, in certain cases, have limited authority to establish case reserves. The work of such administrators is reviewed and monitored by our claims personnel. Reserves are also established to provide for the estimated expense of settling claims, including legal and other fees and the general expenses of administering the claims adjustment process. Periodically, adjustments to the reported or case reserves may be made as additional information regarding the claims is reported or payments are made. In accordance with industry practice, we also maintain IBNR reserves. Such reserves are established to provide for incurred claims which have not yet been reported to an insurer or reinsurer as well as to actuarially adjust for any projected variance in case reserving.

        Even though most insurance policies have policy limits, the nature of property and casualty insurance and reinsurance is such that losses can exceed policy limits for a variety of reasons and could very significantly exceed the premiums received on the underlying policies. We attempt to limit our risk of loss through reinsurance and may also use retrocessional arrangements. The availability and cost of reinsurance and retrocessional protection is subject to market conditions, which are beyond our control.

        In establishing the reserves for losses and loss adjustment expenses, we have made various assumptions relating to the pricing of our reinsurance contracts and insurance policies and have also considered available historical industry experience and current industry conditions. Our reserving method for 2003 and 2002 was primarily the expected loss method, which is commonly applied when limited loss experience exists. We select the initial expected loss and loss adjustment expense ratios based on information derived by our underwriters and actuaries during the initial pricing of the business, supplemented by industry data where appropriate. These ratios consider, among other things, rate increases and changes in terms and conditions that have been observed in the market. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that very limited historical information has been reported to us through December 31, 2003. Reinsurance operations by their nature add further complexity to the reserving process in that there is an inherent additional lag in the timing and reporting of a loss event to a reinsurer from an insured or ceding company through a broker. As actual loss information is reported to us and we develop our own loss experience, our reserving methods will also include other actuarial techniques. It is possible that claims in respect of events that have occurred could exceed our reserves and have a material adverse effect on our results of operations in a future period or our financial condition in general.

        We are only permitted to establish loss and loss adjustment expense reserves for losses that have occurred on or before the applicable financial statement date. Case reserves and IBNR reserves contemplate these obligations. Reserves for losses and loss adjustment expenses do not reflect contingency reserve allowances to account for future loss occurrences. Losses arising from future events will be estimated and recognized at the time the losses are incurred and could be substantial.

        At December 31, 2003, our reserves for losses and loss adjustment expenses, net of unpaid losses and loss adjustment expenses recoverable, by type and by operating segment were as follows:

	Reinsurance	Insurance	Total
	(in thousands)
Case reserves	$191,336	$79,728	$271,064
IBNR reserves	790,822	480,630	1,271,452

Total net reserves	$982,158	$560,358	$1,542,516

        As described above, we primarily use the expected loss method to calculate our reserves for losses and loss adjustment expenses, which is commonly applied when limited loss experience exists, and represents management's best estimate of our reserves. As the loss history develops, we will utilize other actuarial methods to evaluate our reserves. Due to the lack of historical loss data for our reinsurance and insurance operations, generally we do not produce a range of estimates in calculating reserves. In order to illustrate the potential volatility in our reserves for losses and loss adjustment expenses, we used a statistical model to simulate a range of results based on various probabilities. Both the probabilities and related modeling are subject to inherent uncertainties. The simulation relies on a significant number of assumptions, such as the potential for multiple entities to react similarly to external events, and includes other statistical assumptions.

        Our recorded estimate of reserves for losses and loss adjustment expenses, net of unpaid losses and loss adjustment expenses recoverable, by operating segment at December 31, 2003, along with the results of the simulation are as follows:

	Reinsurance	Insurance	Total
	(in thousands)
Total net reserves	$982,158	$560,358	$1,542,516

Simulation results:
90th percentile(1)	$1,164,327	$707,123	$1,819,071
10th percentile(2)	$784,706	$465,424	$1,294,613

(1)
Simulation results indicate that a 90 percent probability exists that the net reserves for losses and loss adjustment expenses will not exceed the indicated amount.

(2)
Simulation results indicate that a 10 percent probability exists that the net reserves for losses and loss adjustment expenses will be at or below the indicated amount.

        The simulation results shown for each segment do not add to the total simulation results, as the individual segment simulation results do not reflect the diversification effects across our segments. The simulation results noted above are informational only, and no assurance can be given that our ultimate losses will not be significantly different than the simulation results shown above, and such differences could directly and significantly impact earnings favorably or unfavorably in the period they are determined.

        We do not have significant exposure to pre-2002 liabilities, such as asbestos-related illnesses and other long-tail liabilities and, to date, we have experienced a relatively low level of reported claims activity in most of our business, particularly in our longer tail exposures, such as casualty, executive assurance and professional liability, which have longer time periods during which claims are reported and paid. Our limited history does not provide any meaningful trend information. See "—Results of Operations—Segment Information" for a discussion of prior year development of loss reserves.

Premium Revenues and Related Expenses

        Insurance premiums written are generally recorded at the policy inception and are primarily earned on a pro rata basis in accordance with the terms of the policies for all products. Premiums written include estimates in our program business and aviation business. The amount of such insurance premium estimates included in premiums receivable at December 31, 2003 was $33.9 million. Unearned premium reserves represent the portion of such premiums written that relates to the unexpired terms of in-force insurance policies.

        Reinsurance premiums written include amounts reported by the ceding companies, supplemented by our own estimates of premiums for which ceding company reports have not been received. The basis for the amount of premiums written recognized varies based on the type of contracts we write. Premiums on our excess of loss and pro rata reinsurance contracts are estimated when the business is underwritten. For excess of loss contracts, the minimum premium, as defined in the contract, is generally recorded as an estimate of premiums written as of the date of the treaty. Estimates of premiums written under pro rata contracts are recorded in the period in which the underlying risks are expected to incept and are based on information provided by the brokers and the ceding companies. For multi-year reinsurance treaties which are payable in annual installments, only the initial annual installment is included as premiums written at policy inception due to the ability of the reinsured to commute or cancel coverage during the term of the policy. The remaining annual installments are included as premiums written at each successive anniversary date within the multi-year term.

        The amount of reinsurance premium estimates included in premiums receivable and the amount of related acquisition expenses by type of business was as follows at December 31, 2003:

	Gross Amount	Acquisition Expenses	Amount Net
	(in thousands)
Casualty	$192,159	($54,014)	$138,145
Other specialty	102,579	(23,173)	79,406
Property excluding property catastrophe	51,309	(15,826)	35,483
Marine and aviation	44,017	(9,366)	34,651
Non-traditional	9,395	(3,235)	6,160
Property catastrophe	3,787	(1,067)	2,720

Total	$403,246	($106,681)	$296,565

        Reinsurance premium estimates are reviewed at least quarterly, based on management's detailed review by treaty, comparing actual reported premiums to expected ultimate premiums. In addition, a confirmation by the responsible underwriter to the broker as to the realization of the expected premium is performed prior to the detailed treaty review along with a review of the aging and collection of premium estimates recorded. Based on such review, management evaluates the appropriateness of the premium estimates, and any adjustment to these estimates is recorded in the period in which it becomes known.

        Adjustments to original premium estimates could be material and such adjustments could directly and significantly impact earnings favorably or unfavorably in the period they are determined because the subject premium may be fully or substantially earned. A significant portion of amounts included as premiums receivable, which represent estimated premiums written, net of commissions, is not currently due based on the terms of the underlying contracts. Due to the above process, management believes that the premium estimates included in premiums receivable will be collectible and, therefore, no provision for doubtful accounts has been recorded on the premium estimates at December 31, 2003.

        Reinsurance premiums assumed, irrespective of the type of business, are generally earned on a pro rata basis over the terms of the underlying policies or reinsurance contracts. Contracts and policies written on a losses occurring basis cover losses which occur during the term of the contract or policy, which typically extends 12 months. Accordingly, the premium is earned evenly over the term. Pro rata contracts, which are written on a risks attaching basis, cover losses which attach to the underlying insurance policies written during the terms of such pro rata contracts. Premiums earned on a risks attaching basis usually extend beyond the original term of the reinsurance contract, typically resulting in recognition of premiums earned over a 24-month period.

        Certain of our reinsurance contracts include provisions that adjust premiums or acquisition expenses based upon the experience under the contracts. Premiums written and earned, as well as related acquisition expenses, are recorded based upon the projected experience under such contracts.

        We also write certain business that is intended to provide insurers with risk management solutions that complement traditional reinsurance. Under these contracts, we assume a measured amount of insurance risk in exchange for a margin. The terms and conditions of these contracts may include additional or return premiums based on loss experience, loss corridors, sublimits and caps. Examples of such business include aggregate stop-loss coverages and financial quota share coverages.

        Certain assumed reinsurance contracts which, pursuant to Statement of Financial Accounting Standards ("SFAS") No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts," issued by the Financial Accounting Standards Board ("FASB"), are deemed, for financial reporting purposes, not to transfer insurance risk are accounted for using the deposit method of accounting as prescribed in Statement of Position ("SOP") 98-7, "Deposit Accounting: Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk." Management exercises significant judgment in the assumptions used in determining whether assumed contracts should be accounted for as reinsurance contracts under SFAS No. 113 or deposit insurance contracts under SOP 98-7. For those contracts that contain an element of underwriting risk, the estimated profit margin is deferred and amortized over the contract period and such amount is included in our underwriting results. When the estimated profit margin is explicit, the margin is reflected as fee income, and when the estimated profit margin is implicit it is reflected as an offset to paid losses. For those contracts that do not transfer an element of underwriting risk, the estimated profit is reflected in earnings over the estimated settlement period using the interest method and such profit is included in investment income. Additional judgments are required when applying the accounting guidance as set forth in SOP 98-7 with respect to the revenue recognition criteria for contracts deemed not to transfer insurance risk.

        Certain of our reinsurance contracts, which may include multi-year contracts, reinsure both past (retroactive) and future (prospective) insurable events. Pursuant to SFAS No. 113, which governs accounting for retroactive reinsurance contracts, when a reinsurance contract contains both a retroactive and prospective element, the retroactive element is bifurcated from the contract and the expected profit is deferred as a liability and recognized in earnings over the settlement period.

        Acquisition expenses and other expenses that vary with, and are directly related to, the acquisition of business in our underwriting operations are deferred and amortized over the period in which the related premiums are earned. Acquisition expenses consist principally of commissions and brokerage expenses. Other operating expenses also include expenses that vary with, and are directly related to, the acquisition of business. Acquisition expenses are reflected net of ceding commissions received from unaffiliated reinsurers. Deferred acquisition costs are carried at their estimated realizable value based on the related unearned premiums and take into account anticipated losses and loss adjustment expenses, based on historical and current experience, and anticipated investment income.

        Policy-related fee income, such as billing, cancellation and reinstatement fees, is primarily recognized as earned when substantially all of the related services have been provided. Policy-related fee income will vary in the future related to such activity and is earned primarily in our non-standard automobile business.

Collection of Insurance-Related Balances and Provision for Doubtful Accounts

        We are subject to credit risk with respect to our reinsurance ceded because the ceding of risk to reinsurers or retrocessionaires does not relieve us of our liability to the clients or companies we insure or reinsure. If the financial condition of our reinsurers or retrocessionaires deteriorates, resulting in an impairment of their ability to make payments, we will provide for probable losses resulting from our inability to collect amounts due from such parties, as appropriate. We are also subject to credit risk from our alternative market products, such as rent-a-captive risk-sharing programs, which allow a client to retain a significant portion of its loss exposure without the administrative costs and capital commitment required to establish and operate its own captive. In certain of these programs, we participate in the operating results by providing excess reinsurance coverage and earn commissions and management fees. In addition, we write program business on a risk-sharing basis with managing general agents or brokers, which may be structured with commissions which are contingent on the underwriting results of the program. While we attempt to obtain collateral from such parties in an amount sufficient to guarantee their projected financial obligations to us, there is no guarantee that such collateral will be sufficient to secure their actual ultimate obligations. We evaluate the credit worthiness of all the reinsurers we cede business to, particularly focusing on those reinsurers that are assigned an A.M. Best rating lower than "A-" (excellent) or those that are designated as "NR" (not rated). If our analysis indicates that there is significant uncertainty regarding the collectibility of amounts due from reinsurers, managing general agents, brokers and other clients, we will record a provision for doubtful accounts. At December 31, 2003 and 2002, our reserve for doubtful accounts was approximately $3.0 million and $3.5 million, respectively.

        Premiums receivable and paid and unpaid losses and loss adjustment expenses recoverable balances as of December 31, 2003 include approximately 71% and 96%, respectively, of amounts not yet due and amounts in excess of 90 days overdue were less than 1% of the total balances in each caption.

Valuation Allowance

        We record a valuation allowance to reduce certain of our deferred tax assets to the amount that is more likely than not to be realized. We have considered future taxable income and feasible tax planning strategies in assessing the need for a valuation allowance. In the event we determine that we would not be able to realize all or part of our deferred tax assets in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made. In addition, if we subsequently assessed that the valuation allowance was no longer needed, a benefit would be recorded to income in the period in which such determination was made. At December 31, 2003, we have a valuation allowance of $1.4 million against a deferred tax asset in one of our subsidiaries that currently does not have a business plan to produce significant future taxable income.

Investments

        We currently classify all of our publicly traded fixed maturity investments, short-term investments and equity securities as "available for sale" and, accordingly, they are carried at estimated fair value. The fair value of publicly traded fixed maturity securities is estimated using quoted market prices or dealer quotes. Short-term investments comprise securities due to mature within one year of the date of issue. Short-term investments include certain cash equivalents which are part of our investment portfolios under the management of external investment managers. Investments included in our private portfolio include securities issued by privately held companies. Our investments in privately held equity securities, other than those carried under the equity method of accounting, are carried at estimated fair value. Fair value is initially considered to be equal to the cost of such investment until the investment is revalued based on substantive events or other factors which could indicate a diminution or appreciation in value. We apply Accounting Principles Board ("APB") Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock," for privately held equity investments accounted for under the equity method, and we record our percentage share of the investee company's net income or loss.

        In accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and Emerging Issues Task Force, "The Meaning of Other-than-Temporary Impairment and its Application to Certain Investments," we periodically review our investments to determine whether a decline in fair value below the amortized cost basis is other than temporary. Our process for identifying declines in the fair value of investments that are other than temporary involves consideration of several factors. These factors include (i) the time period in which there has been a significant decline in value, (ii) an analysis of the liquidity, business prospects and overall financial condition of the issuer, (iii) the significance of the decline and (iv) our intent and ability to hold the investment for a sufficient period of time for the value to recover. Where our analysis of the above factors results in the conclusion that declines in fair values are other than temporary, the cost of the securities is written down to fair value and the previously unrealized loss is therefore reflected as a realized loss.

        With respect to securities where the decline in value is determined to be temporary and the security's value is not written down, a subsequent decision may be made to sell that security and realize a loss. As mentioned above, we consider our intent and ability to hold a security until the value recovers in the process of evaluating whether a security with an unrealized loss represents an other than temporary decline. However, this factor, on its own, is not determinative as to whether we will recognize an impairment charge. We believe our ability to hold such securities is supported by our positive cash flow from operations where we can generate sufficient liquidity in order to meet our claims payment obligations arising from our underwriting operations without selling such investments. Cash flow from operating activities was $1.61 billion and $669.1 million, in 2003 and 2002, respectively. However, subsequent decisions on security sales are made within the context of overall risk monitoring, changing information and assessing value relative to other comparable securities. While our external investment managers may, at a given point in time, believe the preferred course of action is to hold securities until such losses are recovered, the dynamic nature of the portfolio management may result in a subsequent decision to sell the security and realize the loss, based upon a change in market and other factors. We believe these subsequent decisions are consistent with the classification of our investment portfolio as available for sale.

Stock Issued to Employees

        We have adopted the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for employee stock options because the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires the use of option valuation models that we believe were not developed for use in valuing employee stock options. Accordingly, under APB No. 25, compensation expense for stock option grants is recognized only to the extent that the fair value of the underlying stock exceeds the exercise price of the option at the measurement date.

        For restricted shares granted, we record deferred compensation equal to the market value of the shares at the measurement date, which is amortized and primarily charged to income as non-cash compensation over the vesting period. These restricted shares are recorded as outstanding upon issuance (regardless of any vesting period). See "—Results of Operations—Non-Cash Compensation."

Goodwill and Intangible Assets

        We assess whether goodwill and intangible assets are impaired by comparing the fair value of each reporting unit to its carrying value, including goodwill and intangible assets. We estimate the fair value of each reporting unit by using various methods, including a review of the estimated discounted cash flows expected to be generated by the reporting unit in the future. Such methods include a number of assumptions, including the uncertainty regarding future results and the discount rates used. If the reporting unit's fair value is greater than its carrying value, goodwill and intangible assets are not impaired. Impairment occurs when the implied fair value of a reporting unit's goodwill and intangible assets are less than its carrying value. The implied fair value of goodwill and intangible assets is determined by deducting the fair value of a reporting unit's identifiable assets and liabilities from the fair value of the reporting unit as a whole. We conduct the impairment test annually. Additional impairment assessments may be performed on an interim basis if we encounter events or changes in circumstances indicating that more likely than not the carrying value of goodwill and intangible assets has been impaired.

Recent Accounting Pronouncements

        See note 2(p), "Significant Accounting Policies—Recent Accounting Pronouncements," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

Results of Operations

        The following table sets forth net income and earnings per share data:

	Years Ended December 31,
	2003	2002	2001
	(in thousands except per share data)
Income before extraordinary item	$279,775	$55,096	$22,016
Extraordinary gain	816	3,886	—

Net income	$280,591	$58,982	$22,016

Diluted net income per share	$4.14	$0.99	$1.29

Diluted average shares outstanding	67,777,794	59,662,178	17,002,231

        Net income increased to $280.6 million for the year ended December 31, 2003, compared to $59.0 million for the year ended December 31, 2002. The increase in net income was primarily due to a significant increase in the underwriting results of both our reinsurance and insurance operations, as discussed in "—Segment Information" below. In addition, net income increased due to growth in our investment income as a result of the investment of cash flows from 2002 and 2003. Our net income for the year ended December 31, 2003 represented an 18.0% return on average equity, compared to a 4.9% return on average equity for the year ended December 31, 2002. Basic earnings per share data has not been presented herein as it does not include the significant number of preference shares outstanding in 2003 and 2002.

        The increase in diluted average shares outstanding from 2002 to 2003 was primarily due to the full weighting of common shares and convertible preference shares issued during 2002 in the 2003 diluted average shares outstanding. The increase in diluted average shares outstanding from 2001 to 2002 was primarily due to: the issuance of (1) 35,687,735 convertible preference shares and 3,776,025 class A warrants in connection with our capital infusion in November 2001; (2) 7,475,000 common shares in connection with an offering completed by us in April 2002; and (3) 875,753 convertible preference shares on June 28, 2002 and 2,831,177 convertible preference shares on December 16, 2002 pursuant to the subscription agreement entered into in connection with the November 2001 capital infusion. See note 11, "Share Capital," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

Segment Information

        We determined our reportable operating segments using the management approach described in SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information," as further detailed in note 3, "Segment Information," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement. Management measures segment performance based on underwriting income or loss, which includes the excess or deficiency of net premiums earned for each reporting period over the combined total of expenses and losses incurred during the same period. Due to the significant changes in our business during the years 2003 and 2002, we believe that comparisons of the results of operations of our business segments for such years with 2001 are not meaningful. Therefore, the comparison of segment results discussed below relate to the years ended December 31, 2003 and 2002.

        During the year ended December 31, 2001, we had only one reportable operating segment—insurance. During 2001, the insurance operating segment generated revenues of $59.9 million and net income of $12.4 million. The remaining portion of our net income was generated through our investment activities, offset by other operating expenses. In addition, during 2001 we produced our business through general agents and managing general agents, none of which accounted for more than 10% of total gross premiums written.

Reinsurance Segment

        The following table sets forth our reinsurance segment's underwriting results:

	Year Ended December 31,
	2003	2002
	(in thousands)
Gross premiums written	$1,624,703	$908,732
Net premiums written	1,566,819	882,700
Net premiums earned	$1,329,673	$500,980
Other underwriting-related fee income	5,621	—
Losses and loss adjustment expenses	(839,417)	(315,766)
Acquisition expenses, net	(314,193)	(105,391)
Other operating expenses	(33,739)	(18,849)

Underwriting income	$147,945	$60,974

Underwriting Ratios
Loss ratio	63.1%	63.0%
Acquisition expense ratio	23.6%	21.0%
Other operating expense ratio	2.5%	3.8%

Combined ratio	89.2%	87.8%

        Underwriting Income.    The reinsurance segment's underwriting income increased to $148.0 million for the year ended December 31, 2003, compared to $61.0 million for the year ended December 31, 2002. The increase in underwriting income in 2003 was primarily due to a significantly higher level of net premiums earned. The combined ratio for the reinsurance segment was 89.2% for the year ended December 31, 2003, compared to 87.8% for the year ended December 31, 2002. The components of the reinsurance segment's underwriting income are discussed below.

        Premiums Written.    Gross premiums written for our reinsurance segment increased by 78.8% to $1.62 billion for the year ended December 31, 2003, compared to $908.7 million for the year ended December 31, 2002. We are currently retaining substantially all of our reinsurance premiums written. We do, however, participate in "common account" retrocessional arrangements for certain treaties. Such arrangements reduce the effect of individual or aggregate losses to all companies participating on such treaties, including the reinsurer, such as us, and the ceding company. We will continue to evaluate our retrocessional requirements.

        Net premiums written for our reinsurance segment increased by 77.5% to $1.57 billion for the year ended December 31, 2003, compared to $882.7 million for the year ended December 31, 2002. Over half of the increase in net premiums written was attributable to casualty business. For the year ended December 31, 2003, 73.3% and 26.7% of net premiums written were generated from pro rata contracts and excess of loss treaties, respectively, compared to 59.0% and 41.0% for the year ended December 31, 2002. Pro rata contracts are typically written at a lower loss ratio and higher expense ratio than excess of loss business. In certain cases, the reinsurance segment writes pro rata contracts where the underlying business consists of excess of loss treaties. Approximately 31.7% of amounts included in the pro rata contracts written are related to excess of loss treaties for the year ended December 31, 2003. For information regarding net premiums written produced by type of business and geographic location, refer to note 3, "Segment Information," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

        Net Premiums Earned.    Net premiums earned for our reinsurance segment increased to $1.33 billion for the year ended December 31, 2003, compared to $501.0 million for the year ended December 31, 2002. Approximately 47% of the increase in net premiums earned was attributable to casualty business. Net premiums earned reflects period to period changes in net premiums written, including the mix and type of business. For the year ended December 31, 2003, 69.4% and 30.6% of net premiums earned were generated from pro rata contracts and excess of loss treaties, respectively, compared to 45.8% and 54.2% for the year ended December 31, 2002.

        Other Underwriting-Related Fee Income.    Certain assumed reinsurance contracts are deemed, for financial reporting purposes, not to transfer insurance risk, and are accounted for using the deposit method of accounting. For those contracts that contain an element of underwriting risk, the estimated profit margin is deferred and amortized over the contract period. When the estimated profit margin is explicit, the margin is reflected as fee income. We recorded $5.6 million of fee income on such contracts for the year ended December 31, 2003.

        Losses and Loss Adjustment Expenses.    Reinsurance segment losses and loss adjustment expenses incurred for the year ended December 31, 2003 were $839.4 million, or 63.1% of net premiums earned, compared to $315.8 million, or 63.0%, for the year ended December 31, 2002. The loss ratio for the year ended December 31, 2003 benefited from net favorable development on losses originally recorded during 2002 of $42.7 million, which resulted in a 3.2 point reduction in the loss ratio. The favorable development in our reinsurance segment did not reflect any changes in key assumptions we made to estimate these reserves. This development primarily resulted from the fact that both the frequency and the severity of reported losses have been lower than the assumed pattern of losses established for property and other short-tail business at December 31, 2002, which, in turn, led to a decrease in our expected loss ratio during 2003. The remainder of the reduction in the loss ratio compared to the year ended December 31, 2002 resulted from changes in the mix of business earned. For a discussion of the reserves for losses and loss adjustment expenses, please refer to the section above entitled "—Critical Accounting Policies, Estimates and Recent Accounting Pronouncements—Reserves for Losses and Loss Adjustment Expenses."

        Underwriting Expenses.    The acquisition expense ratio for the year ended December 31, 2003 was 23.6%, compared to 21.0% for the year ended December 31, 2002, and the other operating expense ratio for the year ended December 31, 2003 was 2.5%, compared to 3.8% for the year ended December 31, 2002. Movements in the acquisition expense ratio reflect changes in the percentage of net premiums earned from pro rata contracts along with the mix of business. While aggregate operating expenses were higher for the year ended December 31, 2003 compared to the year ended December 31, 2002, the operating expense ratio decreased primarily due to the growth in net premiums earned in the 2003 period.

Insurance Segment

        The following table sets forth our insurance segment's underwriting results:

	Year Ended December 31,
	2003	2002
	(in thousands)
Gross premiums written	$1,766,987	$664,559
Net premiums written	1,171,596	378,927
Net premiums earned	$882,926	$153,996
Policy-related fee income	14,028	9,418
Other underwriting-related fee income	1,733	—
Losses and loss adjustment expenses	(574,134)	(108,772)
Acquisition expenses, net	(109,815)	(13,570)
Other operating expenses	(133,968)	(42,827)

Underwriting income (loss)	$80,770	$(1,755)

Underwriting Ratios
Loss ratio	65.0%	70.6%
Acquisition expense ratio(1)	10.8%	2.7%
Other operating expense ratio	15.2%	27.8%

Combined ratio	91.0%	101.1%

(1)
The acquisition expense ratio is adjusted to include certain policy-related fee income.

        Underwriting Income (Loss).    The insurance segment's underwriting income was $80.8 million for the year ended December 31, 2003, compared to a loss of $1.8 million for the year ended December 31, 2002. The increase in underwriting profitability in 2003 was primarily due to a significantly higher level of net premiums earned. In addition, the insurance segment's combined ratio improved to 91.0% for the year ended December 31, 2003, compared to 101.1% for the year ended December 31, 2002. The components of the insurance segment's underwriting income or loss are discussed below.

        Premiums Written.    Gross premiums written for our insurance segment increased to $1.77 billion for the year ended December 31, 2003, compared to $664.6 million for the year ended December 31, 2002. During 2002, the insurance segment established new underwriting units in various specialty lines and began writing business in these new areas of focus primarily during the last six months of the year. The insurance segment also added a number of new accounts in its program business during 2002. In addition to new business written in the year ended December 31, 2003, premiums written also include the renewal of certain accounts initially written in 2002. Accordingly, premiums written by the insurance segment during the year ended December 31, 2003 were significantly higher than the comparable year ended December 31, 2002.

        Net premiums written for our insurance segment increased to $1.17 billion for the year ended December 31, 2003, compared to $378.9 million for the year ended December 31, 2002. Contributing to this increase was a $256.7 million increase in program business, a $160.4 million increase in casualty business and a $112.3 million increase in construction and surety business. In addition, the insurance segment also significantly reduced the percentage of business ceded to unaffiliated reinsurers in its program business during 2002 contributing to the growth in net premiums written. For information regarding net premiums written produced by major type of business and geographic location, refer to note 3, "Segment Information," of the notes accompanying our consolidated financial statements which are included in our Annual Report on

Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

        Net Premiums Earned.    Net premiums earned for our insurance segment increased to $882.9 million for the year ended December 31, 2003, compared to $154.0 million for the year ended December 31, 2002. This increase was due to substantial growth in net premiums written discussed above, along with increased retentions on our program business.

        Policy-Related Fee Income.    Policy-related fee income for our insurance segment was $14.0 million for the year ended December 31, 2003, compared to $9.4 million for the year ended December 31, 2002. Such amounts were earned primarily on our non-standard automobile business.

        Other Underwriting-Related Fee Income.    During the 2003 fourth quarter, the insurance segment entered into a reinsurance agreement pursuant to which we assumed certain surety contracts that were in force in October 2003. Since the reinsurance agreement provides coverage for losses both prior and subsequent to such date, the contract was bifurcated into its prospective and retroactive elements. We accounted for the retroactive element pursuant to the accounting guidance under SFAS No. 113, which prescribes that underwriting income generated in connection with retroactive contracts be deferred and amortized into income over the settlement period of the associated claims. Of the total estimated gain of $4.6 million, $1.7 million was recognized in the 2003 fourth quarter as other underwriting-related fee income and the balance of $2.9 million will be recognized over the settlement period.

        Losses and Loss Adjustment Expenses.    Insurance segment losses and loss adjustment expenses incurred for the year ended December 31, 2003 were $574.1 million, or 65.0% of net premiums earned, compared to $108.8 million, or 70.6%, for the year ended December 31, 2002. The loss ratio for the year ended December 31, 2003 reflects a significantly higher percentage of business from our specialty lines compared with the year ended December 31, 2002, which included a higher percentage of business from our non-standard auto business. To date, in our specialty lines, we have recorded lower loss ratios than in our non-standard auto business. In addition, the loss ratio for the year ended December 31, 2003 included net adverse development on losses originally recorded in prior years of $1.7 million, which generated a 0.2 point increase in the loss ratio. For a discussion of the reserves for losses and loss adjustment expenses, please refer to the section above entitled "—Critical Accounting Policies, Estimates and Recent Accounting Pronouncements—Reserves for Losses and Loss Adjustment Expenses."

        Underwriting Expenses.    The acquisition expense ratio for our insurance segment is calculated net of certain policy-related fee income and is affected by, among other things, (1) the amount of ceding commissions received from unaffiliated reinsurers and (2) the amount of business written on a surplus lines (non-admitted) basis. The acquisition expense ratio was 10.8% for the year ended December 31, 2003 (net of 1.6 points of policy-related fee income), compared to 2.7% for the year ended December 31, 2002 (net of 6.1 points of policy-related fee income). The increase in the acquisition expense ratio primarily resulted from the increased contribution of business from our insurance segment's new areas of focus in the 2003 period.

        The other operating expense ratio for the year ended December 31, 2003 was 15.2%, compared to 27.8% for the year ended December 31, 2002. While aggregate operating expenses were higher for the year ended December 31, 2003 compared to the year ended December 31, 2002 in connection with the growth in gross premiums written, the operating expense ratio decreased primarily due to the growth in net premiums earned in the 2003 period.

Net Investment Income

        Net investment income was $81.0 million for the year ended December 31, 2003, compared to $51.2 million for the year ended December 31, 2002. The increase in net investment income for the year ended December 31, 2003 was due to the significant increase in our invested assets primarily resulting from cash flow from operations in 2003 and 2002, which totaled $2.28 billion. The increase in invested assets more than offset the effect of lower yields available in the financial markets in 2003 compared to 2002. Our pre-tax and after-tax investment yields, respectively, for the year ended December 31, 2003 were 3.1% and 2.9%, compared to 3.7% and 3.2% for the year ended December 31, 2002. These yields were calculated based on the amortized cost of the portfolio. Yields on future investment income may vary based on financial market conditions, investment allocation decisions and other factors.

Net Realized Investment Gains or Losses

        Following is a summary of net realized investment gains (losses):

	Year Ended December 31,
	2003	2002	2001
	(in thousands)
Fixed maturities	$22,488	$(6,350)	$(2,116)
Publicly traded equity securities	—	(269)	22,896
Privately held securities	692	5,780	(2,398)
Other	2,137	—	—

Net realized investment gains (losses)	25,317	(839)	18,382
Income tax expense	(2,245)	(1,779)	(7,242)

Net realized investment gains (losses), net of tax	$23,072	$(2,618)	$11,140

        Currently, our portfolio is actively managed to maximize total return within certain guidelines. The effect of financial market movements on the investment portfolio will directly impact net realized investment gains and losses as the portfolio is adjusted and rebalanced. The net realized investment gains of $22.5 million for the year ended December 31, 2003 and net realized investment losses of $6.4 million and $2.1 million for the years ended December 31, 2002 and 2001, respectively, on our fixed income portfolio resulted from the sale of certain securities to reduce credit exposure, and from sales related to rebalancing the portfolio. Included in "Other" in the table above are net realized gains of $2.1 million for the year ended December 31, 2003. Such amount included $1.9 million of proceeds received from a class action lawsuit related to a publicly traded equity security which we previously owned and for which we had recorded a significant realized loss in a prior year.

        Our investment portfolio is classified as available for sale. During the years ended December 31, 2003 and 2002, we realized gross losses from the sale of fixed maturities of $5.0 million and $10.0 million, respectively. With respect to those securities that were sold at a loss, the following is an analysis of the gross realized losses based on the period of time those securities had been in an unrealized loss position:

	Year Ended December 31,
	2003	2002
	(in thousands)
Less than 6 months	$3,888	$9,349
At least 6 months but less than 12 months	558	658
Over 12 months	595	—

Total	$5,041	$10,007

        The fair values of such securities sold at a loss during the years ended December 31, 2003 and 2002 were $779.5 million and $235.1 million, respectively. Our process for identifying declines in the fair value of investments that are other than temporary involves consideration of several factors. These factors include (i) the time period in which there has been a significant decline in value, (ii) an analysis of the liquidity, business prospects and overall financial condition of the issuer, (iii) the significance of the decline and (iv) our intent and ability to hold the investment for a sufficient period of time for the value to recover. Where our analysis of the above factors results in the conclusion that declines in fair values are other than temporary, the cost of the securities is written down to fair value and the previously unrealized loss is therefore reflected as a realized loss.

        With respect to securities where the decline in value is determined to be temporary and the security's value is not written down, a subsequent decision may be made to sell that security and realize a loss. As mentioned above, we consider our intent and ability to hold a security until the value recovers in the process of evaluating whether a security with an unrealized loss represents an other than temporary decline. However, this factor, on its own, is not determinative as to whether we will recognize an impairment charge. We believe our ability to hold such securities is supported by our positive cash flow from operations where we can generate sufficient liquidity in order to meet our claims payment obligations arising from our underwriting operations without selling such investments. Cash flow from operating activities was $1.61 billion and $669.1 million, in 2003 and 2002, respectively. However, subsequent decisions on security sales are made within the context of overall risk monitoring, changing information and an assessment of value relative to other comparable securities. While our external investment managers may, at a given point in time, believe the preferred course of action is to hold securities until such losses are recovered, the dynamic nature of the portfolio management may result in a subsequent decision to sell the security and realize the loss, based upon changes in interest rates, duration targets, relative value and other factors. We believe these subsequent decisions are consistent with the classification of our investment portfolio as available for sale. We did not record an impairment on securities that were purchased and subsequently sold at a loss during the year ended December 31, 2003 due to the factors discussed above.

Other

        Other fee income, net of related expenses, represents revenues and expenses provided by our non-underwriting operations. Other income is generated by our investments in privately held securities. At December 31, 2003, we held five investments in privately held securities. Three of such investments are accounted for under the equity method of accounting. Under the equity method, we record a proportionate share of the investee company's net income or loss based on our ownership percentage in such investment, which amounted to $3.0 million for the year ended December 31, 2003, compared to $2.2 million and $2.6 million for the years ended December 31, 2002 and 2001, respectively.

        Other expenses primarily represent certain holding company costs necessary to support our growing worldwide insurance and reinsurance operations and costs associated with operating as a publicly-traded company. Other expenses for the year ended December 31, 2003 include approximately $3.1 million of costs related to the resolution of an adjustment basket pursuant to the subscription agreement entered into in connection with the November 2001 capital infusion. See note 9, "Transactions with Related Parties," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

Net Foreign Exchange Gains or Losses

        Net foreign exchange gains for the year ended December 31, 2003 of $997,000 consisted of net unrealized losses of $2,153,000 and net realized gains of $3,150,000. Net foreign exchange gains for the year ended December 31, 2002 of $2,449,000 consisted of net unrealized losses of $36,000 and net realized gains of $2,485,000. Foreign exchange gains and losses vary with fluctuations in currency rates and result from the remeasurement of foreign denominated monetary assets and liabilities. These gains and losses could add significant volatility to our net income in future periods.

Non-Cash Compensation

Restricted Stock

        During 2003, 2002 and 2001, we made certain grants (primarily of restricted common shares) to employees and to Robert Clements, chairman of our board of directors, under our stock incentive plans and other arrangements. These grants were made primarily in connection with our underwriting initiative. After-tax non-cash compensation expense included in net income for the year ended December 31, 2003 was $13.8 million. After-tax non-cash compensation expense included in net income for the year ended December 31, 2002 was $48.9 million, of which $39.5 million related to certain restricted common shares for which the vesting terms had been accelerated during 2002, as discussed below.

        During 2002, our board of directors accelerated the vesting terms of certain restricted common shares granted to Mr. Clements, which had been issued in connection with the November 2001 capital infusion, and Mr. Clements agreed to repay the outstanding $13.5 million loan previously made to him by us. Mr. Clements was granted 1,689,629 restricted common shares which were initially scheduled to vest in five equal annual amounts commencing on October 23, 2002. The vesting period and the amounts have been changed as follows: 60% of the shares vested on October 23, 2002, 20% of the shares vested on October 23, 2003 and 20% will vest on October 23, 2004.

        The $13.5 million loan made by us to Mr. Clements was used by him to pay income and self employment taxes. Under his retention agreement, Mr. Clements received additional compensation in cash in an amount sufficient to defray the loan's interest costs. In order to facilitate the repayment of the loan, we agreed to repurchase an amount of Mr. Clements' shares equal to the principal balance of the loan, less any cash payment made by Mr. Clements, for a price per share based on the market price for the common shares as reported on the NASDAQ National Market on the date of sale. In addition, we agreed to make gross-up payments to Mr. Clements in the event of certain tax liabilities in connection with the repurchase. Pursuant to such arrangements, we repurchased 411,744 common shares from Mr. Clements for an aggregate purchase price of $11.5 million. Mr. Clements used all of such sale proceeds and $2.0 million in cash to repay the entire loan balance on November 12, 2002. Following such share repurchase, our book value per diluted share decreased by approximately $0.04 per share. During the loan period, compensation to

Mr. Clements under his retention agreement included payments of $638,000 from us, of which $364,000 was used by him to pay interest on the loan and the balance was used to pay his related income tax liabilities.

Stock Options

        As discussed above under the caption "—Critical Accounting Policies, Estimates and Recent Accounting Pronouncements—Stock Issued to Employees," we have elected to continue to account for stock-based compensation in accordance with APB No. 25 and have provided the required additional pro forma disclosures. Such pro forma information has been determined as if we had accounted for our employee stock options under the fair value method of SFAS No. 123. The fair value of employee stock options has been estimated at the date of grant using the Black-Scholes option valuation model. See note 2(l), "Significant Accounting Policies—Stock Awards," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

        For purposes of the required pro forma information, the estimated fair value of employee stock options is amortized to expense over the options' vesting period. The weighted average fair value of options granted during the years ended December 31, 2003, 2002 and 2001 was $2.8 million, $13.4 million and $26.0 million, respectively.

        Had we accounted for our employee stock options under the fair value method, our net income per share would have been adjusted to the pro forma amounts indicated below; however, the expensing of stock options would have had no impact on our shareholders' equity.

	Years Ended December 31,
	2003	2002	2001
	(in thousands, except per share data)
Net income, as reported	$280,591	$58,982	$22,016
Total stock-based employee compensation expense under fair value method, net of tax	(6,319)	(13,451)	(5,638)
Pro forma net income	$274,272	$45,531	$16,378
Earnings per share—diluted:
As reported	$4.14	$0.99	$1.29
Pro forma	$4.05	$0.76	$0.96

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models, such as the Black-Scholes model, require the input of highly subjective assumptions, including expected stock price volatility. As our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, we believe that the existing option valuation models, such as the Black-Scholes model, may not necessarily provide a reliable single measure of the fair value of employee stock options. The effects of applying SFAS No. 123 as shown in the pro forma disclosures may not be representative of the effects on reported net income for future years.

Extraordinary Gain

        On November 30, 2002, we acquired PSIC, a non-standard automobile insurer, for $2.5 million. For the year ended December 31, 2002, we recorded an extraordinary gain of $3.9 million, or $0.07 per share, from this acquisition. The extraordinary gain represented the excess of the fair value of acquired net assets of $6.4 million over the purchase price of $2.5 million. The indicated $6.4 million fair value of acquired net assets reflected the reduction of the carrying value of certain applicable assets to zero. In addition, we recorded an extraordinary gain of $816,000 in the year ended December 31, 2003 representing an adjustment to the fair value of PSIC due to the recognition of deferred tax assets as part of the acquisition. PSIC is included in our insurance segment.

Income Taxes

        ACGL changed its legal domicile from the United States to Bermuda in November 2000. Under current Bermuda law, we are not obligated to pay any taxes in Bermuda based upon income or capital gains. We have received a written undertaking from the Minister of Finance in Bermuda under the Exempted Undertakings Tax Protection Act of 1966 that in the event legislation is enacted in Bermuda imposing tax computed on profits, income, gain or appreciation on any capital asset, or tax in the nature of estate duty or inheritance tax, such tax will not be applicable to us or our operations until March 28, 2016.

        ACGL will be subject to U.S. federal income tax only to the extent that it derives U.S. source income that is subject to U.S. withholding tax or income that is effectively connected with the conduct of a trade or business within the U.S. and is not exempt from U.S. tax under an applicable income tax treaty. ACGL will be subject to a withholding tax on dividends from U.S. investments and interest from certain U.S. taxpayers. ACGL does not consider itself to be engaged in a trade or business within the U.S. and, consequently, does not expect to be subject to direct U.S. income taxation. However, because there is uncertainty as to the activities which constitute being engaged in a trade or business within the United States, there can be no assurances that the U.S. Internal Revenue Service will not contend successfully that ACGL or its non-U.S. subsidiaries are engaged in a trade or business in the United States. If ACGL or any of its non-U.S. subsidiaries were subject to U.S. income tax, ACGL's shareholders' equity and earnings could be materially adversely affected. ACGL's U.S. subsidiaries are subject to U.S. income taxes on their worldwide income. See "Risk Factors—Risks Relating to Taxation" and "Material U.S. Federal Income Tax Considerations."

        The 2003, 2002 and 2001 income tax provisions resulted in effective tax rates of 9.0%, 12.5% and 44.0%, respectively, on income before extraordinary items excluding the effect of reductions in our valuation allowance in the amount of $773,000, $7.4 million and $8.5 million, respectively. Our effective tax rate fluctuates from year to year consistent with the relative mix of income reported by jurisdiction due primarily to the varying tax rates in each jurisdiction. We currently estimate that our comparable income tax provision in 2004 will result in an effective tax rate of approximately 11.0%, although no assurances can be given to that effect. See note 8, "Income Taxes," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement, for a reconciliation of the difference between the provision for income taxes and the expected tax provision at the weighted average statutory tax rate for the years ended December 31, 2003, 2002 and 2001.

        At December 31, 2003, we have a valuation allowance of $1.4 million against a deferred tax asset in one of our subsidiaries that currently does not have a business plan to produce significant future taxable income. See note 8, "Income Taxes," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended

December 31, 2003, which is incorporated by reference in this prospectus supplement, and "—Critical Accounting Policies, Estimates and Recent Accounting Pronouncements—Valuation Allowance."

        We have net operating loss carryforwards in our U.S. operating subsidiaries totaling approximately $38.8 million at December 31, 2003. Such net operating losses are currently available to offset our future U.S. taxable income and expire between 2011 and 2023. Full utilization of our net operating losses would reduce future taxes payable by $13.6 million. In addition, we have an alternative minimum tax credit carryforward in the amount of $1.4 million, which can be carried forward without expiration. On November 20, 2001, we underwent an ownership change for U.S. federal income tax purposes as a result of the capital raised at that time. As a result of this ownership change, limitations are imposed upon the utilization of our existing net operating losses and the alternative minimum tax credit carryforward. See note 8, "Income Taxes," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

Liquidity and Capital Resources

        ACGL is a holding company whose assets primarily consist of the shares in its subsidiaries. Generally, we depend on our available cash resources, liquid investments and dividends or other distributions from our subsidiaries to make payments, including the payment of operating expenses we may incur and for any dividends our board of directors may determine. ACGL does not currently intend to declare any dividends.

        Pursuant to a shareholders agreement that we entered into in connection with the November 2001 capital infusion, we have agreed not to declare any dividend or make any other distribution on our common shares, and not to repurchase any common shares, until we have repurchased from the Warburg Pincus funds, the Hellman & Friedman funds and the other holders of our preference shares, pro rata, on the basis of the amount of each of these shareholders' investment in us at the time of such repurchase, preference shares having an aggregate value of $250.0 million, at a per share price acceptable to these shareholders.

        On a consolidated basis, our aggregate invested assets, including cash and short-term investments, totaled $3.72 billion at December 31, 2003. ACGL's readily available cash, short-term investments and marketable securities, excluding amounts held by our regulated insurance and reinsurance subsidiaries, totaled $10.6 million at December 31, 2003.

        The ability of our regulated insurance and reinsurance subsidiaries to pay dividends or make distributions is dependent on their ability to meet applicable regulatory standards. Under Bermuda law, Arch Re Bermuda is required to maintain a minimum solvency margin (i.e., the amount by which the value of its general business assets must exceed its general business liabilities) equal to the greatest of (1) $100,000,000, (2) 50% of net premiums written (being gross premiums written by us less any premiums ceded by us, but we may not deduct more than 25% of gross premiums when computing net premiums written) and (3) 15% of loss and other insurance reserves. Arch Re Bermuda is prohibited from declaring or paying any dividends during any financial year if it is not in compliance with its minimum solvency margin. In addition, Arch Re Bermuda is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year's statutory balance sheet) unless it files, at least seven days before payment of such dividends, with the Bermuda Monetary Authority an affidavit stating that it will continue to meet the required margins. In addition, Arch Re Bermuda is prohibited, without prior approval of the Bermuda Monetary Authority, from reducing by 15% or more its total statutory capital, as set out in its previous year's financial statements. At

December 31, 2003, Arch Re Bermuda had statutory capital and surplus as determined under Bermuda law of $1.43 billion (including ownership interests in its subsidiaries). Accordingly, 15% of Arch Re Bermuda's capital, or approximately $214.5 million, is available for dividends during 2004 without prior approval under Bermuda law, as discussed above. Our U.S. insurance and reinsurance subsidiaries, on a consolidated basis, may not pay any significant dividends or distributions during 2004 without prior regulatory approval. In addition, the ability of our insurance and reinsurance subsidiaries to pay dividends could be constrained by our dependence on financial strength ratings from independent rating agencies. Our ratings from these agencies depend to a large extent on the capitalization levels of our insurance and reinsurance subsidiaries.

        We are required to maintain assets on deposit with various regulatory authorities to support our insurance and reinsurance operations. The assets on deposit are available to settle insurance and reinsurance liabilities to third parties. We also have investments in segregated portfolios primarily to provide collateral or guarantees for letters of credit to third parties. At December 31, 2003 and 2002, such amounts approximated $289.7 million and $129.2 million, respectively. In addition, Arch Re Bermuda maintains assets in trust accounts to support insurance and reinsurance transactions with affiliated U.S. companies. At December 31, 2003 and 2002, such amounts approximated $1.12 billion and $233.1 million, respectively.

        ACGL, through its subsidiaries, provides financial support to certain of its insurance subsidiaries and affiliates, through certain reinsurance arrangements essential to the ratings of such subsidiaries. Except as described in the preceding sentence, or where express reinsurance, guarantee or other financial support contractual arrangements are in place, each of ACGL's subsidiaries or affiliates is solely responsible for its own liabilities and commitments (and no other ACGL subsidiary or affiliate is so responsible). Any reinsurance arrangements, guarantees or other financial support contractual arrangements that are in place are solely for the benefit of the ACGL subsidiary or affiliate involved and third parties (creditors or insureds of such entity) are not express beneficiaries of such arrangements.

        Cash flow from operating activities on a consolidated basis is provided by premiums collected, fee income, investment income and collected reinsurance recoverables, offset by losses and loss adjustment expense payments, reinsurance premiums paid, operating costs and current taxes paid. Consolidated cash provided by operating activities was $1.61 billion for the year ended December 31, 2003, compared to $669.1 million for the year ended December 31, 2002. The increase in cash flow in the 2003 periods compared to the 2002 periods was primarily due to the growth in premium volume and a low level of claim payments due, in part, to the limited history of our insurance and reinsurance operations.

        We monitor our capital adequacy on a regular basis. The future capital requirements of our business will depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. Our ability to underwrite is largely dependent upon the quality of our claims paying and financial strength ratings as evaluated by independent rating agencies. In particular, we require (1) sufficient capital to maintain our financial strength ratings, as issued by several ratings agencies, at a level considered necessary by management to enable our key operating subsidiaries to compete; (2) sufficient capital to enable our underwriting subsidiaries to meet the capital adequacy tests performed by statutory agencies in the U.S. and other key markets; (3) letters of credit and other forms of collateral that are required by our non-U.S. operating companies that are "non-admitted" under U.S. state insurance regulations; and (4) revolving credit to meet short-term liquidity needs.

        To the extent that our existing capital is insufficient to fund our future operating requirements or maintain such ratings, we may need to raise additional funds through financings or limit our growth. If we are not able to obtain adequate capital, our business, results of operations and financial condition could be adversely affected, which could include, among other things, the following possible outcomes: (1) potential downgrades in the financial strength ratings assigned by ratings agencies to our operating subsidiaries, which could place those operating subsidiaries at a competitive disadvantage compared to higher-rated competitors; (2) reductions in the amount of business that our operating subsidiaries are able to write in order to meet capital adequacy-based tests enforced by statutory agencies; and (3) any resultant ratings downgrades could increase the cost of bank credit and letters of credit.

        In addition to common share capital, we depend on external sources of finance to support our underwriting activities, which can be in the form (or any combination) of debt securities, preference shares and bank credit. Any equity or debt financing, if available at all, may be on terms that are unfavorable to us. In the case of equity financings, dilution to our shareholders could result, and, in any case, such securities may have rights, preferences and privileges that are senior to those of our outstanding securities.

        We expect that our operational needs, including our anticipated insurance obligations and operating and capital expenditure needs, for the next twelve months, at a minimum, will be met by our balance of cash and short-term investments, as well as by funds generated from underwriting activities and investment income and proceeds on the sale or maturity of our investments, or as described in the preceding paragraphs.

        We have access to letter of credit facilities of certain of our subsidiaries for up to $300 million as of December 31, 2003. When issued under the letter of credit facilities, such letters of credit are secured by a portion of such subsidiaries' investment portfolio. At December 31, 2003, we had approximately $168.3 million in outstanding letters of credit under the letter of credit facilities which were secured by investments totaling $177.6 million. We were in compliance with all covenants contained in the agreements for such letters of credit facilities at December 31, 2003. The letter of credit facilities expire in August 2004 and November 2004. It is anticipated that the letter of credit facilities will be renewed (or replaced) on expiry, but such renewal (or replacement) will be subject to the availability of credit from banks which we utilize. In the event such support is insufficient, we could be required to provide alternative security to cedents. This could take the form of additional insurance trusts supported by our investment portfolio or funds withheld using our cash resources. If we are unable to post security in the form of letters of credit or trust funds when required under such regulations, our operations could be significantly and negatively affected. In addition to letters of credit, we have and may establish insurance trust accounts in the U.S. and Canada to secure our reinsurance amounts payable as required. At December 31, 2003, CAD $29.3 million had been set aside in Canadian trust accounts. See "—Contractual Obligations and Commercial Commitments—Letter of Credit Facilities" for a description of the credit facility.

        In September 2003, we entered into an unsecured credit facility with a syndicate of banks which provides for the borrowing of up to $300.0 million, which we refer to as our revolving credit facility. The revolving credit facility is in the form of a 364-day revolving credit agreement that may be converted by us into a two-year term loan at expiration. On September 29, 2003, we borrowed $200.0 million under the revolving credit facility. The proceeds from such borrowings were contributed to our subsidiaries to support their underwriting activities. The revolving credit facility is available to provide capital in support of our growing insurance and reinsurance businesses, as well as other general corporate purposes. We are required to comply with certain covenants under the revolving credit facility agreement. These covenants require, among other things, that (i) we maintain a debt to shareholders' equity ratio of not greater than 0.35 to 1; (ii) we maintain shareholders' equity in excess of $1.0 billion plus 40% of future aggregate net income (not including any future net losses) and 40% of future aggregate capital raising proceeds; and (iii) our principal insurance and reinsurance subsidiaries maintain at least a "B++" rating from A.M. Best.

We were in compliance with all covenants contained in the revolving credit facility agreement at December 31, 2003. See "—Contractual Obligations and Commercial Commitments—Credit Line" for a description of the revolving credit facility.

        We will use approximately $200.0 million of proceeds from this offering to repay all outstanding amounts under our revolving credit facility. See "Use of Proceeds." Our revolving credit facility provides that, in connection with our issuance of public debt in a capital markets transaction we are required to effect a permanent reduction in the availability under the revolving credit facility in an amount equal to 50% of the net cash proceeds received from such public debt issuance. However, we have obtained a waiver from the required lenders under our revolving credit facility waiving the requirement to permanently reduce availability in connection with this offering. After giving effect to the repayment of outstanding amounts with a portion of the proceeds of this offering and the waiver, each as described above, the revolving credit facility will provide us with availability of up to $300.0 million.

        In January 2004, the Securities and Exchange Commission declared effective our universal shelf registration statement. This registration statement, which replaces our previous shelf registration statement with an unused portion of approximately $309 million, allows for the possible future offer and sale by us of up to $500 million of various types of securities, including unsecured debt securities, preference shares, common shares, warrants, share purchase contracts and units and depositary shares. The shelf registration statement enables us to cost effectively and efficiently access public debt and/or equity capital markets in order to meet our future capital needs. Any additional issuance of common shares by us could have the effect of diluting our earnings per share and our book value per share. In addition, the registration statement allows selling shareholders to resell up to an aggregate of 9,892,594 common shares that they own (or may acquire upon the conversion of outstanding preference shares or warrants) in one or more offerings from time to time pursuant to existing registration rights principally granted in connection with the 2001 capital infusion. We will not receive any proceeds from the shares offered by the selling shareholders.

        At December 31, 2003, our total capital of $1.91 billion consisted of revolving credit facility borrowings of $200.0 million, representing 10.5% of the total, and shareholders' equity of $1.71 billion, representing 89.5% of the total. At December 31, 2002, our total capital of $1.41 billion consisted of shareholders' equity with no borrowings outstanding. The increase in our total capital during 2003 was primarily attributable to the effects of net income for the year ended December 31, 2003 and the borrowings under our credit facility in September 2003.

        In March 2004, we consummated an offering of 4,688,750 ACGL common shares at an offering price to the public of $40.00 per share. The offering resulted in net proceeds to us of approximately $179.3 million. We used the net proceeds for general corporate purposes, including contributions to the capital of our wholly-owned insurance and reinsurance subsidiaries to support their underwriting activities.

Certain Matters Which May Materially Affect Our Results of Operations and/or Financial Condition

Reserves for Losses and Loss Adjustment Expenses

        We establish reserves for losses and loss adjustment expenses which represent estimates involving actuarial and statistical projections, at a given point in time, of our expectations of the ultimate settlement and administration costs of losses incurred. Estimating loss reserves is inherently difficult, which is exacerbated by the fact that we are a relatively new company with relatively limited historical experience upon which to base such estimates. We utilize actuarial models as well as available historical insurance industry loss ratio experience and loss development patterns to assist in the establishment of loss reserves. Actual losses and loss adjustment expenses paid will deviate, perhaps substantially, from the reserve estimates reflected in our financial statements. See the section above entitled "—Critical Accounting Policies, Estimates and Recent Accounting Pronouncements—Reserves for Losses and Loss Adjustment Expenses."

Premium Estimates

        Our premiums written and premiums receivable include estimates for our insurance and reinsurance operations. Insurance premiums written include estimates in our program business and aviation business. Reinsurance premiums written include amounts reported by the ceding companies, supplemented by our own estimates of premiums for which ceding company reports have not been received. The basis for the amount of premiums written recognized varies based on the types of contracts we write. Premiums on our excess of loss and pro rata reinsurance contracts are estimated when the business is underwritten. For excess of loss contracts, the minimum premium, as defined in the contract, is generally recorded as an estimate of premiums written as of the date of the treaty. Estimates of premiums written under pro rata contracts are recorded in the period in which the underlying risks are expected to incept and are based on information provided by the brokers and the ceding companies. For multi-year reinsurance treaties which are payable in annual installments, only the initial annual installment is included as premiums written at policy inception due to the ability of the reinsured to commute or cancel coverage during the term of the policy. The remaining annual installments are included as premiums written at each successive anniversary date within the multi-year term.

        Premium estimates are reviewed at least quarterly, based on management's detailed review by treaty, comparing actual reported premiums to expected ultimate premiums. In addition, a confirmation by the responsible underwriter to the broker as to the realization of the expected premium is performed prior to the detailed treaty review along with a review of the aging and collection of premium estimates recorded. Based on such review, management evaluates the appropriateness of the premium estimates, and any adjustment to these estimates is recorded in the period in which it becomes known. Adjustments to original premium estimates could be material and such adjustments could directly and significantly impact earnings favorably or unfavorably in the period they are determined because the subject premium may be fully or substantially earned. A significant portion of amounts included as premiums receivable, which represent estimated premiums written, net of commissions, is not currently due based on the terms of the underlying contracts. Due to the above process, management believes that the premium estimates included in premiums receivable will be collectible and, therefore, no provision for doubtful accounts has been recorded on the premium estimates at December 31, 2003.

Reinsurance Protection and Recoverables

        For purposes of limiting our risk of loss, we reinsure a portion of our exposures, paying to reinsurers a part of the premiums received on the policies we write, and we may also use retrocessional protection. For the year ended December 31, 2003, ceded premiums written represented approximately 15.1% of gross premiums written, compared to 15.2% for the year ended December 31, 2002.

        The availability and cost of reinsurance and retrocessional protection is subject to market conditions, which are beyond our control. Currently, the market for these arrangements is experiencing high demand for various products and it is not certain that we will be able to obtain adequate protection at cost effective levels. As a result of such market conditions and other factors, we may not be able to successfully mitigate risk through reinsurance and retrocessional arrangements. Further, we are subject to credit risk with respect to our reinsurers and retrocessionaires because the ceding of risk to reinsurers and retrocessionaires does not relieve us of our liability to the clients or companies we insure or reinsure. Our failure to establish adequate reinsurance or retrocessional arrangements or the failure of our existing reinsurance or retrocessional arrangements to protect us from overly concentrated risk exposure could adversely affect our financial condition and results of operations.

        We monitor the financial condition of our reinsurers and attempt to place coverages only with substantial, financially sound carriers. At December 31, 2003, approximately 82.7% of our reinsurance recoverables on paid and unpaid losses of $428.0 million (not including prepaid reinsurance premiums) were due from carriers which had an A.M. Best rating of "A-" or better. Our recoverable on paid and unpaid losses from Sentry Insurance a Mutual Company ("Sentry") represented 5.7% of our total shareholders' equity at December 31, 2003, as described below. No other reinsurance recoverables exceeded 5% of our total shareholders' equity.

        The following table details our reinsurance recoverables at December 31, 2003:

	% of Total	A.M. Best Rating(1)
Sentry Insurance a Mutual Company(2)	22.7%	A+
Alternative market recoverables(3)	11.5%	NR
Lloyd's of London syndicates(4)	8.3%	A-
Everest Reinsurance Corporation	7.6%	A+
Swiss Reinsurance America Corporation	6.0%	A+
Employers Reinsurance Corporation	5.7%	A
Hartford Fire Insurance Company	2.9%	A+
Odyssey Reinsurance Group	2.9%	A
Allied World Assurance Company Ltd.	2.4%	A+
Berkley Insurance Company	2.3%	A
Folksamerica Reinsurance Company	2.2%	A
ACE Property & Casualty Insurance Company	2.1%	A
Lyndon Property Insurance Company(5)	1.5%	A-
Gerling Global Reinsurance Corporation of America(6)	1.5%	NR
Lumbermens Mutual Casualty Company	1.2%	D
PMA Capital Insurance Company	0.9%	B++
AXA Corporate Solutions Reinsurance Company	0.5%	B+
Knight Insurance Company Ltd.	0.4%	B+
Trenwick America Reinsurance Corporation	0.2%	NR
Commercial Risk Re-Insurance Company	0.1%	B
SCOR Reinsurance Company	0.1%	B++
All other(7)	17.0%

Total	100.0%

(1)
The financial strength ratings are as of March 1, 2004 and were assigned by A.M. Best based on its opinion of the insurer's financial strength as of such date. An explanation of the ratings listed in the table follows: the rating of "A+" is designated "Superior"; the "A" and "A-" ratings are designated "Excellent"; ratings of "B++" and "B+" are designated "Very Good"; the rating of "B" is designated "Fair"; and the "D" rating is designated "Poor." Additionally, A.M. Best has five classifications within the "Not Rated" or "NR" category. Reasons for an "NR"

  rating being assigned by A.M. Best include insufficient data, size or operating experience, companies which are in run-off with no active business writings or are dormant, companies which disagree with their rating and request that a rating not be published or insurers that request not to be formally evaluated for the purposes of assigning a rating opinion.

(2)
In connection with our acquisition of Arch Specialty in February 2002, the seller, Sentry, agreed to assume all liabilities arising out of Arch Specialty's business prior to the closing of the acquisition. In addition to the guarantee provided by Sentry, substantially all of the recoverable from Sentry is still subject to the original reinsurance agreements inuring to Arch Specialty and, to the extent Sentry fails to comply with its payment obligations to us, we may obtain reimbursement from the third party reinsurers under such agreements.

(3)
Includes amounts recoverable from separate cell accounts in our alternative markets unit. Substantially all of such amounts are collateralized with letters of credit or deposit funds.

(4)
The A.M. Best group rating of "A-" (Excellent) has been applied to all Lloyd's of London syndicates.

(5)
In connection with our acquisition of Western Diversified in June 2003, the seller, Protective Life Corporation, and certain of its affiliates (including Lyndon Property Insurance Company) agreed to assume all liabilities arising out of Western Diversified's business prior to the closing of the acquisition. The balance due from Lyndon Property Insurance Company reflected above includes all such amounts.

(6)
Gerling Global Reinsurance Corporation of America is a stand-alone subsidiary of Gerling Globale Rückversicherungs-AG. Gerling Global Reinsurance Corporation of America reported that it had approximately $71 million of statutory policyholders' surplus at December 31, 2003 and is current in its payment obligations to us.

(7)
The following table provides a breakdown of the "All other" category by A.M. Best rating:

% of Total
Companies rated "A-" or better	16.0%
Companies not rated	1.0%

Total	17.0%

Natural and Man-Made Catastrophic Events

        We have large aggregate exposures to natural and man-made catastrophic events. Catastrophes can be caused by various events, including, but not limited to, hurricanes, floods, windstorms, earthquakes, hailstorms, explosions, severe winter weather and fires. Catastrophes can also cause losses in non-property business such as workers' compensation or general liability. In addition to the nature of property business, we believe that economic and geographic trends affecting insured property, including inflation, property value appreciation and geographic concentration tend to generally increase the size of losses from catastrophic events over time.

        We have substantial exposure to unexpected, large losses resulting from future man-made catastrophic events, such as acts of war, acts of terrorism and political instability. These risks are inherently unpredictable and recent events may lead to increased frequency and severity of losses. It is difficult to predict the timing of such events with statistical certainty or estimate the amount of loss any given occurrence will generate. It is not possible to eliminate completely our exposure to unforecasted or unpredictable events and, to the extent that losses from such risks occur, our financial condition and results of operations could be materially adversely affected. Therefore, claims for natural and man-made catastrophic events could expose us to large losses and cause substantial volatility in our results of operations, which could cause the value of our common shares to fluctuate widely. In certain instances, we specifically insure and reinsure risks resulting from terrorism. Even in cases where we attempt to exclude losses from terrorism and certain other similar risks from some coverages written by us, we may not be successful in doing so. Moreover, irrespective of the clarity and inclusiveness of policy language, there can be no assurance that a court or arbitration panel will limit enforceability of policy language or otherwise issue a ruling adverse to us.

        We seek to limit our loss exposure by writing a number of our reinsurance contracts on an excess of loss basis, adhering to maximum limitations on reinsurance written in defined geographical zones, limiting program size for each client and prudent underwriting of each program written. In the case of proportional treaties, we generally seek per occurrence limitations or loss ratio caps to limit the impact of losses from any one event. We cannot be sure that any of these loss limitation methods will be effective. We also seek to limit our loss exposure by geographic diversification. Geographic zone limitations involve significant underwriting judgments, including the determination of the area of the zones and the inclusion of a particular policy within a particular zone's limits. There can be no assurance that various provisions of our policies, such as limitations or exclusions from coverage or choice of forum, will be enforceable in the manner we intend. Disputes relating to coverage and choice of legal forum may also arise. Underwriting is inherently a matter of judgment, involving important assumptions about matters that are inherently unpredictable and beyond our control, and for which historical experience and probability analysis may not provide sufficient guidance. One or more catastrophic or other events could result in claims that substantially exceed our expectations, which could have a material adverse effect on our financial condition or our results of operations, possibly to the extent of eliminating our shareholders' equity.

        For our catastrophe exposed business, we seek to limit the amount of exposure we will assume from any one insured or reinsured and the amount of the exposure to catastrophe losses in any geographic zone. We monitor our exposure to catastrophic events, including earthquake, wind and specific terrorism exposures, and periodically reevaluate the estimated probable maximum pre-tax loss for such exposures. Our estimated probable maximum pre-tax loss is determined through the use of modeling techniques, but such estimate does not represent our total potential loss for such exposures. We seek to limit the probable maximum pre-tax loss to a percentage of our total shareholders' equity for severe catastrophic events. Currently, we generally seek to limit the probable maximum pre-tax loss to approximately 25% of total shareholders' equity for a severe catastrophic event in any geographic zone that could be expected to occur once in every

250 years. There can be no assurances that we will not suffer pre-tax losses greater than 25% of our total shareholders' equity from one or more catastrophic events due to several factors, including the inherent uncertainties in estimating the frequency and severity of such events and the margin of error in making such determinations resulting from potential inaccuracies in the data provided by clients and brokers, the modeling techniques and the application of such techniques. In addition, depending on business opportunities and the mix of business that may comprise our insurance and reinsurance portfolio, we may seek to limit the probable maximum pre-tax loss to a higher percentage of our total shareholders' equity for our catastrophe exposed business.

        For property catastrophe-related exposures from January 1, 2003 through September 30, 2003, our insurance operations entered into a reinsurance treaty which provides coverage for property catastrophe-related losses equal to 95% of the first $70 million in excess of a $50 million retention of such losses. On October 1, 2003, our insurance operations increased their coverage for property catastrophe-related losses to 95% of the first $95 million in excess of a $50 million retention of such losses. In addition, our reinsurance operations have purchased reinsurance which primarily provides coverage for certain catastrophe-related losses in California and Florida. Recoveries under such reinsurance treaties are calculated based upon the size of insured industry losses. In the future, we may seek to purchase additional catastrophe or other reinsurance protection. The availability and cost of such reinsurance protection is subject to market conditions, which are beyond our control. As a result of market conditions and other factors, we may not be successful in obtaining such protection. See "—Reinsurance Protection and Recoverables" above.

Foreign Currency Exchange Rate Fluctuation

        We write business on a worldwide basis, and our net income may be affected by fluctuations in the value of currencies other than the U.S. dollar. Changes in foreign currency exchange rates can reduce our revenues and increase our liabilities and costs, as measured in the U.S. dollar as our functional currency. We have not attempted to reduce our exposure to these exchange rate risks by investing in securities denominated in currencies other than the U.S. dollar. We may therefore suffer losses solely as a result of exchange rate fluctuations. In order to minimize the impact of exchange rate fluctuations, we are considering reducing our exposure to these exchange rate risks in 2004 by investing in securities denominated in currencies other than the U.S. dollar.

Management and Operations

        As a relatively new insurance and reinsurance company, our success will depend on our ability to integrate new management and operating personnel and to establish and maintain operating procedures and internal controls (including the timely and successful implementation of our information technology initiatives, which include the implementation of improved computerized systems and programs to replace or support manual systems) to effectively support our business and our regulatory and reporting requirements, and no assurances can be given as to the success of these endeavors, especially in light of the rapid growth of our business. Accordingly, we have been, and are continuing to, enhance our procedures and controls, including our control over financial reporting.

Shareholders Agreement

        The Warburg Pincus funds and the Hellman & Friedman funds together control a majority of our voting power on a fully-diluted basis and have the right to nominate a majority of directors to our board under the shareholders agreement entered into in connection with the November 2001 capital infusion. The shareholders agreement also provides that we cannot engage in certain transactions, including mergers and acquisitions and transactions in excess of certain amounts, without the consent of a designee of the Warburg Pincus funds and a designee of the Hellman &

Friedman funds. These provisions could have an effect on the operation of our business and, to the extent these provisions discourage takeover attempts, they could deprive our shareholders of opportunities to realize takeover premiums for their shares or could depress the market price of our common shares. By reason of their ownership and the shareholders agreement, the Warburg Pincus funds and the Hellman & Friedman funds are able to strongly influence or effectively control actions to be taken by us. The interests of these shareholders may differ materially from the interests of the holders of our common shares or holders of the notes, and these shareholders could take actions that are not in the interests of the holders of our common shares or holders of the notes.

Contingencies Relating to the Sale of Prior Reinsurance Operations

        See note 13, "Acquisition of Subsidiaries and Disposition of Prior Reinsurance Operations," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

Industry and Ratings

        We operate in a highly competitive environment, and since the September 11, 2001 events, new capital has entered the market. These factors may mitigate the benefits that the financial markets may perceive for the property and casualty insurance industry, and we cannot offer any assurances that we will be able to compete successfully in our industry or that the intensity of competition in our industry will not erode profitability for insurance and reinsurance companies generally, including us. In addition, we can offer no assurances that we will participate at all or to the same extent as more established or other companies in any price increases or increased profitability in our industry. If we do not share in such price increases or increased profitability, our financial condition and results of operations could be materially adversely affected.

        Financial strength and claims paying ratings from third party rating agencies are instrumental in establishing the competitive positions of companies in our industry. Periodically, rating agencies evaluate us to confirm that we continue to meet their criteria for the ratings assigned to us by them. Our reinsurance subsidiaries, Arch Re U.S. and Arch Re Bermuda, and our principal insurance subsidiaries, Arch Insurance Company, Arch E&S and Arch Specialty, each currently has a financial strength rating of "A-" (Excellent) from A.M. Best. The "A-" rating is the fourth highest out of fifteen ratings assigned by A.M. Best. With respect to our non-standard automobile insurers, American Independent has a financial strength rating of "B+" (Very Good) from A.M. Best, and PSIC has a financial strength rating of "A-" (Excellent) from A.M. Best. The "B+" rating is the sixth highest out of fifteen ratings assigned by A.M. Best. We are in the process of obtaining a financial strength rating for Western Diversified, acquired in 2003, which currently has been assigned "NR-3" (Rating Procedure Inapplicable) from A.M. Best.

        Rating agencies have been coming under increasing pressure as a result of high-profile corporate bankruptcies and may, as a result, increase their scrutiny of rated companies, revise their rating policies or take other action. We can offer no assurances that our ratings will remain at their current levels, or that our security will be accepted by brokers and our insureds and reinsureds. A ratings downgrade, or the potential for such a downgrade, could adversely affect both our relationships with agents, brokers, wholesalers and other distributors of our existing products and services and new sales of our products and services.

Contractual Obligations and Commercial Commitments

Letter of Credit Facilities

        We have access to letter of credit facilities of certain of our subsidiaries for up to $300 million as of December 31, 2003. The principal purpose of the letter of credit facilities is to issue, as required, evergreen standby letters of credit in favor of primary insurance or reinsurance counterparties with which we have entered into reinsurance arrangements to ensure that such counterparties are permitted to take credit for reinsurance obtained from our reinsurance subsidiaries in United States jurisdictions where such subsidiaries are not licensed or otherwise admitted as an insurer, as required under insurance regulations in the United States. The amount of letters of credit issued is driven by, among other things, the timing and payment of catastrophe losses, loss development of existing reserves, the payment pattern of such reserves, the further expansion of our business and the loss experience of such business.

        When issued under the letter of credit facilities, such letters of credit are secured by a portion of such subsidiaries' investment portfolio. In addition, the letter of credit facilities also requires the maintenance of certain financial covenants, with which we were in compliance at December 31, 2003. At such date, we had approximately $168.3 million in outstanding letters of credit under the letter of credit facilities which were secured by investments totaling $177.6 million. We were in compliance with all covenants contained in the agreements for such letter of credit facilities at December 31, 2003. In addition to letters of credit, we have and may establish insurance trust accounts in the U.S. and Canada to secure our reinsurance amounts payable as required. At December 31, 2003, CAD $29.3 million had been set aside in Canadian trust accounts.

        The letter of credit facilities expire in August 2004 and November 2004. It is anticipated that the letter of credit facilities will be renewed (or replaced) on expiry, but such renewal (or replacement) will be subject to the availability of credit from banks which we utilize. In the event such support is insufficient, we could be required to provide alternative security to cedents. This could take the form of additional insurance trusts supported by our investment portfolio or funds withheld using our cash resources. If we are unable to post security in the form of letters of credit or trust funds when required under such regulations, our operations could be significantly and negatively affected.

Credit Line

        In September 2003, we entered into an unsecured credit facility with a syndicate of banks led by JPMorgan Chase Bank and Bank of America, which we refer to as our revolving credit facility. The revolving credit facility is in the form of a 364-day revolving credit agreement that may be converted by us into a two-year term loan at expiration. The revolving credit facility provides for the borrowing of up to $300.0 million with interest at a rate selected by us equal to either (i) an adjusted London Interbank Offered Rate (LIBOR) plus a margin or (ii) an alternate base rate ("Base Rate"). The Base Rate is the higher of the rate of interest established by JPMorgan Chase Bank as its prime rate or the Federal Funds rate plus 0.5% per annum.

        The payment terms for amounts converted into a term loan at expiration are as follows: 16.66% due 12 months following expiration, 16.67% due 18 months following expiration and 66.67% due 24 months following expiration. The revolving credit facility is available to provide capital in support of our growing insurance and reinsurance businesses, as well as other general corporate purposes.

        We are required to comply with certain covenants under our revolving credit facility. These covenants require, among other things, that we (i) maintain a debt to shareholders' equity ratio of not greater than 0.35 to 1; (ii) maintain shareholders' equity in excess of $1.0 billion plus 40% of future aggregate net income (not including any future net losses) and 40% of future aggregate capital raising proceeds; and (iii) that our principal insurance and reinsurance subsidiaries maintain at least a "B++" rating from A.M. Best. We were in compliance with all covenants contained in the revolving credit facility agreement at December 31, 2003.

        On September 29, 2003, we borrowed $200.0 million at a fixed interest rate of approximately 2.44% through March 2004. Following March 2004, the interest rate was adjusted to the prevailing interest rate at such date as described above. The proceeds of such borrowings were contributed to our subsidiaries to support their underwriting activities. We incurred interest expense in connection with the facility of $1.4 million during 2003. In addition, we paid $1.3 million in fees in connection with the revolving credit facility during 2003. Such fees were deferred and are being amortized over the loan period. The unamortized balance at December 31, 2003 was $1.2 million.

        We will use approximately $200.0 million of proceeds from this offering to repay all outstanding amounts under our revolving credit facility. See "Use of Proceeds." Our revolving credit facility provides that, in connection with our issuance of public debt in a capital markets transaction we are required to effect a permanent reduction in the availability under the revolving credit facility in an amount equal to 50% of the net cash proceeds received from such public debt issuance. However, we have obtained a waiver from the required lenders under our revolving credit facility waiving the requirement to permanently reduce availability in connection with this offering. After giving effect to the repayment of outstanding amounts with a portion of the proceeds of this offering and the waiver, each as described above, the revolving credit facility will provide us with availability of up to $300.0 million.

Contractual Obligations

        The following table provides an analysis of our contractual commitments at December 31, 2003:

	Payment due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Long-term debt(1)	$200,000	$200,000	$—	$—	$—
Operating lease obligations	74,973	8,755	17,508	16,063	32,647
Purchase obligations	15,030	6,540	8,490	—	—

Total	$290,003	$215,295	$25,998	$16,063	$32,647

(1)
Represents borrowings under our unsecured revolving credit facility, as discussed above, which is in the form of a 364-day revolving credit agreement that may be converted by us into a two-year term loan at expiration.

Off-Balance Sheet Arrangements

        We are not party to any transaction, agreement or other contractual arrangement to which an entity unconsolidated with us is a party that management believes is reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors. We are currently evaluating Interpretation No. 46R, "Consolidation of Variable Interest Entities," which was recently issued by the FASB and will become effective for us during the 2004 first quarter. We currently believe that, under such interpretation, we will be required to consolidate the assets, liabilities and results of operations (if any) of a certain managing general agency in which one of our subsidiaries has an investment. Such agency ceased producing business in 1999 and is currently running-off its operations. Based on current information, no assets or liabilities of such agency would be required to be reflected on the face of our financial statements. Therefore, we believe that the adoption of FIN 46R will not have a material effect on our consolidated financial statements.

Investments

        At December 31, 2003, consolidated cash and invested assets totaled $3.72 billion, consisting of $286.2 million of cash and short-term investments, $3.4 billion of publicly traded fixed maturity securities and $32.5 million of privately held securities. At December 31, 2003, our fixed income portfolio, which includes fixed maturity securities and short-term investments, had an average Standard & Poor's quality rating of "AA+" and an average duration of 2.0 years. Our fixed income investment portfolio is currently managed by external investment advisors under our direction in accordance with investment guidelines provided by us. Our current guidelines stress preservation of capital, market liquidity and diversification of risk.

        The following table summarizes the estimated fair value and carrying value and amortized cost of our fixed maturity securities and equity securities at December 31, 2003:

	December 31, 2003
	Estimated Fair Value and Carrying Value	Gross Unrealized Gains	Gross Unrealized (Losses)	Amortized Cost
	(in thousands)
Fixed maturities:
U.S. government and government agencies	$1,343,295	$6,651	$(848)	$1,337,492
Corporate bonds	1,106,380	25,662	(1,612)	1,082,330
Asset backed securities	690,927	2,400	(1,495)	690,022
Mortgage backed securities	48,254	2,300	(54)	46,008
Municipal bonds	209,568	2,358	(131)	207,341

	3,398,424	39,371	(4,140)	3,363,193

Equity securities:
Privately held	32,476	4,850	(6)	27,632

Total	$3,430,900	$44,221	$(4,146)	$3,390,825

        The following table presents the Standard & Poor's credit quality distribution of our fixed maturity securities at December 31, 2003:

	Estimated Fair Value and Carrying Value	% of Total
	(in thousands)
Fixed Maturities:
AAA	$2,315,540	68.1%
AA	205,278	6.1%
A	696,802	20.5%
BBB	180,804	5.3%

Total	$3,398,424	100.0%

        As part of our investment strategy, we seek to establish a level of cash and highly liquid short-term and intermediate-term securities which, combined with expected cash flow, is believed by us to be adequate to meet our foreseeable payment obligations. We currently do not utilize derivative financial instruments such as futures, forward contracts, swaps or options or other financial instruments with similar characteristics such as interest rate caps or floors and fixed-rate loan commitments. Our portfolio includes investments, such as mortgage-backed securities, which are subject to prepayment risk. Our investments in mortgage-backed securities, which amounted to approximately $48.3 million at December 31, 2003, or 1.3% of cash and invested assets, are classified as available for sale and are not held for trading purposes.

        Our privately held equity securities consist of securities issued by privately held companies that are generally restricted as to resale or are otherwise illiquid and do not have readily ascertainable market values. The risk of investing in such securities is generally greater than the risk of investing in securities of widely held, publicly traded companies. At December 31, 2003, our private equity portfolio consisted of five investments totaling $32.5 million in fair value, with additional investment portfolio commitments in an aggregate amount of approximately $0.4 million. We do not currently intend to make any significant investments in privately held securities over and above our current commitments. See note 7, "Investment Information," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference into this prospectus supplement.

Book Value Per Share

        The following book value per share calculations are based on shareholders' equity of $1.71 billion and $1.41 billion at December 31, 2003 and 2002, respectively. Book value per share excludes the effects of stock options and Class B warrants. Diluted per share book value increased to $25.52 at December 31, 2003 from $21.20 at December 31, 2002. The increase in diluted per share book value was primarily attributable to our net income for the year ended December 31, 2003.

	December 31, 2003
			December 31, 2002
	Common Shares and Potential Common Shares
		Cumulative Book Value Per Share	Common Shares and Potential Common Shares	Cumulative Book Value Per Share
Common shares(1)	28,200,372	$31.74	27,725,334	$21.48
Series A convertible preference shares	38,844,665	$25.52	38,844,665	$21.20

Common shares and potential common shares	67,045,037		66,569,999

(1)
Book value per common share at December 31, 2003 and 2002 was determined by dividing (i) the difference between total shareholders' equity and the aggregate liquidation preference of the Series A convertible preference shares of $815.7 million, by (ii) the number of common shares outstanding. Restricted common shares are included in the number of common shares outstanding as if such shares were issued on the date of grant.

        Pursuant to the subscription agreement entered into in connection with the November 2001 capital infusion (the "Subscription Agreement"), an adjustment basket relating to certain non-core operations was calculated during the 2003 fourth quarter for purposes of determining whether we would be required to issue additional preference shares to the investors as a purchase price adjustment. The adjustment basket was equal to (1) the difference between value realized upon sale and the GAAP book value at the closing of the capital infusion (November 2001) (as adjusted based on a pre-determined growth rate) of agreed upon non-core businesses; plus (2) the difference between GAAP net book value of the insurance balances attributable to our core insurance operations with respect to any policy or contract written or having a specified effective date at the time of the final adjustment and those balances at the closing; minus (3) reductions in book value arising from costs and expenses relating to the transaction provided under the Subscription Agreement, actual losses arising out of breach of representations under the Subscription Agreement and certain other costs and expenses. If the adjustment basket had been calculated as less than zero, we would have been required to issue additional preference shares to the investors based on the decrease in value of the components of the adjustment basket. In February 2004, the parties agreed that the adjustment basket was greater than zero. Accordingly, no purchase price adjustment was required pursuant to the above calculations and, therefore, no additional preference shares will be issued to the investors. In addition, on the fourth anniversary of the closing, there will be a calculation of a further adjustment basket based on (1) liabilities owed to Folksamerica (if any) under the Asset Purchase Agreement, dated as of January 10, 2000, between us and Folksamerica, and (2) specified tax and ERISA matters under the Subscription Agreement.

Market Sensitive Instruments and Risk Management

        We are exposed to potential loss from various market risks, including changes in equity prices, interest rates and foreign currency exchange rates.

        In accordance with the SEC's Financial Reporting Release No. 48, we performed a sensitivity analysis to determine the effects that market risk exposures could have on the future earnings, fair values or cash flows of our financial instruments as of December 31, 2003. Market risk represents the risk of changes in the fair value of a financial instrument and consists of several components, including liquidity, basis and price risks.

        The sensitivity analysis performed as of December 31, 2003 presents hypothetical losses in cash flows, earnings and fair values of market sensitive instruments which were held by us on December 31, 2003 and are sensitive to changes in interest rates and equity security prices. This risk management discussion and the estimated amounts generated from the following sensitivity analysis represent forward-looking statements of market risk assuming certain adverse market conditions occur. Actual results in the future may differ materially from these projected results due to actual developments in the global financial markets. The analysis methods used by us to assess and mitigate risk should not be considered projections of future events of losses.

        The focus of the SEC's market risk rules is on price risk. For purposes of specific risk analysis, we employ sensitivity analysis to determine the effects that market risk exposures could have on the future earnings, fair values or cash flows of our financial instruments. The financial instruments included in the following sensitivity analysis consist of all of our cash and invested assets, excluding investments carried under the equity method of accounting.

Interest Rate Risk

        We consider the effect of interest rate movements on the market value of our assets under management by third party investment managers and the corresponding change in unrealized appreciation. The following table summarizes the effect that an immediate parallel shift in the U.S. interest rate yield curve would have on our assets under management by third party investment managers at December 31, 2003:

	Interest Rate Shift in Basis Points
	-100	-50	0	50		100
	(in millions)
Total market value	$3,701.9	$3,664.6	$3,627.8	$3,591.3		$3,555.2
Market value change from base	2.04%	1.02%	—	(1.01%	)	(2.00%	)
Change in unrealized appreciation	$74.1	$36.8	—	$(36.5)		$(72.6)

        In addition, our $300.0 million unsecured revolving credit facility is subject to variable interest rates. On September 29, 2003, we borrowed $200.0 million at a fixed interest rate of approximately 2.44% through March 2004. At such date, the interest rate will be adjusted at the prevailing interest rate as defined in the revolving credit facility agreement and we will be subject to interest rate risk to the extent that the interest rate available at such date is higher than the current rate. For further discussion on the revolving credit facility, please refer to "—Contractual Obligations and Commercial Commitments—Credit Line."

Equity Price Risk

        We are exposed to equity price risks on the private equity securities included in our investment portfolio. All of our privately held securities were issued by insurance and reinsurance companies or companies providing services to the insurance industry. We typically do not attempt to reduce or eliminate our market exposure on these securities. Investments included in our private portfolio include securities issued by privately held companies that are generally restricted as to resale or are otherwise illiquid and do not have readily ascertainable market values. Investments in privately held securities issued by privately held companies may include both equity securities and securities convertible into, or exercisable for, equity securities (some of which may have fixed maturities). Our privately held equity securities, which at December 31, 2003 were carried at a fair value of $32.5 million, have exposure to price risk. The estimated potential losses in fair value for our privately held equity portfolio resulting from a hypothetical 10% decrease in quoted market prices, dealer quotes or fair value is approximately $3.3 million at December 31, 2003.

Foreign Currency Exchange Risk

        Foreign currency rate risk is the potential change in value, income and cash flow arising from adverse changes in foreign currency exchange rates. A 10% depreciation of the U.S. dollar against other currencies under our outstanding contracts at December 31, 2003 would have resulted in unrealized losses of approximately $16.7 million and would have decreased diluted earnings per share by approximately $0.25 for the year ended December 31, 2003. For further discussion on foreign exchange activity, please refer to "—Results of Operations—Net Foreign Exchange Gains or Losses."

BUSINESS

        We refer you to the section entitled "Risk Factors" for a discussion of risk factors relating to our business.

General

        Arch Capital Group Ltd. is a Bermuda public limited liability company with over $1.9 billion in capital and, through operations in Bermuda and the United States, writes insurance and reinsurance on a worldwide basis. While we are positioned to provide a full range of property and casualty insurance and reinsurance lines, we focus on writing specialty lines of insurance and reinsurance.

        In October 2001, we launched an underwriting initiative to meet current and future demand in the global insurance and reinsurance markets that included the recruitment of new insurance and reinsurance management teams and an equity capital infusion of $763.2 million led by the Warburg Pincus funds and the Hellman & Friedman funds. In further support of our underwriting initiatives, we completed in April 2002 an offering of 7,475,000 of our common shares and received net proceeds of $179.2 million. In September 2002, we received proceeds of $74.3 million from the exercise of class A warrants by our principal shareholders and certain other investors. It is our belief that our existing Bermuda- and U.S.-based underwriting platform, our experienced management team and our strong capital base that is unencumbered by significant exposure to pre-2002 risks have enabled us to establish an immediate presence in an attractive insurance and reinsurance marketplace. For the years ended December 31, 2003 and 2002, we had net premiums written of $2.74 billion and $1.26 billion, respectively.

        Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (telephone number: (441) 295-1422), and our principal executive offices are located at Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda (telephone number: (441) 278-9250). We make available free of charge through our website, located at http://www.archcapgroup.bm, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC (such as we do) and the address of that site is http://www.sec.gov.

Our History

        ACGL was formed in September 2000 and became the sole shareholder of Arch Capital Group (U.S.) Inc. ("Arch-U.S.") pursuant to an internal reorganization transaction completed in November 2000, as described below. Arch-U.S. is a Delaware company formed in March 1995 under the original name of "Risk Capital Holdings, Inc.," which commenced operations in September 1995 following the completion of an initial public offering. From that time until May 2000, Arch-U.S. provided reinsurance and other forms of capital for insurance companies through its wholly owned subsidiary, Arch Reinsurance Company, or "Arch Re U.S.," a Nebraska corporation formed in 1995 under the original name of "Risk Capital Reinsurance Company."

        On May 5, 2000, Arch-U.S. sold the prior reinsurance operations of Arch Re U.S. to Folksamerica Reinsurance Company ("Folksamerica") in an asset sale, but retained its surplus and U.S.-licensed reinsurance platform. The sale was precipitated by, among other things, losses on the reinsurance business of Arch Re U.S. and increasing competition, which had been adversely affecting the results of operations and financial condition of Arch Re U.S. The Folksamerica transaction, which resulted from extensive arm's length negotiation, was structured as a transfer and assumption agreement (and not reinsurance) and, accordingly, the loss reserves (and any related reinsurance recoverables) related to the transferred business are not included in the balance sheet of Arch Re U.S. However, in the event that Folksamerica refuses or is unable to make payment of claims on the reinsurance business assumed by it in the May 2000 sale and the notice given to reinsureds is found not to be an effective release by such reinsureds, Arch Re U.S. would be liable for such claims. In addition, Arch Re U.S. retained all liabilities not assumed by Folksamerica, including all liabilities not arising under reinsurance agreements transferred to Folksamerica in the asset sale.

        On November 8, 2000, following the approval by Arch-U.S.'s shareholders, Arch-U.S. completed an internal reorganization that resulted in Arch-U.S. becoming a wholly owned subsidiary of ACGL in order to benefit from Bermuda's favorable business, regulatory, tax and financing environment. ACGL performs the holding company functions previously conducted by Arch-U.S., and the shareholders of Arch-U.S. became the shareholders of ACGL.

        During the period from May 2000 through the announcement of our underwriting initiative in October 2001, we built and acquired insurance businesses that enable us to generate both fee-based revenue (e.g., commissions and advisory and management fees) and risk-based revenue (i.e., insurance premium). As part of this strategy, we built an underwriting platform that was intended to enable us to maximize risk-based revenue during periods in the underwriting cycle when we believe it is more favorable to assume underwriting risk. In October 2001, we concluded that underwriting conditions favored dedicating our attention exclusively to building our insurance and reinsurance business.

        The development of our underwriting platform included the following steps: (1) after the completion of the Folksamerica asset sale, we retained our U.S.-licensed reinsurer, Arch Re U.S., and Arch Excess & Surplus Insurance Company (formerly known as Cross River Insurance Company) ("Arch E&S"), currently an approved excess and surplus insurer in 28 states and the District of Columbia and an admitted insurer in one state; (2) in May 2001, we formed Arch Reinsurance Ltd., or "Arch Re Bermuda," our Bermuda-based reinsurance and insurance subsidiary; (3) in June 2001, we acquired Arch Risk Transfer Services Ltd., which included Arch Insurance Company (formerly known as First American Insurance Company), currently an admitted insurer in 50 states and the District of Columbia, and rent-a-captive and other facilities that provide insurance and alternative risk transfer services; (4) in February 2002, we acquired Arch Specialty Insurance Company (formerly known as Rock River Insurance Company), currently an approved excess and surplus lines insurer in 48 states, the District of Columbia and the U.S. Virgin Islands and an admitted insurer in one state; and (5) in June 2003, we acquired Western Diversified Casualty Insurance Company ("Western Diversified"), an admitted insurer in 46 states and the District of Columbia. All liabilities arising out of the business of Arch Specialty and Western Diversified prior to the closing of our acquisitions of such companies were assumed by the respective sellers, Sentry Insurance a Mutual Company ("Sentry") and Protective Life Corporation and certain of its affiliates.

        In addition, in February 2001, we acquired one of our investee companies, American Independent Insurance Company ("American Independent"), which underwrites non-standard automobile business (i.e., private passenger automobile liability and physical damage coverages for customers who, due to their driving record, age or type of vehicle and other factors, pay higher premiums than average automobile owners) primarily in Pennsylvania. In November 2002, we acquired Personal Service Insurance Company ("PSIC"), which underwrites non-standard automobile business primarily in Ohio.

Operations

        We classify our businesses into two underwriting segments, reinsurance and insurance. We also conduct insurance advisory and other businesses through our subsidiaries. For an analysis of our underwriting results by segment, see note 3, "Segment Information," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 31, 2003 and incorporated by reference into the prospectus supplement and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Due to the significant changes in our business during the years 2003 and 2002, we believe that comparisons of the results of operations with 2001 are not meaningful. Therefore, the following discussion of results of operations relates to the years ended December 31, 2003 and 2002.

Our Reinsurance Operations

        Our reinsurance operations are conducted on a worldwide basis through our principal reinsurance subsidiaries, Arch Re Bermuda and Arch Re U.S. Our reinsurance group has two principal offices, one located in Hamilton, Bermuda and the other in Morristown, New Jersey. As of March 1, 2004, the reinsurance group consisted of 67 employees.

        Strategy.    Our reinsurance group's strategy is to capitalize on our financial capacity, experienced management and operational flexibility to offer multiple products through our Bermuda- and U.S.-based operations. The group's operating principles are:

  •
  Actively Select and Manage Risks. We will not underwrite business that does not meet our profitability criteria, and we will emphasize disciplined underwriting over premium growth. To this end, we will maintain centralized control over reinsurance underwriting guidelines and authorities.

  •
  Maintain Flexibility and Respond to Changing Market Conditions. Our organizational structure and philosophy allow us to take advantage of increases or changes in demand or favorable pricing trends. We believe that our existing Bermuda and U.S.-based platform, broad underwriting expertise, and substantial capital will facilitate adjustments to our mix of business geographically and by line and type of coverage. We believe that this flexibility allows us to participate in those market opportunities that provide the greatest potential for underwriting profitability.

  •
  Maintain a Low Cost Structure. We believe that maintaining tight control over our staffing and operating as a broker market reinsurer will permit us to maintain low operating costs relative to our capital and premiums.

        We write our business on both a proportional and non-proportional basis. In a proportional reinsurance arrangement (also known as pro rata reinsurance, quota share reinsurance or participating reinsurance), the reinsurer shares a proportional part of the original premiums and losses of the reinsured. The reinsurer pays the cedent a commission which is generally based on the cedent's cost of acquiring the business being reinsured (including commissions, premium taxes, assessments and miscellaneous administrative expenses) and may also include a profit factor. Non-proportional (or excess of loss) reinsurance indemnifies the reinsured against all or a specified portion of losses on underlying insurance policies in excess of a specified amount, which is called a "retention." Non-proportional business is written in layers and a reinsurer or group of reinsurers accepts a band of coverage up to a specified amount. The total coverage purchased by the cedent is referred to as a "program." Any liability exceeding the upper limit of the program reverts to the cedent.

        We generally seek to write significant lines on specialty property and casualty reinsurance treaties. With respect to certain classes, such as property catastrophe and casualty clash, we participate in a relatively large number of treaties and assume smaller lines where we believe that we can underwrite and process the business efficiently.

        Our reinsurance group focuses on the areas outlined below:

  •
  Casualty. We reinsure third party liability and workers' compensation exposures from ceding company clients primarily on a treaty basis. The exposures that we reinsure include, among others, directors' and officers' liability, professional liability, automobile liability, workers' compensation and excess and umbrella liability. We write this business on a proportional and non-proportional basis. On our proportional and non-proportional "working casualty business," which is treated separately from our casualty clash business, we prefer to write treaties where there is a meaningful amount of actuarial data and where loss activity is more predictable.

  •
  Other Specialty. We write other specialty lines, including non-standard automobile, multi-line contracts, surety, personal accident, trade credit and political risk.

  •
  Property Excluding Property Catastrophe. We reinsure individual property risks of ceding company clients on a treaty basis. Our property per risk treaty and pro rata reinsurance contracts cover claims from individual insurance policies issued by our reinsureds and include both personal lines and commercial property exposures (principally covering buildings, structures, equipment and contents). The primary perils in this business include fire, explosion, collapse, riot, vandalism, wind, tornado, flood and earthquake.

  •
  Property Catastrophe. Our property catastrophe reinsurance business reinsures catastrophic perils for our reinsureds on a treaty basis. Our treaties in this type of business provide protection for most catastrophic losses that are covered in the underlying policies written by our reinsureds. The primary perils in our portfolio include hurricane, earthquake, flood, tornado, hail and fire. We may also provide coverage for other perils on a case-by-case basis. Property catastrophe reinsurance provides coverage on an excess of loss basis when aggregate losses and loss adjustment expense from a single occurrence of covered peril exceed the retention specified in the contract. The multiple claimant nature of property catastrophe reinsurance requires careful monitoring and control of cumulative aggregate exposure.

  •
  Marine and Aviation. Our marine business relates to hull, cargo, transit and offshore oil and gas operations, and our aviation business relates to airline and general aviation risks. We also may write space business, which includes coverages for satellite assembly, launch and operation for commercial space programs.

  •
  Non-Traditional. We also write non-traditional business that is intended to provide insurers with creative risk management solutions that complement traditional reinsurance. Under these contracts, we assume a measured amount of insurance risk in exchange for a specified margin. The terms and conditions of these contracts may include additional or return premiums based on loss experience, loss corridors, sublimits and caps. Examples of such non-traditional business include aggregate stop-loss coverages and financial quota share coverages.

  •
  Casualty Clash. Our reinsurance business also includes clash covers, which are excess of loss agreements where the underlying amount to be retained by the ceding insurer is at an amount which is higher than the limit on any one reinsured policy. Such agreements provide payment of loss when the unusual circumstances occur where two or more casualty policies (or, with respect to workers' compensation coverages, multiple employees) experience the same occurrence of loss and the total amount of the payment of losses for the multiple policies exceeds the clash cover retention amount.

        Underwriting Philosophy.    We employ a disciplined, analytical approach to underwriting reinsurance risks that is designed to specify an adequate premium for a given exposure commensurate with the amount of capital we anticipate placing at risk. A number of our underwriters are also actuaries. We believe that employing actuaries on the front-end of the underwriting process gives us an advantage in evaluating risks and constructing a high quality book of business.

        As part of our underwriting process, we typically assess a variety of factors, including:

  •
  the reputation of the proposed cedent and the likelihood of establishing a long-term relationship with the cedent, the geographic area in which the cedent does business, together with its catastrophe exposures, and our market share in that area;

  •
  historical loss data for the cedent and, where available, for the industry as a whole in the relevant regions, in order to compare the cedent's historical loss experience to industry averages;

  •
  projections of future loss frequency and severity; and

  •
  the perceived financial strength of the cedent.

        Premiums Written and Geographic Distribution.    Set forth below is summary information regarding net premiums written for our reinsurance segment:

	Years Ended December 31,
	2003		2002
REINSURANCE SEGMENT	Amount	% of Total	Amount	% of Total
		(in thousands)
Net premiums written
Casualty	$648,119	41.4%	$245,236	27.8%
Other specialty	360,148	23.0%	173,087	19.6%
Property excluding property catastrophe	302,560	19.3%	166,344	18.8%
Property catastrophe	99,562	6.4%	110,989	12.6%
Marine and aviation	91,706	5.8%	60,383	6.8%
Non-traditional	52,911	3.4%	109,978	12.5%
Casualty clash	11,813	0.7%	16,683	1.9%

Total	$1,566,819	100.0%	$882,700	100.0%

Net premiums written by client location
North America	$972,012	62.0%	$515,334	58.4%
Europe	446,086	28.5%	254,901	28.9%
Bermuda	92,006	5.9%	51,562	2.8%
Asia and Pacific	20,912	1.3%	24,796	5.8%
Other	35,803	2.3%	36,107	4.1%

Total	$1,566,819	100.0%	$882,700	100.0%

        Marketing.    We market our reinsurance products through brokers. Brokers generally do not have the authority to bind us with respect to reinsurance agreements, nor do we commit in advance to accept any portion of the business that brokers submit to us. Reinsurance business from any ceding company, whether new or renewal, is subject to acceptance by us. We generally pay brokerage fees to brokers based on negotiated percentages of the premiums written by us through such brokers. For information on our major brokers, see note 10, "Commitments and Contingencies—Concentrations of Credit Risk," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

        Risk Management and Retrocession.    Our reinsurance group currently retains substantially all of their assumed reinsurance premiums written. They participate in "common account" retrocessional arrangements for certain treaties. Such arrangements reduce the effect of individual or aggregate losses to all companies participating in such treaties, including the reinsurers, such as our reinsurance subsidiaries, and the ceding company. Our reinsurance subsidiaries will continue to evaluate their retrocessional requirements. See note 4, "Reinsurance," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

        For our catastrophe exposed reinsurance business, we seek to limit the amount of exposure we assume from any one reinsured and the amount of the aggregate exposure to catastrophe losses in any one geographic zone. For a discussion of our risk management policies, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Certain Matters Which May Materially Affect Our Results of Operations and/or Financial Condition—Natural and Man-Made Catastrophic Events" and "Risk Factors—Risk Relating to Our Industry—The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or results of operations."

        Claims Management.    Claims management includes the receipt of initial loss reports, creation of claim files, determination of whether further investigation is required, establishment and adjustment of case reserves and payment of claims. Additionally, audits are conducted for both specific claims and overall claims procedures at the offices of selected ceding companies. We make use of outside consultants for claims work from time to time.

Our Insurance Operations

        Our insurance operations are conducted in Bermuda and the U.S. Our insurance operations in Bermuda are conducted through Arch Insurance (Bermuda), a division of Arch Re Bermuda, which has an office in Hamilton, Bermuda. In the U.S., our principal insurance subsidiaries are Arch Insurance, Arch E&S and Arch Specialty. The headquarters for the U.S. insurance group is located in New York City. There are additional offices throughout the U.S., including principal regional offices located in Atlanta, Georgia; Chicago, Illinois; New York, New York; San Francisco, California; and St. Paul, Minnesota. We also have a contact office in London which sources underwriting opportunities for our U.S. insurance subsidiaries. The Financial Services Authority is currently reviewing the application of our subsidiary, Arch Insurance Company (Europe) Limited, to become a licensed insurance company in the United Kingdom. As of March 1, 2004, our insurance group consisted of 580 employees.

        We also underwrite non-standard automobile business through our subsidiaries, American Independent and PSIC, based in Conshohocken, Pennsylvania and Columbus, Ohio, respectively. As of March 1, 2004, American Independent and PSIC consisted of 161 employees.

        Strategy.    Our insurance group strategy is to write business profitably (on both a gross and net basis) across all of our product lines. Our insurance group's operating principles are:

        Capitalize on Profitable Underwriting Opportunities.    We believe that our experienced management and underwriting teams are positioned to locate and identify types of business with attractive risk/reward characteristics. As profitable underwriting opportunities are identified, we will continue to seek to make additions to our product portfolio in order to take advantage of market trends. This could include adding underwriting and other professionals with specific expertise in specialty lines of insurance.

        Centralize Responsibility Within Each Product Line.    Our insurance group consists of eight product lines. Within each product line, managers oversee the underwriting within such product line, and regional executives are responsible for the underwriting decisions for all product lines within their regional locations. We believe that this organizational structure allows close control of our underwriting, and creates clear accountability, within each product line and each region.

        Maintain a Disciplined Underwriting Philosophy.    Our underwriting philosophy is to generate an underwriting profit through prudent risk selection and proper pricing. We believe that the key to this approach is strict adherence to uniform underwriting standards across all types of business. Our insurance senior management closely monitors the underwriting process.

        Focus on Providing Superior Claims Management.    We believe that claims handling is an integral component of credibility in the market for insurance products. Therefore, we believe that our ability to handle claims expeditiously and satisfactorily is a key to our success. We use experienced internal claims professionals, as well as nationally recognized external claims managers.

  •
  Utilize an Open Brokerage Distribution System.    We believe that by avoiding reliance on contractual relationships with brokers or other agents, we can efficiently access a broad customer base while maintaining underwriting control. We compensate our distribution sources on a risk-by-risk basis.

        We write business on both an admitted and non-admitted basis. Our insurance group focuses on the areas outlined below:

  •
  Casualty.    Our casualty unit writes casualty business on both a primary and excess basis for commercial clients.

  •
  Programs.    Our programs unit targets general liability, commercial automobile, inland marine, non-catastrophe-exposed and catastrophe-exposed property business, workers' compensation and umbrella liability coverages.

  •
  Construction and Surety.    During 2003, we added a construction and surety unit, which provides primary and excess casualty, contract surety and property coverages. In support of this new initiative, in March 2003, we acquired the renewal rights to Kemper Insurance's contract and specialty surety products written through the Kemper Surety division, including Lou Jones Associates. As part of this transaction, Arch Insurance hired Kemper's surety management team and members of its staff, and we did not assume any run-off liabilities of the Kemper Surety division.

  •
  Executive Assurance.    Our executive assurance unit focuses on directors' and officers' liability insurance coverages for corporate and financial institution clients. We also write financial institution errors and omissions coverages, and also may provide employment practices liability insurance, pension trust errors and omissions insurance and fidelity bonds.

  •
  Professional Liability.    Our professional liability unit has the following principal areas of focus: (1) large law and accounting firms and professional programs; (2) environmental and design professionals, including practice policies for architectural and engineering firms and construction projects and pollution legal liability coverage for fixed sites; and (3) miscellaneous professional liability, including coverages for consultants, systems integrations, wholesalers, captive agents and managing general agents.

  •
  Property.    Our property unit provides property, energy, aviation and marine insurance coverages for commercial clients.

  •
  Healthcare.    Our healthcare unit has three principal areas of focus: (1) lead umbrella coverages over self-insured retentions for large healthcare accounts, such as hospitals, physician group practices and multi-state outpatient facility operations; (2) excess coverages for hospitals and other healthcare facilities; and (3) primary professional and general liability coverages for healthcare facilities that provide outpatient care and/or services.

  •
  Other.    Included in the "other" category are: (1) non-standard automobile business written by American Independent and PSIC, primarily in Pennsylvania and Ohio; (2) accident and health (primarily medical stop loss); (3) alternative markets business, including corporate risk programs; and (4) a portfolio of collateralized protection business and other lenders products.

        Prior to 2002, we ceded a substantial portion of our program business to unaffiliated reinsurers. Commencing in 2002, we made a strategic decision to retain more risk on our program business and reduce substantially the amount of premiums ceded to unaffiliated reinsurers. In addition to retaining a higher portion of business on renewing program business, we wrote a number of new accounts in 2002 and 2003 in which we retained a significant portion of the risk. The decision was based on our belief that the underlying pricing, terms and conditions in our program business were favorable and that our enhanced capital position would allow us to retain more underwriting risk in our program business.

        Underwriting Philosophy.    Our insurance group's underwriting philosophy is to generate an underwriting profit (on both a gross and net basis) through prudent risk selection and proper pricing across all types of business. One key to this philosophy is the strict adherence to uniform underwriting standards across each product line that focuses on the following:

  •
  risk selection;

  •
  desired attachment point;

  •
  limits and retention management;

  •
  due diligence, including as to financial condition, claims history, management, and product, class and territorial exposure;

  •
  underwriting authority and appropriate approvals; and

  •
  collaborative decision-making.

        Premiums Written and Geographic Distribution.    Set forth below is summary information regarding net premiums written for our insurance segment:

	Years Ended December 31,
	2003		2002
INSURANCE SEGMENT	Amount	% of Total	Amount	% of Total
		(in thousands)
Net premiums written
Programs	$344,915	29.4%	$88,178	23.3%
Casualty	224,596	19.2%	64,165	16.9%
Construction and surety	143,581	12.3%	31,254	8.2%
Property	121,393	10.4%	50,772	13.4%
Executive assurance	114,268	9.7%	49,479	13.1%
Professional liability	105,648	9.0%	20,436	5.4%
Healthcare	38,127	3.3%	23,624	6.2%
Other	79,068	6.7%	51,019	13.5%

Total	$1,171,596	100.0%	$378,927	100.0%

Net premiums written by client location
North America	$1,140,064	97.3%	$375,725	99.2%
Other	31,532	2.7%	3,202	0.8%

Total	$1,171,596	100.0%	$378,927	100.0%

        Marketing.    Our insurance group's products are marketed principally through licensed independent brokers and wholesalers. We receive business from brokers who are paid a brokerage commission usually equal to a percentage of gross premiums. In general, we are not committed to accept business from any particular broker, and brokers do not have the authority to bind the company except with respect to our program business and certain professional liability business. In our program business, following our underwriting, financial, claims and information technology due diligence reviews, we authorize managing general agents, general agents and other producers to write business on our behalf within underwriting authorities prescribed by us. See "Risk Factors—Risks Relating to Our Company—We could be materially adversely affected to the extent that managing general agents, general agents and other producers in our program business exceed their underwriting authorities or otherwise breach obligations owed to us." For information on our major brokers, see note 10, "Commitments and Contingencies—Concentrations of Credit Risk," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

        Risk Management and Reinsurance.    In the normal course of business, the insurance group may cede a portion of its premium through quota share, surplus share, excess of loss and facultative reinsurance agreements. Reinsurance arrangements do not relieve us from our obligations to our insureds. Reinsurance recoverables are recorded as assets, predicated on the reinsurers' ability to meet their obligations under the reinsurance agreements. If the reinsurers are unable to satisfy their obligations under the agreements, our insurance subsidiaries would be liable for such defaulted amounts. Our insurance subsidiaries will continue to evaluate their reinsurance requirements. For information regarding the effects of reinsurance on our company, see note 4, "Reinsurance," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

        For our catastrophe exposed insurance business, we monitor and limit the amount of our exposure to catastrophic losses through a combination of aggregate exposure limits, underwriting guidelines and reinsurance. For a discussion of our risk management policies, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Certain Matters Which May Materially Affect Our Results of Operations and/or Financial Condition—Natural and Man-Made Catastrophic Events" and "Risk Factors—Risk Relating to Our Industry—The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or results of operations."

        Claims Management.    Our claims department provides underwriting and loss service support to all of our branches. In addition, claims personnel fully participate in the creation of insurance products. Members of our claims department work with our underwriting professionals as functional teams in order to develop products and services that our customers desire and may use independent national claims firms for investigations and field adjustments.

Employees

        As of March 1, 2004, we employed approximately 860 full-time employees.

Reserves

        We believe we have applied, and will continue to so apply, a conservative reserving philosophy for both our insurance and reinsurance operations. Reserve estimates are derived after extensive consultation with individual underwriters, actuarial analysis of the loss reserve development and comparison with market benchmarks. We continue to build our actuarial staff and utilize both internal and external actuaries. Generally, reserves are established without regard to whether we may subsequently contest the claim. We do not currently expect to discount our loss reserves.

        Loss reserves represent estimates of what the insurer or reinsurer ultimately expects to pay on claims at a given time, based on facts and circumstances then known, and it is probable that the ultimate liability may exceed or be less than such estimates. Even actuarially sound methods can lead to subsequent adjustments to reserves that are both significant and irregular due to the nature of the risks written. Insurance loss reserves are inherently subject to uncertainty. In establishing the reserves for losses and loss adjustment expenses, we have made various assumptions relating to the pricing of our reinsurance contracts and insurance policies and have also considered available historical industry experience and current industry conditions. Our reserving process reflects that there is a possibility that the assumptions made could prove to be inaccurate due to several factors, including the fact that very limited historical information has been reported to us through December 31, 2003. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies, Estimates and Recent Accounting Pronouncements—Reserves for Losses and Loss Adjustment Expenses."

        The following table represents the development of GAAP reserves as determined under GAAP for 1996 through December 31, 2003. This table does not present accident or policy year development data. Results for the period 1996 to December 31, 2000 relate to our prior reinsurance operations, which were sold on May 5, 2000 to Folksamerica Reinsurance Company. With respect to the year ended December 31, 2000, no reserves are reported in the table below because all reserves for business written from January 1, 2000 through May 5, 2000 were assumed by Folksamerica in the May 5, 2000 asset sale, and we did not write or assume any business during 2000 subsequent to the asset sale. Activity subsequent to 2000 relates to acquisitions made by us and our underwriting initiatives that commenced in October 2001.

        The top line of the table shows the reserves, net of reinsurance recoverables, at the balance sheet date for each of the indicated years. This represents the estimated amounts of net losses and loss adjustment expenses arising in all prior years that are unpaid at the balance sheet date, including incurred but not reported or IBNR reserves. The table also shows the reestimated amount of the previously recorded reserves based on experience as of the end of each succeeding year. The estimate changes as more information becomes known about the frequency and severity of claims for individual years. The "cumulative redundancy (deficiency)" represents the aggregate change in the estimates over all prior years. The table also shows the cumulative amounts paid as of successive years with respect to that reserve liability. In addition, the table reflects the claim development of the gross balance sheet reserves for 1996 through December 31, 2003.

        With respect to the information in the table below, it should be noted that each amount includes the effects of all changes in amounts for prior periods. For additional information on our reserves for the years ended December 31, 2003, 2002 and 2001, please refer to note 5, "Reserve for Losses and Loss Adjustment Expenses," of the notes accompanying our consolidated financial statements which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement, which includes an analysis of losses and loss adjustment expenses and a reconciliation of the beginning and ending reserve for losses and loss adjustment expenses for such periods.

Development of GAAP Reserves
Cumulative Redundancy (Deficiency)

	Years Ended December 31,
	1996	1997	1998	1999	2000	2001	2002	2003
	(in millions)
Reserves for unpaid losses and loss adjustment expenses, net of reinsurance recoverables	$20	$71	$186	$309	—	$21	$381	$1,543
Paid (cumulative) as of:
One year later	9	19	88	311	—	15	115
Two years later	10	33	216	311	—	20
Three years later	12	64	216	311	—
Four years later	18	64	216	311
Five years later	18	64	216
Six years later	18	64
Seven years later	18
Reserve reestimated as of:
One year later	20	68	216	311	—	25	340
Two years later	19	65	216	311	—	25
Three years later	18	64	216	311	—
Four years later	18	64	216	311
Five years later	18	64	216
Six years later	18	64
Seven years later	18
Cumulative redundancy (deficiency)	$2	$7	$(30)	$(2)	—	$(4)	$41

Cumulative redundancy (deficiency) as a percentage of net reserves	10.0%	8.5%	(16.1)%	(1.0)%	—	(18.8)%	10.7%
Gross reserve for losses and loss adjustment expenses	$20	$71	$216	$365	—	$111	$592	$1,952
Reinsurance recoverable	—	—	(30)	(56)	—	(90)	(211)	(409)

Net reserve for losses and loss adjustment expenses	20	71	186	309	—	21	381	$1,543

Gross reestimated reserve	18	64	246	367	—	186	610
Reestimated reinsurance recoverable	—	—	(30)	(56)	—	(161)	(270)

Net reestimated reserve	18	64	216	311	—	25	340

Gross reestimated redundancy (deficiency)	$2	$7	$(30)	$(2)	—	$(75)	$(18)

        Our reserving method for 2003 and 2002 was primarily the expected loss method, which is commonly applied when limited loss experience exists. We select the initial expected loss and loss adjustment expense ratios based on information derived by our underwriters and actuaries during the initial pricing of the business, supplemented by industry data where appropriate. These ratios consider, among other things, rate increases and changes in terms and conditions that have been observed in the market. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that very limited historical information has been reported to us through December 31, 2003. The redundancy in 2003 indicated in the above table related to our reinsurance operations, which, by their nature, add further complexity to the reserving process in that there is an inherent additional lag in the timing and reporting of a loss event to a reinsurer from an insured or ceding company through a broker. As actual loss information is reported to us and we develop our own loss experience, our reserving methods will also include other actuarial techniques.

        During 2003, on a net basis, we recorded a redundancy on reserves recorded in prior years of approximately $41.0 million, which consisted of net favorable development in our reinsurance segment on losses originally recorded during 2002 of $42.7 million, which was partially offset by a small amount of net adverse development in our insurance segment on losses originally recorded in prior years. The favorable development in our reinsurance segment did not reflect any changes in key assumptions we made to estimate these reserves. This development primarily resulted from the fact that both the frequency and the severity of reported losses have been lower than the assumed pattern of losses established at December 31, 2002 for property and other short-tail business.

        During 2003, on a gross basis, we recorded a deficiency on reserves recorded in prior years of approximately $17.9 million, which consisted of a deficiency of $61.3 million in our insurance segment, offset by a $43.4 million redundancy in our reinsurance segment, as discussed above. Substantially all of such deficiency resulted from gross development on reserves related to the February 2002 acquisition of Arch Specialty, purchased for the purpose of obtaining excess and surplus lines authorizations for our insurance operations. In connection with this acquisition, the seller, Sentry, agreed to assume all liabilities arising out of Arch Specialty's business prior to the closing of the acquisition. During 2003, Sentry provided notice to us that it believed the reserves, on a gross basis, should be increased by $58.3 million, primarily related to directors and officers business that was written prior to our acquisition. Although the recording of such amounts resulted in a gross deficiency in our 2002 reported reserves, it did not impact our net development because all such liabilities have been assumed by Sentry through guarantee and other agreements, as described above. In addition, substantially all of the recoverable from Sentry is still subject to the original reinsurance agreements inuring to Arch Specialty and, to the extent Sentry fails to comply with its payment obligations to us, we may obtain reimbursement from the third party reinsurers under such agreements.

        During 2002, on a gross basis, we recorded an aggregate deficiency in our 2001 reported reserves of approximately $67.6 million relating to insurance business underwritten prior to the commencement of our new underwriting initiative in October 2001. Since a substantial portion of our pre-2002 business was reinsured, the deficiency on a net basis was approximately $4.0 million. Approximately $57.3 million and $2.0 million of the deficiency on a gross and net basis, respectively, occurred in a small number of our insurance segment's program business accounts, and the balance of the deficiency, approximately $10.3 million and $2.0 million on a gross and net basis, respectively, occurred in our non-standard automobile business as a result of actuarial reviews performed in 2002. The increases in reserves resulted from additional reported losses from 2000 and 2001, which led to higher projections of ultimate loss, and did not reflect any changes in key assumptions we made to estimate these reserves.

        We are subject to credit risk with respect to our reinsurance and retrocessions because the ceding of risk to reinsurers and retrocessionaires does not relieve us of our liability to the clients or companies we insure or reinsure. Our failure to establish adequate reinsurance or retrocessional arrangements or the failure of our existing reinsurance or retrocessional arrangements to protect us from overly concentrated risk exposure could adversely affect our financial condition and results of operations. Although we monitor the financial condition of our reinsurers and attempt to place coverages only with substantial, financially sound carriers, we may not be successful in doing so. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Certain Matters Which May Affect Our Results of Operations and/or Financial Condition—Reinsurance Protection and Recoverables."

Investments

        At December 31, 2003, consolidated cash and invested assets totaled approximately $3.72 billion, consisting of $286.2 million of cash and short-term investments, $3.4 billion of publicly traded fixed maturity investments and $32.5 million of privately held securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Investments."

        Our current investment guidelines stress preservation of capital, market liquidity, and diversification of risk. To achieve this objective, our current fixed income investment guidelines call for an average credit quality of "Aa3" and "AA-" as measured by Moody's and Standard & Poor's, respectively. Notwithstanding the foregoing, our investments are subject to market-wide risks and fluctuations, as well as to risks inherent in particular securities. At December 31, 2003, all of our fixed maturity and short-term investments were rated investment grade by Standard & Poor's and had an average Standard & Poor's quality rating of "AA+" and an average duration of approximately 2.0 years.

        For the year ended December 31, 2003, set forth below is the total return of our fixed maturity portfolio compared to a combination of the Lehman Brothers 1-5 Year High Quality Credit Index and the Lehman Brothers 1-3 Year Treasury Index, which are the benchmarks we currently measure our portfolio against.

	ACGL	Lehman Brothers 1-5 Year High Quality Credit Index/ Lehman Brothers 1-3 Year Treasury Index
Total return	3.37%	3.23%

        The following table summarizes the fair value of our investments and cash and short-term investments at the dates indicated.

	December 31
	2003		2002
	Estimated Fair Value	% of Total	Estimated Fair Value	% of Total
	(in thousands)
Cash and short-term investments	$286,247	8%	$572,258	29%
Fixed maturities:
U.S. government and government agencies	1,343,295	36	179,322	9
Corporate bonds	1,106,380	30	949,003	48
Asset backed securities	690,927	18	24,985	1
Municipal bonds	209,568	6	—	—
Mortgage backed securities	48,254	1	228,794	12

Subtotal	3,398,424	91	1,382,104	70

Equity securities:
Privately held	32,476	1	31,536	1

Subtotal	32,476	1	31,536	1

Total	$3,717,147	100%	$1,985,898	100%

        Our investment portfolio is currently structured to provide a high level of liquidity. The table below shows the contractual maturities of our fixed maturities:

	December 31, 2003		December 31, 2002
	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost
		(in thousands)
Available for sale:
Due in one year or less	$234,674	$233,459	$19,671	$20,149
Due after one year through five years	2,252,441	2,225,169	1,058,158	1,023,151
Due after five years through 10 years	120,305	118,760	21,966	24,100
Due after 10 years	51,823	49,775	28,530	23,090

	2,659,243	2,627,163	1,128,325	1,090,490
Asset backed securities	690,927	690,022	24,985	23,048
Mortgage backed securities	48,254	46,008	228,794	221,099

Total	$3,398,424	$3,363,193	$1,382,104	$1,334,637

Ratings

        Our reinsurance subsidiaries, Arch Re U.S. and Arch Re Bermuda, each currently have financial strength ratings of "A-" (Excellent) from A.M. Best. Our principal insurance subsidiaries, Arch Insurance, Arch E&S and Arch Specialty, each have a financial strength rating of "A-" (Excellent) from A.M. Best. With respect to our non-standard automobile insurers, American Independent has a financial strength rating of "B+" (Very Good) from A.M. Best, and PSIC has a financial strength rating of "A-" (Excellent) from A.M. Best. The "A-" and "B+" ratings are the fourth and sixth highest out of fifteen ratings assigned by A.M. Best. We are in the process of obtaining a financial strength rating from A.M. Best for Western Diversified, acquired in 2003, which currently has been assigned "NR-3" (Rating Procedure Inapplicable).

        Insurance ratings are used by insurance and reinsurance intermediaries as an important means of assessing the financial strength and quality of insurers and reinsurers. A.M. Best is generally considered to be a significant rating agency with respect to insurance and reinsurance companies. A.M. Best's ratings reflect that agency's independent opinion of the financial strength and ability of an insurer to meet ongoing obligations to policyholders. These ratings are not a warranty of an insurer's current or future ability to meet its obligations to policyholders or a recommendation to buy, sell or hold securities. Rating agencies have been coming under increasing pressure as a result of high-profile corporate bankruptcies and may, as a result, increase their scrutiny of rated companies, revise their rating policies or take other action. Ratings are subject to periodic review by the applicable rating agency. We can offer no assurances that our ratings will remain at their current levels. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

Competition

        The world-wide reinsurance and insurance businesses are highly competitive. We compete, and will continue to compete, with major U.S. and non-U.S. insurers and reinsurers, some of which have greater financial, marketing and management resources than we have and have had longer-term relationships with insureds and brokers than we do. We compete with other insurers and reinsurers primarily on the basis of overall financial strength, ratings assigned by independent rating agencies, geographic scope of business, strength of client relationships, premiums charged, contract terms and conditions, products and services offered, speed of claims payment, reputation, employee experience, and qualifications and local presence. We also compete with new companies that continue to be formed to enter the insurance and reinsurance markets.

        In our insurance business, we compete with insurers that provide property and casualty lines of insurance, including ACE Limited, Allied World Assurance Company, Ltd., American International Group, Inc., AXIS Capital Holdings Limited, Berkshire Hathaway, Inc., Chubb Corporation, Converium Group, Endurance Specialty Holdings Ltd., The Hartford Financial Services Group, Inc., Lloyd's of London, The St. Paul Travelers Companies and XL Capital Ltd. In our reinsurance business, we compete with reinsurers that provide property and casualty lines of reinsurance, including ACE Limited, AXIS Capital Holdings Limited, Converium Group, Endurance Specialty Holdings Ltd., Everest Re Group Ltd., General Reinsurance Corporation, Hannover Rückversicherung AG, Lloyd's of London, Montpelier Re Holdings Ltd., Munich Re Group, PartnerRe Ltd., Platinum Underwriters Holdings, Ltd., RenaissanceRe Holdings Ltd., Swiss Reinsurance Company, Transatlantic Holdings, Inc. and XL Capital Ltd. We do not believe that we have a significant market share in any of the markets in which we compete.

Regulation

U.S. Insurance Regulation

        General.    In common with other insurers, our U.S.-based insurance subsidiaries are subject to extensive governmental regulation and supervision in the various states and jurisdictions in which they are domiciled and licensed to conduct business. The laws and regulations of the state of domicile have the most significant impact on operations. This regulation and supervision is designed to protect policyholders rather than investors. Generally, regulatory authorities have broad regulatory powers over such matters as licenses, standards of solvency, premium rates, policy forms, marketing practices, claims practices, investments, security deposits, methods of accounting, form and content of financial statements, reserves and provisions for unearned premiums, unpaid losses and loss adjustment expenses, reinsurance, minimum capital and surplus requirements, dividends and other distributions to shareholders, periodic examinations and annual and other report filings. Certain insurance regulatory requirements are highlighted below. In addition, regulatory authorities conduct periodic financial and market conduct examinations.

        Credit for Reinsurance.    Arch Re U.S. is subject to insurance regulation and supervision that is similar to the regulation of licensed primary insurers. However, the terms and conditions of reinsurance agreements generally are not subject to regulation by any governmental authority with respect to rates or policy terms. This contrasts with primary insurance policies and agreements, the rates and terms of which generally are regulated by state insurance regulators. As a practical matter, however, the rates charged by primary insurers do have an effect on the rates that can be charged by reinsurers.

        A primary insurer ordinarily will enter into a reinsurance agreement only if it can obtain credit for the reinsurance ceded on its statutory financial statements. In general, credit for reinsurance is allowed in the following circumstances:

  •
  if the reinsurer is licensed in the state in which the primary insurer is domiciled or, in some instances, in certain states in which the primary insurer is licensed;

  •
  if the reinsurer is an "accredited" or otherwise approved reinsurer in the state in which the primary insurer is domiciled or, in some instances, in certain states in which the primary insurer is licensed;

  •
  in some instances, if the reinsurer (a) is domiciled in a state that is deemed to have substantially similar credit for reinsurance standards as the state in which the primary insurer is domiciled and (b) meets certain financial requirements; or

  •
  if none of the above apply, to the extent that the reinsurance obligations of the reinsurer are collateralized appropriately, typically through the posting of a letter of credit for the benefit of the primary insurer or the deposit of assets into a trust fund established for the benefit of the primary insurer.

        As a result of the requirements relating to the provision of credit for reinsurance, Arch Re U.S. and Arch Re Bermuda are indirectly subject to certain regulatory requirements imposed by jurisdictions in which ceding companies are licensed.

        As of March 1, 2004, (1) Arch Re U.S. is licensed or is an accredited or otherwise approved reinsurer in 48 states and the District of Columbia, (2) Arch Insurance is licensed as an insurer in 50 states and the District of Columbia, (3) Arch Specialty is licensed in one state and approved as an excess and surplus lines insurer in 48 states, the District of Columbia and the U.S. Virgin Islands, (4) Arch E&S is licensed in one state and approved as an excess and surplus lines insurer in 28 states and the District of Columbia and (5) Western Diversified is licensed as an insurer in 46 states and the District of Columbia. American Independent is licensed as an insurer in three states, and PSIC is licensed as an insurer in three states. Arch Re Bermuda is not, and does not expect to become, licensed or approved in any U.S. jurisdiction.

        Holding Company Acts.    State insurance holding company system statutes and related regulations provide a regulatory apparatus which is designed to protect the financial condition of domestic insurers operating within a holding company system. All insurance holding company statutes require disclosure to the domestic state insurance regulator of material transactions between the domestic insurer and an affiliate. Further, in some instances, prior notice must be given to the domestic state insurance regulator prior to entering into a material transaction between a domestic insurer and an affiliate and the regulator has authority to disapprove such transaction. Such transactions typically include sales, purchases, exchanges, loans and extensions of credit, reinsurance agreements, service agreements, guarantees and investments between an insurance company and its affiliates, involving in the aggregate certain percentages of an insurance company's admitted assets or policyholders' surplus, or dividends that exceed certain percentages of an insurance company's surplus or income.

        Typically, the holding company statutes also require each of the insurance subsidiaries periodically to file information with state insurance regulatory authorities, including information concerning capital structure, ownership, financial condition and general business operations. Under the terms of applicable state statutes, any person or entity desiring to acquire control of a domestic insurer is required first to obtain approval of the insurance regulator of the domestic insurer.

        Regulation of Dividends and Other Payments from Insurance Subsidiaries.    The ability of an insurer to pay dividends or make other distributions is subject to insurance regulatory limitations of the insurance company's state of domicile. Generally, such laws limit the payment of dividends or other distributions above a specified level. Dividends or other distributions in excess of such thresholds are "extraordinary" and are subject to regulatory approval. Generally, during 2004, all significant dividends or other distributions from Arch Re U.S., Arch Insurance and our other U.S. insurance subsidiaries will be subject to regulatory approval. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" and note 14, "Statutory Information," of the notes accompanying our financial statements.

        Insurance Regulatory Information System Ratios.    The National Association of Insurance Commissioners ("NAIC") Insurance Regulatory Information System ("IRIS") was developed by a committee of state insurance regulators and is intended primarily to assist state insurance departments in executing their statutory mandates to oversee the financial condition of insurance companies operating in their respective states. IRIS identifies 12 industry ratios (referred to as "IRIS ratios") and specifies "usual values" for each ratio. Departure from the usual values of the IRIS ratios can lead to inquiries from individual state insurance commissioners as to certain aspects of an insurer's business.

        For the year ended December 31, 2003, certain of our U.S.-based subsidiaries generated IRIS ratios that were outside of the usual values due, in part, to our underwriting initiative in October 2001 and the resulting growth in net premiums written and surplus levels. To date, none of these subsidiaries has received any notice of regulatory review but there is no assurance that we may not be notified in the future.

        Accreditation.    The NAIC has instituted its Financial Regulatory Accreditation Standards Program ("FRASP") in response to federal initiatives to regulate the business of insurance. FRASP provides a set of standards designed to establish effective state regulation of the financial condition of insurance companies. Under FRASP, a state must adopt certain laws and regulations, institute required regulatory practices and procedures, and have adequate personnel to enforce such items in order to become an "accredited" state. If a state is not accredited, it is not able to accept certain financial examination reports of insurers prepared solely by the regulatory agency in such unaccredited state. The respective states in which Arch Re U.S., Arch Insurance, Arch Specialty, Western Diversified, Arch E&S, American Independent and PSIC are domiciled are accredited states.

        Risk-Based Capital Requirements.    In order to enhance the regulation of insurer solvency, the NAIC adopted in December 1993 a formula and model law to implement risk-based capital requirements for property and casualty insurance companies. These risk-based capital requirements are designed to assess capital adequacy and to raise the level of protection that statutory surplus provides for policyholder obligations. The risk-based capital model for property and casualty insurance companies measures three major areas of risk facing property and casualty insurers:

  •
  underwriting, which encompasses the risk of adverse loss developments and inadequate pricing;

  •
  declines in asset values arising from credit risk; and

  •
  declines in asset values arising from investment risks.

        Insurers having less statutory surplus than required by the risk-based capital calculation will be subject to varying degrees of regulatory action, depending on the level of capital inadequacy. Equity investments in common stock typically are valued at 85% of their market value under the risk-based capital guidelines. For equity investments in an insurance company affiliate, the risk-based capital requirements for the equity securities of such affiliate would generally be our U.S. insurance subsidiaries' proportionate share of the affiliate's risk-based capital requirement.

        Under the approved formula, an insurer's statutory surplus is compared to its risk-based capital requirement. If this ratio is above a minimum threshold, no company or regulatory action is necessary. Below this threshold are four distinct action levels at which a regulator can intervene with increasing degrees of authority over an insurer as the ratio of surplus to risk-based capital requirement decreases. The four action levels include:

  •
  insurer is required to submit a plan for corrective action;

  •
  insurer is subject to examination, analysis and specific corrective action;

  •
  regulators may place insurer under regulatory control; and

  •
  regulators are required to place insurer under regulatory control.

        Each of our U.S. insurance subsidiaries' surplus (as calculated for statutory purposes) is above the risk-based capital thresholds that would require either company or regulatory action.

        Guaranty Funds and Assigned Risk Plans.    Most states require all admitted insurance companies to participate in their respective guaranty funds which cover certain claims against insolvent insurers. Solvent insurers licensed in these states are required to cover the losses paid on behalf of insolvent insurers by the guaranty funds and are generally subject to annual assessments in the state by its guaranty fund to cover these losses. Some states also require licensed insurance companies to participate in assigned risk plans which provide coverage for automobile insurance and other lines for insureds which, for various reasons, cannot otherwise obtain insurance in the open market. This participation may take the form of reinsuring a portion of a pool of policies or the direct issuance of policies to insureds. The calculation of an insurer's participation in these plans is usually based on the amount of premium for that type of coverage that was written by the insurer on a voluntary basis in a prior year. Assigned risk pools tend to produce losses which result in assessments to insurers writing the same lines on a voluntary basis.

        Federal Regulation.    Although state regulation is the dominant form of regulation for insurance and reinsurance business, the federal government has shown increasing concern over the adequacy of state regulation. It is not possible to predict the future impact of any potential federal regulations or other possible laws or regulations on our U.S. subsidiaries' capital and operations, and such laws or regulations could materially adversely affect their business.

        Terrorism Risk Insurance Act of 2002.    On November 26, 2002, President Bush signed into law the Terrorism Risk Insurance Act of 2002, which we refer to as the "TRIA." TRIA established a federal backstop for insurance-related losses resulting from any act of terrorism carried out by foreign powers on U.S. soil or against U.S. air carriers, vessels or foreign missions. Under TRIA, all U.S.-based property and casualty insurers are required to make terrorism insurance coverage available in specified commercial property and casualty insurance lines. In return, TRIA provides that the federal government will pay 90% of covered losses after an insurer's losses exceed a deductible determined by a statutorily prescribed formula, up to a combined annual aggregate limit for the federal government and all insurers of $100 billion pursuant to TRIA. If an act (or acts) of terrorism result in covered losses exceeding the $100 billion annual limit, insurers with losses exceeding their deductibles will not be responsible for additional losses. The deductible for each year is based on the insurer's direct commercial earned premiums for property and casualty insurance for the prior calendar year multiplied by a specified percentage. The specified percentages are 7% for 2003, 10% for 2004 and 15% for 2005, respectively.

        Our U.S.-based property and casualty insurers, Arch Insurance, Arch Specialty, Arch E&S and Western Diversified, are subject to TRIA. TRIA specifically excludes reinsurance and personal lines business and, accordingly, currently does not apply to our non-standard automobile business or our reinsurance operations. Based on 2003 direct commercial earned premiums, our U.S. insurance group's deductible for 2004 would be $104.1 million (i.e., 10% of such earned premiums). The amount of our deductible for 2005 could increase substantially, depending upon the amount of direct commercial earned premiums we write in 2004, and in light of the fact that the deductible percentage increases in such years. Currently, there is uncertainty as to what effect TRIA will have on the insurance industry.

        The Gramm-Leach-Bliley Act.    The Gramm-Leach-Bliley Act of 1999 ("GLBA"), which implements fundamental changes in the regulation of the financial services industry in the United States, was enacted on November 12, 1999. The GLBA permits the transformation of the already converging banking, insurance and securities industries by permitting mergers that combine commercial banks, insurers and securities firms under one holding company, a "financial holding company." Bank holding companies and other entities that qualify and elect to be treated as financial holding companies may engage in activities, and acquire companies engaged in activities, that are "financial" in nature or "incidental" or "complementary" to such financial activities. Such financial activities include acting as principal, agent or broker in the underwriting and sale of life, property, casualty and other forms of insurance and annuities.

        Until the passage of the GLBA, the Glass-Steagall Act of 1933 had limited the ability of banks to engage in securities-related businesses, and the Bank Holding Company Act of 1956 had restricted banks from being affiliated with insurers. With the passage of the GLBA, among other things, bank holding companies may acquire insurers, and insurance holding companies may acquire banks. The ability of banks to affiliate with insurers may affect our U.S. subsidiaries' product lines by substantially increasing the number, size and financial strength of potential competitors.

        Legislative and Regulatory Proposals.    From time to time various regulatory and legislative changes have been proposed in the insurance and reinsurance industry. Among the proposals that have in the past been or are at present being considered are the possible introduction of federal regulation in addition to, or in lieu of, the current system of state regulation of insurers. In addition, there are a variety of proposals being considered by various state legislatures (some of which proposals have been enacted). We are unable to predict whether any of these laws and regulations will be adopted, the form in which any such laws and regulations would be adopted, or the effect, if any, these developments would have on our operations and financial condition.

Bermuda Insurance Regulation

        The Insurance Act 1978, as Amended, and Related Regulations of Bermuda (the "Insurance Act"). As a holding company, ACGL is not subject to Bermuda insurance regulations. The Insurance Act, which regulates the insurance business of Arch Re Bermuda, provides that no person shall carry on any insurance business in or from within Bermuda unless registered as an insurer under the Insurance Act by the Bermuda Monetary Authority (the "BMA"), which is responsible for the day-to-day supervision of insurers. Under the Insurance Act, insurance business includes reinsurance business. The registration of an applicant as an insurer is subject to its complying with the terms of its registration and such other conditions as the BMA may impose from time to time.

        The Insurance Act imposes solvency and liquidity standards and auditing and reporting requirements on Bermuda insurance companies and grants to the BMA powers to supervise, investigate and intervene in the affairs of insurance companies. Certain significant aspects of the Bermuda insurance regulatory framework are set forth below.

        Classification of Insurers.    The Insurance Act distinguishes between insurers carrying on long-term business and insurers carrying on general business. There are four classifications of insurers carrying on general business, with Class 4 insurers subject to the strictest regulation. Arch

Re Bermuda is registered as both a long-term insurer and a Class 4 insurer in Bermuda, which we refer to as a composite insurer, and is regulated as such under the Insurance Act.

        Cancellation of Insurer's Registration.    An insurer's registration may be canceled by the BMA on certain grounds specified in the Insurance Act, including failure of the insurer to comply with its obligations under the Insurance Act or if, in the opinion of the BMA after consultation with the Insurance Advisory Committee, the insurer has not been carrying on business in accordance with sound insurance principles.

        Principal Representative.    An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. It is the duty of the principal representative, within 30 days of reaching the view that there is a likelihood of the insurer for which the principal representative acts becoming insolvent or that a reportable "event" has, to the principal representative's knowledge, occurred or is believed to have occurred, to make a report in writing to the BMA setting out all the particulars of the case that are available to the principal representative.

        Approved Independent Auditor.    Every registered insurer must appoint an independent auditor who annually audits and reports on the statutory financial statements and the statutory financial return of the insurer, both of which, in the case of Arch Re Bermuda, are required to be filed annually with the BMA.

        Approved Actuary.    Arch Re Bermuda, as a registered long-term insurer, is required to submit an annual actuary's certificate when filing its statutory financial returns. The actuary, who is normally a qualified life actuary, must be approved by the BMA.

        Loss Reserve Specialist.    As a registered Class 4 insurer, Arch Re Bermuda is required to submit an opinion of its approved loss reserve specialist with its statutory financial return in respect of its loss and loss expense provisions. The loss reserve specialist, who will normally be a qualified casualty actuary, must be approved by the BMA.

        Statutory Financial Statements.    An insurer must prepare annual statutory financial statements. The Insurance Act prescribes rules for the preparation and substance of such statutory financial statements (which include, in statutory form, a balance sheet, an income statement, a statement of capital and surplus and notes thereto). The insurer is required to give detailed information and analyses regarding premiums, claims, reinsurance and investments. The statutory financial statements are not prepared in accordance with U.S. generally accepted accounting principles and are distinct from the financial statements prepared for presentation to the insurer's shareholders under the Companies Act 1981 of Bermuda (the "Companies Act"), which financial statements are prepared in accordance with U.S. generally accepted accounting principles. Arch Re Bermuda, as a general business insurer, is required to submit the annual statutory financial statements as part of the annual statutory financial return.

        Annual Statutory Financial Return.    Arch Re Bermuda is required to file with the BMA in Bermuda a statutory financial return no later than four months after its financial year end (unless specifically extended upon application to the BMA). The statutory financial return for a Class 4 insurer includes, among other matters, a report of the approved independent auditor on the statutory financial statements of such insurer, solvency certificates, the statutory financial statements themselves, the opinion of the loss reserve specialist and a schedule of reinsurance ceded.

        Minimum Solvency Margin and Restrictions on Dividends and Distributions.    Under the Insurance Act, Arch Re Bermuda must ensure that the value of its long-term business assets exceed the amount of its long-term business liabilities by at least $250,000. The Insurance Act also provides that the value of the general business assets of Arch Re Bermuda, as a Class 4 insurer, must exceed the amount of its general business liabilities by an amount greater than the prescribed minimum solvency margin. Arch Re Bermuda:

  •
  is required, with respect to its general business, to maintain a minimum solvency margin (the prescribed amount by which the value of its general business assets must exceed its general business liabilities) equal to the greatest of:

  (A)
  $100,000,000,

  (B)
  50% of net premiums written (being gross premiums written less any premiums ceded by Arch Re Bermuda but Arch Re Bermuda may not deduct more than 25% of gross premiums when computing net premiums written), and

  (C)
  15% of loss and other insurance reserves;

  •
  is prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin or minimum liquidity ratio or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio (if it has failed to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, Arch Re Bermuda will be prohibited, without the approval of the BMA, from declaring or paying any dividends during the next financial year);

  •
  is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year's statutory balance sheet) unless it files (at least 7 days before payment of such dividends) with the BMA an affidavit stating that it will continue to meet the required margins;

  •
  is prohibited, without the approval of the BMA, from reducing by 15% or more its total statutory capital as set out in its previous year's financial statements and any application for such approval must include an affidavit stating that it will continue to meet the required margins;

  •
  is required, at any time it fails to meet its solvency margin, within 30 days (45 days where total statutory capital and surplus falls to $75 million or less) after becoming aware of that failure or having reason to believe that such failure has occurred, to file with the BMA a written report containing certain information;

  •
  is required to establish and maintain a long-term business fund; and

  •
  is required to obtain a certain certification from its approved actuary prior to declaring or paying any dividends and such certificate will not be given unless the value of its long-term business assets exceeds its long-term business liabilities, as certified by its approved actuary, by the amount of the dividend and at least $250,000. The amount of any such dividend shall not exceed the aggregate of the excess referenced in the preceding sentence and other funds properly available for the payment of dividends, being funds arising out of its business, other than its long-term business.

        Minimum Liquidity Ratio.    The Insurance Act provides a minimum liquidity ratio for general business insurers such as Arch Re Bermuda. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable and reinsurance balances receivable. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities (by interpretation, those not specifically defined).

        Long-Term Business Fund.    An insurer carrying on long-term business is required to keep its accounts in respect of its long-term business separate from any accounts kept in respect of any other business and all receipts of its long-term business form part of its long-term business fund. No payment may be made directly or indirectly from an insurer's long-term business fund for any purpose other than a purpose related to the insurer's long-term business, unless such payment can be made out of any surplus certified by the insurer's approved actuary to be available for distribution otherwise than to policyholders. Arch Re Bermuda may not declare or pay a dividend to any person other than a policyholder unless the value of the assets in its long-term business fund, as certified by its approved actuary, exceeds the liabilities of the insurer's long-term business (as certified by the insurer's approved actuary) by the amount of the dividend and at least the $250,000 minimum solvency margin prescribed by the Insurance Act, and the amount of any such dividend may not exceed the aggregate of that excess (excluding the said $250,000) and any other funds properly available for payment of dividends, such as funds arising out of business of the insurer other than long-term business.

        Restrictions on Transfer of Business and Winding-Up. Arch Re Bermuda, as a long-term insurer, is subject to the following provisions of the Insurance Act:

  •
  all or any part of the long-term business, other than long-term business that is reinsurance business, may be transferred only with and in accordance with the sanction of the applicable Bermuda court; and

  •
  an insurer or reinsurer carrying on long-term business may only be wound-up or liquidated by order of the applicable Bermuda court, and this may increase the length of time and costs incurred in the winding-up of Arch Re Bermuda when compared with a voluntary winding-up or liquidation.

        Supervision, Investigation and Intervention.    The BMA may appoint an inspector with extensive powers to investigate the affairs of an insurer if the BMA believes that an investigation is required in the interest of the insurer's policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to the BMA, the BMA may direct an insurer to produce documents or information relating to matters connected with the insurer's business.

        If it appears to the BMA that there is a risk of the insurer becoming insolvent, or that it is in breach of the Insurance Act or any conditions imposed upon its registration, the BMA may, among other things, direct the insurer (1) not to take on any new insurance business, (2) not to vary any insurance contract if the effect would be to increase the insurer's liabilities, (3) not to make certain investments, (4) to realize certain investments, (5) to maintain in, or transfer to the custody of, a specified bank, certain assets, (6) not to declare or pay any dividends or other distributions or to restrict the making of such payments and/or (7) to limit its premium income.

Certain Bermuda Law Considerations

        ACGL and Arch Re Bermuda have been designated as non-resident for exchange control purposes by the BMA and ACGL is required to obtain the permission of the BMA for the issue and transfer of the notes. We have applied for and expect to receive the consent of the BMA for the issue and free transferability of the notes, as long as ACGL's shares are quoted on the Nasdaq National Market or quoted or listed on any other appointed stock exchange.

        Because we are designated as non-resident for Bermuda exchange control purposes, we are allowed to engage in transactions, and to pay dividends to Bermuda non-residents who are holders of our common shares, in currencies other than the Bermuda Dollar.

        In accordance with Bermuda law, share certificates are issued only in the names of corporations or individuals. In the case of an applicant acting in a special capacity (for example, as an executor or trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity, we are not bound to investigate or incur any responsibility in respect of the proper administration of any such estate or trust. We will take no notice of any trust applicable to any of our common shares whether or not we have notice of such trust.

        ACGL and Arch Re Bermuda are incorporated in Bermuda as "exempted companies." As a result, they are exempt from Bermuda laws restricting the percentage of share capital that may be held by non-Bermudians, but they may not participate in certain business transactions, including (1) the acquisition or holding of land in Bermuda (except that required for their business and held by way of lease or tenancy for terms of not more than 50 years) without the express authorization of the Bermuda legislature, (2) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance, (3) the acquisition of any bonds or debentures secured by any land in Bermuda, other than certain types of Bermuda government securities or (4) the carrying on of business of any kind in Bermuda, except in furtherance of their business carried on outside Bermuda or under license granted by the Minister of Finance. While an insurer is permitted to reinsure risks undertaken by any company incorporated in Bermuda and permitted to engage in the insurance and reinsurance business, generally it is not permitted without a special license granted by the Minister of Finance to insure Bermuda domestic risks or risks of persons of, in or based in Bermuda.

        ACGL and Arch Re Bermuda also need to comply with the provisions of the Companies Act regulating the payment of dividends and making distributions from contributed surplus. A company shall not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that: (a) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of the company's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

        Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Our success may depend in part upon the continued services of key employees in Bermuda. Certain key employees may neither be a Bermudian nor a spouse of a Bermudian. Accordingly, any such key employee will require specific approval to work for us in Bermuda. A work permit may be granted or extended upon showing that, after proper public advertisement, no Bermudian (or spouse of a Bermudian or a holder of a permanent resident's certificate or holder of a working resident's certificate) is available who meets the minimum standards reasonably required by the employer. The Bermuda government's policy places a six-year term limit on individuals with work permits, subject to certain exemptions for key employees.

Properties

        Our reinsurance group leases a total of approximately 7,300 square feet in Bermuda under a lease expiring in 2007, and approximately 15,800 square feet in Morristown, New Jersey under a lease expiring in 2006.

        We lease approximately 4,500 square feet in Hamilton, Bermuda for our Bermuda insurance operations. The principal U.S. office of our insurance group is located at One Liberty Plaza, New York, New York. We lease approximately 110,750 square feet in our principal U.S. office in New York City location under a lease expiring in 2014 and 2007 with respect to approximately 23,400 square feet. Our insurance group also leases a total of approximately 180,000 square feet for our second office location in New York City and other offices in Atlanta, Georgia; Chicago, Illinois; Columbus, Ohio; Conshohocken, Pennsylvania; Englewood, Colorado; Houston, Texas; Kansas City, Missouri;

Morristown, New Jersey; Pasadena, California; Philadelphia, Pennsylvania; San Francisco, California; St. Paul, Minnesota; Stamford, Connecticut; and Tampa, Florida.

        For the years ended December 31, 2003, 2002 and 2001, our rental expense (income) was approximately $8.7 million, $3.2 million and ($132,000), respectively. Our future minimum rental charges for the remaining terms of our existing leases, exclusive of escalation clauses and maintenance costs and net of rental income, will be approximately $75.0 million. We believe that the above described office space is adequate for our needs. However, as we continue to develop our business, we may open additional office locations during 2004.

Legal Proceedings

        We, in common with the insurance industry in general, are subject to litigation and arbitration in the normal course of our business. As of December 31, 2003, we were not a party to any material litigation or arbitration other than as a part of the ordinary course of business in relation to claims activity, none of which is expected by management to have a significant adverse effect on our results of operations and financial condition and liquidity.

        One of our insurers, Arch Insurance (formerly First American), has entered into a settlement with the California Department of Insurance regarding certain claims handling violations allegedly committed by certain of its third party agents prior to our acquisition of control of First American. This settlement resulted in only an immaterial monetary fine (substantially all of which will be covered by existing reinsurance arrangements with third parties), and will have no effect on Arch Insurance's California license.

        In addition, the former owners of American Independent have commenced an action against ACGL, American Independent and certain of American Independent's directors and officers and others seeking unspecified damages for several allegations relating to the reorganization agreement pursuant to which we acquired American Independent in 2001. The reorganization agreement provided that, as part of the consideration for the stock of American Independent, the former owners would have the right to receive a limited, contingent payment from the proceeds, if any, from certain pre-existing lawsuits that American Independent had brought as plaintiff prior to our acquisition. The former owners alleged, among other things, that the defendants entered into the agreement without intending to honor their commitments under the agreement and are liable for securities and common law fraud, breach of contract and intentional infliction of emotional distress. ACGL and the other plaintiffs have filed a motion to dismiss all claims, and strongly deny the validity of, and will continue to dispute, these allegations. Although no assurances can be made as to the resolution of these claims, management does not believe that any of these claims are meritorious.

MANAGEMENT

        Our senior management team and board of directors consists of:

Name	Age	Position
Robert Clements	71	Chairman and Director of ACGL
Constantine Iordanou	54	President and Chief Executive Officer of ACGL and Director of ACGL
Paul B. Ingrey	64	Vice Chairman and Director of ACGL
John D. Vollaro	59	Executive Vice President, Chief Financial Officer and Treasurer of ACGL
Peter A. Appel	42	Director of ACGL
Wolfe "Bill" H. Bragin	59	Director of ACGL
John L. Bunce, Jr.	45	Director of ACGL
Sean Carney	35	Director of ACGL
Kewsong Lee	38	Director of ACGL
James J. Meenaghan	65	Director of ACGL
John M. Pasquesi	44	Vice Chairman and Director of ACGL
David Tunnell	33	Director of ACGL
Robert F. Works	56	Director of ACGL
Dwight R. Evans	51	Chairman and Chief Executive Officer of Arch Re Bermuda
Ralph E. Jones, III	47	President and Chief Executive Officer of Arch Insurance Group Inc.
Marc Grandisson	36	President and Chief Operating Officer of Arch Re Bermuda
Mark D. Lyons	47	Executive Vice President and Chief Actuary of Arch Insurance Group Inc.
John F. Rathgeber	49	President and Chief Executive Officer of Arch Re U.S.
Louis T. Petrillo	38	President, General Counsel and Secretary of Arch Capital Services Inc.

        Robert Clements was elected chairman and director of ACGL at the time of our formation in March 1995, and continues to serve in that capacity. From March 1996 to February 2001, he was an advisor to MMC Capital, with whom he served as chairman and chief executive officer from January 1994 to March 1996. Prior thereto, he served as president of Marsh & McLennan Companies, Inc. since 1992, having been vice chairman during 1991. He was chairman of J&H Marsh & McLennan, Incorporated (formerly Marsh & McLennan, Incorporated), a subsidiary of Marsh & McLennan Companies, Inc., from 1988 until March 1992. He joined Marsh & McLennan, Ltd., a Canadian subsidiary of Marsh & McLennan Companies, Inc., in 1959. Mr. Clements was a director of XL Capital from 1986 to 2002 and was formerly a director of Annuity and Life Re (Holdings), Ltd. and Stockton Reinsurance Limited and ACE Ltd. He is chairman emeritus of the Board of Overseers of the School of Risk Management, Insurance and Actuarial Science of St. John's University and a member of Rand Corp. President's Council. He holds a B.A. degree from Dartmouth College.

        Constantine Iordanou has been president and chief executive officer of ACGL since August 2003 and a director since January 1, 2002. From January 2002 to July 2003, Mr. Iordanou was chief executive officer of Arch Capital (U.S.) Inc. From March 1992 through December 2001, Mr. Iordanou served in various capacities for Zurich Financial Services and its affiliates, including as senior executive vice president of group operations and business development of Zurich Financial Services, president of Zurich-American Specialties Division, chief operating officer and chief executive officer of Zurich-American and chief executive officer of Zurich North America. Prior to joining Zurich, he served as president of the commercial casualty division of the Berkshire

Hathaway Group and served as senior vice president with the American Home Insurance Company, a member of the American International Group. He holds an aerospace engineering degree from New York University.

        Paul B. Ingrey has served as a director of ACGL since 2001, and as vice chairman of ACGL since April 2004. Prior to that, Mr, Ingrey served as chief executive officer of Arch Re Bermuda from October 2001, and was elected chairman of Arch Re Bermuda in March 2002. He was retired from 1996 to 2001. Mr. Ingrey was the founder of F&G Re Inc., a reinsurance subsidiary of USF&G Corporation, and served as its chairman and chief executive officer from 1983 to 1996. Prior to that, he was senior vice president of Prudential Reinsurance, an underwriter of property and casualty reinsurance. He has also served as a director of USF&G Corporation (until its sale to The St. Paul Companies, Inc. in 1998) and E.W. Blanch Holdings, Inc., the holding company for E.W. Blanch Co., which provides risk management and distribution services through several subsidiaries (until its sale to Benfield Greig, the London-based international reinsurance broker, in April 2001) and he was formerly a director of Fairfax Financial Holdings Limited, an insurance and reinsurance company with a focus on property and casualty insurance until September 2002. He holds a B.A. degree from Colgate University and an M.B.A. degree from the School of Risk Management, Insurance and Actuarial Science of St. John's University (formerly the College of Insurance).

        John D. Vollaro has been executive vice president and chief financial officer of ACGL since January 2002 and treasurer of ACGL since May 2002. Prior to joining us, Mr. Vollaro acted as an independent consultant in the insurance industry since March 2000. Prior to March 2000, Mr. Vollaro was president and chief operating officer of W.R. Berkley Corporation from January 1996 and a director from September 1995 until March 2000. Mr. Vollaro was chief executive officer of Signet Star Holdings, Inc., a joint venture between W.R. Berkley Corporation and General Re Corporation, from July 1993 to December 1995. Mr. Vollaro served as executive vice president of W.R. Berkley Corporation from 1991 until 1993, chief financial officer and treasurer of W.R. Berkley Corporation from 1983 to 1993 and senior vice president of W.R. Berkley Corporation from 1983 to 1991. He holds a B.S. degree from Long Island University.

        Peter A. Appel was president and chief executive officer of ACGL from May 5, 2000 through July 31, 2003 and has been a director of ACGL since November 1999. He was executive vice president and chief operating officer of ACGL from November 1999 to May 5, 2000, and general counsel and secretary of ACGL from November 1995 to May 5, 2000. Mr. Appel previously served as a managing director of ACGL from November 1995 to November 1999. From September 1987 to November 1995, Mr. Appel practiced law with the New York firm of Willkie Farr & Gallagher LLP, where he was a partner from January 1995. He holds an A.B. degree from Colgate University and a law degree from Harvard University.

        Wolfe "Bill" H. Bragin has served as a director of ACGL since May 2002. He served as vice president of GE Asset Management from 1985 until his retirement in 2002. He also served as a managing director of GE Asset Management until 2002. Mr. Bragin had been employed by various affiliates of General Electric Company since 1974, including GE Capital (formerly known as GE Credit Corporation), specializing in equipment leasing and private investments, through 1984, and, thereafter, GE Asset Management's Private Placement Group, specializing in private equity investments. Mr. Bragin has previously served as a director of both privately-held and publicly-traded companies. He holds a B.S. degree from the University of Connecticut and an M.B.A. degree from Babson Institute of Business Administration.

        John L. Bunce, Jr.    has served as a director of ACGL since November 2001. Mr. Bunce is a managing director of Hellman & Friedman LLC, which he joined in 1988. Before joining Hellman & Friedman LLC, Mr. Bunce was vice president of TA Associates. Previously, he was employed in the mergers & acquisitions and corporate finance departments of Lehman Brothers Kuhn Loeb. He is currently also a director of National Information Consortium, Inc. and Western Wireless Corporation. He has also served as a director of Duhamel Falcon Cable Mexico, Eller Media Company, Falcon Cable TV, National Radio Partners, VoiceStream Wireless Corporation, and Young & Rubicam, Inc. Mr. Bunce also was an advisor to American Capital Corporation and Post Oak Bank. He holds an A.B. degree from Stanford University and an M.B.A. degree from Harvard Business School.

        Sean D. Carney has served as a director of ACGL since July 2003. He has been a Managing Director of Warburg Pincus LLC since January 2001 and has been employed by Warburg Pincus since November 1996. From November 1995 to November 1996, Mr. Carney was employed by McKinsey & Company. He holds a A.B. from Harvard College and an M.B.A. from Harvard Business School.

        Kewsong Lee has served as a director of ACGL since November 2001. Mr. Lee has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since January 1997. He has been employed at Warburg Pincus since 1992. Prior to joining Warburg Pincus, Mr. Lee was a consultant at McKinsey & Company, Inc., a management consulting company, from 1990 to 1992. His present service as a director includes membership on the boards of Knoll, Inc., Eagle Family Foods, Inc. and several privately held companies. He holds a B.A. degree from Harvard College and an M.B.A. degree from Harvard Business School. Mr. Lee was appointed to our Board of Directors pursuant to our Shareholders Agreement, which is filed as an exhibit to our 2002 Annual Report.

        James J. Meenaghan has been a director of the Company since October 2001. From October 1986 to 1993, Mr. Meenaghan was chairman, president and chief executive officer of Home Insurance Companies. He also served as president and chief executive officer of John F. Sullivan Co. from 1983 to 1986. Prior thereto, Mr. Meenaghan held various positions over 20 years with the Fireman's Fund Insurance Company, including president and chief operating officer and vice chairman of its parent company, American Express Insurance Services Inc. He holds a B.S. degree from Fordham University.

        John M. Pasquesi has been our vice chairman and a director of ACGL since November 2001. Mr. Pasquesi has been the managing member of Otter Capital LLC, a private equity investment firm founded by him in January 2001. Prior to January 2001, Mr. Pasquesi was a managing director of Hellman & Friedman LLC since 1988. He holds an B.A. degree from Dartmouth College and an M.B.A. degree from Stanford Graduate School of Business.

        David R. Tunnell has been a director of ACGL since May 2002. He has served as a managing director of Hellman & Friedman LLC since 2003. Prior to joining Hellman & Friedman LLC in 1994, Mr. Tunnell was employed by Lazard Frères & Co. in New York from 1992 to 1994. Mr. Tunnell currently serves as a director of Blackbaud, Inc. He holds an A.B. degree from Harvard College and an M.B.A. degree from Harvard Business School.

        Robert F. Works has been a director of ACGL since June 1999. Mr. Works was a managing director of Jones Lang LaSalle (previously LaSalle Partners) until he retired on December 31, 2001. He joined Jones Lang LaSalle in 1981, where he has served in various capacities, including manager of both the Property Management and Investment Management teams of the Eastern Region of the United States. Mr. Works was also manager for the Times Square Development Advisory and Chelsea Piers Lease Advisory on behalf of New York State and the President of GCT Ventures and the Revitalization of Grand Central Terminal for the Metropolitan Transportation Authority until he retired on December 31, 2001. He holds a B.A. degree from the College of William and Mary.

        Dwight R. Evans has served as chairman and chief executive officer of Arch Re Bermuda since April 2004. Prior to that, Mr. Evans served as president of Arch Re Bermuda from October 2001.

From 1998 until October 2001, Mr. Evans was executive vice president of St. Paul Re. From 1983 until 1998, Mr. Evans was employed as executive vice president for F&G Re Inc. Prior to that, Mr. Evans served as assistant vice president at Skandia Reinsurance Company and as a reinsurance underwriter at Prudential Reinsurance Company (now Everest Re Company). He holds a B.A. degree from Ohio University.

        Ralph E. Jones, III joined Arch Insurance Group as president and chief executive officer on July 1, 2003. Prior to his tenure with Arch, he was chief executive officer of Chubb Specialty Insurance, a strategic business unit within the Chubb Group of Insurance Companies. Previously, he was managing director of Hiscox Insurance Company, Ltd., the United Kingdom and European property and casualty business of Hiscox, plc. Mr. Jones began his career with Chubb, where he served in various senior executive positions, including chief underwriting officer of Chubb Insurance Company of Europe and worldwide manager of its Executive Protection Department. He holds a B.A. from Wesleyan University.

        Marc Grandisson has served as president and chief operating officer of Arch Re Bermuda since April 2004. Prior to that, Mr. Grandisson served as senior vice president, chief underwriting officer and and chief actuary of Arch Re Bermuda from October 2001. From March 1999 until October 2001, Mr. Grandisson was employed as vice president and actuary of the reinsurance division of Berkshire Hathaway. From July 1996 until February 1999, Mr. Grandisson was employed as vice president-director of F&G Re Inc. From July 1994 until July 1996, Mr. Grandisson was employed as an actuary for F&G Re. Prior to that, Mr. Grandisson was employed as an actuarial assistant of Tillinghast-Towers Perrin. Mr. Grandisson holds an M.B.A. degree from the Wharton School of the University of Pennsylvania. He is also a fellow of the Casualty Actuarial Society.

        Mark D. Lyons has served as executive vice president of group operations and chief actuary of Arch Insurance Group Inc. since August 2002. From 2001 until August 2002, Mr. Lyons worked as an independent consultant. From 1992 to 2001, Mr. Lyons was executive vice president of product services at Zurich U.S. From 1987 until 1992, Mr. Lyons was a vice president and actuary at Berkshire Hathaway Insurance Group. Mr. Lyons holds a B.S. degree from Elizabethtown College. He is also an associate of the Casualty Actuarial Society and a member of the American Academy of Actuaries.

        John F. Rathgeber has served as president and chief executive officer of Arch Re U.S. since April 2004. Prior to that, Mr. Rathgeber served as managing director and chief operating officer of Arch Re U.S. from December 2001. From 1998 until 2001, Mr. Rathgeber was executive vice president of the financial solutions business unit of St. Paul Re. From November 1992 until 1996, Mr. Rathgeber was employed as a vice president in the non-traditional underwriting department at F&G Re, and from 1996 until 1998, Mr. Rathgeber served as a senior vice president of non-traditional reinsurance. Prior to joining F&G Re, Mr. Rathgeber was employed by Prudential Re from 1980 until 1992. During that time, he held various underwriting positions, and from 1988 until 1992, Mr. Rathgeber was a director in the actuarial department. Mr. Rathgeber holds a B.A. from Williams College. He is also a chartered property and casualty underwriter, a fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries.

        Louis T. Petrillo has been president and general counsel of Arch Capital Services Inc. since April 2002. From May 2000 to April 2002, he was senior vice president, general counsel and secretary of ACGL. From 1996 until May 2000, Mr. Petrillo was vice president and associate general counsel of ACGL's reinsurance subsidiary. Prior to that time, Mr. Petrillo practiced law at the New York firm of Willkie Farr & Gallagher LLP. He holds a B.A. degree from Tufts University and a law degree from Columbia University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information available to us as of March 29, 2004 with respect to the ownership of our voting shares by (1) each person known to us to be the beneficial owner of more than 5% of any class of our outstanding voting shares, (2) each director and executive officer of ACGL, and (3) all of the directors and executive officers of ACGL as a group. The percentage of outstanding common shares beneficially owned is based on 33,288,594 of our common shares outstanding as of March 29, 2004 and is calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act").

Common Shares

Name and Address of Beneficial Owner	(A) Number of Common Shares Beneficially Owned(1)	(B) Rule 13d-3 Percentage Ownership(1)	(C) Fully- Diluted Percentage(2)
Warburg Pincus(3) c/o 466 Lexington Avenue New York, New York 10017	22,910,478	42.3%	29.6
HFCP IV (Bermuda), L.P. (Bermuda) Ltd.(4)(5) c/o Appleby Corporate Services (Bermuda) Ltd. 41 Cedar Avenue Hamilton HM 12, Bermuda	11,571,798	25.1	15.0
H&F International Partners IV-A (Bermuda), L.P.(4)(6) c/o Appleby Corporate Services (Bermuda) Ltd. 41 Cedar Avenue Hamilton HM 12, Bermuda	1,899,246	4.1	2.5
H&F International Partners IV-B (Bermuda), L.P.(4)(7) c/o Appleby Corporate Services (Bermuda) Ltd. 41 Cedar Avenue Hamilton HM 12, Bermuda	627,392	1.4	*
H&F Executive Fund IV (Bermuda), L.P.(4)(8) c/o Appleby Corporate Services (Bermuda) Ltd. 41 Cedar Avenue Hamilton HM 12, Bermuda	260,602	*	*
BAMCO Inc.(9) 767 Fifth Avenue New York, New York 10153	3,638,400	10.9	4.7
Insurance Private Equity Investors, L.L.C.(10) 3003 Summer Street Stamford, CT 06905	2,761,873	7.8	3.6
Third Avenue Management LLC(11) 767 Third Avenue New York, New York 10017	1,918,979	5.8	2.5

Steinberg Priest & Sloane Capital Management LLC(12) 12 East 49th Street New York, New York 10017	1,817,360	5.5	2.4
Farallon Partners, L.L.C.(13) c/o Farallon Capital One Maritime Plaza Suite 1325 San Francisco, CA 94111	1,779,225	5.1	2.3
Farallon Capital Management, L.L.C.(14) c/o Farallon Capital One Maritime Plaza Suite 1325 San Francisco, CA 94111	424,800	1.3	*
Robert Clements(15)	1,627,276	4.9	2.1
Constantine lordanou(16)	826,788	2.5	1.0
Paul B. Ingrey(17)	950,901	2.8	1.2
John D. Vollaro(18)	142,350	*	*
Dwight R. Evans(19)	198,088	*	*
Marc Grandisson(20)	58,716
Peter A. Appel(21)	887,714	2.6	1.2
Wolfe "Bill" H. Bragin(22)	3,399	*	*
John L. Bunce, Jr.(23)	14,359,038	31.2	18.6
Sean D. Carney(24)	22,912,318	42.3	29.6
Kewsong Lee(25)	22,917,814	42.3	29.6
James J. Meenaghan(26)	25,886	*	*
John M. Pasquesi(27)	1,552,250	4.5	2.0
David R. Tunnell(28)	14,359,038	31.2	18.6
Robert F. Works(29)	29,745	*	*
All directors and executive officers (18 persons)(30)	43,841,365	62.4%	56.7%

*
Denotes beneficial ownership of less than 1.0%

Series A Convertible Preference Shares

Name and Address of Beneficial Owner	Number of Preference Shares Beneficially Owned(31)	Rule 13d-3 Percentage Ownership(31)
Warburg Pincus(3)	20,906,560	54.5%
HFCP IV (Bermuda), L.P.(4)(5)	10,271,579	26.8
H&F International Partners IV-A (Bermuda), L.P.(4)(6)	1,685,843	4.4
H&F International Partners IV-B (Bermuda), L.P.(4)(7)	556,897	1.4
H&F Executive Fund IV (Bermuda), L.P.(4)(8)	231,501	*
Insurance Private Equity Investors, L.L.C.(10)	2,181,313	5.7
Robert Clements(15)	103,242	*
Constantine lordanou	0	*
Paul B. Ingrey(17)	103,242	*
John D. Vollaro	0	*
Dwight R. Evans(19)	20,648	*
Marc Grandisson(20)	12,905	*
Peter A. Appel(21)	51,621	*
Wolfe "Bill" H. Bragin	0	*
John L. Bunce, Jr.(23)	12,745,820	33.2
Sean D. Carney(24)	20,906,560	54.5
Kewsong Lee(25)	20,906,560	54.5
James J. Meenaghan	0	*
John M. Pasquesi(27)	387,158	1.0
David R. Tunnell(28)	12,745,820	33.2
Robert F. Works	0	*
All directors and executive officers (18 persons)(30)	34,331,196	89.5%

*
Denotes beneficial ownership of less than 1.0%

(1)
Pursuant to Rule 13d-3 promulgated under the Exchange Act, amounts shown include common shares that may be acquired by a person within 60 days of March 29, 2004. Therefore, column (B) has been computed based on (a) 33,288,594 common shares actually outstanding as of March 29, 2004 and (b) common shares that may be acquired within 60 days of March 29, 2004 upon the exercise of options and warrants and conversion of series A convertible preference shares ("preference shares") held only by the person whose Rule 13d-3 Percentage Ownership of common shares is being computed. Each preference share is convertible into one common share, subject to adjustments. The preference shares are mandatorily convertible under certain circumstances. The purchase price for the preference shares is subject to certain adjustments, which may result in the issuance of additional preference shares to the purchasers. For a description of the adjustments, please refer to our Subscription Agreement, included as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

(2)
Amounts shown under column (C) in the above table have been computed based on (a) 33,288,594 common shares actually outstanding as of March 29, 2004, (b) common shares that may be acquired upon the exercise of all outstanding options and warrants and conversion of all preference shares, whether or not such options and warrants are exercisable within 60 days held by all persons and (c) 21,239 restricted common share units. As of March 29, 2004, there were outstanding (i) class B warrants to purchase an aggregate of 150,000 common shares, (ii) options to purchase an aggregate of 5,510,216 common shares and (iii) 38,364,972 preference shares. The class B warrants are currently exercisable at $20.00 per share and expire on September 19, 2005. See note (1) for a description of the preference shares.

(3)
The security holders are Warburg Pincus (Bermuda) Private Equity VIII, L.P. ("WP VIII Bermuda"), Warburg Pincus (Bermuda) International Partners, L.P. ("WPIP Bermuda"), Warburg Pincus Netherlands International Partners I, C.V. ("WPIP Netherlands I") and Warburg Pincus Netherlands International Partners II, C.V. ("WPIP Netherlands II"). Warburg Pincus (Bermuda) Private Equity Ltd. ("WP VIII Bermuda Ltd.") is the sole general partner of WP VIII Bermuda. Warburg Pincus (Bermuda) International Ltd. ("WPIP Bermuda Ltd.") is the sole general partner of WPIP Bermuda. Warburg, Pincus & Co. ("WP") is the sole general partner of WPIP Netherlands I and WPIP Netherlands II. WP VIII Bermuda, WPIP Bermuda, WPIP Netherlands I and WPIP Netherlands II are managed by Warburg Pincus LLC ("WP LLC"). The foregoing is based on a Schedule 13D dated December 18, 2002 and filed with the SEC by these entities. Amounts in columns (A), (B) and (C) reflect common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(4)
HFCP IV (Bermuda), L.P. ("HFCP IV Bermuda"), H&F International Partners IV-A (Bermuda), L.P. ("HFIP IV-A Bermuda"), H&F International Partners IV-B (Bermuda), L.P. ("HFIP IV-B Bermuda") and H&F Executive Fund IV (Bermuda), L.P. ("HFEF Bermuda") are referred to in this section as the "H&F funds". H&F Investors IV (Bermuda) L.P. ("HFI IV Bermuda") is the sole general partner of each of the H&F funds. H&F Corporate Investors IV (Bermuda) Ltd. ("HFCI Bermuda") is the sole general partner of HFI IV Bermuda. By reason of their relationships with the H&F funds, HFI IV Bermuda and HFCI Bermuda may be deemed to beneficially own all of the common shares owned by the H&F funds. The H&F funds, and as a result, HFI IV Bermuda and HFCI Bermuda also beneficially own an aggregate of (i) 5,000 common shares issuable upon exercise of currently exercisable options issued to John L. Bunce, Jr., and David R. Tunnell and (ii) 5,994 common shares issued to Messrs. Bunce and Tunnell in consideration for their service as directors of the Company. The foregoing is based on a Schedule 13D and a Form 4 dated March 3, 2003 and December 18, 2002, respectively, and filed with the SEC.

(5)
The security holder is HFCP IV Bermuda. 9,024 of the common shares issued or issuable to Messrs. Bunce and Tunnell, as described in note (4), are held for the benefit of HFCP IV Bermuda. Amounts in columns (A), (B) and (C) reflect common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(6)
The security holder is HFIP IV-A Bermuda. 1,481 of the common shares issued or issuable to Messrs. Bunce and Tunnell, as described in note (4), are held for the benefit of HFIP IV-A Bermuda. Amounts in columns (A), (B) and (C) reflect common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(7)
The security holder is HFIP IV-B Bermuda. 489 of the common shares issued or issuable to Messrs. Bunce and Tunnell, as described in note (4), are held for the benefit of HFIP IV-B

  Bermuda. Amounts in columns (A), (B) and (C) reflect common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(8)
The security holder is HFEF Bermuda. None of the common shares issued or issuable to Messrs. Bunce and Tunnell, as described in note (4), are held for the benefit of HFEF Bermuda. Amounts in columns (A), (B) and (C) reflect common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(9)
Based upon a Schedule 13G dated February 13, 2004, filed with the SEC jointly by Baron Capital Group, Inc. ("BCG"), BAMCO, Inc. ("BAMCO"), Baron Capital Management, Inc. ("BCM") and Ronald Baron (collectively with BCG, BAMCO and BCM, the "Baron Group"). In the Schedule 13G, the Baron Group reported that BCG and Ronald Baron are parent holding companies, and that BAMCO and BCM are each investment advisors. In addition, the Schedule 13G reported that (i) BCG has sole voting and dispositive power with respect to 30,000 common shares, shared voting power with respect to 3,459,900 common shares and shared dispositive power with respect to 3,608,400 common shares, (ii) BAMCO has shared voting power with respect to 3,202,000 common shares and shared dispositive power with respect to 3,342,000 common shares, (iii) BCM has sole voting and dispositive power with respect to 30,000 common shares, shared voting power with respect to 257,900 common shares and shared dispositive power with respect to 266,400 and (iv) Ronald Baron has sole voting and dispositive power with respect to 30,000 common shares, shared voting power with respect to 3,459,900 common shares and shared dispositive power with respect to 3,638,400 common shares.

(10)
Insurance Private Equity Investors, L.L.C. ("Insurance") is a wholly owned subsidiary of General Electric Pension Trust ("GEPT"), which is an employee benefit plan for the benefit of employees of General Electric Company ("GE"). GE Asset Management Incorporated ("GEAM"), a wholly owned subsidiary of GE, acts as manager of Insurance and as investment manager of GEPT. Insurance, GEPT and GEAM may be deemed to share beneficial ownership. Excludes securities of ACGL held by Orbital Holdings, Ltd., which is an indirect wholly owned subsidiary of GE, as to which Insurance, GEPT and GEAM disclaim beneficial ownership. Based on a Schedule 13D/A dated April 5, 2004 and filed with the SEC by these entities. Amounts in columns (A), (B) and (C) reflect common shares issuable upon conversion of preference shares under the Subscription Agreement.

(11)
Based upon a Schedule 13G dated January 9, 2004, filed with the SEC by Third Avenue Management LLC ("TAM"), an investment advisor. In the Schedule 13G, TAM reported that it has sole voting power with respect to 1,846,529 common shares and sole dispositive power with respect to 1,918,979 common shares.

(12)
Based upon a Schedule 13G dated February 6, 2004, filed with the SEC by Steinberg Priest & Sloane Capital Management, LLC ("SPS"), an investment advisor. In the Schedule 13G, SPS reported that it has sole voting power with respect to 1,673,616 common shares and sole dispositive power with respect to 1,817,360 common shares.

(13)
The security holders are Farallon Capital Partners, L.P. ("FCP"), Farallon Capital Institutional Partners II, L.P. ("FCIP II"), Farallon Capital Institutional Partners III, L.P. ("FCIP II"), Tinicum Partners, L.P. ("Tinicum") and RR Capital Partners, L.P. ("RR" and together with FCP, FCIP II, FCIP III and Tinicum, the "Farallon Partnerships"). Farallon Partners, L.L.C. ("FP") is the general partner of the Farallon Partnerships. FP may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by the Farallon Partnerships. As managing members of FP, David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier and Mark C. Wehrly and, as senior managing member of FP, Thomas F. Steyer, may each, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by the Farallon Partnerships. FP, each of its managing members and its senior managing member disclaim any beneficial ownership of such shares. All of the above-mentioned entities and persons disclaim group attribution. The foregoing is based on a Schedule 13D/A filed with the SEC on January 12, 2004. Amounts in columns (A), (B) and (C) reflect common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(14)
The security holder is Farallon Capital Offshore Investors, Inc. ("FCO"), which is managed by Farallon Capital Management, L.L.C. ("FCM"). FCM may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by FCO. As managing members of FCM, David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier and Mark C. Wehrly and, as senior managing member of FCM, Thomas F. Steyer, may each, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by FCO. FCM, each of its managing members and its senior managing member disclaim any beneficial ownership of such shares. The foregoing is based on a Schedule 13D/A filed with the SEC on January 12, 2004. Amounts in columns (A), (B) and (C) reflect common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(15)
Amounts in columns (A), (B) and (C) reflect (a) 880,921 common shares, 32,198 common shares issuable upon exercise of class B warrants and 107,125 common shares issuable upon exercise of currently exercisable options owned directly by Mr. Clements, (b) 432,008 common shares and 19,677 common shares issuable upon exercise of class B warrants owned directly by the spouse of Mr. Clements, (c) 49,380 common shares owned by a grantor retained annuity trust established for the benefit of the children of Mr. Clements and (d) 2,725 common shares acquired from the exercise of class A warrants and 103,242 preference shares acquired directly by Sound View Partners, L.P. ("Sound View") as part of the November 2001 capital infusion. Sound View is a limited partnership, the general partners of which are Mr. Clements and his spouse. Taracay Investors ("Taracay) owns approximately 50% of Sound View. Taracay is a general partnership, the general partners of which consist of Mr. Clements and members of his family and the managing partner of which is Mr. Clements. Mr. Clements disclaims beneficial ownership of (a) all securities owned directly by his spouse, (b) approximately 97% of the securities owned directly by Taracay, which represents the ownership percentage of Taracay by Taracay partners other than Mr. Clements, and (c) approximately 98% of the securities directly owned by Sound View, which represents the ownership percentage of Sound View by Sound View partners other than Mr. Clements, but excluding that portion of Sound View held by Taracay to the extent of Mr. Clements' ownership of Taracay as stated in this note (15).

(16)
Amounts in columns (A) and (B) reflect (a) 394,369 common shares owned directly by Mr. lordanou (including 338,393 restricted shares, which are subject to vesting), (b) 425,000 common shares issuable upon exercise of currently exercisable options and (c) 7,419 common shares owned directly by Mr. lordanou's children. The amount in column (C) includes 17,668 restricted common share units (8,834 of which are subject to vesting) which will be settled in common shares of ACGL upon termination of Mr. lordanou's employment. Mr. lordanou disclaims beneficial ownership of all shares owned by his children.

(17)
Amounts in columns (A) and (B) and (C) reflect (a) 425,252 common shares owned directly by Mr. Ingrey (including 422,407 restricted shares, which are subject to vesting), (b) 422,407 common shares issuable upon exercise of currently exercisable options and (c) common shares issuable upon conversion of preference shares.

(18)
Amounts in columns (A) and (B) and (C) reflect (a) 57,350 common shares owned directly by Mr. Vollaro (including 53,674 restricted shares, which are subject to vesting) and (b) 85,000 common shares issuable upon exercise of currently exercisable options.

(19)
Amounts in columns (A) and (B) reflect (a) 60,773 common shares owned directly by Mr. Evans (including 55,403 restricted shares, which are subject to vesting), (b) 116,667 common shares issuable upon exercise of currently exercisable options and (c) common shares issuable upon conversion of preference shares. The amount in column (C) includes 8,333 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days of the date hereof.

(20)
Amounts in columns (A), (B) and (C) reflect (a) 21,216 common shares owned directly by Mr. Grandisson (including 16,574 restricted shares, which are subject to vesting, (b) 37,500 common shares issuable upon exercise of currently exercisable options and (c) common shares issuable upon conversion of preference shares.

(21)
Amounts in columns (A), (B) and (C) reflect (a) 147,886 common shares owned directly by Mr. Appel, (b) 688,207 common shares issuable upon exercise of currently exercisable options and (c) common shares issuable upon conversion of preference shares.

(22)
Amounts in columns (A) and (B) reflect (a) 1,699 common shares owned directly by Mr. Bragin (including 607 restricted shares, which are subject to vesting) and (b) 1,700 common shares issuable upon exercise of currently exercisable options owned directly by Mr. Bragin. The amount in column (C) includes 100 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days of the date hereof.

(23)
Amounts in all columns reflect securities held by or for the benefit of the entities listed in note (4). Mr. Bunce is a 9.9% shareholder of HFCI Bermuda. All shares indicated as owned beneficially by Mr. Bunce are included because he is a member of our board of directors and is affiliated with HFCI Bermuda. Mr. Bunce may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares beneficially owned by the H&F funds. Mr. Bunce disclaims beneficial ownership of all shares owned by the H&F funds, except to the extent of his indirect pecuniary interest in the issuer held through the H&F funds.

(24)
Amounts reflect securities held by or for the benefit of the entities listed in note (3). Mr. Carney is a general partner of WP, a managing director and member of WP LLC and a beneficial owner of certain shares of capital stock of WP VIII Bermuda Ltd. and WPIP Bermuda Ltd. All shares indicated as owned by Mr. Carney are included because he is a member of our board of directors and is affiliated with these Warburg Pincus entities. Mr. Carney may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares owned by WP VIII Bermuda, WPIP Bermuda, WPIP Netherlands I and WPIP Netherlands II. Mr. Carney disclaims beneficial ownership of all shares owned by these Warburg Pincus entities.

(25)
Amounts reflect securities held by or for the benefit of the entities listed in note (3). Mr. Lee is a general partner of WP, a managing director and member of WP LLC and a beneficial owner of certain shares of capital stock of WP VIII Bermuda Ltd. and WPIP Bermuda Ltd. All shares indicated as owned by Mr. Lee are included because he is a member of our board of directors and is affiliated with these Warburg Pincus entities. Mr. Lee may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares owned by WP VIII Bermuda, WPIP Bermuda, WPIP Netherlands I and WPIP Netherlands II. Mr. Lee disclaims beneficial ownership of all shares owned by these Warburg Pincus entities.

(26)
Amounts in columns (A), (B) and (C) reflect (a) 7,586 common shares owned directly by Mr. Meenaghan (including 607 restricted shares, which are subject to vesting) and (b) 18,300 common shares issuable upon exercise of currently exercisable options.

(27)
Amounts in columns (A), (B) and (C) reflect (a) 37,110 common shares owned directly by Otter Capital, LLC, for which Mr. Pasquesi serves as the managing member, (b) 1,563 common shares owned directly by Mr. Pasquesi (including 558 restricted shares, which are subject to vesting), (c) 1,126,419 common shares issuable upon exercise of currently exercisable options and (d) common shares issuable upon conversion of preference shares.

(28)
Amounts in all columns reflect securities held by or for the benefit of the entities listed in note (4). Mr. Tunnell is a 5.45% shareholder of HFCI Bermuda. All shares indicated as owned beneficially by Mr. Tunnell are included because he is a member of our board of directors and is affiliated with HFCI Bermuda. Mr. Tunnell may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares beneficially owned by the H&F funds. Mr. Tunnell disclaims beneficial ownership of all shares owned by the H&F funds, except to the extent of his indirect pecuniary interest in the issuer held through the H&F funds.

(29)
Amounts in columns (A), (B) and (C) reflect (a) 8,445 common shares owned directly by Mr. Works (including 607 restricted shares, which are subject to vesting) and (b) 21,300 common shares issuable upon exercise of currently exercisable options.

(30)
Includes an aggregate of 259,560 common shares, including common shares issuable upon exercise of currently exercisable stock options beneficially owned by three executive officers of subsidiaries of ACGL who are not directors of ACGL. Such executive officers do not own any preference shares.

(31)
Under the Subscription Agreement, the purchase price for the preference shares is subject to certain adjustments, which may result in the issuance of additional preference shares to the purchasers. For a description of the adjustments, please refer to our Subscription Agreement, included as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement.

DESCRIPTION OF THE NOTES

        The following description of the particular terms of the notes supplements the description of the general terms of the debt securities set forth under the heading "Description of Arch Capital Debt Securities" in the accompanying prospectus. If the descriptions are inconsistent, the information in this prospectus supplement replaces the information in the accompanying prospectus.

General

        The notes will be issued under a base indenture between us and JPMorgan Chase Bank, a New York banking corporation, as trustee, as supplemented by the first supplemental indenture, each to be dated the date the notes offered hereby are first delivered. The base indenture, as supplemented by the first supplemental indenture is referred to herein as the "indenture". Below is a summary of certain material provisions of the indenture. The summary is not complete and is subject to, and is qualified in its entirety by reference to, all provisions of the indenture, including the definitions of certain terms in the indenture and those terms to be made a part of the indenture by the Trust Indenture Act of 1939, as amended (the "TIA"). The indenture will be subject to and governed by the TIA. The form of base indenture is filed as an exhibit to the registration statement of which this prospectus is a part and we will file the base indenture and the first supplemental indenture, in each case, as executed, as an exhibit to a Current Report on Form 8-K. You should read the indenture for provisions that may be important to you. Capitalized terms used in this summary have the meanings specified in the indenture. In this summary, the "Company," "we", "our" or "us" means solely Arch Capital Group Ltd. and its successors under the indenture and not any of its subsidiaries.

        The indenture does not limit the aggregate principal amount of the debt securities which we may issue under it and provides that we may issue debt securities under it from time to time in one or more series. The indenture does not limit the amount of other indebtedness which we or our subsidiaries may issue.

        The notes will be issued in registered form only in denominations of $1,000 and integral multiples of $1,000. We will issue the notes initially in the aggregate principal amount of $300.0 million. We may, at any time and from time to time, without the consent of the existing holders of the notes, re-open the series and issue additional notes having the same interest rate, maturity and other terms as the notes except for the issue price, issue date, and in some cases, first interest payment date. The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments and redemptions.

        Each note will bear interest at an annual rate of             %, computed on the basis of a 360-day year of twelve 30-day months. We will pay interest semi-annually in arrears on                          and             of each year, which we refer to as the interest payment dates, beginning on                          , 2004 to the persons in whose names the notes are registered at the close of business on the applicable record date, which is the                          or             , immediately preceding such interest payment date. Unless previously redeemed, the notes will mature, and the principal amount of the notes will become payable, on             , 2004.

        The indenture does not contain any provisions that would limit our ability to incur additional indebtedness or sell assets (other than as described below under "Certain Covenants—Limitation on Liens on Stock of Designated Subsidiaries," "—Limitation on Disposition of Stock of Designated Subsidiaries" and "—Merger, Amalgamation, Consolidation or Sale of Assets") or that would afford holders of the notes protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Additionally, the indenture does not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating.

        The principal of and interest, if any, on notes will be payable at our option at the corporate trust office of the trustee, located at 4 New York Plaza, 15th Floor, New York, New York 10004, by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities or by wire transfer.

        If any interest payment date falls on a day that is not a business day, the interest payment shall be postponed to the next day that is a business day, and no interest on such payment shall accrue for the period from and after such interest payment date. If the maturity date of the notes falls on a day that is not a business day, the payment of interest and principal may be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after the maturity date. Interest payments for the notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the date of maturity, as the case may be.

        Subject to certain limitations imposed upon notes issued in book-entry form, notes:

    •
    will be exchangeable for any authorized denomination of other notes of the same series and of a like aggregate principal amount and tenor upon surrender of such notes at the trustee's corporate trust office or at the office of any other registrar designated by us for such purpose; and

    •
    may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the trustee or at the office of any other registrar designated by us for such purpose.

        No service charge will be made for any registration of transfer or exchange, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges. We may act as registrar and may change any registrar without notice.

        The notes will not be entitled to the benefit of any sinking fund.

Optional Redemption

        We may redeem the notes at any time, in whole or in part, at a "make-whole" redemption price equal to the greater of (1) the principal amount being redeemed or (2) the sum of the present values of the remaining scheduled payments of the principal and interest (other than accrued interest) on the notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus    basis points, plus in either case accrued and unpaid interest to the redemption date.

        "Treasury Rate" means, for any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of such notes.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us after consultation with the trustee.

        "Comparable Treasury Price" means, for any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if that release (or any successor release) is not published or does not contain those prices on that business day, (A) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations for that redemption date, or (B) if we obtain fewer than four Reference Treasury Dealer Quotations, the average of all the Reference Treasury Dealer Quotations obtained.

        "Reference Treasury Dealer Quotations" means, for each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date for the notes being redeemed.

        "Reference Treasury Dealer" means (1) each of Goldman, Sachs & Co. and J.P. Morgan Securities Inc. and, in each case, their respective successors; provided, however, that if either of them ceases to be a primary U.S. Government securities dealer in New York City, we will appoint another primary U.S. Government securities dealer as a substitute and (2) any other U.S. Government securities dealers selected by us.

        We will send the holders of the notes to be redeemed a notice of redemption by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption.

        Unless we default in payment of the redemption price, the notes called for redemption shall cease to accrue any interest on or after the redemption date.

        In the event that fewer than all of the notes will be redeemed, the notes will be selected for redemption by the trustee, if the notes are listed on a national securities exchange at such time, in accordance with the rules of such exchange or, if the notes are not so listed, either pro rata or by lot or such other method as the trustee deems fair and appropriate.

        We may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, so long as such acquisition does not otherwise violate the terms of the indenture.

Ranking

        We currently conduct substantially all of our operations through our subsidiaries and our subsidiaries generate substantially all of our operating income and cash flow. As a result, distributions and advances from our subsidiaries will be the principal source of funds necessary to meet our debt service obligations, including any payments due on the notes. Contractual provisions or laws, as well as our subsidiaries' financial condition and operating and regulatory requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations. In addition, because we are a holding company holders of the debt securities will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings.

        The notes will be our unsecured and unsubordinated obligations and will:

    •
    rank equal in right of payment with all our other unsecured and unsubordinated indebtedness, including without limitation other senior unsecured indebtedness issued under the base indenture;

    •
    be effectively subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness;

    •
    be effectively subordinated to all existing and future obligations (including insurance obligations) of our subsidiaries; and

    •
    not be guaranteed by any of our subsidiaries.

        As of December 31, 2003, the aggregate amount of our outstanding consolidated indebtedness for money borrowed was approximately $200.0 million, of which none was secured and all would rank equal in right of payment with the notes. All obligations (including insurance obligations) of our subsidiaries would be effectively senior to the notes. As of December 31, 2003, the consolidated obligations of our subsidiaries reflected on our balance sheet was approximately $3.7 billion.

Certain Covenants

        Below is a summary of certain covenants contained in the indenture, which summary replaces in its entirety the summary set forth in the accompanying prospectus under the heading "Description of Arch Capital Debt Securities—Certain Covenants."

  Limitation on Liens on Stock of Designated Subsidiaries

        We will not, and we will not permit any designated subsidiary to, create, assume, incur or guarantee any indebtedness for money borrowed that is evidenced by notes, debentures, bonds or similar negotiable instruments, which is secured by any mortgage, pledge, lien, security interest or other encumbrance (each, a "Lien") upon any shares of capital stock of any designated subsidiary (whether such shares of stock are now owned or hereafter acquired) without providing concurrently that the notes will be secured equally and ratably with such indebtedness (it being understood that such security interest in favor of the note holders shall be automatically released if the Liens securing the other indebtedness are for any reason released) for at least the time period such other indebtedness is so secured.

        The term "capital stock" of any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including preferred stock, in each case, which are entitled to vote in the election of directors, member or general partners or other similar managing body, as applicable, but excluding any debt securities convertible into such equity; provided, however that preferred shares or other similar securities issued in the ordinary course of business by any of our subsidiaries in connection with their "rent-a-captive" business shall not be deemed capital stock for purposes of the covenants described herein.

        The term "designated subsidiary" means any present or future consolidated subsidiary of the Company, the assets of which constitute at least 20% of the Company's consolidated assets; provided, however, that (i) in the event Liens of the type described in the "Limitation on Liens on Stock of Designated Subsidiaries" covenant are placed on the capital stock of more than one of our subsidiaries in one transaction or in a series of related transactions and such subsidiaries, when taken together as a whole, constitute at least 20% of the Company's consolidated assets, each such subsidiary shall be deemed to be a "designated subsidiary" for purposes such transaction or transactions, as the case may be, and (ii) in the event of a sale, transfer or other disposition of the type described in the "Limitation on the Disposition of Stock of Designated Subsidiaries" covenant of any shares of capital stock of more than one of our subsidiaries in one transaction or in a series of related transactions and such subsidiaries, when taken together as a whole, constitute at least 20% of the Company's consolidated assets, each such subsidiary shall be deemed to be a "designated subsidiary" for purposes of transaction or transactions, as the case may be. As of December 31, 2003, our only designated subsidiary was Arch Reinsurance Ltd. (which we sometimes refer to in this prospectus as Arch Re Bermuda).

  Limitation on the Disposition of Stock of Designated Subsidiaries

        We will not sell, transfer or otherwise dispose of any shares of capital stock of a designated subsidiary, and we will not permit any subsidiary to sell, transfer or otherwise dispose of any shares of capital stock of any other designated subsidiary, and we will not permit any designated subsidiary to issue, (other than to us or any of our subsidiaries) any capital stock of any designated subsidiary, unless such capital stock is disposed of or issued, as the case may be, for consideration which is at least equal to the fair market value of the capital stock so disposed of or issued, as the case may be, as set forth or stated in a resolution of our board of directors adopted in good faith. The foregoing shall not apply to (i) any grant of a Lien or any sale, transfer or other disposition resulting from any foreclosure or similar proceeding with respect to a Lien, (ii) the sale, transfer, disposition or issuance of directors' qualifying shares or similar securities, (iii) any issuance or disposition of securities required by any law, regulation or order of any governmental or insurance regulatory authority or (iv) any such sale, transfer or disposition pursuant to any agreement or contractual arrangement between the Company and any of its security holders in effect on the date the notes are first issued.

  Merger, Amalgamation, Consolidation or Sale of Assets

        We may not consolidate or amalgamate with or merge with or into any other person (other than a subsidiary) or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person (other than a subsidiary), or permit any person (other than a subsidiary) to consolidate with or merge into us, unless:

  •
  either (a) we shall be the surviving person or (b) the surviving person (if other than us) shall (1) be a corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof, the District of Columbia, the Bermuda, the Cayman Islands or any country or state which is a member of the Organization of Economic Cooperation and Development and (2) expressly assume, by an indenture supplemental to the indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of our obligations under the debt securities and the indenture;

  •
  immediately after giving effect to such transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

  •
  we shall have delivered to the trustee an officers' certificate stating that such consolidation, merger, conveyance, transfer, sale or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the base indenture and that all conditions precedent herein provided for relating to such transaction have been satisfied.

        The surviving person of such transaction shall succeed to, and be substituted for, and may exercise every right and power of, us under the indenture with the same effect as if such successor had been named as us thereunder; and thereafter, we shall be discharged from all obligations and covenants under the base indenture and the debt securities.

  Payment of Principal, Premium and Interest

        We will duly and punctually pay the principal of (and premium, if any) and interest on the notes in accordance with their terms.

  Maintenance of Office or Agency

        We will maintain an office or agency where the notes may be presented or surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the notes.

  Money for Securities; Payments to Be Held in Trust

        If we will at any time act as our own paying agent with respect to the notes, we will, on or before each due date of the principal of (and premium, if any) or interest on the notes, segregate and hold in trust for the benefit of the persons entitled thereto a sum sufficient to pay the principal (and premium, if any) or interest so becoming due until such sums will be paid to such persons or otherwise disposed of as provided in the indentures and will promptly notify the trustee of our action or failure so to act.

  Corporate Existence

        Except as otherwise permitted under "—Merger, Amalgamation, Consolidation or Sale of Assets" and "—Limitation on Disposition of Stock of Designated Subsidiaries" above, we will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence and material rights (charter and statutory) and franchises; provided, however, that we will not be required to preserve any such right or franchise if our board of directors or senior management determines that the preservation thereof is no longer desirable in the conduct of our business and that the loss thereof is not disadvantageous in any material respect to the noteholders.

  Statement by Officers as to Default

        We will deliver to the trustee, within 120 days after the end of each fiscal year of the Company, a certificate of our principal executive officer, principal financial officer or principal accounting officer stating whether or not to the best knowledge of the signer thereof we are in default in the performance and observance of any of the terms, provisions and conditions of the indenture, and if we are in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.

  Waiver of Certain Covenants

        We may omit in any particular instance to comply with any term, provision or condition of the foregoing covenants if before or after the time for such compliance the holders of at least a majority in principal amount of the notes (taken together as one class) will, by act of such holders, either waive such compliance in such instance or generally waive compliance with such term, provision or condition except to the extent so expressly waived, and, until such waiver will become effective, our obligations and the duties of the trustee in respect of any such term, provision or condition will remain in full force and effect.

Discharge and Defeasance; Modification and Waiver

        The indenture will contain provisions with respect to discharge and defeasance and modification and waiver applicable to debt securities, in each case, as described in the accompanying prospectus under the headings "Description of Arch Capital Debt Securities—Discharge and Defeasance" and "—Modification and Waiver," respectively.

Events of Default and Notice Thereof

        The following are events that will constitute "events of default" with respect to the notes:

  (1)
  default in the payment of any interest upon any notes when it becomes due and payable, and continuance of such default for a period of 30 days; or

  (2)
  default in the payment of the principal of (or premium, if any, on) any notes when due; or

  (3)
  default in the performance, or breach, of any of our material covenants or warranties in the indenture (other than a covenant or warranty added to the indenture solely for the benefit of another series of debt securities) and continuance of such default or breach for a period of 60 days after there has been given by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder; or

  (4)
  default by the Company in the payment when due of the principal or premium, if any, of any bond, debenture, note or other evidence of our indebtedness, in each case for money borrowed, or in the payment of principal or premium, if any, under any mortgage, indenture, agreement or instrument under which there may be issued or by which there may be secured or evidenced any of our indebtedness for money borrowed, which default for payment of principal or premium, if any, is in an aggregate amount exceeding $50.0 million, if such default shall continue unremedied or unwaived for more than 60 days after the expiration of any grace period or extension of the time for payment applicable thereto; or

  (5)
  default by the Company under any instrument or instruments under which there is or may be secured or evidenced any of our indebtedness (other than the notes) having an outstanding principal amount of $50.0 million or more, individually or in the aggregate, that has caused the holders thereof to declare such indebtedness to be due and payable prior to its stated maturity, unless such declaration has been rescinded within 60 days; or

  (6)
  failure within 60 days to pay, bond or otherwise discharge any uninsured judgment against us or court order for the payment of money by us, in each case, in excess of $50.0 million, which is not stayed on appeal or is not otherwise being appropriately contested in good faith; or

  (7)
  certain events of bankruptcy, insolvency or reorganization.

        The trustee will, within 90 days after the occurrence of any default (the term "default" to include the events specified above without grace or notice) with respect to the notes actually known to it, give to the holders of the notes notice of such default; provided, however, that, except in the case of a default in the payment of principal of (or premium, if any) or interest on any of the notes, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the notes; and provided, further, that in the case of any default of the character specified in clause (3) above, no such notice to holders of notes will be given until at least 30 days after the occurrence thereof. We will certify to the trustee quarterly as to whether any default exists.

        If an event of default, other than an event of default resulting from bankruptcy, insolvency or reorganization, with respect to the notes will occur and be continuing, the trustee or the holders of at least 25% in aggregate principal amount of notes then outstanding, by notice in writing to us

(and to the trustee if given by the holders of notes), will be entitled to declare all unpaid principal of and accrued interest on notes then outstanding to be due and payable immediately.

        In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on notes then outstanding will be due and payable immediately without any declaration or other act on the part of the trustee or the holders of notes.

        Such acceleration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on the notes) may be waived by the holders of a majority in principal amount of the notes then outstanding upon the conditions provided in the indenture.

        No holder of the notes may pursue any remedy under the indenture unless the trustee will have failed to act after, among other things, notice of an event of default and request by holders of at least 25% in principal amount of the notes has occurred and the offer to the trustee of indemnity satisfactory to it; provided, however, that such provision does not affect the right to sue for enforcement of any overdue payment on notes.

        The terms of any other series of debt securities issued under the base indenture or any other indebtedness of Arch may provide for events of default under such series or other indebtedness that differ from the events of default under the notes.

The Trustee

        The indenture will contain certain limitations on a right of the trustee, as our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions with us; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

        Subject to the terms of the indenture, the holders of a majority in principal amount of all outstanding debt securities of a series issued under the base indenture (or if more than one series is affected thereby, of all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee for such series or all such series so affected.

        In case an event of default will occur (and will not be cured) under the indenture and is actually known to a responsible officer of the trustee, the trustee will exercise such of the rights and powers vested in it by the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will not be under any obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes unless they will have offered to the trustee security and indemnity satisfactory to it.

        Affiliates of the trustee, from time to time, have preformed and may in the future continue to perform, various financial advisory and banking services for us, for which they received and will receive customary fees and expenses. An affiliate of the trustee is acting as an underwriter in this notes offering. Affiliates of the trustee act as agent and lender, respectively, under our revolving credit agreement and will receive a portion of the proceeds of this offering. See "Use of Proceeds" and "Underwriting."

Governing Law

        The indenture and the notes will be governed by the laws of the State of New York.

Global Securities; Book-Entry System

        We may issue the notes in whole or in part in the form of one or more global securities to be deposited with the trustee as custodian for the Depository Trust Company ("DTC"), a depository (the "depository"), and registered in the name of Cede & Co. as nominee of DTC. "Global securities" represent in the aggregate the total principal or face amount of the notes and once on deposit with a depository, allow trading of the securities through the depository's book-entry system as further described below). Global securities will be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual notes represented thereby, a global security may not be transferred except as a whole by the depository for such global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by such depository or any nominee of such depository to a successor depository or any nominee of such successor.

        Upon the issuance of a global security, the depository for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual notes represented by such global security to the accounts of persons that have accounts with such depository ("participants"). Such accounts will be designated by the underwriters, dealers or agents with respect to the notes. Ownership of beneficial interests in such global security will be limited to participants or persons that may hold interests through participants.

        Pursuant to procedures established by DTC, ownership of beneficial interests in any global security with respect to which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants) and records of participants (with respect to beneficial interests of persons who hold through participants). Neither we nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the notes. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

        So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have any of the individual notes represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such notes in definitive form and will not be considered the owners or holders thereof under the indenture. Beneficial owners of notes evidenced by a global security will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee thereunder. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depository must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the indenture. We understand that, under existing industry practice, if it requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners through such participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

        Payments of principal of, and any interest on, individual notes represented by a global security registered in the name of a depository or its nominee will be made to or at the direction of the depository or its nominee, as the case may be, as the registered owner of the global security under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose name notes, including a global security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of notes (including principal and interest). We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Redemption notices with respect to any notes represented by a global security will be sent to the depository or its nominee. If less than all of the notes are to be redeemed, we expect the depository to determine the amount of the interest of each participant in such notes to be redeemed by lot. None of us, the trustee, any paying agent or the registrar for such notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such notes or for maintaining any records with respect thereto.

        Neither we nor the trustee will be liable for any delay by the holders of a global security or the depository in identifying the beneficial owners of notes and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depository for all purposes. The rules applicable to DTC and its participants are on file with the SEC.

        If a depository for any notes is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual notes in exchange for the global security representing such notes. In addition, we may at any time and in our sole discretion, determine not to have any of notes represented by one or more global securities and in such event we will issue individual notes in exchange for the global security or securities representing such notes. Individual notes so issued will be issued in denominations of $1,000 and integral multiples thereof.

        All moneys paid by us to a paying agent or a trustee for the payment of the principal of or interest on any notes which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to us, and the holder of such notes thereafter may look only to us for payment thereof.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following summary of the taxation of ACGL and the taxation of holders of notes is based upon current law and is for general information only. Legislative, judicial or administrative changes may be forthcoming that could affect this summary.

        The following legal discussion (including and subject to the matters and qualifications set forth in such summary) of certain tax considerations (a) under "—Taxation of ACGL—Bermuda" and "—Taxation of Noteholders—Bermuda Taxation" is based upon the advice of Conyers Dill & Pearman, Hamilton, Bermuda, and (b) under "—Taxation of ACGL—United States," "—Taxation of Noteholders—United States Taxation" and "—United States Taxation of Non-U.S. Noteholders" is based upon the advice of Cahill Gordon & Reindel llp, New York, New York (the advice of such firms does not include factual or accounting matters, determinations or conclusions or facts relating to the business or activities of ACGL). The summary is based upon current law and is for general information only. The tax treatment of a holder of the notes, or of a person treated as a holder of the notes for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder's particular tax situation. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to us or to holders of the notes.

Taxation of ACGL

Bermuda

        Under current Bermuda law, we are not subject to tax on income or capital gains. We have obtained from the Minister of Finance under the Exempted Undertakings Tax Protection Act 1966 an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, the imposition of any such tax shall not be applicable to us or to any of our operations or our shares, debentures or other obligations until March 28, 2016. We could be subject to taxes in Bermuda after that date. This assurance will be subject to the proviso that it is not to be construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda (we are not so currently affected) or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to any property leased to us or our insurance subsidiary. We pay annual Bermuda government fees, and our Bermuda insurance and reinsurance subsidiary pays annual insurance license fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and other sundry other taxes payable, directly or indirectly, to the Bermuda government.

United States

        ACGL and its non-U.S. subsidiaries intend to conduct their operations in a manner that will not cause them to be treated as engaged in a trade or business in the United States and, therefore, will not be required to pay U.S. federal income taxes (other than withholding taxes on dividends and certain other U.S. source investment income). However, because definitive identification of activities which constitute being engaged in a trade or business in the United States is not provided by the Code, or regulations or court decisions, there can be no assurance that the U.S. Internal Revenue Service will not contend successfully that ACGL or its non-U.S. subsidiaries are or have been engaged in a trade or business in the United States. A foreign corporation deemed to be so engaged would be subject to U.S. income tax, as well as the branch profits tax, on its income, which is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under the permanent establishment provisions of a tax treaty. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a domestic corporation, except that deductions and credits generally are not permitted unless the foreign corporation has timely filed a U.S. federal income tax return in accordance with applicable regulations. Penalties may be assessed for failure to file tax returns. The 30% branch profits tax is imposed on net income after subtracting the regular corporate tax and making certain other adjustments.

        Under the income tax treaty between Bermuda and the United States (the "Treaty"), ACGL's Bermuda insurance subsidiaries will be subject to U.S. income tax on any insurance premium income found to be effectively connected with a U.S. trade or business only if that trade or business is conducted through a permanent establishment in the United States. No regulations interpreting the Treaty have been issued. While there can be no assurances, ACGL does not believe that any of its Bermuda insurance subsidiaries has a permanent establishment in the United States. Such subsidiaries would not be entitled to the benefits of the Treaty if (i) less than 50% of ACGL's shares were beneficially owned, directly or indirectly, by Bermuda residents or U.S. citizens or residents, or (ii) any such subsidiary's income were used in substantial part to make disproportionate distributions to, or to meet certain liabilities to, persons who are not Bermuda residents or U.S. citizens or residents. While there can be no assurances, ACGL believes that its Bermuda insurance subsidiaries are eligible for Treaty benefits.

        Foreign corporations not engaged in a trade or business in the United States are nonetheless subject to U.S. income tax on certain "fixed or determinable annual or periodic gains, profits and income" derived from sources within the United States as enumerated in Section 881(a) of the Code (such as dividends and certain interest on investments).

        Personal Holding Company Rules. A corporation will not be classified as a personal holding company (a "PHC") in a given taxable year unless both (i) at some time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the corporation's shares by value, and (ii) at least 60% of the adjusted ordinary gross income of the corporation for such taxable year consists of PHC income (as defined in Section 543 of the Code). For purposes of the 50% share ownership test, all of our common shares owned by an investment partnership will be attributed to each of its partners, if any, who are individuals. As a result of this attribution rule, we believe that currently five or fewer individuals are treated as owning more than 50% of the value of our common shares. Consequently, we or one or more of our subsidiaries could be or become PHCs, depending on whether we or any of our subsidiaries satisfy the PHC gross income test.

        We will use reasonable best efforts to cause ACGL and each of its subsidiaries not to satisfy the gross income requirement set forth in Section 542(a) of the Code. If, however, we or any of our subsidiaries is or were to become a PHC in a given taxable year, such company would be subject to PHC tax (at a 15% rate for taxable years before January 1, 2009 and thereafter at the highest marginal rate on ordinary income applicable to individuals) on its "undistributed PHC income" (which, in our case and the case of our foreign subsidiaries, would include only PHC income that is from U.S. sources and foreign source income to the extent that such income is effectively connected with the conduct of a trade or business in the U.S.). PHC income generally would not include underwriting income or, in our case and the case of our foreign subsidiaries, investment income derived from non-U.S. sources or dividends received from non-U.S. subsidiaries. If we or any of our subsidiaries is or becomes a PHC, there can be no assurance that the amount of PHC income would be immaterial.

        Certain of our U.S. subsidiaries were PHCs in respect of 2002 and 2003 and may be PHCs in respect of 2004. Such subsidiaries did not have "undistributed personal holding company income"

in 2002 and 2003 and, currently, do not expect to have "undistributed personal holding company income" in 2004.

        There can be no assurance that we and each of our subsidiaries are not or will not become a PHC in the future because of factors including factual uncertainties regarding the application of the PHC rules, the makeup of our shareholder base and other circumstances that affect the application of the PHC rules to us and our subsidiaries.

Taxation of Noteholders

Bermuda Taxation

        Currently, there is no Bermuda withholding tax on interest paid by us.

United States Taxation

        The following summary sets forth the material U.S. federal income tax considerations related to the purchase, ownership and disposition of the notes. Unless otherwise stated, this summary deals only with holders of notes that are U.S. holders (as defined below) who purchase their notes in this offering and who hold their notes as capital assets. The following discussion is only a discussion of the material United States federal income tax matters as described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular noteholder in light of such noteholder's specific circumstances. In addition, the following summary does not describe the U.S. federal income tax consequences that may be relevant to certain holders of notes, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers in securities or traders that adopt a mark-to-market method of tax accounting, tax exempt organizations, expatriates, or persons who hold the notes as part of a hedging or conversion transaction or as part of a short-sale or straddle, who may be subject to special rules or treatment under the Code. This discussion is based upon the Code, the Treasury regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not include any description of the tax laws of any state or local governments within the United States, or of any foreign government, that may be applicable to the notes or the holders of notes. Persons considering making an investment in the notes should consult their own tax advisors concerning the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction prior to making such investment.

        If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of the notes that is, for U.S. federal income tax purposes:

  (1)
  a citizen or resident of the United States,

  (2)
  a corporation or entity treated as a corporation created or organized in or under the laws of the United States, or any state thereof or the District of Columbia,

  (3)
  an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

  (4)
  a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a United States Person for U.S. federal income tax purposes or,

  (5)
  any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing.

        Interest Payments.    Interest paid to a U.S. holder on a note will be includible in such holder's gross income as ordinary interest income in accordance with the holder's regular method of tax accounting. In addition, interest on the notes will be treated as foreign source income for U.S. federal income tax purposes. For foreign tax credit limitation purposes, interest on the notes generally will constitute passive income, or, in the case of certain U.S. holders, financial services income.

        Sale, Exchange, Redemption and Other Disposition of Notes.    Upon the sale, exchange, redemption or other disposition of a note, a U.S. holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, redemption or other disposition (other than accrued but unpaid interest which will be taxable as interest) and the holder's adjusted tax basis in such note. A U.S. holder's adjusted tax basis in a note generally will equal the cost of such note and any such gain or loss generally will be capital gain or loss. The deductibility of capital losses is subject to certain limitations. Any gain or loss realized by a U.S. holder on the sale, exchange, redemption or other disposition of a note generally will be treated as U.S. source gain or loss, as the case may be.

        Information Reporting and Backup Withholding.    Information returns may be filed with the IRS in connection with payments of interest on the notes and the proceeds from a sale or other disposition of the notes unless the holder of the notes establishes an exemption from the information reporting rules. A holder of notes that does not establish such an exemption may be subject to U.S. backup withholding tax on these payments if the holder fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder's U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is furnished to the IRS.

United States Taxation of Non-U.S. Noteholders

        The following discussion is limited to the U.S. federal income tax consequences relevant to a beneficial owner of a note that is a "non-U.S. holder". For purposes of this discussion, a "non-U.S. holder" is a holder of the notes that is a nonresident alien or a corporation, estate or trust that is not a U.S. holder.

        Interest and Disposition.    In general (and subject to the discussion below under "Information Reporting and Backup Withholding"), a non-U.S. holder will not be subject to U.S. federal income or withholding tax with respect to payments of interest on, or gain upon the disposition of, notes, unless:

  •
  the interest or gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States; or

  •
  in the case of gain upon the disposition of notes, the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year and certain other conditions are met.

        Interest or gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States will generally be subject to regular U.S. federal income tax in the same manner as if it were realized by a U.S. holder. In addition, if such non-U.S. holder is a non-U.S. corporation, such interest or gain may be subject to a branch profits tax at a rate of 30% (or such lower rate as is provided by an applicable income tax treaty).

        Information Reporting and Backup Withholding.    If the notes are held by a non-U.S. holder through a non-U.S. (and non-U.S. related) broker or financial institution, information reporting and backup withholding generally would not be required. Information reporting, and possibly backup withholding, may apply if the notes are held by a non-U.S. holder through a U.S. (or U.S. related) broker or financial institution and the non-U.S. holder fails to provide appropriate information. Non-U.S. holders should consult their tax advisors concerning the application of the information reporting and backup withholding rules.

Other Tax Laws

        Noteholders should consult their own tax advisors with respect to the applicability to them of the tax laws of other jurisdictions.

UNDERWRITING

        The company and the underwriters for the offering named below have entered into an underwriting agreement and a pricing agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of Notes
Goldman, Sachs & Co.	$
J.P. Morgan Securities Inc.
Credit Suisse First Boston LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Banc of America Securities LLC
Wachovia Capital Markets, LLC

Total		$300,000,000

        The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

        Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to    % of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to    % of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

        The notes are a new issue of securities with no established trading market. The company has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

        In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

        These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

        Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the date the notes will first be issued, will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to the company; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

        The notes may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

        The company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $375,000.

        The company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses, including without limitation in connection with the company's recent offering of common shares in March 2004.

        Merrill Lynch Investment Managers, which is affiliated with Merrill Lynch, Pierce, Fenner & Smith Incorporated, owns 441,200 common shares according to an amended Schedule 13G filed by Merrill Lynch & Co. on behalf of Merrill Lynch Investment Managers on February 5, 2002. Affiliates of each of J.P. Morgan Securities Inc., Banc of America Securities LLC, Credit Suisse First Boston LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Wachovia Capital Markets, LLC are lenders and/or agents under the company's revolving credit facility. An affiliate of Banc of America Securities LLC is a lender and issuing bank under the company's letter of credit facility.

        JPMorgan Chase Bank, the trustee under the indenture under which the notes offered hereby will be issued, is an affiliate of J.P. Morgan Securities Inc.

        Since affiliates of each of J.P. Morgan Securities Inc., Banc of America Securities LLC, Credit Suisse First Boston LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Wachovia Capital Markets, LLC, each an underwriter of this offering, may receive, in the aggregate, in excess of 10% of the net offering proceeds of the offering in connection with the company's repayment of its revolving credit facility described in the prospectus supplement, the offering is being conducted in accordance with Rule 2710(h) of the NASD Conduct rules.

        J.P. Morgan Securities Inc. and certain other underwriters will make the securities available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between J.P. Morgan Securities Inc. and certain other underwriters and their respective customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from J.P. Morgan Securities Inc. and certain other underwriters based on transactions J.P. Morgan Securities Inc. and certain other underwriters conducts through the system. J.P. Morgan Securities Inc. and certain other underwriters will make the securities available to their respective customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

LEGAL MATTERS

        Certain legal matters will be passed upon for us by Cahill Gordon & Reindel LLP, New York, New York. The validity of the notes will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda. Certain legal matters will be passed upon for the underwriters by Willkie Farr & Gallagher LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Arch Capital Group Ltd. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, incorporated herein by reference have been audited by PricewaterhouseCoopers llp, independent accountants, as stated in their report thereon.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This prospectus supplement includes forward-looking statements which reflect our current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this prospectus supplement forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe" or "continue" or their negative or variations or similar terminology.

        Forward-looking statements involve our current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this prospectus supplement, including, without limitation, the section entitled "Risk Factors," and in our periodic reports filed with the Securities and Exchange Commission and include:

  •
  our ability to successfully implement our business strategy during "soft" as well as "hard" markets;

  •
  acceptance of our business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and our insureds and reinsureds;

  •
  our ability to maintain or improve our ratings, which may be affected by our ability to raise additional equity or debt financings, as well as other factors described herein;

  •
  general economic and market conditions (including inflation, interest rates and foreign currency exchange rates) and conditions specific to the reinsurance and insurance markets in which we operate;

  •
  competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

  •
  our ability to successfully integrate new management and operating personnel and to establish and maintain operating procedures (including the implementation of improved computerized systems and programs to replace and support manual systems) to effectively support our underwriting initiatives and to develop accurate actuarial data, especially in the light of the rapid growth of our business;

  •
  the loss of key personnel;

  •
  the integration of businesses we have acquired or may acquire into our existing operations;

  •
  accuracy of those estimates and judgments utilized in the preparation of our financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, for a relatively new insurance and reinsurance company, like our company, are even more difficult to make than those made in a mature company since very limited historical information has been reported to us through December 31, 2003;

  •
  greater than expected loss ratios on business written by us and adverse development on claim and/or claim expense liabilities related to business written by our insurance and reinsurance subsidiaries;

  •
  severity and/or frequency of losses;

  •
  claims for natural or man-made catastrophic events in our insurance or reinsurance business could cause large losses and substantial volatility in our results of operations;

  •
  acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

  •
  losses relating to aviation business and business produced by a certain managing underwriting agency for which we may be liable to the purchaser of our prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in our periodic reports filed with the SEC;

  •
  availability to us of reinsurance to manage our gross and net exposures and the cost of such reinsurance;

  •
  the failure of reinsurers, managing general agents or others to meet their obligations to us;

  •
  the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by us;

  •
  changes in accounting principles or the application of such principles by accounting firms or regulators;

  •
  statutory or regulatory developments, including as to tax policy and matters and insurance and other regulatory matters (such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers); and

  •
  rating agency policies and practices.

        In addition, other general factors could affect our results, including: (a) developments in the world's financial and capital markets and our access to such markets; (b) changes in regulations or tax laws applicable to us, our subsidiaries, brokers or customers; and (c) the effects of business disruption or economic contraction due to terrorism or other hostilities.

        All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        As required by law, we file reports, proxy statements and other information with the SEC (SEC file number: 0-26456). These reports, proxy statements and other information contain additional information about us. You can inspect and copy these materials at the SEC's Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The SEC's Internet address is http: //www.sec.gov. You can also inspect these materials at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

        The SEC allows us to "incorporate by reference" information into this prospectus supplement in addition to the information incorporated by reference in the accompanying prospectus, which means that we can disclose important information by referring you to another document filed separately with the SEC. This information incorporated by reference is considered part of this prospectus supplement. except to the extent that the information is superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference our Annual Report on Form 10-K for the year ended December 31, 2003.

        We are also incorporating by reference the information contained in all other documents that we file with the SEC between the date of this prospectus supplement and the earlier of the termination of this offering and the time that all of the notes offered hereby are sold. The information contained in any of these documents will be considered part of this prospectus supplement from the date these documents are filed.

        Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

        If you would like to receive a copy of any document incorporated by reference into this prospectus supplement (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this prospectus supplement), you should call or write to Arch Capital Group Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, Attention: Secretary (telephone (441) 295-1422). We will provide these documents, without charge, by first class mail.

        Our common shares are quoted on the Nasdaq National Market. Our reports, proxy and information statements and other information can also be inspected at the office of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1506.

PROSPECTUS

$500,000,000
ARCH CAPITAL GROUP LTD.

        Common Shares, Preference Shares, Unsecured Debt Securities, Depositary Shares, Warrants to Purchase Common Shares, Preference Shares or Debt Securities, Share Purchase Contracts, Share Purchase Units and 9,892,594 Additional Common Shares Offered by Selling Shareholders

        ARCH CAPITAL GROUP (U.S.) INC.

        Senior Debt Securities Fully and Unconditionally Guaranteed by Arch Capital Group Ltd.

        The following are types of securities that may be offered and sold under this prospectus up to an aggregate initial offering price of $500,000,000:

  •
  Arch Capital Group Ltd. Common shares

  •
  Arch Capital Group Ltd. Preference shares

  •
  Arch Capital Group Ltd. Unsecured debt securities

  •
  Arch Capital Group Ltd. Depositary shares representing preference shares or common shares

  •
  Arch Capital Group Ltd. Warrants to purchase common shares, preference shares or debt securities

  •
  Arch Capital Group Ltd. Share purchase contracts and share purchase units

  •
  Arch Capital Group (U.S.) Inc. Senior debt securities

        In addition, this prospectus also covers one or more selling shareholders who may resell up to an aggregate of 9,892,594 Arch Capital Group Ltd. common shares that they own in one or more offerings.

        A prospectus supplement, which must accompany this prospectus, will describe the securities Arch Capital Group Ltd., Arch Capital Group (U.S.) Inc. and/or the selling shareholders are offering and selling, as well as the specific terms of the securities. Those terms may include, among others, as applicable:

• Aggregate principal amount	• Sinking fund terms
• Issue price	• Ranking
• Denomination	• Redemption terms
• Currency or composite currency	• Conversion terms
• Maturity	• Listing on a securities exchange
• Interest rate	• Amount payable at maturity
• Dividend rate	• Liquidation preference

        The prospectus supplement may also supplement or update information contained in this prospectus; provided, that such information does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Arch Capital Group Ltd. common shares are traded on the Nasdaq National Market under the symbol "ACGL." The closing price of Arch Capital Group Ltd. common shares was $44.46 per share on January 26, 2004.

        INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

January 27, 2004

        We have obtained consent from the Bermuda Monetary Authority for the issue and transfer of shares to and between persons regarded as non-resident in Bermuda for exchange control purposes. Issues and transfers of shares to any person regarded as resident in Bermuda for exchange control purposes may require specific prior approval from the Bermuda Monetary Authority. The Bermuda Monetary Authority accepts no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

ARCH CAPITAL GROUP LTD.

        Arch Capital Group Ltd., a Bermuda-based company with over $1.6 billion in equity capital, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries. While Arch Capital is positioned to provide a full range of property and casualty insurance and reinsurance lines, it focuses on writing specialty lines of insurance and reinsurance.

        Our principal executive office is located at Wessex House, 45 Reid Street, Hamilton HM 12 Bermuda (telephone number: (441) 278-9250). Additional information about Arch Capital may be found over the Internet at our website at http://www.archcapgroup.bm. The information on our website is not a part of this prospectus and is not incorporated by reference herein.

        You can obtain additional information about us in the reports and other documents incorporated by reference in this prospectus. See "Where You Can Find More Information" and "Incorporation of Documents by Reference."

ARCH CAPITAL GROUP (U.S.) INC.

        Arch Capital Group (U.S.) Inc. is a Delaware corporation. Arch US is a wholly owned subsidiary of Arch Capital. Arch US is a holding company for the U.S. based insurance and reinsurance operations of Arch Capital. Its principal executive office is located at 20 Horseneck Lane, Greenwich, Connecticut (telephone number: (203) 862-4310).

i

RISK FACTORS

        Before you invest in our securities, you should carefully consider the risks involved. Accordingly, you should carefully consider these risk factors, as well as the information under the heading "Cautionary Note Regarding Forward-Looking Statements," the information contained in or incorporated by reference into this prospectus, information contained in or incorporated by reference into any prospectus supplements relating to specific offerings of securities.

Risks Relating to Our Industry

We operate in a highly competitive environment, and since the September 11, 2001 events, new capital has entered the market; these factors may mitigate the benefits that the financial markets may perceive for the property and casualty insurance and reinsurance industry, and we may not be able to compete successfully in our industry.

        The insurance and reinsurance industry is highly competitive. We compete with major U.S. and non-U.S. insurers and reinsurers, many of which have greater financial, marketing and management resources than we do. We also compete with new companies that continue to be formed to enter the insurance and reinsurance markets. In our insurance business, we compete with insurers that provide property and casualty lines of insurance, including ACE Limited, Allied World Assurance Company, Ltd., American International Group, Inc., AXIS Capital Holdings Limited, Berkshire Hathaway, Inc., Chubb Corporation, Converium Group, Endurance Specialty Holdings Ltd., Lloyd's of London, Munich Re Group, Swiss Reinsurance Company and XL Capital Ltd. In our reinsurance business, we compete with reinsurers that provide property and casualty lines of reinsurance, including ACE Limited, AXIS Capital Holdings Limited, Converium Group, Endurance Specialty Holdings Ltd., Everest Re Group Ltd., IPCRe Limited, Lloyd's of London, Montpelier Re Holdings Ltd., Munich Re Group, PartnerRe Ltd., Platinum Underwriters Holdings, Ltd., RenaissanceRe Holdings Ltd., Swiss Reinsurance Company, Transatlantic Holdings, Inc. and XL Capital Ltd. We do not believe that we have a significant market share in any of our markets.

        Trends toward consolidation in the insurance industry could also lead to pricing pressure and lower margins for insurers and reinsurers. In addition, since the events of September 11, 2001, several newly formed offshore entities have entered the market to address the capacity issues in the insurance and reinsurance industry. Several publicly traded insurance and reinsurance companies have also raised additional capital to meet perceived demand in the current environment. Since September 11, 2001, newly formed and existing insurance industry companies have reportedly raised additional capital, and some industries (in particular, the airline industry) have announced that they may form industry consortia to provide insurance coverage for their members, thereby taking those lines out of the commercial insurance and reinsurance markets in which we operate. Financial institutions and other capital markets participants also offer alternative products and services similar to our own or alternative products that compete with insurance and reinsurance products. In addition, we may not be aware of other companies that may be planning to enter the segments of the insurance and reinsurance market in which we operate or of existing companies that may be planning to raise additional capital.

        Our competitive position is based on many factors, including our perceived overall financial strength, ratings assigned by independent rating agencies, geographic scope of business, client relationships, premiums charged, contract terms and conditions, products and services offered (including the ability to design customized programs), speed of claims payment, reputation, experience and qualifications of employees and local presence. We may not be successful in competing with others in our industry on any of these bases, and the intensity of competition in our industry may erode profitability for insurance and reinsurance companies generally, including us. In addition, we may not be able to participate at all or to the same extent as more established or other companies in any price increases or increased profitability in our industry. If we do not share in such price increases or increased profitability, our financial condition and results of operations could be materially adversely affected.

The insurance and reinsurance industry is highly cyclical, and we expect to experience periods characterized by excess underwriting capacity and unfavorable premium rates.

        Historically, insurers and reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions, changes in legislation, case law and prevailing concepts of liability and other factors. In particular, demand for reinsurance is influenced significantly by the underwriting results of primary insurers and prevailing general economic conditions. The supply of insurance and reinsurance is related to prevailing prices and levels of surplus capacity that, in turn, may fluctuate in response to changes in rates of return being realized in the insurance and reinsurance industry. As a result, the insurance and reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels and changes in terms and conditions. Although premium levels for many products have increased since the events of September 11, 2001, we can offer no assurances as to the magnitude or duration of any price increases or increased profitability in our industry or that factors that previously have resulted in excess capacity and pricing pressures in our industry will not recur.

We could face unanticipated losses from war, terrorism and political unrest, and these or other unanticipated losses could have a material adverse effect on our financial condition and results of operations.

        Although we believe that we do not have exposure to the events of September 11, 2001 because we did not have insurance in-force at that time with respect to exposure to such events, we now have substantial exposure to unexpected, large losses resulting from future man-made catastrophic events, such as acts of war, acts of terrorism and political instability. These risks are inherently unpredictable, although recent events may lead to increased frequency and severity of losses. It is difficult to predict the timing of such events with statistical certainty or estimate the amount of loss any given occurrence will generate. In certain instances, we specifically insure and reinsure risks resulting from acts of terrorism. Even in cases where we attempt to exclude losses from terrorism and certain other similar risks from some coverages written by us, we may not be successful in doing so. Moreover, irrespective of the clarity and inclusiveness of policy language, a result-oriented court or arbitration panel favoring the insured or ceding company may choose not to enforce the language as written; such a tribunal may adopt a strained interpretation of the policy language, invoke public policy to limit enforceability of policy language, ignore policy language, make factual findings unwarranted by the evidence or otherwise seek to justify a ruling adverse to us. Accordingly, while we believe our reinsurance programs, together with the coverage provided under the Terrorism Risk Insurance Act of 2002 ("TRIA"), are sufficient to reasonably limit our net losses relating to potential future terrorist attacks, we can offer no assurance that our reserves will be adequate to cover losses when they materialize. To the extent that an act of terrorism is certified by the Secretary of the Treasury, we may be covered under TRIA for up to 90% of our losses, subject to certain mandatory deductibles. It is not possible to eliminate completely our exposure to unforecasted or unpredictable events, and to the extent that losses from such risks occur, our financial condition and results of operations could be materially adversely affected.

Claims for catastrophic events could cause large losses and substantial volatility in our results of operations, and, as a result, the value of our common shares may fluctuate widely.

        Although we have not experienced significant losses resulting from catastrophic events since the commencement of our new underwriting initiative in October 2001, we have large aggregate exposures to natural disasters. Catastrophes can be caused by various events, including hurricanes, floods, windstorms, earthquakes, hailstorms, explosions, severe winter weather and fires. Catastrophes can also cause losses in non-property lines of business such as workers' compensation or general liability. In addition to the nature of the property business, we believe that economic and geographic trends affecting insured property, including inflation, property value appreciation and geographic concentration tend to generally increase the size of losses from catastrophic events over time. Therefore, claims for catastrophic events could expose us to large losses and cause substantial volatility in our results of operations, which could cause the value of our common shares to fluctuate widely.

Underwriting claims and reserving for losses are based on probabilities and related modeling, which are subject to inherent uncertainties.

        Our success is dependent upon our ability to assess accurately the risks associated with the businesses that we insure and reinsure. We establish reserves for losses and loss adjustment expenses which represent estimates involving actuarial and statistical projections, at a given point in time, of our expectations of the ultimate settlement and administration costs of losses incurred. We utilize actuarial models as well as available historical insurance industry loss ratio experience and loss development patterns to assist in the establishment of appropriate loss reserves. Actual losses and loss adjustment expenses paid will deviate, perhaps substantially, from the reserve estimates reflected in our financial statements.

        If our loss reserves are determined to be inadequate, we will be required to increase loss reserves at the time of such determination with a corresponding reduction in our net income in the period in which the deficiency becomes known. It is possible that claims in respect of events that have occurred could exceed our claim reserves and have a material adverse effect on our results of operations, in a particular period, or our financial condition in general. As a compounding factor, although most insurance contracts have policy limits, the nature of property and casualty insurance and reinsurance is such that losses can exceed policy limits for a variety of reasons and could significantly exceed the premiums received on the underlying policies, thereby further adversely affecting our financial condition.

        As of September 30, 2003, our reserves for unpaid losses and loss adjustment expenses were approximately $1.6 billion, which reserves were established in accordance with applicable insurance laws and GAAP. Although we believe we have applied a conservative reserving philosophy for both our insurance and reinsurance operations, insurance loss reserves are inherently subject to uncertainty. Our operating history is too limited and our loss history is too insufficient to allow us to extrapolate reserves directly. In establishing the reserves for losses and loss adjustment expenses, we have made various assumptions relating to the pricing of our reinsurance contracts and insurance policies and have also considered available historical industry experience and current industry conditions. Our reserving process reflects that there is a possibility that the assumptions made could prove to be inaccurate due to several factors, including the fact that very limited historical information has been reported to us through September 30, 2003 due to our start-up nature.

        We experienced a deficiency on both a gross and net basis during 2002 in our 2001 reported reserves relating to business underwritten prior to the commencement of our new underwriting initiative in November 2001. A significant portion of this deterioration, approximately $58 million and $2 million of deficiency on a gross and net basis, respectively, occurred in a small number of our insurance segment's program business accounts, and the balance of the deficiency, approximately

$10 million and $2 million on a gross and net basis, respectively, occurred in our non-standard automobile business as a result of actuarial reviews performed in 2002.

The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or results of operations.

        We seek to limit our loss exposure by writing a number of our reinsurance contracts on an excess of loss basis, adhering to maximum limitations on reinsurance written in defined geographical zones, limiting program size for each client and prudent underwriting of each program written. In the case of proportional treaties, we generally seek per occurrence limitations or loss ratio caps to limit the impact of losses from any one event. We cannot be sure that any of these loss limitation methods will be effective. We also seek to limit our loss exposure by geographic diversification. Geographic zone limitations involve significant underwriting judgments, including the determination of the area of the zones and the inclusion of a particular policy within a particular zone's limits. There can be no assurance that various provisions of our policies, such as limitations or exclusions from coverage or choice of forum, will be enforceable in the manner we intend. Disputes relating to coverage and choice of legal forum may also arise. Underwriting is inherently a matter of judgment, involving important assumptions about matters that are inherently unpredictable and beyond our control, and for which historical experience and probability analysis may not provide sufficient guidance. One or more catastrophic or other events could result in claims that substantially exceed our expectations, which could have a material adverse effect on our financial condition or our results of operations, possibly to the extent of eliminating our shareholders' equity.

        For our catastrophe exposed business, we seek to limit the amount of exposure we will assume from any one insured or reinsured and the amount of the exposure to catastrophe losses in any geographic zone. We monitor our exposure to catastrophic events, including earthquake, wind and specific terrorism exposures, and periodically reevaluate the estimated probable maximum pre-tax loss for such exposures. Our estimated probable maximum pre-tax loss is determined through the use of modeling techniques, but such estimate does not represent our total potential loss for such exposures. We seek to limit the probable maximum pre-tax loss to a percentage of our total shareholders' equity for severe catastrophic events. Currently, we generally seek to limit the probable maximum pre-tax loss to approximately 25% of total shareholders' equity for a severe catastrophic event in any geographic zone that could be expected to occur once in every 250 years. There can be no assurances that we will not suffer pre-tax losses greater than 25% of our total shareholders' equity from one or more catastrophic events due to several factors, including the inherent uncertainties in estimating the frequency and severity of such events and the margin of error in making such determinations resulting from potential inaccuracies in the data provided by clients and brokers, the modeling techniques and the application of such techniques. In addition, depending on business opportunities and the mix of business that may comprise our insurance and reinsurance portfolio, we may seek to limit the probable maximum pre-tax loss to a higher percentage of our total shareholders' equity for our catastrophe exposed business.

The risk associated with reinsurance underwriting could adversely affect us, and while reinsurance and retrocessional coverage will be used to limit our exposure to risks, the availability of such arrangements may be limited, and counterparty credit and other risks associated with our reinsurance arrangements may result in losses which could adversely affect our financial condition and results of operations.

        Like other reinsurers, we do not separately evaluate each of the individual risks assumed under reinsurance treaties. Therefore, we are largely dependent on the original underwriting decisions made by ceding companies. We are subject to the risk that the ceding companies may not have adequately evaluated the risks to be reinsured and that the premiums ceded may not adequately compensate us for the risks we assume.

        For the purposes of limiting our risk of loss, we use reinsurance and also may use retrocessional arrangements. In the normal course of business, our insurance subsidiaries cede a substantial portion of their premiums to unaffiliated entities. Our reinsurance subsidiaries are currently retaining substantially all of their assumed reinsurance premiums written. For the nine months ended September 30, 2003, ceded premiums written to unaffiliated entities represented approximately 14% of gross premiums written, compared to 15% for the year ended December 31, 2002. The decrease is primarily due to an increased retention of our insurance segment premiums written during 2003.

        The availability and cost of reinsurance and retrocessional protection is subject to market conditions, which are beyond our control. Currently, the market for these arrangements is experiencing high demand for various products resulting in significant rate increases and substantial improvements in terms and conditions since the events of September 11, 2001. Although we believe that our insurance subsidiaries have been successful in obtaining reinsurance protection since the commencement of our new underwriting initiative in October 2001, it is not certain that we will be able to continue to obtain adequate protection at cost effective levels. As a result of such market conditions and other factors, we may not be able successfully to mitigate risk through reinsurance and retrocessional arrangements.

        Further, we are subject to credit risk with respect to our reinsurance and retrocessions because the ceding of risk to reinsurers and retrocessionaires does not relieve us of our liability to the clients or companies we insure or reinsure. Our failure to establish adequate reinsurance or retrocessional arrangements or the failure of our existing reinsurance or retrocessional arrangements to protect us from overly concentrated risk exposure could adversely affect our financial condition and results of operations. We monitor the financial condition of our reinsurers and attempt to place coverages only with carriers we view as substantial and financially sound. At September 30, 2003, approximately 81% of our reinsurance recoverables on paid and unpaid losses of $376.0 million (not including prepaid reinsurance premiums) were due from carriers which had an A.M. Best rating of "A-" or better. Our recoverables on paid and unpaid losses from Sentry Insurance a Mutual Company represented 5.0% of our total shareholders' equity at September 30, 2003. No other reinsurance recoverables exceeded 5% of our total shareholders' equity at such date.

Our reliance on brokers subjects us to their credit risk.

        In accordance with industry practice, we generally pay amounts owed on claims under our insurance and reinsurance contracts to brokers, and these brokers, in turn, pay these amounts to the clients that have purchased insurance or reinsurance from us. In some jurisdictions, if a broker fails to make such payment, we may remain liable to the insured or ceding insurer for the deficiency. Likewise, in certain jurisdictions, when the insured or ceding company pays premium for these contracts to brokers for payment to us, these premiums are considered to have been paid and the insured or ceding company will no longer be liable to us for those amounts, whether or not we have actually received the premiums from the broker. Consequently, we assume a degree of credit risk associated with our brokers. To date, we have not experienced any losses related to this credit risk.

As a result of recent events and instability in the marketplace for insurance products, there is the potential for government intervention in our industry which could hinder our flexibility and negatively affect the business opportunities we perceive are available to us in the market.

        In response to the current tightening of supply in certain insurance markets, as well as the impact of the September 11, 2001 events, it is possible that the United States and other governments worldwide may intervene in the insurance and reinsurance markets. Government regulators are generally concerned with the protection of policyholders to the exclusion of other constituencies, including shareholders. While we cannot predict the type of government intervention that may occur or its timing, such intervention could materially adversely affect us by:

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  disproportionately benefiting one country's companies over companies in other countries;

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  providing insurance and reinsurance capacity in the markets and to the customers that we target;

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  regulating the terms of insurance and reinsurance policies; or

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  mandating participation in guaranty associations or other industry pools.

        For example, on November 26, 2002, President Bush signed into law TRIA, which established a federal backstop for insurance-related losses resulting from any act of terrorism carried out by foreign powers on U.S. soil or against U.S. air carriers, vessels or foreign missions. Under TRIA, all U.S.-based property and casualty insurers are required to make terrorism insurance coverage available in specified commercial property and casualty insurance lines. In return, TRIA provides that the federal government will pay 90% of covered losses after an insurer's losses exceed a deductible determined by a statutorily prescribed formula, up to a combined annual aggregate limit for the federal government and all insurers of $100 billion. If an act (or acts) of terrorism result in covered losses exceeding the $100 billion annual limit, insurers with losses exceeding their deductibles will not be responsible for additional losses. The deductible for each year is based on the insurer's direct earned premiums for property and casualty insurance for the prior calendar year multiplied by a specified percentage. The specified percentages are 7% for 2003, 10% for 2004 and 15% for 2005, respectively.

        Our U.S.-based property and casualty insurers, Arch Insurance, Arch Specialty, Arch E&S and Western Diversified Casualty Insurance Company, are subject to TRIA. TRIA specifically excludes reinsurance and personal lines business and, accordingly, currently does not apply to our non-standard automobile business or our reinsurance operations. Based on 2002 direct commercial earned premiums, our U.S. insurance group's deductible for 2003 would be $13.7 million (i.e.,7% of such earned premiums). The amount of our deductible for 2004 and 2005 could increase substantially, depending upon the amount of direct earned premiums we write in 2003 and 2004, and in light of the fact that the deductible percentage increases in such years. Currently, there is uncertainty as to what effect the new act will have on the insurance industry.

        The insurance industry is also affected by political, judicial and legal developments which have in the past resulted in new or expanded theories of liability. These or other changes could impose new financial obligations on us by extending coverage beyond our underwriting intent or otherwise, require us to make unplanned modifications to the products and services that we provide, or cause the delay or cancellation of products and services that we provide. In some instances, these changes may not become apparent until some time after we have issued insurance or reinsurance contracts that are affected by the changes. As a result, the full extent of liability under our insurance or reinsurance contracts may not be known for many years after a contract is issued. The effects of unforeseen developments or substantial government intervention could adversely impact our ability to achieve our goals.

        In addition, we engage in intercompany reinsurance arrangements between our U.S. operations and our Bermuda reinsurance operations. Some U.S. insurance companies have been lobbying Congress to pass legislation intended to eliminate certain perceived tax advantages of U.S. insurance companies with Bermuda affiliates, which result principally from reinsurance arrangements between or among U.S. insurance companies and their Bermuda affiliates.

Risks Relating to Our Company

Our future performance is difficult to predict because we have a limited operating history.

        We began our new underwriting initiative in October 2001, and have limited operating and financial history. As a result, there is limited historical financial and operating information available to help potential investors evaluate our performance or an investment in our common shares. Insurance companies in their initial stages of development face substantial business and financial risks and may suffer significant losses. These new companies must successfully develop business relationships, establish operating procedures, hire staff, install management information and other systems and complete other tasks necessary to conduct their intended business activities. As a result of these risks, it is possible that we will not be successful in implementing our business strategy or accomplishing these necessary tasks. In addition, because we have very limited financial data on which to base the company's reserves, our historical financial results may not accurately provide an indication of our future performance.

Our success will depend on our ability to establish and maintain effective operating procedures and internal controls.

        As a relatively new insurance and reinsurance company, our success will also be dependent upon our ability to establish and maintain operating procedures and internal controls (including the timely and successful implementation of our information technology initiatives) to effectively support our business and our regulatory and reporting requirements. We may not be successful in such efforts. We have been, and are continuing to, enhance our procedures and controls, including our controls over financial reporting. Our management does not expect that our disclosure controls or our internal controls will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. As a result of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons or by collusion of two or more people. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. As a result of the inherent limitations in a cost-effective control system, misstatement due to error or fraud may occur and not be detected. Accordingly, our disclosure controls and procedures are designed to provide reasonable, not absolute, assurance that the disclosure controls and procedures are met.

The loss of our key employees or our inability to retain them could negatively impact our business.

        Our success has been, and will continue to be, dependent on our ability to retain the services of our existing key executive officers and to attract and retain additional qualified personnel in the future. The pool of talent from which we actively recruit is limited. Although, to date, we have not experienced difficulties in attracting and retaining key personnel, the inability to attract and retain qualified personnel when available and the loss of services of key personnel could have a material adverse effect on our financial condition and results of operations. In addition, our underwriting staff is critical to our success in the production of business. While we do not consider any of our key executive officers or underwriters to be irreplaceable, the loss of the services of our key executive officers or underwriters or the inability to hire and retain other highly qualified personnel in the future could delay or prevent us from fully implementing our business strategy which could affect our financial performance. We are not aware of any intentions of any of our key personnel that would cause them no longer to provide their professional services to Arch Capital in the near future.

The preparation of our financial statements requires us to make many estimates and judgments, which are even more difficult than those made in a mature company since very limited historical information has been reported to us through September 30, 2003.

        The preparation of consolidated financial statements requires us to make many estimates and judgments that affect the reported amounts of assets, liabilities (including reserves), revenues and expenses, and related disclosures of contingent liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation. We base our estimates on historical experience, where possible, and on various other assumptions that we believe to be reasonable under the circumstances, which form the basis for our judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Estimates and judgments for a relatively new insurance and reinsurance company, like our company, are even more difficult to make than those made in a mature company since very limited historical information has been reported to us through September 30, 2003. For example, our operating history is too limited and our loss history is too insufficient to allow us to extrapolate reserves directly. Instead, our current loss reserves are based almost entirely on estimates involving actuarial and statistical projections of our expectations of the ultimate settlement and administration costs of claims incurred but not yet reported. We utilize actuarial models as well as historical insurance industry loss development patterns to establish appropriate loss reserves. Accordingly, actual claims and claim expenses paid may deviate, perhaps substantially, from the reserve estimates reflected in our financial statements.

The Warburg Pincus funds and the Hellman & Friedman funds together own a majority of our voting shares, and these shareholders have the right to have directors on our board and the right to approve most transactions outside of the ordinary course of our business; their interests may materially differ from the interests of the holders of our common shares.

        The Warburg Pincus funds and the Hellman & Friedman funds own 34.2% and 21.4% of our outstanding voting shares, respectively, as of September 30, 2003. These shareholders are non-U.S. persons (as defined in the Internal Revenue Code) and, as such, they are not subject to the voting limitation contained in our bye-laws. In addition, our shareholders agreement prevents us from taking many actions outside the ordinary course of our business without the approval of a designee of the Warburg Pincus funds and a designee of the Hellman & Friedman funds. We have agreed not to declare any dividend or make any other distribution on our common shares, and not to repurchase any common shares, until we have repurchased from the Warburg Pincus funds, the Hellman & Friedman funds and the other holders of preference shares, pro rata, on the basis of the amount of these shareholders' investments in us at the time of such repurchase, preference shares having an aggregate value of $250.0 million, at a per share price acceptable to these shareholders. By reason of their ownership and the shareholders agreement between us and the holders of preference shares, the Warburg Pincus funds and the Hellman & Friedman funds, individually or together, are able to strongly influence or effectively control actions to be taken by us, or our shareholders.

        In addition, the Warburg Pincus funds and the Hellman & Friedman funds are entitled to nominate a prescribed number of directors based on the respective retained percentages of their equity securities purchased in November 2001. Currently, our board consists of twelve members, which includes three directors nominated by the Warburg Pincus funds and two directors nominated by the Hellman & Friedman funds. As long as the Warburg Pincus funds retain at least 75% of their original investment and the Hellman & Friedman funds retain at least 60% of their original investment, these shareholders will be entitled to nominate six and three directors, respectively. Together they have the right to nominate a majority of directors to our board. The interests of these shareholders may differ materially from the interests of the holders of our common shares, and these shareholders could take actions or make decisions that are not in the interests of the holders of our common shares generally.

We may be required to issue additional preference shares to the investors in the November 2001 capital infusion as a result of various purchase price adjustments agreed to in connection with it, and the value of our common shares may, therefore, be further diluted.

        The purchase price paid for the securities purchased in the capital infusion was based on the estimated, unaudited U.S. GAAP book value of our common shares as of June 30, 2001 (before giving effect to certain agreed transaction costs incurred in connection with the capital infusion that had not yet been determined), subject to certain adjustments. We are required to recalculate, on designated dates in the future, our June 30, 2001 book value on such dates (after giving effect to the agreed transaction costs) and, if that re-calculated amount is less than the amount used to calculate the purchase price for the preference shares and warrants, we will be required to issue additional securities, convertible into our common shares, to those investors.

        In particular, we agreed to adjust the purchase price paid for the preference shares as described below:

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  Second Anniversary Adjustment. As soon as practicable after the second anniversary of the closing, the agreements provide that our independent auditors will calculate the adjustment basket as set forth below. ACGL and the Warburg Pincus funds and the Hellman & Friedman funds have the right to make a full review of the adjustment basket determination. We agreed to cause our subsidiaries to maintain the components necessary to calculate the adjustment basket under separate ledgers. If the adjustment basket is less than zero, we agreed to issue additional preference shares to the investors based on the decrease in the value of the components of the adjustment basket. If the adjustment basket is greater than zero, the subscription agreement we entered into with the investors (other than members of our management who were part of the November 2001 capital infusion) in connection with the capital infusion ("Subscription Agreement") allows us to use cash in an amount based on the increase in value of the components of the adjustment basket to repurchase common shares (other than any common shares issued upon conversion of the preference shares or exercise of the class A warrants). The adjustment basket will be equal to:

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  the difference between value realized upon sale and the book value at closing (as adjusted based on a pre-determined growth rate) of the agreed upon non-core businesses; plus

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  the difference between the GAAP net book value of all of our insurance balances with respect to any policy or contract written or having an effective date prior to November 20, 2001 (i.e., premiums receivable, unpaid losses and loss adjustment expenses recoverable, prepaid reinsurance premiums, reinsurance balances receivable, deferred policy acquisition costs, losses and loss adjustment expenses, unearned premiums, reinsurance balances payable, and any other insurance balance attributable to our "core insurance operations," as defined below) at the time of determination of the final adjustment and those balances at the closing; minus

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  reductions in book value arising from (without duplication of any expenses included in the calculation of value realized upon sale of the non-core businesses or any expense otherwise reflected in the determination of the per share price) costs and expenses relating to the investments and transactions provided for under the Subscription Agreement, actual losses arising out of breach of representations under the Subscription Agreement and certain other costs and expenses.

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    Our "core insurance operations" include: (i) Arch Re Bermuda; (ii) Arch Capital Group (U.S.) Inc.; (iii) Arch Re U.S.; (iv) Arch E&S (including funding for Arch Specialty); (v) Arch Risk Transfer Services Ltd.; (vi) Arch Insurance Group Inc., formerly known as First American Financial Corporation; (vii) capital held at ACGL, gross of capital to be invested in unfunded private equity commitments; and (viii) $2.5 million in segregated assets and liabilities in "cell" accounts formed by Alternative Insurance Company Limited and Alternative Re, Ltd.

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    Our "non-core businesses" are currently defined as American Independent Insurance Holding Company, the direct parent of American Independent, Hales & Company Inc., PSIC, all nonpublic securities held by ACGL, Arch Capital Group (U.S.) Inc. and Arch Re U.S. and all commitments to Distribution Partners, as and when funded.

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  Fourth Anniversary Adjustment. On the fourth anniversary of the closing, there will be a calculation of a further adjustment basket based on (1) liabilities owed to Folksamerica, if any, under the Asset Purchase Agreement, dated as of January 10, 2000, between ACGL, Arch Re U.S., Folksamerica Holding Company, Inc. and Folksamerica Reinsurance Company, and (2) specified tax and ERISA matters under the Subscription Agreement.

        We also agreed to form a new, wholly owned subsidiary to hold Arch Re Bermuda as well as all of the "core insurance operations" other than Arch Re U.S. In the event that the adjustments described in this risk factor above are less than zero and their absolute value exceeds $250.0 million, the Warburg Pincus funds, the Hellman & Friedman funds and the other holders of our preference shares will have the option to exchange their preference shares, in whole or in part (but not for less than $150.0 million liquidation preference of preference shares), for preference shares of our newly formed subsidiary bearing identical rights and privileges, including the right to convert into, or be exercised for, common shares of our newly formed subsidiary.

The price of our common shares may be volatile.

        There has been significant volatility in the market for equity securities. In 2001 and 2002, the price of our common shares fluctuated from a low of $14.38 to a high of $28.34 and from a low of $25.00 to a high of $34.50, respectively. For the fiscal quarter ending September 30, 2003, the price of our common shares fluctuated from a low of $30.48 to a high of $35.85. On December 22, 2003, our common shares closed at a price of $39.33. The price of our common shares may not remain at or exceed current levels. The following factors may have an adverse impact on the market price of our common stock:

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  actual or anticipated variations in our quarterly results of operations;

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  changes in market valuation of companies in the insurance and reinsurance industry;

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  changes in expectations of future financial performance or changes in estimates of securities analysts;

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  fluctuations in stock market process and volumes;

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  issuances or sales of common shares or other securities in the future;

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  the addition or departure of key personnel; and

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  announcements by us or our competitors of acquisitions, investments or strategic alliances.

Stock markets in the United States often experience extreme price and volume fluctuations. Market fluctuations, as well as general political and economic conditions such as recession or interest rate or currency rate fluctuations, could adversely affect the market price of our stock.

Future sales of our common shares, whether by us or our shareholders, could adversely affect their market price.

        Generally, our board of directors has the power to issue new equity (to the extent of authorized shares) without shareholder approval, except that shareholder approval may be required under applicable law or NASDAQ National Market rules for certain transactions. We may issue new equity to raise additional capital to support our insurance and reinsurance operations or for other purposes. Any additional issuance by us would have the effect of diluting the percentage ownership of our shareholders and could have the effect of diluting our earnings and our book value per share.

        In addition, the market price of our common shares could fall substantially if our existing shareholders sell large amounts of common shares in the public market. The availability of a large number of shares for sale could result in the need for sellers to accept a lower price in order to complete a sale. As of November 30, 2003 there are 28,197,005 common shares outstanding and up to 44,556,845 common shares issuable upon exercise of options or warrants or conversion of convertible securities. Of the outstanding shares, 21,514,227 common shares are freely tradable and 45,527,443 common shares (including common shares issuable upon conversion of convertible preference shares) are subject to Rule 144 under the Securities Act. Of the shares subject to Rule 144 under the Securities Act, there are 11,990,738 common shares registered for resale by selling shareholders, including those registered pursuant to the registration statement. In addition, the Company has registered with the SEC up to $500,000,000 of new securities which may consist in part or entirely of common shares.

        We have granted the Warburg Pincus funds and Hellman & Friedman funds demand registration rights and all of the investors in the November 2001 capital infusion certain "piggy-back" registration rights with respect to the common shares issuable to them upon conversion of the preference shares or exercise of the class A warrants. Certain other investors who purchased or acquired shares in unregistered transactions also have demand and piggy-back registration rights. They can exercise these rights at any time.

Our business is dependent upon insurance and reinsurance brokers, and the failure to develop or the loss of important broker relationships could materially adversely affect our ability to market our products and services.

        We market our insurance and reinsurance products primarily through brokers. We derive a significant portion of our business from a limited number of brokers. Marsh, including its subsidiary Guy Carpenter, Aon Corporation and Willis Group Holdings provided 20.2%, 16.6% and 11.9%, respectively, of our gross premiums written in the year ended December 31, 2002. Some of our competitors have had longer term relationships with the brokers we use than we have, and the brokers may promote products offered by companies that may offer a larger variety of products than we do. Loss of all or a substantial portion of the business provided by these brokers could have a material adverse effect on us.

We could be materially adversely affected to the extent that managing general agents, general agents and other producers in our program business exceed their underwriting authorities or otherwise breach obligations owed to us.

        In the program business conducted by our insurance group, following our underwriting, financial, claims and information technology due diligence reviews, we authorize managing general agents, general agents and other producers to write business on our behalf within underwriting authorities prescribed by us. Once a program incepts, we must rely on the underwriting controls of these agents to write business within the underwriting authorities provided by us. Although we monitor our programs on an ongoing basis, our monitoring efforts may not be adequate or our agents may exceed their underwriting authorities or otherwise breach obligations owed to us. We have experienced breaches by certain of our agents, all of which have been resolved favorably for us. To the extent that our agents exceed their authorities or otherwise breach obligations owed to us in the future, our financial condition and results of operations could be materially adversely affected.

A downgrade in our ratings or our inability to obtain a rating for our operating insurance and reinsurance subsidiaries may adversely affect our relationships with clients and brokers and negatively impact sales of our products.

        Financial strength and claims paying ratings from third party rating agencies are instrumental in establishing the competitive positions of companies in our industry. Periodically, rating agencies evaluate us to confirm that we continue to meet their criteria for the ratings assigned to us by them. Recently, rating agencies have been coming under increasing pressure as a result of high-profile corporate bankruptcies and may, as a result, increase their scrutiny of rated companies, revise their rating policies or take other action. Although, since the commencement of our new underwriting initiative in October 2001, our ratings have not been downgraded nor have we received any indications that we may potentially be subject to a downgrade, we can offer no assurances that our ratings will remain at their current levels. A ratings downgrade, or the potential for such a downgrade, could adversely affect both our relationships with agents, brokers, wholesalers and other distributors of our existing products and services and new sales of our products and services. Any ratings downgrade or failure to obtain a necessary rating could adversely affect our ability to compete in our markets and have a material adverse impact on our financial condition and results of operations.

Our investment performance may affect our financial results and ability to conduct business.

        Our operating results depend in part on the performance of our investment portfolio. A significant portion of our investment portfolio consists of fixed income securities (87.1% of our investment portfolio as of September 30, 2003). Although our current investment guidelines stress preservation of capital, market liquidity and diversification of risk, our investments are subject to market-wide risks and fluctuations. In addition, although we have not experienced any significant defaults by issuers during 2003, we are subject to risks inherent in particular securities. We may not be able to realize our investment objectives, which could reduce our net income significantly. In the event that we are unsuccessful in correlating our investment portfolio with our expected insurance and reinsurance liabilities, we may be forced to liquidate our investments at times and prices that are not optimal, which could have a material adverse effect on our financial results and ability to conduct our business.

We may be adversely affected by interest rate changes.

        Our operating results are affected, in part, by the performance of our investment portfolio. Our investment portfolio contains interest rate-sensitive-instruments, such as bonds, which may be adversely affected by changes in interest rates. Changes in interest rates could also have an adverse effect on our investment income and results of operations. For example, if interest rates decline, as is the case in the current environment, funds reinvested will earn less than expected.

        In addition, our investment portfolio includes mortgage-backed securities. As of September 30, 2003, mortgage-backed securities constituted approximately 3.4% of our cash and invested assets. As with other fixed income investments, the fair market value of these securities fluctuates depending on market and other general economic conditions and the interest rate environment. Changes in interest rates can expose us to prepayment risks on these investments. In periods of declining interest rates, mortgage prepayments generally increase and mortgage-backed securities are prepaid more quickly, requiring us to reinvest the proceeds at the then current market rates. During 2003, we significantly decreased our investments in mortgage-backed securities in order to reduce the prepayment risk in our investment portfolio.

        Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. Although we attempt to take measures to manage the risks of investing in a changing interest rate environment, we may not be able to mitigate interest rate sensitivity effectively. Despite our mitigation efforts, a significant increase in interest rates could have a material adverse effect on our book value.

We may require additional capital in the future which may not be available or only available on unfavorable terms

        We monitor our capital adequacy on a regular basis. Based upon current information, we expect that our underwriting activities will be supported by our existing sources of capital over the next twelve months. The future capital requirements of our business will depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. To the extent that our existing capital is insufficient to fund our future operating requirements and/or cover claim losses, we may need to raise additional funds through financings or limit our growth. Any equity or debt financing, if available at all, may be on terms that are unfavorable to us. In the case of equity financings, dilution to our shareholders could result, and, in any case, such securities may have rights, preferences and privileges that are senior to those of our outstanding securities. If we are not able to obtain adequate capital, our business, results of operations and financial condition could be adversely affected.

We sold our prior reinsurance operations in May 2000 and may have liability to the purchaser and continuing liability from those reinsurance operations if the purchaser should fail to make payments on the reinsurance liabilities it assumed.

        On May 5, 2000, we sold our prior reinsurance operations to Folksamerica Reinsurance Company. The Folksamerica transaction was structured as a transfer and assumption agreement (and not reinsurance), and, accordingly, the loss reserves (and any related reinsurance recoverables) relating to the transferred business are not included as assets or liabilities on our balance sheet. In addition, in connection with that asset sale, we made extensive representations and warranties about us and our reinsurance operations, some of which survived the closing of the asset sale. Breach of these representations and warranties could result in liability to us. In the event that Folksamerica refuses or is unable to make payment for reserved losses transferred to it by us in the May 2000 sale and the notice given to reinsureds is found not to be an effective release by such reinsureds, we would be liable for such claims.

Any future acquisitions may expose us to operational risks.

        We have made, and may in the future make, strategic acquisitions, either of other companies or selected blocks of business. Any future acquisitions may expose us to operational challenges and risks, including:

  •
  integrating financial and operational reporting systems;

  •
  establishing satisfactory budgetary and other financial controls;

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  funding increased capital needs and overhead expenses;

  •
  obtaining management personnel required for expanded operations;

  •
  funding cash flow shortages that may occur if anticipated sales and revenues are not realized or are delayed, whether by general economic or market conditions or unforeseen internal difficulties;

  •
  the value of assets acquired may be lower than expected or may diminish due to credit defaults or changes in interest rates and liabilities assumed may be greater than expected;

  •
  the assets and liabilities we may acquire may be subject to foreign currency exchange rate fluctuation; and

  •
  financial exposures in the event that the sellers of the entities we acquire are unable or unwilling to meet their indemnification, reinsurance and other obligations to us.

        Our failure to manage successfully these operational challenges and risks may impact our results of operations.

Some of the provisions of our bye-laws and our shareholders agreement may have the effect of hindering, delaying or preventing third party takeovers or changes in management initiated by shareholders. These provisions may also prevent our shareholders from receiving premium prices for their shares in an unsolicited takeover.

        Some provisions of our bye-laws could have the effect of discouraging unsolicited takeover bids from third parties or changes in management initiated by shareholders. These provisions may encourage companies interested in acquiring the company to negotiate in advance with our board of directors, since the board has the authority to overrule the operation of several of the limitations.

        Among other things, our bye-laws provide:

  •
  for a classified board of directors, in which the directors of the class elected at each annual general meeting holds office for a term of three years, with the term of each class expiring at successive annual general meetings of shareholders;

  •
  that the number of directors is determined by the board from time to time by a vote of the majority of our board;

  •
  that directors may only be removed for cause, and cause removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony or been found by a court to be liable for gross negligence or misconduct in the performance of his or her duties;

  •
  that our board has the right to fill vacancies, including vacancies created by an expansion of the board;

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  for limitations on shareholders' right to call special general meetings and to raise proposals or nominate directors at general meetings; and

  •
  that shareholders may act by written consent only if such consent is unanimous among all shareholders entitled to vote.

        Our bye-laws provide that certain provisions which may have anti-takeover effects may be repealed or altered only with prior board approval and upon the affirmative vote of holders of shares representing at least 65% of the total voting power of our shares entitled generally to vote at an election of directors.

        The bye-laws also contain a provision limiting the rights of any U.S. person (as defined in section 7701(a)(30) of the Code), that owns shares of the Company, directly, indirectly or constructively (within the meaning of section 958 of the Code), representing more than 9.9% of the voting power of all shares entitled to vote generally at an election of directors. The votes conferred by such shares or such U.S. person will be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the shares of such person will constitute 9.9% of the total voting power of all shares entitled to vote generally at an election of directors. Notwithstanding this provision, the board may make such final adjustments to the aggregate number of votes conferred by the shares of any U.S. person that the board considers fair and reasonable in all circumstances to ensure that such votes represent 9.9% of the aggregate voting power of the votes conferred by all shares of the Company entitled to vote generally at an election of directors. The Company will assume that all shareholders (other than the Warburg Pincus funds and the Hellman & Friedman funds) are U.S. persons unless we receive assurance satisfactory to us that they are not U.S. persons.

        Moreover, most states, including states in which our subsidiaries are domiciled, have laws and regulations that require regulatory approval of a change in control of an insurer or an insurer's holding company. Where such laws apply to us and our subsidiaries, there can be no effective change in our control unless the person seeking to acquire control has filed a statement with the regulators and has obtained prior approval for the proposed change from such regulators. The usual measure for a presumptive change in control pursuant to these laws is the acquisition of 10% or more of the voting power of the insurance company or its parent, although this presumption is rebuttable. Consequently, a person may not acquire 10% or more of our common shares without the prior approval of insurance regulators in the state in which our subsidiaries are domiciled.

        The bye-laws also provide that the affirmative vote of 80% of our outstanding shares (including a majority of the outstanding shares held by shareholders other than holders (and such holder's affiliates) of 10% or more ("10% holders") of the outstanding shares) shall be required (the "extraordinary vote") for the following corporate actions:

  •
  merger or consolidation of the company into a 10% holder;

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  sale of any or all of our assets to a 10% holder;

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  the issuance of voting securities to a 10% holder; or

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  amendment of these provisions;

provided, however, the extraordinary vote will not apply to any transaction approved by the board, so long as a majority of those board members voting in favor of the transaction were duly elected and acting members of the board prior to the time the 10% holder became a 10% holder.

        In addition, pursuant to the shareholders agreement which we entered into in connection with the November 2001 capital infusion, we cannot engage in transactions outside the ordinary course of our business, including mergers and acquisitions, without the consent of a designee of the Warburg Pincus funds and a designee of the Hellman & Friedman funds. To the extent these provisions discourage takeover attempts, they could deprive our shareholders of opportunities to realize takeover premiums for their shares or could depress the market price of our common shares.

        The provisions described above may have the effect of making more difficult or discouraging unsolicited takeover bids from third parties. To the extent that these effects occur, shareholders could be deprived of opportunities to realize takeover premiums for their shares and the market price of their shares could be depressed. In addition, these provisions could also result in the entrenchment of incumbent management.

Our operating insurance and reinsurance subsidiaries are subject to regulation in various jurisdictions, and material changes in the regulation of their operations could adversely affect our results of operations.

        Our insurance and reinsurance subsidiaries are subject to government regulation in each of the jurisdictions in which they are licensed or authorized to do business. Governmental agencies have broad administrative power to regulate many aspects of the insurance business, which may include trade and claim practices, accounting methods, premium rates, marketing practices, advertising, policy forms, and capital adequacy. These agencies are concerned primarily with the protection of policyholders rather than shareholders. Moreover, insurance laws and regulations, among other things:

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  establish solvency requirements, including minimum reserves and capital and surplus requirements;

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  limit the amount of dividends, tax distributions, intercompany loans and other payments our insurance subsidiaries can make without prior regulatory approval;

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  impose restrictions on the amount and type of investments we may hold; and

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  require assessments to pay claims of insolvent insurance companies.

        The National Association of Insurance Commissioners, which we call the NAIC, continuously examines existing laws and regulations. We cannot predict the effect that any NAIC recommendations or proposed or future legislation or rule making in the United States or elsewhere may have on our financial condition or operations.

        Our Bermuda insurance and reinsurance subsidiary, Arch Re Bermuda, conducts its business from its offices in Bermuda and is not licensed or admitted to do business in any jurisdiction except Bermuda. We do not believe that Arch Re Bermuda is subject to the insurance laws of any state in the United States; however, recent scrutiny of the insurance and reinsurance industry in the U.S. and other countries could subject Arch Re Bermuda to additional regulation. Our U.S. reinsurance subsidiary, Arch Re U.S., and our U.S. insurance subsidiaries, Arch Insurance, Arch Specialty, Arch E&S, American Independent and PSIC, write reinsurance and insurance in the United States. These subsidiaries are subject to extensive regulation under state statutes which delegate regulatory, supervisory and administrative powers to state insurance commissioners. Such regulation generally is designed to protect policyholders rather than investors.

        Each of our U.S. and Bermuda insurance and reinsurance subsidiaries is required to maintain minimum capital and surplus as mandated by their respective jurisdictions of incorporation. All of our subsidiaries are currently in compliance with these capital and surplus requirements.

        We periodically review our corporate structure in the United States so that we can optimally deploy our capital. Changes in that structure require regulatory approval. Delays or failure in obtaining any of these approvals could limit the amount of insurance that we can write in the United States.

        If ACGL or any of our subsidiaries were to become subject to the laws of a new jurisdiction in which such entity is not presently admitted, ACGL or such subsidiary may not be in compliance with the laws of the new jurisdiction. Any failure to comply with applicable laws could result in the imposition of significant restrictions on our ability to do business, and could also result in fines and other sanctions, any or all of which could adversely affect our financial condition and results of operations.

ACGL is a holding company and is dependent on dividends and other payments from its operating subsidiaries, which are subject to dividend restrictions.

        We are a holding company whose assets primarily consist of the shares in its subsidiaries. Generally, we depend on our available cash resources, liquid investments and dividends or other distributions from our subsidiaries to make payments, including the payment of debt service obligations and operating expenses we may incur. The ability of our regulated insurance and reinsurance subsidiaries to pay dividends or make distributions is dependent on their ability to meet applicable regulatory standards. Since the commencement of our new underwriting initiative in October 2001 through September 30, 2003, no dividends were paid to ACGL by any of its subsidiaries. We believe that we have enough cash resources and available dividend capacity to service our indebtedness and other current outstanding obligations.

        The ability of our regulated insurance and reinsurance subsidiaries to pay dividends or make distributions is dependent on their ability to meet applicable regulatory standards. Under Bermuda law, Arch Re Bermuda is required to maintain a minimum solvency margin (i.e., the amount by which the value of its general business assets must exceed its general business liabilities) equal to the greatest of (1) $100,000,000, (2) 50% of net premiums written (being gross premiums written by us less any premiums ceded by us, but we may not deduct more than 25% of gross premiums when computing net premiums written) and (3) 15% of loss and other insurance reserves. Arch Re Bermuda is prohibited from declaring or paying any dividends during any financial year if it is not in compliance with its minimum solvency margin. In addition, Arch Re Bermuda is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year's statutory balance sheet) unless it files, at least seven days before payment of such dividends, with the Bermuda Monetary Authority an affidavit stating that it will continue to meet the required margins. In addition, Arch Re Bermuda is prohibited, without prior approval of the Bermuda Monetary Authority, from reducing by 15% or more its total statutory capital, as set out in its previous year's financial statements. At December 31, 2002, Arch Re Bermuda had statutory capital and surplus as determined under Bermuda law of $1.2 billion (including ownership interests in its wholly owned subsidiaries). Accordingly, as of December 31, 2002, 15% of Arch Re Bermuda's capital, or approximately $179 million, is available for dividends without prior approval under Bermuda law, as discussed above. As of December 31, 2002, our U.S. insurance and reinsurance subsidiaries, on a consolidated basis, may not pay any significant dividends or distributions during 2003 without prior regulatory approval. In addition, the ability of our insurance and reinsurance subsidiaries to pay dividends could be constrained by our dependence on financial strength ratings from independent rating agencies. Our ratings from these agencies depend to a large extent on the capitalization levels of our insurance and reinsurance subsidiaries.

If our Bermuda reinsurance subsidiary is unable to provide collateral to ceding companies, its ability to conduct business could be significantly and negatively affected.

        Arch Re Bermuda is a registered Bermuda insurance company and is not licensed or admitted as an insurer in any jurisdiction in the United States. Because insurance regulations in the United States do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless security is posted, Arch Re Bermuda's contracts generally require it to post a letter of credit or provide other security after a reinsured reports a claim. Although, to date, Arch Re Bermuda has not historically experienced any difficulties in providing collateral when required, if we are unable to post security in the form of letters of credit or trust funds when required, the operations of Arch Re Bermuda could be significantly and negatively affected.

We are subject to changes in Bermuda law or political circumstances.

        Under current Bermuda law, we are not subject to tax on income or capital gains. Furthermore, we have obtained from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act, 1966, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of the tax will not be applicable to us or our operations until March 28, 2016. We could be subject to taxes in Bermuda after that date. This assurance does not, however, prevent the imposition of taxes on any person ordinarily resident in Bermuda or any company in respect of its ownership of real property or leasehold interests in Bermuda.

Foreign currency exchange rate fluctuation may adversely affect our financial results.

        We write business on a worldwide basis, and our results of operations may be affected by fluctuations in the value of currencies other than the U.S. dollar. The primary foreign currencies in which we operate are the Euro, the British Pound Sterling and the Canadian Dollar. Changes in foreign currency exchange rates can reduce our revenues and increase our liabilities and costs, as measured in the dollar as our functional currency. We have not attempted and currently do not expect to attempt to reduce our exposure to these exchange rate risks by using hedging transactions or by investing in securities denominated in local (foreign) currencies. We may therefore suffer losses solely as a result of exchange rate fluctuations. For the nine months ended September 30, 2003, we recorded net premiums written of approximately £94.0 million from British Pound Sterling-denominated contracts, CAD$39.7 million from Canadian Dollar-denominated contracts and €30.8 million from Euro-denominated contracts. For the year ended December 31, 2002 and the nine months ended September 30, 2003, net foreign exchange gains were $2.4 million and $6.5 million, respectively.

Employees of our Bermuda operations are required to obtain work permits before engaging in a gainful occupation in Bermuda. Required work permits may not be granted or may not remain in effect.

        Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Our success may depend in part on the continued services of key employees in Bermuda. A work permit may be granted or renewed upon showing that, after proper public advertisement, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standards reasonably required by the employer. The Bermuda government's policy places a six-year term limit on individuals with work permits, subject to certain exemptions for key employees. A work permit is issued with an expiry date (up to five years) and no assurances can be given that any work permit will be issued or, if issued, renewed upon the expiration of the relevant term. We consider our key officers in Bermuda to be Constantine Iordanou, our President and Chief Executive Officer (work permit expires November 12, 2006), Paul B. Ingrey, Chief Executive Officer of Arch Re Bermuda (work permit expires May 12, 2005), Dwight R. Evans, President of Arch Re Bermuda (work permit expires May 12, 2005) and John D. Vollaro, our Executive Vice President and Chief Financial Officer (work permit expires July 25, 2005). If work permits are not obtained or renewed for our principal employees, we could lose their services, which could materially affect our business.

The enforcement of civil liabilities against us may be difficult.

        We are a Bermuda company and in the future some of our officers and directors may be residents of various jurisdictions outside the United States. All or a substantial portion of our assets and of those persons may be located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon those persons or to enforce in United States courts judgments obtained against those persons.

        We have appointed National Registered Agents, Inc., New York, New York, as our agent for service of process with respect to actions based on offers and sales of securities made in the United States. We have been advised by our Bermuda counsel, Conyers Dill & Pearman, that the United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that a final judgment for the payment of money rendered by a court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would, therefore, not be automatically enforceable in Bermuda. We also have been advised by Conyers Dill & Pearman that a final and conclusive judgment obtained in a court in the United States under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the Supreme Court of Bermuda under the common law doctrine of obligation. Such an action should be successful upon proof that the sum of money is due and payable, and without having to prove the facts supporting the underlying judgment, as long as:

  •
  the court which gave the judgment had proper jurisdiction over the parties to such judgment;

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  such court did not contravene the rules of natural justice of Bermuda;

  •
  such judgment was not obtained by fraud;

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  the enforcement of the judgment would not be contrary to the public policy of Bermuda;

  •
  no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda; and

  •
  there is due compliance with the correct procedures under Bermuda law.

A Bermuda court may impose civil liability on us or our directors or officers in a suit brought in the Supreme Court of Bermuda against us or such persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Bermuda law.

Risks Relating to Taxation

We and our non-U.S. subsidiaries may become subject to U.S. federal income taxation.

        ACGL and its non-U.S. subsidiaries intend to operate their business in a manner that will not cause them to be treated as engaged in a trade or business in the United States and, thus, will not be required to pay U.S. federal income taxes (other than withholding taxes on certain U.S. source investment income) on their income. However, because there is uncertainty as to the activities which constitute being engaged in a trade or business in the United States, there can be no assurances that the U.S. Internal Revenue Service will not contend successfully that ACGL or its non-U.S. subsidiaries are engaged in a trade or business in the United States. If ACGL or any of its non-U.S. subsidiaries were subject to U.S. income tax, our shareholders' equity and earnings could be adversely affected. Certain of our U.S. subsidiaries were personal holding companies in respect of 2002, but did not have "undistributed personal holding company income."

        We changed our legal domicile from the United States to Bermuda in November 2000. Legislation has recently been introduced which (if enacted) could eliminate the tax benefits available to companies, like us, that changed their legal domiciles to Bermuda. In addition, some U.S. insurance companies have been lobbying Congress to pass legislation intended to eliminate certain perceived tax advantages of U.S. insurance companies with Bermuda affiliates resulting principally from reinsurance between or among U.S. insurance companies and their Bermuda affiliates. Legislation, if passed, and other changes in U.S. tax laws, regulations and interpretations thereof to address these issues could adversely affect us.

U.S. persons who hold our common shares may be subject to U.S. income taxation at ordinary income rates on our undistributed earnings and profits. In addition, the heirs or estate of any individual holder may not be entitled to a "step-up" in basis of our common shares which might otherwise be available upon such holder's death.

        We believe that we and our foreign subsidiaries currently are controlled foreign corporations ("CFCs"), although our bye-laws are designed to preclude any U.S. person from adverse tax consequences as a result of our CFC status. ACGL and certain of its non-U.S. subsidiaries were also foreign personal holding companies in respect of 2002, but did not have undistributed foreign personal holding company income. We do not believe that we are a passive foreign investment company. Since these determinations and beliefs are based upon legal and factual conclusions, no assurances can be given that the IRS or a court would concur with our conclusions. If they were not to so concur, U.S. persons who hold our common shares may suffer adverse tax consequences.

USE OF PROCEEDS

        Except as may otherwise be described in the prospectus supplement relating to an offering of securities, the net proceeds from the sale of the securities included in this prospectus will be used for general corporate purposes. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the related prospectus supplement.

        We will not receive any of the proceeds from the sale of Arch Capital common shares by the selling shareholders.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE SHARE DIVIDENDS

        Because Arch Capital has, and for the previous five fiscal years has had, no registered debt and no dividend bearing preference shares, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preference share dividends are not applicable.

        Because Arch US has, and for the previous five fiscal years has had, no registered debt, the ratio of earnings to fixed charges is not applicable.

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

        Arch Capital may offer from time to time under this prospectus, separately or together:

  •
  common shares,

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  preference shares,

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  unsecured senior or subordinated debt securities,

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  depositary shares, each consisting of one of more, or a specified fraction of a common share(s) or a preference share(s),

  •
  warrants to purchase common shares, preference shares or debt securities,

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  share purchase contracts to purchase common shares, and

  •
  share purchase units, each consisting of (a) an Arch Capital Group Ltd. common share purchase contract, under which the holder or Arch Capital Group Ltd., upon settlement, will purchase a fixed or varying number of Arch Capital Group Ltd. common shares, and (b) a beneficial interest in either Arch Capital Group Ltd. debt securities (which may be senior or subordinated), Arch Capital Group (U.S.) Inc. senior debt securities, Arch Capital Group Ltd. preference shares or debt or equity obligations of third parties, including U.S. Treasury securities, purchased with the proceeds from the sale of the Arch Capital Group Ltd. share purchase units.

        Arch Capital Group (U.S.) Inc. may offer from time to time under this prospectus unsecured senior debt securities, which will be fully and unconditionally guaranteed by Arch Capital.

        Material U.S. federal income tax considerations pertaining to an investment in the securities offered will be described in the applicable prospectus supplement.

        References to "Arch Capital," "we," "our" or "us" in "Description of Arch Capital Common Shares," "Description of Arch Capital Preference Shares," "Description of Arch Capital Debt Securities," "Description of Arch Capital Depositary Shares," "Description of Arch Capital Warrants to Purchase Common Shares or Preference Shares," "Description of Arch Capital Warrants to Purchase Debt Securities," "Description of Arch Capital Share Purchase Contracts and the Share Purchase Units" and "Selling Shareholders" refer solely to Arch Capital Group Ltd. and not its subsidiaries.

DESCRIPTION OF ARCH CAPITAL SHARE CAPITAL

        The authorized share capital of Arch Capital consists of 200,000,000 common shares, par value U.S.$0.01 per share, and 50,000,000 preference shares, par value U.S.$0.01 per share. As of December 31, 2003, there were 28,200,372 common shares outstanding and 38,844,665 preference shares outstanding. All issued and outstanding shares are fully paid and non-assessable.

DESCRIPTION OF ARCH CAPITAL COMMON SHARES

General

        The following description of our common shares is a summary. This summary is not complete and is subject to the complete text of applicable laws and our memorandum of association and bye-laws.

        Holders of the common shares have no preemptive, redemption, conversion or sinking fund rights. Subject to the voting restrictions described below, holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares and do not have any cumulative voting rights. In the event of a liquidation, dissolution, or winding up of the company, the holders of common shares are entitled to share equally and ratably in the assets of the company, if any, remaining after the payment of all debts and liabilities of the company and the liquidation preference of any outstanding preference shares. All outstanding common shares are fully paid and non-assessable. The board is permitted to authorize the issuance of additional common shares.

        Issuances of common shares are subject to the applicable rules of the Nasdaq National Market or other organizations on whose systems our common shares may then be quoted or listed.

        American Stock Transfer & Trust Company is the transfer agent and registrar of our common shares.

Dividends

        Holders of our common shares are entitled to participate equally in dividends when the board declares dividends on common shares out of funds legally available for dividends. The rights of holders of our common shares to receive dividends are subject to the preferences of holders of our preference shares, including our series A convertible preference shares, which require that no dividends may be paid on or with respect to our common shares prior to the declaration and payment of a dividend with respect to the series A convertible preference shares.

Liquidation Rights

        In the event of a liquidation, dissolution, or winding up of the company, the holders of common shares have a right to a ratable portion of assets remaining after the payment of all debts and liabilities of the company, if any, and the liquidation preference of any outstanding preference shares, including, with respect to our outstanding series A convertible preference shares, an amount equal to the liquidation preference of $21.00 per share held by such holder, plus all accumulated and unpaid dividends, before any distribution is made on any common shares.

Voting Limitation

        Under our bye-laws, if the votes conferred by our shares directly or indirectly or constructively owned (within the meaning of section 958 of the Internal Revenue Code of 1986, as amended (the "Code")) by any U.S. person (as defined in section 7701(a)(30) of the Code) would otherwise represent more than 9.9% of the voting power of all shares entitled to vote generally at an election of directors, the votes conferred by such shares or such U.S. person will be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the shares of such person will constitute 9.9% of the total voting power of all shares entitled to vote generally at an election of directors.

        There may be circumstances in which the votes conferred on a U.S. person are reduced to less than 9.9% as a result of the operation of bye-law 45 because of shares, including shares held by private equity investment funds affiliated with Warburg Pincus LLC ("Warburg Pincus funds") and Hellman & Friedman LLC ("Hellman & Friedman funds"), that may be attributed to that person under the Code.

        Notwithstanding the provisions of our bye-laws described above, after having applied such provisions as best as they consider reasonably practicable, the board may make such final adjustments to the aggregate number of votes conferred by the shares of any U.S. person that they consider fair and reasonable in all the circumstances to ensure that such votes represent 9.9% of the aggregate voting power of the votes conferred by all our shares entitled to vote generally at an election of directors.

        In order to implement bye-law 45, we will assume that all shareholders (other than the Warburg Pincus funds and the Hellman & Friedman funds) are U.S. persons unless we receive assurances satisfactory to us that they are not U.S. persons.

Non-U.S. Currency

        If the purchase price of any common shares is payable in a currency other than U.S. dollars, the specific terms with respect to such common shares and such foreign currency will be specified in the applicable prospectus supplement.

DESCRIPTION OF ARCH CAPITAL PREFERENCE SHARES

General

        The following summary of terms of our preference shares is not complete. You should refer to the provisions of our memorandum of association and bye-laws and the terms of each class or series of the preference shares which will be filed with the SEC at or prior to the time of issuance of such class or series of preference shares and described in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of preference shares, provided that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered.

        Our bye-laws allow the board to authorize the issuance of preference shares in one or more series, and may fix the rights and preferences of those shares, including as to dividends, voting (which will be subject to the limitations described below under "Description of Arch Capital Common Shares—Voting Limitation"), redemption, conversion rights and otherwise.

        Issuances of preference shares are subject to the applicable rules of the Nasdaq National Market or other organizations on whose systems our preference shares may then be quoted or listed. Depending upon the terms of preference shares established by our board of directors, any or all series of preference shares could have preferences over the common shares with respect to dividends and other distributions and upon liquidation of the company. Issuance of any such shares with voting powers, or issuance of additional shares of common shares, would dilute the voting power of the outstanding common shares.

Terms

        The terms of each series of preference shares will be described in any prospectus supplement related to such series of preference shares.

        The board of directors in approving the issuance of a series of preference shares has authority to determine, and the applicable prospectus supplement may set forth with respect to such series, the following terms, among others:

  •
  the number of shares constituting that series and the distinctive designation of that series;

  •
  the dividend rate on the shares of that series, if any, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

  •
  the voting rights for shares of the series, if any, in addition to the voting rights provided by law, and the terms of such voting rights;

  •
  the conversion or exchange privileges for shares of the series, if any (including, without limitation, conversion into common shares), and the terms and conditions of such conversion or exchange, including provisions for adjustment of the conversion or exchange rate in such events as the board will determine;

  •
  whether or not the shares of that series will be redeemable and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they will be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

  •
  any sinking fund for the redemption or purchase of shares of that series and the terms and amount of such sinking fund;

  •
  the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of Arch Capital or any of our subsidiaries, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by us or any of our subsidiaries of, any of our outstanding shares;

  •
  the rights of the shares of that series in the event of our voluntary or involuntary liquidation, dissolution or winding up, and the relative rights of priority, if any, of payment of shares of that series; and

  •
  any other relative participating, optional or other special rights, qualifications, limitations or restrictions of that series.

Series A Convertible Preference Shares

        Set forth below is a summary of the material terms of the certificate of designations for our series A convertible preference shares.

Dividends

        The holders of our preference shares are entitled to receive dividends along with holders of our common shares on an as converted basis. Dividends are payable on each outstanding preference share on an as-converted basis. No dividends may be paid or declared on or with respect to our common shares prior to the declaration and payment of a dividend on or with respect to the preference shares. Dividends on the preference shares are noncumulative.

Ranking

        The preference shares rank, with respect to dividends and upon liquidation, winding up or dissolution on a parity with those shares which, by the terms of our bye-laws or by such rights, preferences or limitations as fixed by the board of directors, are specifically entitled to share ratably with the preference shares, and senior to each other class or series of our shares.

        The shareholders agreement between us and the holders of our preference shares include a limitation on dividends on, and repurchases of, our common shares.

Conversion

        General.    Each preference share is convertible at any time and from time to time at the option of the holder, initially, into one fully paid and nonassessable common share, subject to adjustment for certain events. In connection with the conversion of any preference shares, no fractional shares will be issued. Instead, we will pay a cash amount for such fractional interest based on the current market price of the common shares.

        Mandatory Conversion.    The preference shares will automatically convert into common shares 90 days following the consummation of the purchase price adjustment to be performed on November 20, 2005.

        Adjustments.    The number of common shares into which each preference share is convertible is subject to adjustment from time to time in the event of:

  •
  share splits or combinations of our common shares;

  •
  the declaration and payment of dividends on the common shares in additional common shares;

  •
  the distribution of indebtedness, securities or assets to holders of our common shares;

  •
  transactions in which our common shares are exchanged (either for different securities of our company or securities of a different company); or

  •
  offerings of our common shares, or securities convertible into our common shares, at a price below the market value for our common shares at the time of issuance, subject to exceptions.

        Liquidation Preference.    In the event of our voluntary or involuntary liquidation, dissolution or winding-up, or a reduction or decrease in our share capital resulting in a distribution of assets to the holders of any class or series of our shares, each holder of preference shares is entitled to payment out of our assets available for distribution of an amount equal to the liquidation preference of $21.00 per preference share held by such holder, plus all accumulated and unpaid dividends, before any distribution is made on any common shares. If, in the event of our voluntary or involuntary liquidation, dissolution or winding-up or a reduction or decrease in our share capital, the amounts payable with respect to preference shares and parity shares are not paid in full, the holders of preference shares and the parity shares share equally and ratably in any distribution of shares assets in proportion to the full liquidation preference and all accumulated and unpaid dividends to which each such holder is entitled.

        Voting Rights.    Each holder of preference shares is entitled to the number of votes equal to the number of whole common shares into which all of such holder's preference shares are convertible, with respect to all matters submitted for shareholder approval. Except as required by applicable Bermuda law or by the express terms of the preference shares, holders will vote together with holders of the common shares as a single class.

        The affirmative vote of the holders of at least a majority of the outstanding preference shares, voting with holders of shares of all other series of preference shares affected in the same way as a single class, is required to amend, repeal or change any provisions of the certificate of designations in any manner which would adversely affect, alter or change the powers, preferences or special rights of the preference shares and any such securities affected in the same way. However, the creation, authorization or issuance of any other class or series of shares or the increase or decrease in the amount of authorized shares of any class or series or of the preference shares, or any increase, decrease or change in the par value of any class or series of shares (including the preference shares) do not require the consent of the holders of the preference shares and are not deemed to affect adversely, alter or change the powers, preferences and special rights of the preference shares. With respect to any matter on which the holders are entitled to vote as a separate class, each preference share is entitled to one vote.

Non-U.S. Currency

        If the purchase price of any preference shares is payable in a currency other than U.S. dollars, the specific terms with respect to such preference shares and such foreign currency will be specified in the applicable prospectus supplement.

DESCRIPTION OF ARCH CAPITAL DEBT SECURITIES

General

        We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. Senior debt securities and subordinated debt securities may be issued pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and a trustee qualified under the Trust Indenture Act. The form of such indentures have been filed as an exhibit to the registration statement of which this prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an "indenture" and collectively as the "indentures." Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will set forth the specific terms of any series of debt securities or provide that such terms will be set forth in, or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

        The statements made below relating to the debt securities and the indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable U.S. federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of debt securities; provided, that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered.

Terms

        The debt securities will be our unsecured obligations.

        The senior debt securities will rank equal in right of payment with all our other unsecured and unsubordinated indebtedness.

        The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all our senior indebtedness, which is defined in the section called "—Ranking of Debt Securities" below.

        The specific terms of each series of debt securities will be set forth in the applicable prospectus supplement relating thereto, including the following, as applicable:

  (1)
  the title of such debt securities and whether such debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

  (2)
  the aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

  (3)
  the price (expressed as a percentage of the principal amount thereof) at which such debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or if applicable, the portion of the principal amount of such debt securities that is convertible into common shares or preference shares or the method by which any such portion will be determined;

  (4)
  if convertible into common shares or preference shares, the terms on which such debt securities are convertible, including the initial conversion price, the conversion period, any events requiring an adjustment of the applicable conversion price and any requirements relating to the reservation of such common shares or preference shares for purposes of conversion;

  (5)
  the date(s), or the method for determining such date or dates, on which the principal of such debt securities will be payable and, if applicable, the terms on which such maturity may be extended;

  (6)
  the rate(s) (which may be fixed or floating), or the method by which such rate or rates will be determined, at which such debt securities will bear interest, if any, including if applicable, that such debt securities will bear interest at an increased rate (up to a specified maximum) upon the occurrence of an event of default and/or under certain circumstances described in the applicable prospectus supplement (which may include, among other things, a reduction in the trading price of our common shares below certain levels for a minimum period of time);

  (7)
  the date(s), or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates will be determined, the persons to whom such interest will be payable, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

  (8)
  the place(s) where the principal of and interest, if any, on such debt securities will be payable, where such debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us in respect of such debt securities and the applicable indenture may be served;

  (9)
  the period(s), if any, within which, the price or prices at which and the other terms and conditions upon which such debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at our option;

  (10)
  our obligation, if any, to redeem, repay or repurchase such debt securities pursuant to any sinking fund (as defined in the applicable supplemental indenture) or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligations;

  (11)
  if other than U.S. dollars, the currency or currencies in which the principal of and interest, if any, on such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

  (12)
  whether the amount of payments of principal of or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on the yield on or trading price of other securities, including United States Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts will be determined;

  (13)
  whether the principal of or interest, if any, on the debt securities of the series is to be payable, at our election or a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such debt securities are denominated or stated to be payable and the period or periods within which, and the terms and conditions upon which, such election may be made;

  (14)
  provisions, if any, granting special rights to the holders of debt securities of the series upon the occurrence of such events as may be specified;

  (15)
  any deletions from, modifications of or additions to the events of default or our covenants with respect to debt securities of the series, whether or not such events of default or covenants are consistent with the events of default or covenants described herein;

  (16)
  whether debt securities of the series are to be issuable initially in temporary global form and whether any debt securities of the series are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such security in permanent global form may exchange such interests for debt securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the applicable indenture, and, if debt securities of the series are to be issuable as a global security, the identity of the depository for such series;

  (17)
  the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable indenture to the debt securities of the series;

  (18)
  if exchangeable into another series of debt securities of Arch Capital, the terms on which such debt securities are exchangeable; and

  (19)
  any other terms of the series of debt securities and any additions, deletions or modifications to the applicable indenture.

        The debt securities, if convertible or exchangeable, will not be convertible into or exchangeable for securities of a third party.

        If the applicable prospectus supplement provides, the debt securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof.

        Except as may be set forth in the applicable prospectus supplement, the debt securities will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protections against transactions involving us, including a highly leveraged transaction involving us or a change of control. The applicable prospectus supplement will contain information with respect to any deletions from, modifications of or additions to the events of default or covenants described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denomination, Interest, Registration and Transfer

        We will issue the debt securities of each series only in registered form, without coupons, in denominations of $1,000, or in such other currencies or denominations as may be set forth in the applicable supplemental indenture or specified in, or pursuant to, an authorizing resolution and/or supplemental indenture, if any, relating to such series of debt securities.

        The principal of and interest, if any, on any series of debt securities will be payable at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement. However, at our option, interest payments may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities.

        Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series:

  •
  will be exchangeable for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of such debt securities at the trustee's corporate trust office or at the office of any registrar designated by us for such purpose; and

  •
  may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the trustee or at the office of any registrar designated by us for such purpose.

        No service charge will be made for any registration of transfer or exchange, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges. We may act as registrar and may change any registrar without notice.

Certain Covenants

        The applicable prospectus supplement will describe any material covenants in respect of a series of debt securities that are not described in this prospectus.

        Unless otherwise indicated in the applicable prospectus supplement, senior debt securities and the subordinated debt securities will include the provision described below.

Merger, Amalgamation, Consolidation or Sale of Assets

        We may not (1) consolidate or amalgamate with or merge into any other person (other than a subsidiary) or convey, transfer, sell or lease all of substantially all of our properties and assets as an entirety to any other person or (2) permit any person (other than a subsidiary) to consolidate with or merge into us unless:

  •
  in the case of (1) and (2) above, if we are not the surviving person, the surviving person assumes the payment of the principal of, premium, if any, and interest on the debt securities and the performance of our other covenants under the applicable indenture, and

  •
  in all cases, immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing.

Payment of Principal, Premium and Interest

        We will duly and punctually pay the principal of (and premium, if any) and interest on the debt securities of that in accordance with the terms of such debt securities.

Maintenance of Office or Agency

        We will maintain an office or agency where the debt securities may be presented or surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the debt securities.

Money for Securities; Payments to Be Held in Trust

        If we will at any time act as our own paying agent with respect to any debt securities, we will, on or before each due date of the principal of (and premium, if any) or interest on any of the debt securities, segregate and hold in trust for the benefit of the persons entitled thereto a sum sufficient to pay the principal (and premium, if any) or interest so becoming due until such sums will be paid to such persons or otherwise disposed of as provided in the indentures and will promptly notify the trustee of our action or failure so to act.

Corporate Existence

        Except as permitted under "—Merger, Amalgamation, Consolidation or Sale of Assets" above, we will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, rights (charter and statutory) and franchises; provided, however, that we will not be required to preserve any such right or franchise if the board determines that the preservation thereof is no longer desirable in the conduct of the business of the Company and that the loss thereof is not disadvantageous in any material respect to the holders.

Maintenance of Properties

        We will use our reasonable efforts to cause all material properties used or useful in the conduct of our business to be maintained and kept in good condition, repair and working order (subject to wear and tear) and supplied with all necessary material equipment and will use our reasonable efforts to cause to be made all necessary material repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing will prevent us from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in our judgment, desirable in the conduct of our business and not disadvantageous in any material respect to the holders.

Statement by Officers as to Default

        We will deliver to the trustee, within 120 days after the end of each fiscal year of the Company, a certificate of our principal executive officer, principal financial officer or principal accounting officer stating whether or not to the best knowledge of the signers thereof we are in default in the performance and observance of any of the terms, provisions and conditions of the indenture, and if we are in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.

Waiver of Certain Covenants

        We may omit in any particular instance to comply with any term, provision or condition of the foregoing covenants if before or after the time for such compliance the holders of at least a majority in principal amount of the outstanding debt securities (taken together as one class) will, by act of such holders, either waive such compliance in such instance or generally waive compliance with such term, provision or condition except to the extent so expressly waived, and, until such waiver will become effective, the obligations of the Company and the duties of the trustee in respect of any such term, provision or condition will remain in full force and effect.

Ranking of Debt Securities

General

        We currently conduct substantially all of our operations through our subsidiaries and our subsidiaries generate substantially all of our operating income and cash flow. As a result, distributions and advances from our subsidiaries will be the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries' financial condition and operating and regulatory requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations. In addition, because we are a holding company holders of the debt securities will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings.

Senior Debt Securities

        The senior debt securities will be our unsecured unsubordinated obligations and will:

  •
  rank equal in right of payment with all our other unsecured and unsubordinated indebtedness;

  •
  be effectively subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

  •
  be effectively subordinated to all of our subsidiaries' indebtedness.

        As of November 30, 2003, the aggregate amount of our outstanding consolidated indebtedness for money borrowed was approximately $200.0 million, of which none was secured and all would rank equal in right of payment with the senior debt that may be issued under the senior debt securities indenture. All obligations (including insurance obligations of our subsidiaries would be effectively senior to any senior or subordinated debt issued by Arch Capital or Arch US. As of September 30, 2003, the consolidated obligations of our subsidiaries reflected on our balance sheet was approximately $3.4 billion.

        Except as otherwise set forth in the applicable senior indenture or specified in an authorizing resolution and/or supplemental indenture, if any, relating to a series of senior debt securities to be issued, there will be no limitations in any senior indenture on the amount of additional indebtedness which may rank equal with the senior debt securities or on the amount of indebtedness, secured or otherwise, which may be incurred by any of our subsidiaries.

Subordinated Debt Securities

        The subordinated debt securities will be our unsecured subordinated obligations. Unless otherwise provided in the applicable prospectus supplement, the payment of principal of, interest on and all other amounts owing in respect of the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash of principal of, interest on and all other amounts owing in respect of all of our senior indebtedness. Upon any payment or distribution of our assets of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of our assets or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to us or our property, whether voluntary or involuntary, all principal of, interest on and all other amounts due or to become due will be paid, first, to all senior indebtedness in full in cash, or such payment duly provided for to the satisfaction of the holders of senior indebtedness, before any payment or distribution of any kind or character is made on account of any principal of, interest on or other amounts owing in respect of the subordinated debt securities, or for the acquisition of any of the subordinated debt securities for cash, property or otherwise.

        If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any senior indebtedness, no payment of any kind or character will be made by or on behalf of us or any other person on our or their behalf with respect to any principal of, interest on or other amounts owing in respect of the subordinated debt securities or to acquire any of the subordinated debt securities for cash, property or otherwise.

        As of November 30, 2003, the aggregate amount of our consolidated indebtedness for money borrowed was approximately $200.0 million, of which all would rank senior in right of payment to the subordinated debt issuable under the subordinated debt securities indenture. All obligations (including insurance obligations of our subsidiaries would be effectively senior to any senior or subordinated debt issued by Arch Capital or Arch US. As of September 30, 2003, the consolidated obligations of our subsidiaries reflected on our balance sheet was approximately $3.4 billion.

        If any other event of default occurs and is continuing with respect to any designated senior indebtedness, as such event of default is defined in the instrument creating or evidencing such designated senior indebtedness, permitting the holders of such designated senior indebtedness then outstanding to accelerate the maturity thereof and if the representative (as defined in the applicable indenture) for the respective issue of designated senior indebtedness gives written notice of the event of default to the trustee (a "default notice"), then, unless and until all events of default have been cured or waived or have ceased to exist or the trustee receives notice from the representative for the respective issue of designated senior indebtedness terminating the blockage period (as defined below), during the 179 days after the delivery of such default notice (the "blockage period"), neither we nor any other person on our behalf will:

  (1)
  make any payment of any kind or character with respect to any principal of, interest on or other amounts owing in respect of the subordinated debt securities; or

  (2)
  acquire any of the subordinated debt securities for cash, property or otherwise.

        Notwithstanding anything herein to the contrary, in no event will a blockage period extend beyond 179 days from the date the payment on the subordinated debt securities was due and only one such blockage period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any blockage period with respect to the designated senior indebtedness will be, or be made, the basis for commencement of a second blockage period by the representative of such designated senior indebtedness whether or not within a period of 360 consecutive days unless such event of default will have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such blockage period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing will constitute a new event of default for this purpose).

        As a result of the foregoing provisions, in the event of our insolvency, holders of the subordinated debt securities may recover ratably less than our general creditors.

        "Senior indebtedness," unless otherwise specified in one or more applicable supplemental indentures or approved pursuant to a board resolution in accordance with the applicable indenture, means, with respect to us:

  (1)
  the principal (including redemption payments), premium, if any, interest and other payment obligations in respect of (a) our indebtedness for money borrowed and (b) our indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by us, including any such securities issued under any deed, indenture or other instrument to which we are a party (including, for the avoidance of doubt, indentures pursuant to which senior debt securities have been or may be issued);

  (2)
  all of our obligations issued or assumed as the deferred purchase price of property, all of our conditional sale obligations, all of our hedging agreements and agreements of a similar nature thereto and all agreements relating to any such agreements, and all of our obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

  (3)
  all of our obligations for reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;

  (4)
  all obligations of the type referred to in clauses (1) through (3) above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise;

  (5)
  all obligations of the type referred to in clauses (1) through (4) above of other persons secured by any lien on any of our property or asset (whether or not such obligation is assumed by us); and

  (6)
  any deferrals, amendments, renewals, extensions, modifications and refundings of all obligations of the type referred to in clauses (1) through (5) above, in each case whether or not contingent and whether outstanding at the date of effectiveness of the applicable indenture or thereafter incurred, except, in each case, for the subordinated debt securities and any such other indebtedness or deferral, amendment, renewal, extension, modification or refunding that contains express terms, or is issued under a deed, indenture or other instrument, which contains express terms, providing that it is subordinate to or ranks equal with the subordinated debt securities.

        Such senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions of the applicable indenture irrespective of any amendment, modification or waiver of any term of such senior indebtedness and notwithstanding that no express written subordination agreement may have been entered into between the holders of such senior indebtedness and the trustee or any of the holders.

Discharge and Defeasance

        Under the terms of the indenture, we will be discharged from any and all obligations in respect of the debt securities of any series and the applicable indenture (except in each case for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust) if we deposit with the applicable trustee, in trust, moneys or U.S. government obligations in an amount sufficient to pay all the principal of, and interest on, the debt securities of such series on the dates such payments are due in accordance with the terms of such debt securities.

        In addition, unless the applicable prospectus supplement and supplemental indenture provide otherwise, we may elect either (1) to defease and be discharged from any and all obligations with respect to such debt securities ("defeasance") or (2) to be released from our obligations with respect to such debt securities under certain covenants in the applicable indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to such debt securities ("covenant defeasance"):

  (1)
  by delivering all outstanding debt securities of such series to the trustee for cancellation and paying all sums payable by it under such debt securities and the indenture with respect to such series; or

  (2)
  after giving notice to the trustee of our intention to defease all of the debt securities of such series, by irrevocably depositing with the trustee or a paying agent

  (a)
  in the case of any debt securities of any series denominated in U.S. dollars, cash or U.S. government obligations sufficient to pay all principal of and interest on such debt securities; and

  (b)
  in the case of any debt securities of any series denominated in any currency other than U.S. dollars, an amount of the applicable currency in which the debt securities are denominated sufficient to pay all principal of and interest on such debt securities.

        Such a trust may only be established if, among other things:

  (1)
  the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under or any material agreement or instrument to which we are a party or by which we are bound;

  (2)
  no event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities to be defeased will have occurred and be continuing on the date of establishment of such a trust after giving effect to such establishment; and

  (3)
  we have delivered to the trustee an opinion of counsel (as specified in the applicable supplemental indenture) to the effect that the holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the applicable supplemental indenture.

        In the event we effect covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default, other than an event of default with respect to any covenant as to which there has been covenant defeasance, the government obligations on deposit with the trustee will be sufficient to pay amounts due on such debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default.

Modification and Waiver

        We, when authorized by a board resolution, and the trustee may modify, amend and/or supplement the applicable indenture and the applicable debt securities with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class); provided, however, that such modification, amendment or supplement may not, without the consent of each holder of the debt securities affected thereby:

  (1)
  change the stated maturity of the principal of or any installment of interest with respect to the debt securities;

  (2)
  reduce the principal amount of, or the rate of interest on, the debt securities;

  (3)
  change the currency of payment of principal of or interest on the debt securities;

  (4)
  impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities;

  (5)
  reduce the above-stated percentage of holders of the debt securities of any series necessary to modify or amend the indenture relating to such series;

  (6)
  modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any covenant or past default;

  (7)
  in the case of any subordinated indenture, modify the subordination provisions thereof in a manner adverse to the holders of subordinated debt securities of any series then outstanding; or

  (8)
  in the case of any convertible debt securities, adversely affect the right to convert the debt securities into common shares or preference shares in accordance with the provisions of the applicable indenture.

        Holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class) may waive certain past defaults and may waive compliance by us with any provision of the indenture relating to such debt securities (subject to the immediately preceding sentence); provided, however, that:

  (1)
  without the consent of each holder of debt securities affected thereby, no waiver may be made of a default in the payment of the principal of or interest on any debt security or in respect of a covenant or provision of the indenture that expressly states that it cannot be modified or amended without the consent of each holder affected; and

  (2)
  only the holders of a majority in principal amount of debt securities of a particular series may waive compliance with a provision of the indenture relating to such series or the debt securities of such series having applicability solely to such series.

        We, when authorized by a board resolution, and the trustee may amend or supplement the indentures or waive any provision of such indentures and the debt securities without the consent of any holders of debt securities in some circumstance, including:

  •
  to cure any ambiguity, omission, defect or inconsistency;

  •
  to make any other change that does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of holders of such debt securities in any material respect;

  •
  to provide for the assumption of our obligations under the applicable indenture by a successor upon any merger, consolidation or asset transfer permitted under the applicable indenture;

  •
  to provide any security for or guarantees of such debt securities;

  •
  to add events of default with respect to such debt securities;

  •
  to add covenants that would benefit the holders of such debt securities or to surrender any rights or powers we have under the applicable indenture;

  •
  to make any change necessary for the registration of the debt securities under the Securities Act or to comply with the Trust Indenture Act of 1939, or any amendment thereto, or to comply with any requirement of the SEC in connection with the qualification of the applicable indenture under the Trust Indenture Act of 1939; provided, however, that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of such debt securities in any material respect;

  •
  to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

  •
  to add to or change any of the provisions of the applicable indenture to such extent as will be necessary to permit or facilitate the issuance of the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

  •
  to change or eliminate any of the provisions of the applicable indenture, provided, however, that any such change or elimination will become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

  •
  to establish the form or terms of debt securities of any series as permitted by the applicable indenture; or

  •
  to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as will be necessary to provide for or facilitate the administration of the trusts under the applicable indenture by more than one trustee, pursuant to the requirements of the applicable indenture.

Events of Default and Notice Thereof

        The following are events that we anticipate will constitute "events of default" with respect to any series of debt securities issued thereunder:

  (1)
  default in the payment of any interest upon any debt securities of that series when it becomes due and payable, and continuance of such default for a period of 60 days; or

  (2)
  default in the payment of the principal of (or premium, if any, on) any debt securities of that series when due; or

  (3)
  default in the deposit of any sinking fund payment, when and as due by the terms of any debt securities of that series; or

  (4)
  default in the performance, or breach, of any material covenant or warranty of the Company in the indenture (other than a covenant or warranty added to the indenture solely for the benefit of another series of debt securities) for a period of 60 days after there has been given, and continuance of such by registered or certified mail, to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder; or

  (5)
  certain events of bankruptcy, insolvency or reorganization.

        Additional or different events of default, if any, applicable to the series of debt securities in respect of which this prospectus is being delivered will be specified in the applicable prospectus supplement, and if necessary, a post-effective amendment to this registration statement.

        The trustee under such indenture will, within 90 days after the occurrence of any default (the term "default" to include the events specified above without grace or notice) with respect to any series of debt securities actually known to it, give to the holders of such debt securities notice of such default; provided, however, that, except in the case of a default in the payment of principal of or interest on any of the debt securities of such series or in the payment of a sinking fund installment, the trustee for such series will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such debt securities; and provided, further, that in the case of any default of the character specified in clause (2) above with respect to debt securities of such series, no such notice to holders of such debt securities will be given until at least 30 days after the occurrence thereof. We will certify to the trustee quarterly as to whether any default exists.

        If an event of default, other than an event of default resulting from bankruptcy, insolvency or reorganization, with respect to any series of debt securities will occur and be continuing, the trustee for such series or the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding, by notice in writing to us (and to the trustee for such series if given by the holders of the debt securities of such series), will be entitled to declare all unpaid principal of and accrued interest on such debt securities then outstanding to be due and payable immediately.

        In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on all debt securities of such series then outstanding will be due and payable immediately without any declaration or other act on the part of the trustee for such series or the holders of any debt securities of such series.

        Such acceleration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on the debt securities of such series) may be waived by the holders of a majority in principal amount of the debt securities of such series then outstanding upon the conditions provided in the applicable indenture.

        No holder of the debt securities of any series issued thereunder may pursue any remedy under such indenture unless the trustee for such series will have failed to act after, among other things, notice of an event of default and request by holders of at least 25% in principal amount of the debt securities of such series of which the event of default has occurred and the offer to the trustee for such series of indemnity satisfactory to it; provided, however, that such provision does not affect the right to sue for enforcement of any overdue payment on such debt securities.

Conversion and Exchange Rights

        The terms and conditions, if any, upon which the debt securities of any series will be convertible into common shares or preference shares or upon which the senior debt securities of any series will be exchangeable into another series of debt securities will be set forth in the prospectus supplement relating thereto. Such terms will include the conversion or exchange price (or manner of calculation thereof), the conversion or exchange period, provisions as to whether conversion or exchange will be at the option of the holders of such series of debt securities or at our option or automatic, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange in the event of the redemption of such series of debt securities. The debt securities, if convertible or exchangeable, will not be convertible into or exchangeable for securities of a third party.

The Trustee

        Subject to the terms of the applicable indenture, the trustee for each series of debt securities will be named in the prospectus supplement relating to each issuance of debt securities. Each indenture will contain certain limitations on a right of the trustee, as our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

        Subject to the terms of the applicable indenture, the holders of a majority in principal amount of all outstanding debt securities of a series (or if more than one series is affected thereby, of all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee for such series or all such series so affected.

        In case an event of default will occur (and will not be cured) under any indenture relating to a series of debt securities and is actually known to a responsible officer of the trustee for such series, such trustee will exercise such of the rights and powers vested in it by such indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will not be under any obligation to exercise any of its rights or powers under the applicable indenture at the request of any of the holders of debt securities unless they will have offered to the trustee security and indemnity satisfactory to it.

Governing Law

        The indentures and the debt securities will be governed by the laws of the State of New York.

Global Securities; Book-Entry System

        We may issue the debt securities of any series in whole or in part in the form of one or more global securities to be deposited with, or on behalf of, a depository (the "depository") identified in the prospectus supplement relating to such series. "Global securities" represent in the aggregate the total principal or face amount of the securities and once on deposit with a depository, allow trading of the securities through the depository's book-entry system as further described below). Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company ("DTC"), as depository. Global securities will be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depository for such global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by such depository or any nominee of such depository to a successor depository or any nominee of such successor.

        The specific terms of the depository arrangement with respect to any series of debt securities will be described in the prospectus supplement relating to such series. We expect that unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to depository arrangements.

        Upon the issuance of a global security, the depository for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depository ("participants"). Such accounts will be designated by the underwriters, dealers or agents with respect to such debt securities or by us if such debt securities are offered directly by us. Ownership of beneficial interests in such global security will be limited to participants or persons that may hold interests through participants.

        We expect that, pursuant to procedures established by DTC, ownership of beneficial interests in any global security with respect to which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants) and records of participants (with respect to beneficial interests of persons who hold through participants). Neither we nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

        So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture. Beneficial owners of debt securities evidenced by a global security will not be considered the owners or holders thereof under the applicable indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee thereunder. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depository must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable indenture. We understand that, under existing industry practice, if it requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners through such participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

        Payments of principal of, and any interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to or at the direction of the depository or its nominee, as the case may be, as the registered owner of the global security under the applicable indenture. Under the terms of the applicable indenture, we and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities (including principal and interest). We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Redemption notices with respect to any debt securities represented by a global security will be sent to the depository or its nominee. If less than all of the debt securities of any series are to be redeemed, we expect the depository to determine the amount of the interest of each participant in such debt securities to be redeemed to be determined by lot. None of us, the trustee, any paying agent or the registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such debt securities or for maintaining any records with respect thereto.

        Neither we nor the trustee will be liable for any delay by the holders of a global security or the depository in identifying the beneficial owners of debt securities and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depository for all purposes. The rules applicable to DTC and its participants are on file with the SEC.

        If a depository for any debt securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual debt securities in exchange for the global security representing such debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine not to have any of such debt securities represented by one or more global securities and in such event we will issue individual debt securities in exchange for the global security or securities representing such debt securities. Individual debt securities so issued will be issued in denominations of $1,000 and integral multiples thereof.

        All moneys paid by us to a paying agent or a trustee for the payment of the principal of or interest on any debt security which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment thereof.

Non-U.S. Currency

        If the purchase price of any debt securities is payable in a currency other than U.S. dollars, the specific terms with respect to such debt securities and such foreign currency will be specified in the applicable prospectus supplement.

DESCRIPTION OF ARCH CAPITAL DEPOSITARY SHARES

General

        We may, at our option, elect to offer depositary shares, each consisting of one or more, or a specified fraction (to be set forth in the prospectus supplement relating to our common shares or a particular series of preference shares) of a common share or a preference share of a particular series as described below. In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.

        The common shares or a class or series of preference shares represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a common share or preference share represented by such depositary share, to all the rights and preferences of the common shares or preference shares represented thereby (including dividend, voting, redemption and liquidation rights).

        The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the common shares or related class or series of preference shares in accordance with the terms of the offering described in the related prospectus supplement. If we issue depositary shares, we will file copies of the forms of deposit agreement and depositary receipt as exhibits to the registration statement of which this prospectus forms a part, and the following summary is qualified in its entirety by reference to such exhibits.

        Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts without charge to the holder thereof.

        The following description of the depositary shares sets forth the material terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered securities, will be described in the prospectus supplement.

Dividends and Other Distributions

        The depositary will distribute all cash dividends or other distributions received in respect of the related common shares or class or series of preference shares to the record holders of depositary shares relating to such common shares or class or series of preference shares in proportion to the number of such depositary shares owned by such holders.

        In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Withdrawal of Shares

        Upon surrender of the depositary receipts at the corporate trust office of the depositary (unless the related depositary shares have previously been called for redemption), the holder of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of the related common shares or class or series of preference shares and any money or other property represented by such depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related common shares or class or series of preference shares on the basis set forth in the prospectus supplement for such common shares or class or series of preference shares, but holders of such whole common shares or preference shares will not thereafter be entitled to exchange them for depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole common shares or preference shares to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. In no event will fractional common shares or preference shares be delivered upon surrender of depositary receipts to the depositary.

Redemption of Depositary Shares

        Whenever we redeem common shares or preference shares held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of common shares or the related class or series of preference shares so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to such class or series of the common shares or preference shares. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

Voting the Common Shares or Preference Shares

        Upon receipt of notice of any meeting at which the holders of the common shares or preference shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such common shares or preference shares. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the common shares or preference shares, as applicable) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the class or series of preference shares or common shares represented by such holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of the common shares or preference shares represented by such depositary shares in accordance with such instructions, and we will agree to take all action which the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting common shares or preference shares to the extent it does not receive specific instructions from the holders of depositary shares representing such common shares or preference shares.

Amendment and Termination of the Deposit Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary receipts will not be effective unless such amendment has been approved by the holders of depositary receipts representing at least a majority (or, in the case of amendments relating to or affecting rights to receive dividends or distributions or voting or redemption rights, 66 2/3%, unless otherwise provided in the related prospectus supplement) of the depositary shares then outstanding. The deposit agreement may be terminated by us or the depositary only if (1) all outstanding depositary shares have been redeemed, (2) there has been a final distribution in respect of the common shares or the related class or series of preference shares in connection with our liquidation, dissolution or winding up and such distribution has been distributed to the holders of depositary receipts or (3) upon the consent of holders of depositary receipts representing not less than 66 2/3% of the depositary shares outstanding.

Charges of Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the related common shares or class or series of preference shares and any redemption of such common shares or preference shares. Holders of depositary receipts will pay all other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

        The depositary may refuse to effect any transfer of a depositary receipt or any withdrawal of shares of common shares or a class or series of preference shares evidenced thereby until all such taxes and charges with respect to such depositary receipt or such common shares or preference shares are paid by the holders thereof.

Non-U.S. Currency

        If the purchase price of any depositary shares is payable in a currency other than U.S. dollars, the specific terms with respect to such depositary shares and such foreign currency will be specified in the applicable prospectus supplement.

Miscellaneous

        The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the common shares or preference shares.

DESCRIPTION OF ARCH CAPITAL WARRANTS TO PURCHASE
COMMON SHARES OR PREFERENCE SHARES

General

        We may issue common share warrants or preference share warrants independently or together with any securities offered by any prospectus supplement and such common share warrants or preference share warrants may be attached to or separate from such securities. Each series of share warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the certificates representing the share warrants and will not assume any obligation or relationship of agency or trust for or with any holders of share warrant certificates or beneficial owners of share warrants.

        The following summaries of certain provisions of the warrant agreement and share warrant certificate are not complete. You should look at the warrant agreement relating to, and the applicable share warrant certificate representing, the applicable series of common share warrants or preference share warrants.

        The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series; provided, that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered. Share warrants for the purchase of common shares or preference shares will be offered and exercisable for U.S. dollars only and will be in registered form only.

Terms

        An applicable prospectus supplement will set forth and describe other specific terms regarding each series of share warrants offered hereby, including:

(1)
the offering price;

(2)
the number of common shares or preference shares purchasable upon exercise of each such common share warrant or preference share warrant and the price at which such number of common shares or preference shares may be purchased upon such exercise;

(3)
the date on which the right to exercise such share warrants will commence and the date on which such right will expire; and

(4)
any other terms of such share warrants.

Exercise of Share Warrants

        Each share warrant will entitle the holder thereof to purchase such common shares or preference shares, as the case may be, at such exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to the offered share warrants. After the close of business on the expiration date of each share warrant or such later date to which such expiration date may be extended by us, unexercised share warrants will become void.

        Share warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the common shares or preference shares purchasable upon such exercise, together with certain information set forth on the reverse side of the share warrant certificate. Upon receipt of such payment and the share warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the common shares or preference shares purchasable upon such exercise. If fewer than all of the share warrants represented by such share certificate are exercised, a new share warrant certificate will be issued for the remaining amount of share warrants.

Amendments and Supplements to Warrant Agreement

        The warrant agreement for a series of share warrants may be amended or supplemented without the consent of the holders of the share warrants issued thereunder to effect changes that are not inconsistent with the provisions of the share warrants and that do not adversely affect the interests of the holders of the share warrants.

Anti-dilution and Other Provisions

        Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of common shares or preference shares covered by, each share warrant is subject to adjustment in certain events, including:

(1)
the issuance of common shares or preference shares as a dividend or distribution on the common shares or preference shares;

(2)
certain subdivisions and combinations of the common shares or preference shares;

(3)
the issuance to all holders of common shares or preference shares of certain rights or warrants entitling them to subscribe for or purchase common shares or preference shares, at less than the current market value, as defined in the applicable warrant agreement for such series of share warrants; and

(4)
the distribution to all holders of common shares or preference shares of certain evidences of our indebtedness or assets, other than certain cash dividends and distributions described below.

        No adjustment in the exercise price of, and the number of shares covered by, the share warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment will be required unless such adjustment would require a change of at least one percent in the exercise price and exercise rate then in effect; provided, however, that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; provided, further, that any such adjustment not so made will be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Except as stated above, the exercise price of, and the number of common shares or preference shares covered by, a share warrant will not be adjusted for the issuance of common shares or preference shares or any securities convertible into or exchangeable for common shares or preference shares, or securities carrying the right to purchase any of the foregoing.

        In the case of:

(1)
a reclassification or change of the common shares or preference shares;

(2)
certain consolidation or merger events involving us; or

(3)
a sale or conveyance to another corporation of our property and assets as an entirety or substantially as an entirety,

in each case as a result of which holders of our common shares or preference shares will be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such shares, the holders of the share warrants then outstanding will be entitled thereafter to convert such share warrants into the kind and amount of common shares, preference shares and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such share warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

Non-U.S. Currency

        If the purchase price of any warrants to purchase common shares or preference shares is payable in a currency other than U.S. dollars, the specific terms with respect to such warrants to purchase common shares or preference shares and such foreign currency will be specified in the applicable prospectus supplement.

DESCRIPTION OF ARCH CAPITAL WARRANTS TO PURCHASE DEBT SECURITIES

General

        We may issue debt warrants independently or together with any securities offered by any prospectus supplement and such debt warrants may be attached to or separate from such securities. Each series of debt warrants will be issued under a separate debt warrant agreement to be entered into between us and a debt warrant agent, all as set forth in the applicable prospectus supplement. The debt warrant agent will act solely as our agent in connection with the certificates representing the debt warrants and will not assume any obligation or relationship of agency or trust for or with any holders of debt warrant certificates or beneficial owners of debt warrants.

        The following summaries of certain provisions of the debt warrant agreement and debt warrant certificate are not complete. You should look at the debt warrant agreement relating to, and the debt warrant certificate representing, a series of debt warrants.

        The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series; provided, that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered. Debt warrants for the purchase of common shares or preference shares will be offered and exercisable for U.S. dollars only and will be in registered form only.

Terms

        An applicable prospectus supplement will set forth and describe other specific terms regarding each series of debt warrants offered hereby, including:

  (1)
  the offering price;

  (2)
  the designation, aggregate principal amount and the terms of the debt securities purchasable upon exercise of the debt warrants;

  (3)
  the date on which the right to exercise such share warrants will commence and the date on which such right will expire; and

  (4)
  any other terms of such share warrants.

        Warrant holders will not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, any premium or interest on, or any additional amounts with respect to, the debt securities or to enforce any of the covenants of the debt securities or the applicable indenture except as otherwise provided in the applicable indenture.

Exercise of Debt Warrants

        Debt warrants may be exercised by delivering to the debt warrant agent payment as provided in the applicable prospectus supplement, together with certain information set forth on the reverse side of the debt warrant certificate. Upon receipt of such payment and the debt warrant certificate properly completed and duly executed at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities purchasable upon such exercise. If fewer than all of the debt warrants represented by such debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of debt warrants.

Amendments and Supplements to Warrant Agreement

        The debt warrant agreement for a series of debt warrants may be amended or supplemented without the consent of the holders of the debt warrants issued thereunder to effect changes that are not inconsistent with the provisions of the debt warrants and that do not adversely affect the interests of the holders of the debt warrants.

Non-U.S. Currency

        If the purchase price of any warrants to purchase debt securities is payable in a currency other than U.S. dollars, the specific terms with respect to such warrants to purchase debt securities and such foreign currency will be specified in the applicable prospectus supplement.

DESCRIPTION OF ARCH CAPITAL
SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS

        Arch Capital may issue share purchase contracts, representing contracts obligating holders to purchase from Arch Capital, and obligating Arch Capital to sell to the holders, or holders to sell to Arch Capital and Arch Capital to purchase from the holders, a fixed or varying number of common shares at a future date or dates. The price per common share may be fixed at the time the share purchase contracts are entered into or may be determined by reference to a specific formula set forth in the share purchase contracts. Any share purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to such share purchase contract upon the occurrence of certain events. The share purchase contracts may be entered into separately or as a part of share purchase units consisting of one or more share purchase contracts and any one or more of:

  (1)
  debt securities of Arch Capital (which may be senior or subordinated);

  (2)
  senior debt securities of Arch Capital Group (U.S.) Inc., fully and unconditionally guaranteed by Arch Capital;

  (3)
  preference shares of Arch Capital; or

  (4)
  debt or equity obligations of third parties, including U.S. Treasury securities.

        The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and such payments may be unsecured or pre-funded and may be paid on a current or on a deferred basis. The share purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid share purchase contracts upon release to a holder of any collateral securing such holder's obligations under the original share purchase contract. Any one or more of the above securities, common shares or the share purchase contracts or other collateral may be pledged as security for the holders' obligations to purchase or sell, as the case may be, the common shares under the share purchase contracts. The share purchase contracts may also allow the holders, under certain circumstances, to obtain the release of the security for their obligations under such contracts by depositing with the collateral agent as substitute collateral, treasury securities with a principal amount at maturity equal to the collateral so released or the maximum number of common shares deliverable by such holders under common share purchase contracts requiring the holders to sell common shares to Arch Capital.

        The applicable prospectus supplement may contain, where applicable, the following information about the stock purchase contracts and stock purchase units, as the case may be:

  •
  whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and see, our common shares and the nature and amount of the common shares, or the method of determining those amounts;

  •
  whether the stock purchase contracts are to be prepaid or not;

  •
  whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common shares;

  •
  any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts;

  •
  the designation and terms of the units and of the securities composing the units, including whether and under what circumstances those securities may be held or transferred separately;

  •
  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

  •
  whether the stock purchase contracts and/or stock purchase units will be issued fully registered or global form.

        The applicable prospectus supplement will describe the terms of any share purchase contracts or share purchase units and, if applicable, prepaid share purchase contracts. The description in the prospectus supplement will be qualified in its entirety by reference to (1) the share purchase contracts, (2) the collateral arrangements and depositary arrangements, if applicable, relating to such share purchase contracts or share purchase units and (3) if applicable, the prepaid share purchase contracts and the document pursuant to which such prepaid share purchase contracts will be issued.

Non-U.S. Currency

        If the purchase price of any share purchase contract is payable in a currency other than U.S. dollars, the specific terms with respect to such share purchase contract and such foreign currency will be specified in the applicable prospectus supplement.

DESCRIPTION OF ARCH CAPITAL GROUP (U.S.) INC. SENIOR DEBT SECURITIES

General

        In this section, references to "Arch US," "we," "our" or "us" refer solely to Arch Capital Group (U.S.) Inc.

        Arch Capital Group (U.S.) Inc. may issue senior debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the senior debt securities to which it relates. Senior debt securities may be issued pursuant a senior indenture between us and a trustee qualified under the Trust Indenture Act. The senior indenture, as amended or supplemented from time to time, is sometimes referred to as an "indenture." The indenture will be subject to and governed by the Trust Indenture Act. The form of such indenture has been filed as an exhibit to the registration statement of which this prospectus is a part, subject to such amendments and supplements as may be adopted from time to time. The aggregate principal amount of senior debt securities which may be issued under the indenture will be unlimited and the indenture will set forth the specific terms of any series of senior debt securities or provide that such terms will be set forth in, or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

        The statements made below relating to the senior debt securities and the indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture and any applicable U.S. federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of senior debt securities; provided, that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering of the securities offered.

Terms

        The senior debt securities will be the direct, unsecured and unsubordinated obligations of Arch Capital Group (U.S.) Inc. and will be fully and unconditionally guaranteed by Arch Capital Group Ltd., the guarantor. The senior debt securities will rank equal in right of payment with all of Arch US's other unsecured and unsubordinated indebtedness.

        The senior debt securities will rank equal in right of payment with all Arch US's other unsecured and unsubordinated indebtedness.

        The specific terms of each series of senior debt securities will be set forth in the applicable prospectus supplement relating thereto, including the following, as applicable:

  (1)
  the title of such senior debt securities;

  (2)
  the aggregate principal amount of such senior debt securities and any limit on such aggregate principal amount;

  (3)
  the price (expressed as a percentage of the principal amount thereof) at which such senior debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or, if applicable, the portion of the principal amount of such senior debt securities that is convertible into Arch Capital's common shares or Arch Capital's preference shares or the method by which any such portion will be determined;

  (4)
  if convertible into Arch Capital's common shares or Arch Capital's preference shares, the terms on which such senior debt securities are convertible, including the initial conversion price, the conversion period, any events requiring an adjustment of the applicable conversion price and any requirements relating to the reservation of such Arch Capital common shares or Arch Capital preference shares for purposes of conversion;

  (5)
  the date(s), or the method for determining such date or dates, on which the principal of such senior debt securities will be payable and, if applicable, the terms on which such maturity may be extended;

  (6)
  the rate(s) (which may be fixed or floating), or the method by which such rate or rates will be determined, at which such senior debt securities will bear interest, if any, including, if applicable, that such senior debt securities will bear interest at an increased rate (up to a specified maximum) upon the occurrence of an event of default and/or certain circumstances described in the applicable prospectus supplement (which may include, among other things, a reduction in the trading price of Arch Capital's common shares below certain levels for a minimum period of time);

  (7)
  the date(s), or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates will be determined, the persons to whom such interest will be payable, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

  (8)
  the place(s) where the principal of and interest, if any, on such senior debt securities will be payable, where such senior debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon Arch US in respect of such senior debt securities and the applicable indenture may be served;

  (9)
  the period(s), if any, within which, the price or prices at which and the other terms and conditions upon which such senior debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at Arch US's option;

  (10)
  Arch US's obligation, if any, to redeem, repay or purchase such senior debt securities pursuant to any sinking fund (as defined in the indenture) or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such senior debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligations;

  (11)
  if other than U.S. dollars, the currency or currencies in which the principal of and interest, if any, on such senior debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

  (12)
  whether the amount of payments of principal of or interest, if any, on such senior debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on the yield on or trading price of other securities, including United States Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts will be determined;

  (13)
  whether the principal of or interest, if any, on the senior debt securities of the series are to be payable, at our election or a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such senior debt securities are denominated or stated to be payable and the period or periods within which, and the terms and conditions upon which, such election may be made;

  (14)
  provisions, if any, granting special rights to the holders of senior debt securities of the series upon the occurrence of such events as may be specified;

  (15)
  any deletions from, modifications of or additions to the events of default or our covenants with respect to senior debt securities of the series, whether or not such events of default or covenants are consistent with the events of default or covenants described herein;

  (16)
  whether senior debt securities of the series are to be issuable initially in temporary global form and whether any senior debt securities of the series are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such security in permanent global form may exchange such interests for senior debt securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the indenture, and, if senior debt securities of the series are to be issuable as a global security, the identity of the depositary for such series;

  (17)
  the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable indenture to the senior debt securities of the series; and

  (18)
  any other terms of the series of senior debt securities and any additions, deletions or modifications to the indenture.

        The senior debt securities, if convertible or exchangeable, will not be convertible into or exchangeable for any securities other than Arch Capital's common shares or Arch Capital's preference shares.

        If the applicable prospectus supplement provides, the senior debt securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof.

        Except as may be set forth in the applicable prospectus supplement, the senior debt securities will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of senior debt securities protection against transactions involving us, including a highly leveraged transaction involving us or a change of control. The applicable prospectus supplement will contain information with respect to any deletions from, modifications of or additions to the events of default or covenants described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denomination, Interest, Registration and Transfer

        Arch US will issue the senior debt securities of each series only in registered form, without coupons, in denominations of $1,000, or in such other currencies or denominations as set forth in the indenture or specified in, or pursuant to, an authorizing resolution and/or supplemental indenture, if any, relating to such series of senior debt securities.

        The principal of and interest, if any, on any series of senior debt securities will be payable at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement. However, at our option, interest payments may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such senior debt securities.

        Subject to certain limitations imposed upon senior debt securities issued in book-entry form, the senior debt securities of any series:

  •
  will be exchangeable for any authorized denomination of other senior debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of such senior debt securities at the trustee's corporate trust office or at the office of any registrar designated by us for such purpose; and

  •
  may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the trustee or at the office of any registrar designated by us for such purpose.

        No service charge will be made for any registration of transfer or exchange, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges. We may act as registrar and may change any registrar without notice.

Guarantee

        Payment of principal, premium, if any, and interest on the senior debt securities will be fully and unconditionally guaranteed on an unsecured basis by Arch Capital Group Ltd. The guarantee will be a direct obligation of Arch Capital Group Ltd. ranking equally and ratably in right of payment with all other existing and future unsecured and unsubordinated obligations of Arch Capital Group Ltd. other than obligations preferred by law.

        As of November 30, 2003, the aggregate amount of Arch Capital's outstanding indebtedness for money borrowed that would rank equally in right of payment to Arch Capital's guarantee of the Arch US senior debt securities was approximately $200.0 million. As of such date, no indebtedness of Arch Capital for money borrowed would rank senior in right of payment to Arch Capital's guarantee of the Arch US senior debt securities. All obligations (including insurance obligations of our subsidiaries would be effectively senior to any senior or subordinated debt issued by Arch Capital or Arch US. As of September 30, 2003, the consolidated obligations of our subsidiaries reflected on our balance sheet was approximately $3.4 billion.

Certain Covenants

        The applicable prospectus supplement will describe any material covenants in respect of a series of senior debt securities that are not described in this prospectus.

        Unless otherwise indicated in a prospectus supplement, senior debt securities will include the provisions described below.

Merger, Amalgamation, Consolidation or Sale of Assets

        Arch Capital may not, and will not permit us to, (1) consolidate or amalgamate with or merge into any other person or convey, transfer, sell or lease all or substantially all of our properties and assets as an entirety to any other person or (2) permit any person to consolidate with or merge into us or Arch Capital, as the case may be unless:

  •
  in the case of (1) and (2) above, if we are not the surviving person, the surviving person assumes the due and punctual payment pursuant to the senior debt securities, the indenture and the guarantee of the principal amount of, premium, if any, and interest on the senior debt securities and the performance of our other covenants and obligations under the applicable indenture, the guarantee and the senior notes; and

  •
  in all cases, immediately after giving effect to the transaction and treating any indebtedness which becomes an obligation of us, Arch Capital or a designated subsidiary (as defined in the applicable prospectus supplement and supplemental indenture) as a result of such transactions as having been incurred by us, Arch Capital or such designated subsidiary at the time of such transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing.

Payment of Principal, Premium and Interest

        We will duly and punctually pay the principal of (and premium, if any) and interest on the senior debt securities in accordance with the terms of the senior debt securities and the indenture.

Maintenance of Office or Agency

        We and Arch Capital will maintain an office or agency where senior debt securities may be presented or surrendered for payment and may be surrendered for registration of transfer or exchange and where notices and demands to or upon us or Arch Capital in respect of the senior debt securities and the indenture may be served.

Money for Securities; Payments to Be Held in Trust

        If Arch US will at any time act as its own paying agent with respect to any senior debt securities, it will, on or before each due date of the principal of (and premium, if any) or interest on the senior debt securities, segregate and hold in trust for the benefit of the persons entitled thereto a sum sufficient to pay the principal (and premium, if any) or interest so becoming due until such sums will be paid to such persons or otherwise disposed of as herein provided and will promptly notify the trustee of its action or failure so to act.

Corporate Existence

        Except as permitted under "—Merger, Amalgamation, Consolidate or Sale of Assets" above, each of Arch US and Arch Capital will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that Arch US and Arch Capital will not be required to preserve any such right or franchise if its respective boards determine that the preservation thereof is no longer desirable in the conduct of the business of Arch US or Arch Capital and that the loss thereof is not disadvantageous in any material respect to the holders.

Maintenance of Properties

        Each of Arch US and Arch Capital will use its reasonable efforts to cause all material properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order (subject to wear and tear) and supplied with all necessary material equipment and will use its reasonable efforts to cause to be made all necessary material repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of Arch US may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this section will prevent Arch US or Arch Capital from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in the judgment of Arch US or Arch Capital, desirable in the conduct of its business and not disadvantageous in any material respect to the holders.

Statement by Officers as to Default

        Arch US and Arch Capital will each deliver to the trustee, within 120 days after the end of each fiscal year ending after the date hereof, a certificate of the principal executive officer, principal financial officer or principal accounting officer of each Arch US and Arch Capital stating whether or not to the best knowledge of the signers thereof Arch US or Arch Capital is in default in the performance and observance of any of the terms, provisions and conditions of the indenture, and if Arch US or the Arch Capital will be in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.

Waiver of Certain Covenants

        Arch US or Arch Capital, as the case may be, may omit in any particular instance to comply with any term, provision or condition set forth in the foregoing covenants if before or after the time for such compliance the holders of at least a majority in principal amount of the outstanding senior debt securities affected by the omission will, by act of such holders, either waive such compliance in such instance or generally waive compliance with such term, provision or condition except to the extent so expressly waived, and, until such waiver will become effective, the obligations of Arch US and Arch Capital and the duties of the trustee in respect of any such term, provision or condition will remain in full force and effect.

Ownership and Business of Arch US

        Arch Capital will at all times own, directly or indirectly, 100% of the capital stock of Arch US. Arch US will not carry on any business whatsoever other than in connection with the issuance, listing, registration and exchange of the senior debt securities, lending of the proceeds of the sale of the senior debt securities to Arch Capital and activities incidental to the foregoing.

Additional Amounts

        All amounts payable (whether in respect of principal, interest or otherwise) in respect of the senior debt securities or the guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, levies, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Bermuda government or any political subdivision thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, levies, assessments or governmental charges is required by law.

Ranking of Senior Debt Securities

        The senior debt securities will be the direct, unsecured and unsubordinated obligations of Arch Capital Group (U.S.) Inc. and will be fully and unconditionally guaranteed by Arch Capital, the guarantor. The senior debt securities will rank equal in right of payment with all of Arch US's other unsecured and unsubordinated indebtedness.

        Arch Capital currently conducts substantially all of its operations through its subsidiaries and its subsidiaries generate substantially all of its operating income and cash flow. As a result, distributions and advances from its subsidiaries will be the principal source of funds necessary to meet its debt service obligations. Contractual provisions or laws, as well as its subsidiaries' financial condition and operating and regulatory requirements, may limit its ability to obtain cash from its subsidiaries that it requires to pay our debt service obligations. In addition, because we are a holding company, holders of the senior debt securities will have a junior position to the claims of creditors of Arch Capital's subsidiaries on their assets and earnings.

        Except as otherwise set forth in the applicable senior indenture or specified in an authorizing resolution and/or supplemental indenture, if any, relating to a series of senior debt securities to be issued, there will be no limitations in any senior indenture on the amount of additional indebtedness which may rank equal with the senior debt securities or on the amount of indebtedness, secured or otherwise, which may be incurred by any of Arch Capital's subsidiaries.

Discharge and Defeasance

        Under the terms of the applicable senior indenture, Arch US will be discharged from any and all obligations in respect of the senior debt securities of any series and Arch Capital will be discharged from any and all obligations in respect of the guarantees of the senior debt securities (except in each case for certain obligations to register the transfer or exchange of senior debt securities, replace stolen, lost or mutilated senior debt securities, maintain paying agencies and hold moneys for payment in trust) if:

(1)
Arch US delivers all outstanding debt securities of such series to the trustee for cancellation and pay all sums payable by us under such senior debt securities and the indenture with respect to such series; or

(2)
such senior debt securities either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) and Arch US or Arch Capital deposits with the senior debt securities trustee, in trust:

(a)
in the case of any senior debt securities of any series denominated in U.S. dollars, cash or U.S. government obligations sufficient to pay all principal of and interest and premium, if any, on such senior debt securities; and

(b)
in the case of any senior debt securities of any series denominated in any currency other than U.S. dollars, an amount of the applicable currency in which such senior debt securities are denominated sufficient to pay all principal of and interest and premium, if any, on such senior debt securities.

        In addition, unless the prospectus supplement and supplemental indenture provide otherwise, we and Arch Capital may elect either (1) to defease and be discharged from any and all obligations with respect to such senior debt securities and the guarantee by Arch Capital ("defeasance") or (2) to be released from our and its obligations with respect to such senior debt securities under certain covenants, and any omission to comply with such obligations will not constitute a default or an event of default with respect to such senior debt securities ("covenant defeasance"):

(1)
by delivering all outstanding senior debt securities of such series to the trustee for cancellation and paying all sums payable by it under such senior debt securities and the indenture with respect to such series; and

(2)
after giving notice to the trustee of our intention to defease all of the senior debt securities of such series, by irrevocably depositing with the trustee or a paying agent

(a)
in the case of any senior debt securities of any series denominated in U.S. dollars, cash or U.S. government obligations sufficient to pay all principal of and interest on such senior debt securities; and

(b)
in the case of any senior debt securities of any series denominated in any currency other than U.S. dollars, an amount of the applicable currency in which the senior debt securities are denominated sufficient to pay all principal of and interest on such senior debt securities.

        Such a trust may only be established if, among other things:

(1)
the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which we or Arch Capital, as the case may be, is a party or by which we or Arch Capital is bound;

(2)
no event of default or event which with notice or lapse of time or both would become an event of default with respect to the senior debt securities to be defeased will have occurred and be continuing on the date of establishment of such a trust after giving effect to such establishment; and

(3)
we and Arch Capital have delivered to the trustee an opinion of counsel (as specified in the applicable supplemental indenture) to the effect that the holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us and Arch Capital, a Revenue Ruling published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the applicable supplemental indenture.

        In the event we or Arch Capital effects covenant defeasance with respect to any senior debt securities and such senior debt securities are declared due and payable because of the occurrence of any event of default, other than an event of default with respect to any covenant as to which there has been covenant defeasance, the government obligations on deposit with the trustee will be sufficient to pay amounts due on such senior debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on such senior debt securities at the time of the acceleration resulting from such event of default.

Modification and Waiver

        Arch US and Arch Capital, when authorized by a board resolution, and the trustee may modify, amend and/or supplement the applicable indenture and the terms of the applicable series of senior debt securities and the related guarantees by Arch Capital with the consent of the holders of not less than a majority in principal amount of the outstanding senior debt securities of all series affected thereby (voting as a single class); provided, however, that such modification, amendment or supplement may not, without the consent of each holder of the senior debt securities affected thereby:

(1)
change the stated maturity of the principal of or any installment of interest with respect to the senior debt securities;

(2)
reduce the principal amount of, or the rate (or modify the calculation of such principal amount or rate) of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of any senior debt securities;

(3)
change the currency of payment of principal of or interest on the senior debt securities;

(4)
change the redemption provisions of any securities in any manner adverse to the holders of such securities;

(5)
impair the right to institute suit for the enforcement of any payment on or with respect to the senior debt securities;

(6)
reduce the above-stated percentage of holders of the senior debt securities of any series necessary to modify or amend the indenture relating to such series;

(7)
modify the foregoing requirements or reduce the percentage of outstanding senior debt securities necessary to waive any covenant or past default;

(8)
waive certain covenants of the senior debt securities except to increase any percentage vote required or to provide that other provisions of such indenture cannot be modified or waived without the consent of the holders of any senior debt securities offered thereby;

(9)
in the case of any convertible senior debt securities, adversely affect the right to convert the senior debt securities in accordance with the provisions of the applicable indenture;

(10)
release Arch Capital from any of its obligations under the applicable indenture or the related guarantees otherwise than in accordance with the terms of the applicable indenture;

(11)
modify or change any provision of the indenture or the related definitions affecting the ranking of the senior debt securities or the related guarantees in a manner which adversely affects the holders of the senior debt securities; or

(12)
change the obligation to pay additional amounts with respect to any senior debt security.

        Holders of not less than a majority in principal amount of the outstanding senior debt securities of all series affected thereby (voting as a single class) may waive certain past defaults and may waive compliance by us and Arch Capital with any provision of the indenture relating to such senior debt securities (subject to the immediately preceding sentence); provided, however, that without the consent of each holder of senior debt securities affected thereby, no waiver may be made of a default:

(1)
in the payment of the principal of or interest on any debt security without the consent of each holder of senior debt securities affected thereby; or

(2)
in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of each holder of the senior debt securities affected.

        We, Arch Capital and the trustee may amend or supplement the indentures or waive any provision of such indentures and the senior debt securities without the consent of any holders of senior debt securities in some circumstance, including:

  •
  to cure any ambiguity, omission, defect or inconsistency;

  •
  to make any other change that does not, in the good faith opinion of the board of directors of us, Arch Capital and the trustee, adversely affect the interests of holders of such senior debt securities in any material respect;

  •
  to provide for the assumption of our or Arch Capital's obligations under the applicable indenture by a successor upon any merger, consolidation or asset transfer permitted under the applicable indenture;

  •
  to provide any security for or additional guarantees of such senior debt securities;

  •
  to add events of default with respect to such senior debt securities;

  •
  to add covenants of ours or Arch Capital that would benefit the holders of such senior debt securities or to surrender any rights or powers we or Arch Capital has under the applicable indenture;

  •
  to make any change necessary for the registration of the senior debt securities and the guarantee under the Securities Act or to comply with the Trust Indenture Act of 1939, or any amendment thereto, or to comply with any requirement of the SEC in connection with the qualification of the applicable indenture under the Trust Indenture Act of 1939; provided, however, that such modification or amendment does not, in the good faith opinion of our or Arch Capital's board of directors and the trustee, adversely affect the interests of the holders of such senior debt securities in any material respect;

  •
  to provide for uncertificated senior debt securities and guarantees in addition to or in place of certificated senior debt securities and guarantees or to provide for bearer senior securities and guarantees;

  •
  to add to or change any of the provisions of the applicable indenture to such extent as will be necessary to permit or facilitate the issuance of the senior debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

  •
  to change or eliminate any of the provisions of the applicable indenture, provided, however, that any such change or elimination will become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

  •
  to establish the form or terms of senior debt securities of any series or the related guarantees as permitted by the applicable indenture; or

  •
  to evidence and provide for the acceptance of appointment by a successor trustee with respect to the senior debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as will be necessary to provide for or facilitate the administration of the trusts under the applicable indenture by more than one trustee, pursuant to the requirements of the applicable indenture.

Events of Default and Notice Thereof

        The following are events that we anticipate will constitute "events of default" with respect to any series of senior debt securities issued thereunder:

(1)
default in the payment of any interest upon any senior debt securities of that series when it becomes due and payable, and continuance of such default for a period of 60 days; or

(2)
default in the payment of the principal of (or premium, if any, on) any senior debt securities of that series when due; or

(3)
default in the deposit of any sinking fund payment, when and as due by the terms of any senior debt securities of that series; or

(4)
default in the performance, or breach, of any material covenant or warranty of Arch US or Arch Capital in the indenture, any senior debt securities or the guarantee (other than a covenant or warranty added to the indenture solely for the benefit of another series of senior debt securities) for a period of 60 days after there has been given, and continuance of such by registered or certified mail, to Arch US or Arch Capital by the trustee or to Arch US, Arch Capital and the trustee by the holders of at least 25% in principal amount of the outstanding senior debt securities a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the indenture; or

(5)
certain events of bankruptcy, insolvency or reorganization; or

(6)
the guarantee ceases to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid, in each case by a court of competent jurisdiction in a final non-appealable judgment, or the guarantor denies its liability under the guarantee (other than by reason of release of the guarantor in accordance with the terms of the indenture).

        Additional or different events of default, if any, applicable to the series of senior debt securities in respect of which this prospectus is being delivered will be specified in the applicable prospectus supplement, and if necessary, a post-effective amendment to this registration statement.

        The trustee under such indenture will, within 90 days after the occurrence of any default (the term "default" to include the events specified above without grace or notice) with respect to any series of senior debt securities actually known to it, give to the holders of such senior debt securities notice of such default; provided, however, that, except in the case of a default in the payment of principal of or interest on any of the senior debt securities of such series or in the payment of a sinking fund installment, the trustee for such series will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such senior debt securities; and provided, further, that in the case of any default of the character specified in clause (2) above with respect to senior debt securities of such series, no such notice to holders of such senior debt securities will be given until at least 30 days after the occurrence thereof. We will certify to the trustee within 120 days after the end of each fiscal year as to whether any default exists.

        In the case of an event of default, other than an event of default resulting from bankruptcy, insolvency or reorganization, with respect to any series of senior debt securities will occur and be continuing, the trustee for such series or the holders of at least 25% in aggregate principal amount of the senior debt securities of such series then outstanding, by notice in writing to us (and to the trustee for such series if given by the holders of the senior debt securities of such series), will be entitled to declare all unpaid principal of and accrued interest on such senior debt securities then outstanding to be due and payable immediately.

        In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on all senior debt securities of such series then outstanding will be due and payable immediately without any declaration or other act on the part of the trustee for such series or the holders of any senior debt securities of such series.

        Such acceleration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on the senior debt securities of such series) may be waived by the holders of a majority in principal amount of the senior debt securities of such series then outstanding upon the conditions provided in the applicable indenture.

        No holder of the senior debt securities of any series issued thereunder may pursue any remedy under such indenture unless the trustee for such series will have failed to act after, among other things, notice of an event of default and request by holders of at least 25% in principal amount of the senior debt securities of such series of which the event of default has occurred and the offer to the trustee for such series of indemnity satisfactory to it; provided, however, that such provision does not affect the right to sue for enforcement of any overdue payment on such senior debt securities.

Conversion and Exchange Rights

        The terms and conditions, if any, upon which the senior debt securities of any series will be convertible into Arch Capital's common shares or Arch Capital's preference shares or upon which the senior debt securities of any series will be exchangeable into another series of senior debt securities will be set forth in the prospectus supplement relating thereto. Such terms will include the conversion or exchange price (or manner of calculation thereof), the conversion or exchange period, provisions as to whether conversion or exchange will be at the option of the holders of such series of senior debt securities or at our option or automatic, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange in the event of the redemption of such series of senior debt securities.

The Trustee

        The trustee for each series of senior debt securities will be named in the prospectus supplement relating to each issuance of senior debt securities. The indenture will contain certain limitations on a right of the trustee, as our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

        Subject to the terms of the applicable indenture, the holders of a majority in principal amount of all outstanding senior debt securities of a series (or if more than one series is affected thereby, of all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee for such series or all such series so affected.

        In case an event of default will occur (and will not be cured) under any indenture relating to a series of senior debt securities and is actually known to a responsible officer of the trustee for such series, such trustee will exercise such of the rights and powers vested in it by such indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will not be under any obligation to exercise any of its rights or powers under the applicable indenture at the request of any of the holders of senior debt securities unless they will have offered to the trustee security and indemnity satisfactory to it.

Governing Law

        The indentures and the senior debt securities will be governed by the laws of the State of New York.

Global Securities; Book-Entry System

        We may issue the senior debt securities of any series and the related guarantees in whole or in part in the form of one or more global securities to be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. "Global securities" represent in the aggregate the total principal or face amount of the securities and once on deposit with a depositary, allow trading of the securities through the depositary's book-entry system (as further described below). Global securities, if any, issued in the United States are expected to be deposited with DTC, as depositary. Global securities will be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual senior debt securities represented thereby, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any nominee of such depositary to a successor depositary or any nominee of such successor.

        The specific terms of the depositary arrangement with respect to any series of senior debt securities will be described in the prospectus supplement relating to such series. We expect that unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to depositary arrangements.

        Upon the issuance of a global security, the depositary for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual senior debt securities represented by such global security to the accounts of participants. Such accounts will be designated by the underwriters, dealers or agents with respect to such senior debt securities or by us if such senior debt securities are offered directly by us. Ownership of beneficial interests in such global security will be limited to participants or persons that may hold interests through participants.

        We expect that, pursuant to procedures established by DTC, ownership of beneficial interests in any global security with respect to which DTC is the depositary will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants) and records of participants (with respect to beneficial interests of persons who hold through participants). None of us, Arch Capital or the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the senior debt securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

        So long as the depositary for a global security or its nominee is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the senior debt securities represented by such global security for all purposes under the applicable indenture. Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual senior debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such senior debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture. Beneficial owners of senior debt securities evidenced by a global security will not be considered the owners or holders thereof under the applicable indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee thereunder. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depositary must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable indenture. We understand that, under existing industry practice, if it requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners through such participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

        Payments of principal of, and any interest on, individual senior debt securities represented by a global security registered in the name of a depositary or its nominee will be made to or at the direction of the depositary or its nominee, as the case may be, as the registered owner of the global security under the applicable indenture. Under the terms of the applicable indenture, we and the trustee may treat the persons in whose name senior debt securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of senior debt securities (including principal and interest). We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Redemption notices with respect to any senior debt securities represented by a global security will be sent to the depositary or its nominee. If less than all of the senior debt securities of any series are to be redeemed, we expect the depositary to determine the amount of the interest of each participant in such senior debt securities to be redeemed to be determined by lot. None of us, Arch Capital or the trustee, any paying agent or the registrar for such senior debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such senior debt securities or for maintaining any records with respect thereto.

        None of us, Arch Capital or the trustee will be liable for any delay by the holders of a global security or the depositary in identifying the beneficial owners of senior debt securities and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depositary for all purposes. The rules applicable to DTC and its participants are on file with the SEC.

        If a depositary for any senior debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue individual senior debt securities in exchange for the global security representing such senior debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to such senior debt securities, determine not to have any of such senior debt securities represented by one or more global securities and in such event we will issue individual senior debt securities in exchange for the global security or securities representing such senior debt securities. Individual senior debt securities so issued will be issued in denominations of $1,000 and integral multiples thereof.

        All moneys paid by us or Arch Capital to a paying agent or a trustee for the payment of the principal of or interest on any debt security which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to us or Arch Capital, as the case may be, and the holder of such debt security thereafter may look only to us for payment thereof.

Non-U.S. Currency

        If the purchase price of any Arch US senior debt securities is payable in a currency other than U.S. dollars, the specific terms with respect to such Arch US debt securities and such foreign currency will be specified in the applicable prospectus supplement.

SELLING SHAREHOLDERS

        The selling shareholders named below may from time to time offer and sell pursuant to this prospectus and the applicable prospectus supplement up to an aggregate of an additional 9,892,594 Arch Capital common shares. The table below sets forth, as of September 30, 2003, the number of Arch Capital common shares that each selling shareholder beneficially owns and the number of such shares being registered for sale by such selling shareholder under this prospectus. The percentage of outstanding common shares beneficially owned before the offering is based on 28,137,786 of our common shares outstanding as of September 30, 2003 and is calculated in accordance with Rule 13d-3 under the Exchange Act. The percentage of outstanding common shares beneficially owned after the offering assumes that all of the common shares offered by the selling shareholders under the prospectus have been sold. Except as disclosed below, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with us or any of our affiliates.

        The term "selling shareholders," as used in this prospectus, includes the holder listed below and its donees, or heirs receiving shares from the holder listed below after the date of this prospectus. The selling shareholders may sell, transfer or otherwise dispose of some or all of their common shares, including common shares and other securities of Arch Capital not covered by this prospectus, in transactions exempt from the registration requirements of the Securities Act of 1933, including in open-market transactions in reliance on Rule 144 under the Securities Act. We will update, amend or supplement this prospectus from time to time to update the disclosure in this section as may be required.

        All expenses incurred with the registration of Arch Capital common shares owned by the selling shareholders will be borne by us; provided that we will not be obligated to pay any underwriting fees, discounts or commissions in connection with such registration.

        The selling shareholders may from time to time on one or more occasions offer and sell any or all of their common shares that are registered under this prospectus. The registration of the selling shareholders' common shares does not necessarily mean that the selling shareholders will offer or sell any of their shares.

Name	Shares Owned Prior to Offering		Percentage of Outstanding Shares Owned Prior to Offering	Maximum Number of Shares Owned and/or Subject to Outstanding Options Which May Be Offered Hereby	Shares Owned After Offering*	Percentage of Outstanding Shares Owned After Offering*
Warburg Pincus c/o 466 Lexington Avenue New York, New York 10017	22,910,478	(1)	46.7%	5,241,838	17,668,640	36.0%
H&F Corporate Investors IV (Bermuda), Ltd. c/o A.S.&K. Services Ltd. 41 Cedar Avenue Hamilton HM 12 Bermuda	14,348,044	(2)	35.1%	3,282,783	11,065,261	27.1%
Insurance Private Equity Investors, L.L.C. 3003 Summer Street Stamford, CT 06905 (10)	2,828,454	(3)	9.2%	647,141	2,181,313	7.1%
Orbital Holdings, Ltd. c/o GE Capital 120 Long Ridge Road Stamford, CT 06927 (10)	565,690	(4)	2.0%	129,428	436,262	1.5%
Farallon Capital Management, L.L.C. One Maritime Plaza, Suite 1325 San Francisco, CA 94111	424,800	(5)	1.5%	97,193	327,607	1.1%
Farallon Partners, L.L.C. c/o Farallon Capital Management, L.L.C. One Maritime Plaza, Suite 1325 San Francisco, CA 94111	1,779,225	(6)	6.0%	407,080	1,372,145	4.7%
Robert Clements	1,770,931	(7)	6.2%	49,755	1,721,176	6.0%
Peter A. Appel	886,015	(8)	3.1%	12,130	873,885	3.0%
John Clements	57,177	(9)	**	6,043	51,134	**
Jeffrey Clements	59,187	(9)	**	6,344	52,843	**
Ben Clements	59,719	(9)	**	6,424	53,295	**
Paula Clements Sager	59,802	(9)	**	6,435	53,367	**

*
The registration of the selling shareholders' common shares does not necessarily mean that the selling shareholders will offer or sell any of their shares.

**
Denotes beneficial ownership of less than 1.0%.

(1)
The security holders are Warburg Pincus (Bermuda) Private Equity VIII, L.P. ("WP VIII Bermuda"), Warburg Pincus (Bermuda) International Partners, L.P. ("WPIP Bermuda"), Warburg Pincus Netherlands International Partners I, C.V. ("WPIP Netherlands I") and Warburg Pincus Netherlands International Partners II, C.V. ("WPIP Netherlands II"). Warburg Pincus (Bermuda) Private Equity Ltd. ("WP VIII Bermuda Ltd.") is the sole general partner of WP VIII Bermuda. Warburg Pincus (Bermuda) International Ltd. ("WPIP Bermuda Ltd.") is the sole general partner of WPIP Bermuda. Warburg, Pincus & Co. ("WP") is the sole general partner of WPIP Netherlands I and WPIP Netherlands II. WP VIII Bermuda, WPIP Bermuda, WPIP

  Netherlands I and WPIP Netherlands II are managed by Warburg Pincus LLC ("WP LLC"). The foregoing is based on a Schedule 13D dated December 18, 2002 and filed with the SEC by these entities. Amounts include common shares issuable upon conversion of preference shares issued under the Subscription Agreement, dated as of October 24, 2001, between Arch Capital and the purchasers party thereto, conformed to reflect amendments dated as of November 20, 2001, January 3, 2002, March 15, 2002 and January 20, 2003 (the "Subscription Agreement").

(2)
The security holders are HFCP IV (Bermuda), L.P. ("HFCP IV Bermuda"), H&F International Partners IV-A (Bermuda), L.P. ("HFIP IV-A Bermuda"), H&F International Partners IV-B (Bermuda), L.P. ("HFIP IV-B Bermuda") and H&F Executive Fund IV (Bermuda), L.P. ("HFEF Bermuda," and together with HFCP IV Bermuda, HFIP IV-A Bermuda and HFIP IV-B Bermuda, the "H&F Funds"). H&F Investors IV (Bermuda), L.P. ("HFI IV Bermuda") is the sole general partner of the H&F Funds. H&F Corporate Investors IV (Bermuda) Ltd. ("HFCI Bermuda") is the sole general partner of HFI IV Bermuda. HFI IV Bermuda may be deemed to control the H&F Funds. The foregoing is based on a Schedule 13D and a Form 4 dated March 3, 2003 and December 18, 2002, respectively, and filed with the SEC. Amounts include common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(3)
Insurance Private Equity Investors, L.L.C. ("Insurance") is a wholly owned subsidiary of General Electric Pension Trust ("GEPT"), which is an employee benefit plan for the benefit of employees of General Electric Company ("GE"). GE Asset Management Incorporated ("GEAM"), a wholly owned subsidiary of GE, acts as manager of Insurance and as investment manager of GEPT. Insurance, GEPT and GEAM may be deemed to share beneficial ownership. Based on a Schedule 13D dated February 24, 2003 and filed with the SEC by these entities. Amounts include common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(4)
Orbital Holdings, Ltd. is an indirect wholly owned subsidiary of GE, as to which Insurance, GEPT and GEAM disclaim beneficial ownership. Amounts include common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(5)
The security holder is Farallon Capital Offshore Investors, Inc. ("FCO"), which is managed by Farallon Capital Management, L.L.C. ("FCM"). FCM may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by FCO. As managing members of FCM, David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Derek C. Schrier and Mark C. Wehrly and, as senior managing member of FCM, Thomas F. Steyer, may each, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by FCO. FCM, each of its managing members and its senior managing member disclaim any beneficial ownership of such shares. All of the above-mentioned entities and persons disclaim group attribution. The foregoing is based on a Schedule 13D filed with the SEC on September 6, 2002. Amounts include common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(6)
The security holders are Farallon Capital Partners, L.P. ("FCP"), Farallon Capital Institutional Partners II, L.P. ("FCIP II"), Farallon Capital Institutional Partners III, L.P. ("FCIP II"), Tinicum Partners, L.P. ("Tinicum") and RR Capital Partners, L.P. ("RR" and together with FCP, FCIP II, FCIP III and Tinicum, the "Farallon Partnerships"). Farallon Partners, L.L.C. ("FP") is the general partner of the Farallon Partnerships. FP may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by the Farallon Partnerships. As managing members of FP, David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Derek C. Schrier and Mark C. Wehrly and, as senior managing member of FP, Thomas F. Steyer, may each, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by the Farallon Partnerships. FP, each of its managing members and its senior managing member disclaim any beneficial ownership of such shares. All of the above-mentioned entities and persons disclaim group attribution. The foregoing is based on a Schedule 13D filed with the SEC on September 6, 2002. Amounts include common shares issuable upon conversion of preference shares issued under the Subscription Agreement.

(7)
Amounts include (a) 1,139,083 common shares, 32,198 common shares issuable upon exercise of class B warrants and 107,125 common shares issuable upon exercise of currently exercisable options owned directly by Mr. Clements, (b) 263,046 common shares and 18,698 common shares issuable upon exercise of class B warrants owned directly by the spouse of Mr. Clements, (c) 48,512 common shares and 56,302 common shares issuable upon exercise of class B warrants owned by a grantor retained annuity trust established for the benefit of the children of Mr. Clements and (d) 2,725 common shares acquired from the exercise of class A warrants and 103,242 series A convertible preference shares ("preference shares") acquired directly by Sound View Partners, L.P. ("Sound View") as part of the November 2001 capital infusion. Sound View is a limited partnership, the general partners of which are Mr. Clements and his spouse. Taracay Investors ("Taracay") owns approximately 50% of Sound View. Taracay is a general partnership, the general partners of which consist of Mr. Clements and members of his family and the managing partner of which is Mr. Clements. Mr. Clements disclaims beneficial ownership of (a) all securities owned directly by his spouse, (b) approximately 97% of the securities owned directly by Taracay, which represents the ownership percentage of Taracay by Taracay partners other than Mr. Clements, and (c) approximately 98% of the securities directly owned by Sound View, which represents the ownership percentage of Sound View by Sound View partners other than Mr. Clements, but excluding that portion of Sound View held by Taracay to the extent of Mr. Clements' ownership of Taracay as stated herein. Of the 49,755 shares owned or subject to outstanding options which may be offered hereby, 24,245 are directly beneficially owned by Sound View and 25,510 are directly beneficially owned by Mr. Clements. Mr. Clements is Chairman of Arch Capital's board of directors.

(8)
Amounts include (a) 146,187 common shares owned directly by Mr. Appel, (b) 688,207 common shares issuable upon exercise of currently exercisable stock options and (c) 51,621 common shares issuable upon conversion of preference shares. Mr. Appel is a director of our company, and from May 2000 until July 2003, he served as the President and Chief Executive Officer of Arch Capital.

(9)
Amounts include shares held by such person as well as members of his or her family.

(10)
Such selling shareholder has advised that it purchased its shares in the ordinary course of business and at the time of the purchase of the shares which may be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

PLAN OF DISTRIBUTION

        Arch Capital may sell its common shares, preference shares, debt securities, depositary shares, warrants to purchase common shares, preference shares or debt securities, share purchase contracts and share purchase units, Arch US may sell its senior debt securities and each selling shareholder may sell any or all of the Arch Capital common shares owned by such selling shareholder, through underwriters, agents, dealers, or directly without the use of any underwriter, agent or dealer to one or more purchasers. Arch Capital, Arch US and each selling shareholder may distribute these securities from time to time in one or more transactions, including, but not limited to, block transactions, privately negotiated transactions, transactions on The Nasdaq National Market or any other organized market where the securities may be traded, through the writing of options on securities, short sales or any combination of these methods. The securities may be sold at a fixed price or prices, at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. Any such price may be changed from time to time. Each selling shareholder will act independently of Arch Capital and Arch US in making decisions with respect to the timing, manner of sale, amount of securities to be sold in and the pricing of any transaction. The registration of the selling shareholders' common shares does not necessarily mean that the selling shareholders will offer or sell any of their shares.

        We may sell equity securities in an offering "at the market" as defined in Rule 415 under the Securities Act. A post-effective amendment to this registration statement will be filed to identify the underwriter(s) at the time of the take-down for "at the market" offerings.

        In addition, we and the selling shareholders may enter into derivative transactions with third parties (including the writing of options), or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us, the selling shareholders or others to settle such sales and may use securities received from us to close out any related short positions. We and the selling shareholders may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

        Selling shareholders may also resell all or a portion of the securities covered by this prospectus and other Arch Capital securities held by the selling shareholders in reliance upon Rule 144 under the Securities Act and other applicable exemption from registration under the Securities Act, including pursuant to written trading plans designed to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, provided that they meet the criteria and conform to the requirements of Rule 144 or such other exemption.

        The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include:

  •
  the identity of any underwriters, dealers or agents who purchase securities, as required;

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  the amount of securities sold, the public offering price and consideration paid, and the proceeds Arch Capital, Arch US and/or the selling shareholders will receive from that sale;

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  whether or not the securities will trade on any securities exchanges or The Nasdaq National Market;

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  the amount of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

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  any other material terms of the distribution of securities.

        Upon receipt of notice from the selling shareholders, Arch Capital will file any amendment or prospectus supplement that may be required in connection with any sale by a selling shareholder.

        Arch Capital, Arch US and/or the selling shareholders may offer the securities to the public through one or more underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate. If underwriters are used in the sale, Arch Capital, Arch US and/or the selling shareholders will execute an underwriting agreement with those underwriters relating to the securities that Arch Capital, Arch US and/or the selling shareholders will offer and will name the underwriters and describe the terms of the transaction in the prospectus supplement. The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them, or their donees, pledgees, or transferees, from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Subject to the conditions specified in the underwriting agreement, underwriters will be obligated to purchase all of these securities if they are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless stated otherwise in the prospectus supplement.

        Arch Capital, Arch US and/or the selling shareholders may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from Arch Capital, Arch US and/or the selling shareholders at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If Arch Capital, Arch US and/or the selling shareholders sell securities under delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

        Underwriters may sell these securities to or through dealers. Alternatively, Arch Capital, Arch US and/or the selling shareholders may sell the securities in this offering to one or more dealers, who would act as a principal or principals. Dealers may resell such securities to the public at varying prices to be determined by the dealers at the time of the resale.

        Arch Capital, Arch US and/or the selling shareholders may also sell the securities offered with this prospectus through other agents designated by them from time to time. Arch Capital and Arch US will identify any agent involved in the offer and sale of these securities who may be deemed to be an underwriter under the federal securities laws, and describe any commissions or discounts payable by Arch Capital, Arch US and/or the selling shareholders to these agents, in the prospectus supplement. Any such agents will be obligated to purchase all of these securities if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless stated otherwise in the prospectus supplement.

        In connection with the sale of securities offered by this prospectus or otherwise, the selling shareholders may enter into hedging transactions with brokers, dealers or other financial institutions relating to Arch Capital securities. In connection with such hedging transactions, such brokers, dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions that they assume from such selling shareholders. These hedging transactions may require or permit the selling shareholders to deliver the shares to such brokers, dealers or other financial institutions to settle such hedging transactions. The selling shareholder may also sell Arch Capital securities short and deliver securities covered by this prospectus to close out such short position, subject to Section 16(c) of the Exchange Act, if applicable.

        In connection with the sale of securities offered with this prospectus, underwriters, dealers or agents may receive compensation from Arch Capital, Arch US, the selling shareholders or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. These discounts, concessions or commissions may be changed from time to time. Underwriters, dealers and/or agents may engage in transactions with Arch Capital or Arch US, or perform services for Arch Capital or Arch US, in the ordinary course of business, and may receive compensation in connection with those arrangements. In the event any underwriter, dealer or agent who is a member of the NASD participates in a public offering of these securities, the maximum commission or discount to be received by any such NASD member or independent broker-dealer will not be greater than 8% of the offering proceeds from securities offered with this prospectus.

        Selling shareholders, underwriters, dealers, agents or purchasers that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act. Broker-dealers or other persons acting on behalf of parties that participate in the distribution of securities may also be deemed underwriters. Any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

        Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Such purchasers will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of the foregoing may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

        Arch Capital, Arch US and/or the selling shareholders may provide underwriters, agents, dealers or purchasers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters, agents, dealers or purchasers may make with respect to such liabilities.

        Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, they may be subject to the prospectus delivery requirements of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

        We and Arch US have filed with the SEC under the Securities Act of 1933, as amended, a combined registration statement of Form S-3 relating to the offered securities.

Arch Capital

        Arch Capital is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about Arch Capital. You can inspect and copy these materials at the SEC's Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The SEC's Internet address is http://www.sec.gov. You can also inspect these materials at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

Arch Capital Group (U.S.) Inc.

        Arch Capital Group (U.S.) Inc. is not currently subject to the information reporting requirements of the Exchange Act. Arch Capital Group (U.S.) Inc. is a wholly owned subsidiary of Arch Capital. Any future issuances of debt securities of Arch Capital Group (U.S.) Inc. will be fully and unconditionally guaranteed by Arch Capital and by no other subsidiary of Arch Capital. See "Description of Arch Capital Group (U.S.) Inc. Senior Debt Securities."

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows Arch Capital to "incorporate by reference" information into this prospectus, which means that it can disclose important information by referring you to another document filed separately with the SEC. This prospectus incorporates by reference the documents listed below which have been filed by Arch Capital with the SEC (File No. 0-26456) and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

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  Annual report on Form 10-K for the year ended December 31, 2002.

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  Quarterly reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 and quarterly report on Form 10-Q/A for the quarter ended September 30, 2003.

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  Current reports on Form 8-K filed on August 5, 2003 and August 29, 2003.

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  Proxy statement on Schedule 14A for our annual meeting of shareholders held on May 21, 2003 (other than the sections entitled "Election of Directors—Report of the Compensation Committee of the Board of Directors," "—Performance Graph," "—Report of the Audit Committee of the Board of Directors" and "Ratification of Selection of Independent Accountants—Principal Accountant Fees and Services").

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  The description of the common shares contained in our registration statement on Form 8-A filed on August 23, 2002 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

        Arch Capital is also incorporating by reference the information contained in all other documents that it files with the SEC between the date of the initial filing of the registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as between the date of this prospectus and the time that all of the securities registered under the registration statement are sold. The information contained in any of these documents will be considered part of this prospectus from the date these documents are filed.

        If you would like to receive a copy of any document incorporated by reference into this prospectus (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this prospectus) or Arch Capital's and Arch US's constitutional documents, you should call or write to Arch Capital Group Ltd., Wessex House, 45 Reid

Street, Hamilton HM 12 Bermuda, Attention: Secretary (telephone (441) 278-9250). Arch Capital will provide these documents, without charge, by first class mail.

        None of Arch Capital, Arch US or the selling shareholders have authorized anyone to give any information or make any representation about Arch Capital, Arch US or the selling shareholders that is different from, or in addition to, that contained in this prospectus or in any of the materials that Arch Capital, Arch US or the selling shareholders have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this document, unless the information specifically indicates that another date applies.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that Arch Capital Group Ltd. and Arch Capital Group (U.S.) Inc. have filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, Arch Capital Group Ltd. and Arch Capital Group (U.S.) Inc. may sell the securities described in this prospectus in one or more offerings for up to an aggregate initial offering price of $500,000,000, and the selling shareholders may resell up to an additional aggregate of 9,892,594 Arch Capital Group Ltd. common shares that they own in one or more offerings. This prospectus provides you with a general description of the securities that Arch Capital Group Ltd., Arch Capital Group (U.S.) Inc. and the selling shareholders may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding Arch Capital Group Ltd., Arch Capital Group (U.S.) Inc. or the selling shareholders and the offered securities, please refer to the registration statement. Each time Arch Capital Group Ltd., Arch Capital Group (U.S.) Inc. or the selling shareholders sell securities, we will file a prospectus supplement with the SEC that will contain specific information about the terms of that offering. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        In this prospectus and in the accompanying prospectus supplement, except as specified otherwise or unless the context requires otherwise, "we," "us" and "our" refer to Arch Capital Group Ltd. and its subsidiaries, and do not include or refer to the selling shareholders. "Arch Capital" refers to Arch Capital Group Ltd. and not any of its subsidiaries and "Arch US" refers to Arch Capital Group (U.S.) Inc.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This prospectus or any other written or oral statements made by or on behalf of us may include forward-looking statements, which reflect our current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this prospectus are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe" or "continue" or their negative or variations or similar terminology.

        Forward-looking statements involve our current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below, elsewhere in this prospectus and in our periodic reports filed with the SEC, and include:

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  our ability to successfully implement our business strategy;

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  acceptance of our products and services and security by brokers and our insureds and reinsureds;

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  acceptance of our business strategy, security and financial condition by rating agencies and regulators;

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  general economic and market conditions (including inflation, interest rates and foreign currency exchange rates) and conditions specific to the reinsurance and insurance markets in which we operate;

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  competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

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  our ability to successfully integrate new management and operating personnel and to establish and maintain operating procedures to effectively support our underwriting initiatives and to develop accurate actuarial, financial and other data and develop and implement actuarial, models and procedures;

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  the loss of key personnel;

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  the integration of businesses we have acquired or may acquire into our existing operations;

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  estimates and judgments, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, for a relatively new insurance and reinsurance company, like our company, which are even more difficult than those made in a mature company since very limited historical information has been reported to us through November 30, 2003;

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  greater than expected loss ratios on business written by us and adverse development on reserves for losses and loss adjustment expenses related to business written by us;

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  severity and/or frequency of losses;

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  claims for natural or man-made catastrophic events in our insurance or reinsurance business which could cause large losses and substantial volatility in our results of operations;

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  acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

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  losses relating to aviation business and business produced by a certain managing underwriting agency for which we may be liable to the purchaser of our prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in our periodic reports filed with the SEC;

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  availability to us of reinsurance to manage our gross and net exposures and the cost of such reinsurance;

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  the failure of reinsurers, managing general agents or others to meet their obligations to us;

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  the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by us;

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  changes in accounting principles or the application of such principles by accounting firms or regulators;

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  statutory or regulatory developments, including as to tax policy and matters and insurance and other regulatory matters (such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers); and

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  rating agency policies and practices.

        In addition, other general factors could affect our results, including: (a) developments in the world's financial and capital markets and our access to such markets; (b) changes in regulation or tax laws applicable to us, our subsidiaries, brokers or customers; and (c) the effects of business disruption or economic contraction due to terrorism or other hostilities.

        All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors that should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included in this prospectus or elsewhere. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

LEGAL MATTERS

        Certain legal matters with respect to the securities will be passed upon for us and Arch US by Cahill Gordon & Reindel LLP, New York, New York. Certain legal matters with respect to the securities under the laws of Bermuda will be passed upon for us by Conyers, Dill & Pearman, Hamilton, Bermuda.

EXPERTS

        The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

ENFORCEMENT OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS

        We are a Bermuda company. In addition, certain of our directors and officers as well as certain of the experts named in this prospectus, reside outside the United States, and all or a substantial portion of our assets and their assets are located outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon those persons or to recover against us or those persons on judgments of courts in the United States, including judgments based on civil liabilities provisions of the United States federal securities laws. However, investors may serve Arch Capital with process in the United States with respect to actions against us arising out of or in connection with violations of United States federal securities law relating to offers and sales of securities covered by this prospectus by serving National Registered Agents, Inc., 440 9th Avenue, 5th floor, New York, New York 10001, its United States agent irrevocably appointed for that purpose.

        We have been advised by Conyers Dill & Pearman, our Bermuda counsel, that the United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. We also have been advised by Conyers Dill & Pearman that there is doubt as to whether the courts of Bermuda would enforce (1) judgments of United States courts based on the civil liability provisions of the United States federal securities laws obtained in actions against us or our directors and officers, and (2) original actions brought in Bermuda against us or our officers and directors based solely upon the United States federal securities laws. A Bermuda court may, however, impose civil liability on us or our directors or officers in a suit brought in the Supreme Court of Bermuda; provided that the facts alleged constitute or give rise to a cause of action under Bermuda law. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under the U.S. federal securities laws, would not be allowed in Bermuda courts to the extent that they are contrary to public policy.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS
Prospectus Supplement

$300,000,000

Arch Capital Group Ltd.

% Senior Notes
due 2034

Goldman, Sachs & Co.
JPMorgan

Credit Suisse First Boston
Merrill Lynch & Co.
Banc of America Securities LLC
Wachovia Securities

QuickLinks

PROSPECTUS SUPPLEMENT SUMMARY
THE OFFERING
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF THE NOTES
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
PROSPECTUS
TABLE OF CONTENTS
ARCH CAPITAL GROUP LTD.
ARCH CAPITAL GROUP (U.S.) INC.
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE SHARE DIVIDENDS
GENERAL DESCRIPTION OF THE OFFERED SECURITIES
DESCRIPTION OF ARCH CAPITAL SHARE CAPITAL
DESCRIPTION OF ARCH CAPITAL COMMON SHARES
DESCRIPTION OF ARCH CAPITAL PREFERENCE SHARES
DESCRIPTION OF ARCH CAPITAL DEBT SECURITIES
DESCRIPTION OF ARCH CAPITAL DEPOSITARY SHARES
DESCRIPTION OF ARCH CAPITAL WARRANTS TO PURCHASE COMMON SHARES OR PREFERENCE SHARES
DESCRIPTION OF ARCH CAPITAL WARRANTS TO PURCHASE DEBT SECURITIES
DESCRIPTION OF ARCH CAPITAL SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS
DESCRIPTION OF ARCH CAPITAL GROUP (U.S.) INC. SENIOR DEBT SECURITIES
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
ABOUT THIS PROSPECTUS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
LEGAL MATTERS
EXPERTS
ENFORCEMENT OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS